United States

Securities And Exchange Commission

Washington, D.C. 20549

FORM 1-SA/A

(Amendment No. 1)

SEMIANNUAL REPORT PURSUANT TO REGULATION A

For the fiscal period ended

June 30, 2023

ARRIVED HOMES, LLC

(Exact name of issuer as specified in its Certificate of Formation)

Delaware	85-2046587
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Westlake Avenue North, Suite 200

Seattle, WA 98109

(Full mailing address of principal executive offices)

814-277-4833

(Issuer’s telephone number)

Arrived Homes Series Lierly; Arrived Homes Series Chaparral; Arrived Homes Series Patrick; Arrived Homes Series Plumtree; Arrived Homes Series Pecan; Arrived Homes Series Soapstone; Arrived Homes Series Salem; Arrived Homes Series Dewberry; Arrived Homes Series Summerset; Arrived Homes Series Lallie; Arrived Homes Series Basil; Arrived Homes Series Mojave; Arrived Homes Series Tuscan; Arrived Homes Series Wentworth; Arrived Homes Series Cupcake; Arrived Homes Series Windsor; Arrived Homes Series Badminton; Arrived Homes Series Luna; Arrived Homes Series Eastfair; Arrived Homes Series Roseberry; Arrived Homes Series Kingsley; Arrived Homes Series Holloway; Arrived Homes Series Shoreline; Arrived Homes Series Centennial; Arrived Homes Series Malbec; Arrived Homes Series Pinot; Arrived Homes Series Spencer; Arrived Homes Series Splash; Arrived Homes Series Odessa; Arrived Homes Series Lily; Arrived Homes Series Meadow; Arrived Homes Series Saddlebred; Arrived Homes Series Elm; Arrived Homes Series Lennox; Arrived Homes Series Collinston; Arrived Homes Series Coatbridge; Arrived Homes Series River; Arrived Homes Series Olive; Arrived Homes Series Sugar; Arrived Homes Series Elevation; Arrived Homes Series Ridge; Arrived Homes Series Dawson; Arrived Homes Series Forest; Arrived Homes Series Westchester; Arrived Homes Series Bayside; Arrived Homes Series Limestone; Arrived Homes Series Holland; Arrived Homes Series Weldon; Arrived Homes Series Saturn; Arrived Homes Series Jupiter; Arrived Homes Series Amber; Arrived Homes Series Rooney; Arrived Homes Series Bandelier; Arrived Homes Series KerriAnn; Arrived Homes Series Sigma; Arrived Homes Series Diablo; Arrived Homes Series Matchingham; Arrived Homes Series Vernon; Arrived Homes Series Butter; Arrived Homes Series Dolittle; Arrived Homes Series Murphy; Arrived Homes Series Davidson; Arrived Homes Series Oly; Arrived Homes Series Grant; Arrived Homes Series Ensenada; Arrived Homes Series Scepter; Arrived Homes Series Ribbonwalk; Arrived Homes Series McLovin; Arrived Homes Series Wave; Arrived Homes Series Greenhill; Arrived Homes Series Emporia; Arrived Homes Series Saint; Arrived Homes Series Tuxford; Arrived Homes Series Kawana; Arrived Homes Series Lovejoy; Arrived Homes Series Delta; Arrived Homes Series Chelsea; Arrived Homes Series Hadden; Arrived Homes Series Hollandaise; Arrived Homes Series Avebury; Arrived Homes Series Terracotta; Arrived Homes Series Otoro; Arrived Homes Series Tulip; Arrived Homes Series Jack; Arrived Homes Series Bedford; Arrived Homes Series Louise; Arrived Homes Series Gardens; Arrived Homes Series Peanut; Arrived Homes Series Mammoth; Arrived Homes Series Magnolia; Arrived Homes Series Roxy; Arrived Homes Series Heritage; Arrived Homes Series Heron; Arrived Homes Series Stonebriar; Arrived Homes Series Kirkwood; Arrived Homes Series Lanier; Arrived Homes Series 100; Arrived Homes Series Rosewood; Arrived Homes Series McGregor; Arrived Homes Series Grove; Arrived Homes Series Wisteria; Arrived Homes Series Point; Arrived Homes Series Apollo; Arrived Homes Series Swift; Arrived Homes Series Wescott; Arrived Homes Series Baron; Arrived Homes Series Wildwood; Arrived Homes Series Madison; Arrived Homes Series Lannister; Arrived Homes Series Pearl; Arrived Homes Series Burlington; Arrived Homes Series Abbington; Arrived Homes Series Nugget; Arrived Homes Series Holcomb; Arrived Homes Series 101; Arrived Homes Series Jake; Arrived Homes Series Ritter; Arrived Homes Series Latte; Arrived Homes Series Hines; Arrived Homes Series June; Arrived Homes Series Johnny; Arrived Homes Series Bazzel; Arrived Homes Series Pioneer; Arrived Homes Series Kennesaw; Arrived Homes Series Lookout; Arrived Homes Series Reynolds; Arrived Homes Series Dunbar; Arrived Homes Series Osprey; Arrived Homes Series Walton; Arrived Homes Series Dogwood; Arrived Homes Series Riverwalk; Arrived Homes Series Folly; Arrived Homes Series Clover; Arrived Homes Series Dorchester; Arrived Homes Series Collier; Arrived Homes Series Wilson; Arrived Homes Series Sodalis; Arrived Homes Series Henry; Arrived Homes Series Dolly; Arrived Homes Series Belle; Arrived Homes Series Loretta; Arrived Homes Series Spring; Arrived Homes Series Conway; Arrived Homes Series Willow; Arrived Homes Series Creekside; Arrived Homes Series Daisy; Arrived Homes Series Chitwood; Arrived Homes Series Highland; Arrived Homes Series Kenny; Arrived Homes Series Wellington; Arrived Homes Series Braxton; Arrived Homes Series Reginald; Arrived Homes Series Camino; Arrived Homes Series Winston; Arrived Homes Series Inglewood; Arrived Homes Series Richardson; Arrived Homes Series Cumberland; Arrived Homes Series Bonneau; Arrived Homes Series Blossom; Arrived Homes Series Marcelo; Arrived Homes Series Jill; Arrived Homes Series Quincy; Arrived Homes Series Marietta; Arrived Homes Series Taylor; Arrived Homes Series Aster; Arrived Homes Series Piedmont; Arrived Homes Series Shallowford; Arrived Homes Series Chester; Arrived Homes Series Harrison; Arrived Homes Series Creekwood; Arrived Homes Series Cypress; Arrived Homes Series Mae; Arrived Homes Series Kessler; Arrived Homes Series Hansel; Arrived Homes Series Goose; Arrived Homes Series Eagle; Arrived Homes Series Falcon; Arrived Homes Series Gretal; Arrived Homes Series Sundance; Arrived Homes Series Redondo; Arrived Homes Series Mimosa; Arrived Homes Series Brooklyn; Arrived Homes Series Chickamauga; Arrived Homes Series Brainerd; Arrived Homes Series Litton; Arrived Homes Series Sequoyah; Arrived Homes Series Regency; Arrived Homes Series Lurleen; Arrived Homes Series Korin; Arrived Homes Series Ella; Arrived Homes Series Sajni; Arrived Homes Series Sunnyside; Arrived Homes Series Dops; Arrived Homes Series Tuscarora; Arrived Homes Series Brennan; Arrived Homes Series Salinas; Arrived Homes Series Jefferson; Arrived Homes Series Hansard; Arrived Homes Series Marie; Arrived Homes Series Martell; Arrived Homes Series Avondale; Arrived Homes Series Douglas; Arrived Homes Series Belvedere; Arrived Homes Series Cove; Arrived Homes Series Louis; Arrived Homes Series Mycroft; Arrived Homes Series Sims; Arrived Homes Series Osceola; Arrived Homes Series Longwoods; Arrived Homes Series Fenwick; Arrived Homes Series Marple; Arrived Homes Series Bella; Arrived Homes Series Foster; Arrived Homes Series Augusta; Arrived Homes Series Theodore; Arrived Homes Series Simon; Arrived Homes Series Porthos; Arrived Homes Series Cawley; Arrived Homes Series Palmer; Arrived Homes Series Franklin; Arrived Homes Series Mary; Arrived Homes Series Marion; Arrived Homes Series Onyx; Arrived Homes Series General; Arrived Homes Series Bergenia; Arrived Homes Series Chinook; Arrived Homes Series Felix; Arrived Homes Series Ellen; Arrived Homes Series Oscar

(Title of each class of securities issued pursuant to Regulation A)

Explanatory Note

This Amendment No. 1 to our semi-annual report on Form 1-SA/A is being filed to amend our semi-annual report on Form 1-SA for the semi-annual period ended June 30, 2023, originally filed with the Securities and Exchange Commission on September 28, 2023. This Amendment is being filed to amend and restate the Form 1-SA in its entirety.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Semiannual Report includes some statements that are not historical and that are considered “forward-looking statements.”  Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company, the manager, each series of our company and the Arrived platform (defined below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations).  These forward-looking statements express the manager’s expectations, hopes, beliefs, and intentions regarding the future.  In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Semiannual Report are based on current expectations and beliefs concerning future developments that are difficult to predict.  Neither our company nor the manager can guarantee future performance, or that future developments affecting our company, the manager or the Arrived platform will be as currently anticipated.  These forward-looking statements involve a number of risks, uncertainties (some of which, including the impact of the COVID-19 coronavirus, are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties.  These risks and uncertainties, along with others, are also described in our Offering Circular under the headings “Summary – Summary Risk Factors” and “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.  You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

ii

ITEM 1. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Overview

Arrived Homes, LLC, a Delaware series limited liability company, was formed in July 2020 to permit public investment in individual residential properties. We believe people should have access to the wealth creation that real estate investment can provide. We believe in passive income, conservative debt, diversification, and aligned incentives.

Arrived is a marketplace for investing in real estate. We buy residential properties, divide them into multiple interests, and offer them as investments on a per interest basis through our web-based platform. Investors can manage their risk by spreading their investments across a portfolio of homes and they can invest in real estate without needing to apply for mortgages or take on personal debt.

Arrived does all of the work of sourcing, analyzing, maintaining, and managing all of the residential properties that we acquire. We analyze every property investment across several financial, market, and demographic characteristics to support our acquisition decision-making. Every investment we make is an investment in the communities in which Arrived operates, alongside other like-minded individuals. As our community network grows, so does our access to investment and housing opportunities.

Arrived arranges for a property manager to operate the properties as single-family rentals for tenants who can also invest through the same process as any other member of the Arrived Platform, becoming part owners of the homes they’re staying in at that time. By investing together, we align incentives towards creating value for everyone.

Arrived Homes, LLC and its series, as of June 30, 2022 had a total of 135 properties. As of June 30, 2023, Arrived Homes, LLC and its series has grown to 229 properties. The increase in property acquisitions, expansion in new markets, and partnerships with third party property managers contributed to the growth of the business.

Emerging Growth Company

We may elect to become a public reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We would expect to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1.07 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Operating Results

Revenues

Revenues are generated at the series level and are derived from leases on the series property. All revenues generated during the six-month period ended June 30, 2023 and the six-month period ended June 30, 2022 are listed in the table below:

There are no material differences in the Series between the six-months ended June 30, 2023 and the six-months ended June 30, 2022 outside of occupancy that would impact Rental Income. The increase in Total Rental Revenue is due to the increase in the total series issued by Arrived, Homes, LLC as of June 30, 2023.

Rental Income

Series Name	June 30, 2023	June 30, 2022
100	$21,695	$-
101	-	-
Abbington	17,107	-
Amber	11,370	-
Apollo	9,630	-
Aster	4,715	-
Augusta	-	-
Avebury	10,915	2,095
Avondale	-	-
Badminton	11,970	-
Bandelier	13,170	-
Baron	17,370	-
Basil	7,475	-
Bayside	12,570	-
Bazzel	9,075	-
Bedford	12,852	-
Bella	-	-
Belle	13,611	-
Belvedere	612	-
Bergenia	-	-
Blossom	8,575	-
Bonneau	13,400	-
Brainerd	10,271	-
Braxton	10,048	-
Brennan	3,625	-
Brooklyn	3,244	-
Burlington	20,483	-
Butter	18,379	-
Camino	8,775	-
Campbell	-	-
Cawley	-	-
Centennial	11,370	-
Chaparral	10,425	6,341
Chelsea	11,465	2,195
Chester	13,272	-
Chickamauga	11,051	-
Chinook	-	-
Chitwood	14,825	-
Clover	12,470	-
Coatbridge	6,115	-
Collier	11,150	-
Collinston	12,421	-
Conway	16,686	-
Cove	3,245	-
Creekside	11,720	-
Creekwood	10,960	-
Cumberland	10,170	-
Cupcake	9,970	9,870

Series Name	June 30, 2023	June 30, 2022
Cypress	13,927	-
Daisy	10,170	-
Davidson	8,626	-
Dawson	10,073	-
Delta	-	-
Dewberry	6,625	-
Diablo	730	-
Dogwood	9,838	-
Dolittle	12,800	-
Dolly	9,059	-
Dops	4,950	-
Dorchester	11,707	-
Dunbar	2,749	-
Eagle	12,120	-
Eastfair	10,770	-
Elevation	15	-
Ella	5,617	-
Ellen	-	-
Elm	7,311	-
Emporia	6,121	-
Ensenada	19,770	-
Falcon	14,159	-
Felix	-	-
Fenwick	698	-
Folly	12,569	-
Forest	10,841	-
Foster	-	-
Franklin	-	-
Gardens	9,100	1,495
General	-	-
Goose	11,850	-
Grant	14,392	-
Greenhill	14,970	-
Gretal	3,940	-
Grove	10,224	-
Hadden	9,920	-
Hansard	10,293	-
Hansel	8,312	-
Harrison	16,673	-
Henry	11,792	-
Heritage	11,835	-
Heron	12,654	-
Highland	10,738	-
Hines	9,745	-
Holcomb	10,770	-
Holland	8,385	-
Hollandaise	12,445	-
Holloway	14,580	-
Inglewood	15,210	-
Jack	15,320	-

Series Name	June 30, 2023	June 30, 2022
Jake	16,475	-
Jefferson	5,005	-
Jill	11,560	-
Johnny	18,924	-
June	19,945	-
Jupiter	9,020	-
Kawana	10,498	-
Kennesaw	14,970	-
Kenny	15,275	-
KerriAnn	14,528	-
Kessler	9,570	-
Kingsley	14,478	-
Kirkwood	9,570	-
Korin	10,104	-
Lallie	15,040	-
Lanier	13,622	-
Lannister	9,799	-
Latte	13,385	-
Lennox	10,170	-
Lierly	9,333	10,500
Lily	15,410	-
Limestone	11,529	-
Litton	11,078	-
Longwoods	-	-
Lookout	13,602	-
Loretta	17,658	-
Louis	-	-
Louise	9,876	4,390
Lovejoy	9,975	-
Luna	10,500	-
Lurleen	8,528	-
Madison	1,899	-
Mae	10,765	-
Magnolia	9,675	-
Malbec	8,930	13,470
Mammoth	16,985	-
Marcelo	8,040	-
Marie	9,395	-
Marietta	9,475	-
Marion	-	-
Marple	-	-
Martell	-	-
Mary	-	-
Matchingham	11,392	-
McGregor	11,370	-
McLovin	18,320	-
Meadow	9,200	-
Mimosa	9,893	-
Mojave	9,664	9,870

Series Name	June 30, 2023	June 30, 2022
Murphy	13,770	-
Mycroft	-	-
Nugget	17,120	-
Odessa	13,975	-
Olive	11,924	-
Oly	11,515	-
Onyx	-	-
Oscar	-	-
Osceola	-	-
Osprey	13,770	-
Otoro	-	-
Palmer	-	-
Patrick	9,600	-
Peanut	4,605	3,390
Pearl	6,780	-
Pecan	6,474	-
Piedmont	13,770	-
Pinot	13,860	-
Pioneer	18,442	-
Plumtree	11,479	-
Point	15,192	-
Porthos	-	-
Quincy	12,014	-
Redondo	12,746	-
Regency	12,094	-
Reginald	16,216	-
Reynolds	14,970	-
Ribbonwalk	6,110	-
Richardson	8,400	-
Ridge	10,769	-
Ritter	8,098	-
River	12,245	-
Riverwalk	11,975	-
Rooney	12,570	-
Roseberry	11,965	-
Rosewood	9,971	-
Roxy	11,970	-
Saddlebred	11,975	-
Saint	10,325	-
Sajni	8,454	-
Salem	11,130	-
Salinas	6,941	-
Saturn	7,820	-
Scepter	10,075	-
Sequoyah	5,848	-
Shallowford	13,501	-
Shoreline	16,965	-
Sigma	13,815	-
Simon	-	-
Sims	-	-
Soapstone	9,900	-

Series Name	June 30, 2023	June 30, 2022
Sodalis	8,368	-
Spencer	11,615	-
Splash	8,125	-
Spring	10,170	-
Stonebriar	6,975	-
Sugar	10,770	-
Summerset	10,880	-
Sundance	10,239	-
Sunnyside	12,303	-
Swift	13,770	-
Taylor	6,637	-
Terracotta	9,510	-
Theodore	-	-
Tulip	(73)	-
Tuscan	11,600	-
Tuscarora	7,260	-
Tuxford	11,370	-
Vernon	11,370	-
Walton	5,492	-
Wave	-	-
Weldon	8,670	-
Wellington	14,370	-
Wentworth	8,389	-
Wescott	10,770	-
Westchester	15,845	-
Wildwood	13,047	-
Willow	10,520	-
Wilson	13,345	-
Windsor	23,750	-
Winston	7,911	-
Wisteria	11,000	2,195
Total Rental Revenue	$2,182,209	$65,811

Operating Expenses

The Company incurred the following operating expenses during the six-month period ended June 30, 2023 and the six-month period ended June 30, 2022. The operating expenses incurred prior to the closing of an offering related to any of the series are being paid by our manager and are reimbursed by such series out of the gross offering proceeds upon closing of the relevant series offering. Such operating expenses include real estate taxes, property insurance, home ownership association fees and repairs and maintenance costs. Upon closing, each series becomes responsible for its own operating expenses.

The material impact in operating expenses for the six-month period ended June 30, 2023 compared to the six-month period ended June 30, 2022 was generally due to the period in which the Series begins its depreciation, repair and maintenance expenses, vacancy expenses, turnover expenses, bad debt expense, and other expenses associated to the operations of the Series.

During the six-month period ended June 30, 2023 and the six-month period ended June 30, 2022, at the close of the respective offerings for the series, each individual series became responsible for its own operating expenses. The following table summarizes the total operating expenses by series as of June 30, 2023 and June 30, 2022:

Operating Expenses

	June 30, 2023			June 30, 2022
Series Name	Operating Expenses	Depreciation	Total Expenses	Operating Expenses	Depreciation	Total Expenses
100	$13,968	$2,815	$16,783	$5,936	$1,407	$7,343
101	9,068	8,719	17,787	1,805	-	1,805
Abbington	10,336	6,578	16,913	1,644	-	1,644
Amber	11,842	4,208	16,049	5,848	4,208	10,056
Apollo	5,396	2,691	8,087	1,182	-	1,182
Aster	13,514	3,510	17,024	-	-	-
Augusta	1,262	-	1,262	-	-	-
Avebury	8,093	3,995	12,088	4,641	1,998	6,639
Avondale	3,975	-	3,975	-	-	-
Badminton	9,307	3,505	12,812	3,545	3,505	7,050
Bandelier	4,231	4,170	8,401	7,148	4,170	11,318
Baron	9,378	8,229	17,606	1,364	-	1,364
Basil	4,280	2,784	7,065	2,628	2,777	5,405
Bayside	11,727	3,525	15,252	4,149	3,525	7,674
Bazzel	4,725	3,763	8,489	770	568	1,338
Bedford	4,911	3,847	8,758	6,952	1,924	8,876
Bella	985	-	985	-	-	-
Belle	16,947	6,042	22,989	-	-	-
Belvedere	8,641	-	8,641	-	-	-
Bergenia	159	-	159	-	-	-
Blossom	5,974	3,495	9,469	-	-	-
Bonneau	10,816	5,137	15,953	-	-	-
Brainerd	9,596	3,998	13,594	-	-	-
Braxton	9,710	4,458	14,169	-	-	-
Brennan	6,370	3,115	9,484	-	-	-
Brooklyn	10,675	2,802	13,477	-	-	-
Burlington	10,577	8,916	19,493	1,415	-	1,415
Butter	10,635	5,190	15,824	10,884	5,190	16,074
Camino	4,463	3,644	8,107	-	-	-
Campbell	8,442	1,422	9,863	-	-	-
Cawley	3,881	-	3,881	-	-	-
Centennial	4,872	3,917	8,789	6,083	3,918	10,001
Chaparral	2,496	2,700	5,195	2,731	2,700	5,431
Chelsea	3,322	4,234	7,555	3,389	2,117	5,506
Chester	8,233	5,944	14,177	-	-	-
Chickamauga	12,082	5,129	17,211	-	-	-
Chinook	1,102	-	1,102	-	-	-
Chitwood	7,876	5,255	13,131	-	-	-
Clover	7,419	4,397	11,816	1,070	-	1,070
Coatbridge	11,478	3,730	15,208	4,361	3,730	8,091
Collier	9,764	4,879	14,642	770	-	770
Collinston	13,883	2,906	16,788	11,561	2,906	14,467
Conway	11,928	9,454	21,382	-	-	-
Cove	5,187	963	6,150	-	-	-
Creekside	6,707	4,260	10,967	-	-	-
Creekwood	6,734	3,975	10,709	-	-	-
Cumberland	5,024	4,059	9,083	-	-	-
Cupcake	4,436	3,275	7,711	3,086	3,275	6,361

	June 30, 2023			June 30, 2022
Series Name	Operating Expenses	Depreciation	Total Expenses	Operating Expenses	Depreciation	Total Expenses
Cypress	11,047	5,011	16,058	-	-	-
Daisy	6,681	4,138	10,819	-	-	-
Davidson	5,178	2,909	8,088	7,354	2,909	10,263
Dawson	7,807	3,617	11,425	3,168	3,114	6,282
Delta	18,059	4,749	22,808	16,289	3,099	19,388
Dewberry	5,729	2,613	8,342	5,746	2,613	8,359
Diablo	8,065	2,380	10,445	6,959	3,571	10,530
Dogwood	6,808	3,320	10,128	820	-	820
Dolittle	10,111	4,221	14,333	7,789	4,221	12,010
Dolly	12,923	9,477	22,400	-	-	-
Dops	7,951	2,341	10,292	-	-	-
Dorchester	13,435	4,727	18,162	770	788	1,558
Dunbar	11,546	4,430	15,976	1,470	-	1,470
Eagle	4,801	3,707	8,508	-	-	-
Eastfair	4,919	2,956	7,875	3,264	2,956	6,220
Elevation	8,383	3,657	12,039	5,090	3,657	8,747
Ella	14,179	2,391	16,570	-	-	-
Ellen	557	-	557	-	-	-
Elm	6,586	2,300	8,886	2,490	2,300	4,790
Emporia	8,444	4,918	13,363	7,734	3,188	10,922
Ensenada	9,581	6,666	16,247	8,609	6,666	15,275
Falcon	5,497	3,723	9,220	-	-	-
Felix	841	-	841	-	-	-
Fenwick	3,003	-	3,003	-	-	-
Folly	19,375	5,126	24,502	1,550	713	2,263
Forest	8,735	4,823	13,558	4,438	4,823	9,261
Foster	1,275	-	1,275	-	-	-
Franklin	1,371	-	1,371	-	-	-
Gardens	3,141	3,031	6,173	2,937	1,010	3,947
General	780	-	780	-	-	-
Goose	4,434	3,455	7,888	-	-	-
Grant	7,504	4,451	11,955	11,521	4,451	15,972
Greenhill	8,947	4,444	13,391	7,813	3,006	10,819
Gretal	9,654	6,213	15,867	-	-	-
Grove	3,498	4,401	7,899	1,840	1,034	2,874
Hadden	3,038	2,981	6,019	6,319	2,036	8,355
Hansard	11,646	3,475	15,121	-	-	-
Hansel	10,945	5,564	16,509	-	-	-
Harrison	8,034	6,278	14,313	-	-	-
Henry	8,494	5,912	14,406	-	-	-
Heritage	5,913	4,506	10,419	3,561	667	4,228
Heron	5,172	4,474	9,646	1,632	657	2,289
Highland	6,280	3,942	10,222	-	-	-
Hines	6,430	3,510	9,940	1,724	-	1,724
Holcomb	5,948	4,880	10,828	2,171	-	2,171
Holland	5,958	2,909	8,867	12,004	2,909	14,913
Hollandaise	8,065	5,028	13,093	4,529	2,514	7,043
Holloway	8,500	4,672	13,171	4,657	4,672	9,329
Inglewood	10,176	9,377	19,554	-	-	-

	June 30, 2023			June 30, 2022
Series Name	Operating Expenses	Depreciation	Total Expenses	Operating Expenses	Depreciation	Total Expenses
Jack	12,263	6,377	18,640	8,651	1,900	10,551
Jake	10,286	8,093	18,379	1,899	-	1,899
Jefferson	8,973	3,148	12,121	-	-	-
Jill	7,424	5,461	12,885	-	-	-
Johnny	9,344	8,049	17,393	1,617	1,341	2,958
June	9,335	8,049	17,384	1,670	1,341	3,011
Jupiter	6,562	2,906	9,468	11,124	2,906	14,030
Kawana	3,877	3,786	7,663	2,857	1,893	4,750
Kennesaw	6,967	5,836	12,804	1,173	973	2,146
Kenny	11,693	9,477	21,170	-	-	-
KerriAnn	7,444	4,686	12,130	7,547	4,686	12,233
Kessler	6,300	4,111	10,411	-	-	-
Kingsley	9,812	4,290	14,103	4,587	4,290	8,877
Kirkwood	5,161	3,592	8,753	3,423	599	4,022
Korin	10,059	3,823	13,882	-	-	-
Lallie	18,563	5,115	23,678	3,724	5,115	8,839
Lanier	6,121	5,194	11,314	6,452	866	7,318
Lannister	4,907	3,027	7,933	7,209	610	7,819
Latte	6,937	5,011	11,948	1,534	-	1,534
Lennox	7,514	2,978	10,491	2,991	2,978	5,969
Lierly	2,804	2,932	5,736	4,121	2,932	7,053
Lily	7,247	7,493	14,739	8,107	6,920	15,027
Limestone	7,164	4,023	11,187	8,204	4,023	12,227
Litton	8,945	4,413	13,358	-	-	-
Longwoods	1,546	-	1,546	-	-	-
Lookout	8,768	4,741	13,509	1,193	-	1,193
Loretta	13,778	9,445	23,224	-	-	-
Louis	2,018	-	2,018	-	-	-
Louise	4,334	3,789	8,123	3,597	1,263	4,860
Lovejoy	7,624	4,096	11,720	5,974	2,005	7,979
Luna	5,790	2,956	8,746	3,601	2,956	6,557
Lurleen	6,271	4,240	10,511	-	-	-
Madison	8,565	2,828	11,392	1,643	-	1,643
Mae	6,474	4,864	11,338	-	-	-
Magnolia	3,676	4,154	7,830	2,636	575	3,211
Malbec	7,496	4,388	11,884	4,080	4,388	8,468
Mammoth	7,873	4,686	12,559	4,689	1,562	6,251
Marcelo	8,382	3,911	12,293	-	-	-
Marie	10,871	3,664	14,535	-	-	-
Marietta	4,787	4,131	8,918	-	-	-
Marion	1,749	-	1,749	-	-	-
Marple	3,957	-	3,957	-	-	-
Martell	9,195	-	9,195	-	-	-
Mary	4,619	-	4,619	-	-	-
Matchingham	8,118	2,913	11,031	4,441	2,913	7,354
McGregor	6,536	4,132	10,668	4,071	689	4,760
McLovin	14,227	6,219	20,446	10,828	6,219	17,047
Meadow	7,810	4,410	12,220	6,950	4,410	11,360
Mimosa	4,574	2,956	7,530	-	-	-
Mojave	4,377	3,525	7,902	3,151	3,525	6,676
Murphy	9,510	4,085	13,595	7,658	4,085	11,743
Mycroft	3,886	-	3,886	-	-	-

	June 30, 2023			June 30, 2022
Series Name	Operating Expenses	Depreciation	Total Expenses	Operating Expenses	Depreciation	Total Expenses
Nugget	3,715	7,694	11,409	1,484	-	1,484
Odessa	14,214	7,332	21,546	8,127	7,332	15,459
Olive	11,243	3,689	14,932	3,715	3,184	6,899
Oly	8,610	6,265	14,875	7,763	6,267	14,030
Onyx	1,410	-	1,410	-	-	-
Oscar	725	-	725	-	-	-
Osceola	7,603	-	7,603	-	-	-
Osprey	9,766	5,490	15,256	2,242	-	2,242
Otoro	20,514	5,243	25,757	11,009	1,953	12,962
Palmer	1,327	-	1,327	-	-	-
Patrick	1,041	3,096	4,138	4,836	2,886	7,722
Peanut	4,249	2,964	7,213	2,840	988	3,828
Pearl	10,487	7,498	17,985	1,333	-	1,333
Pecan	1,238	2,863	4,100	3,870	2,863	6,733
Piedmont	9,568	5,255	14,823	-	-	-
Pinot	6,849	4,429	11,279	4,034	4,429	8,463
Pioneer	7,544	7,845	15,389	1,816	1,307	3,123
Plumtree	1,679	2,768	4,447	3,969	2,768	6,737
Point	9,100	5,250	14,350	4,242	875	5,117
Porthos	1,902	-	1,902	-	-	-
Quincy	11,228	7,515	18,742	-	-	-
Redondo	17,221	4,309	21,530	-	-	-
Regency	7,561	3,161	10,722	-	-	-
Reginald	6,915	6,826	13,741	-	-	-
Reynolds	4,846	5,905	10,751	1,427	-	1,427
Ribbonwalk	6,511	4,395	10,906	8,704	4,395	13,099
Richardson	5,910	4,325	10,235	-	-	-
Ridge	8,181	2,992	11,173	3,469	2,992	6,461
Ritter	18,988	6,932	25,920	1,608	-	1,608
River	6,124	3,662	9,785	4,063	3,662	7,725
Riverwalk	8,077	5,427	13,505	1,009	905	1,914
Rooney	8,245	4,422	12,667	8,916	4,422	13,338
Roseberry	1,083	4,513	5,596	4,486	4,513	8,999
Rosewood	5,678	3,719	9,397	6,329	620	6,949
Roxy	8,158	4,479	12,637	2,243	747	2,990
Saddlebred	10,004	7,639	17,643	29,158	7,642	36,800
Saint	5,622	3,771	9,393	5,436	2,536	7,972
Sajni	17,868	3,457	21,324	-	-	-
Salem	6,574	4,387	10,961	4,331	4,387	8,718
Salinas	21,840	2,093	23,933	-	-	-
Saturn	6,465	2,984	9,449	4,763	3,200	7,963
Scepter	10,816	3,238	14,053	6,359	3,238	9,597
Sequoyah	13,386	3,401	16,786	-	-	-
Shallowford	12,991	4,970	17,961	-	-	-
Shoreline	8,916	4,260	13,176	4,958	4,260	9,218
Sigma	8,899	5,327	14,226	10,220	5,327	15,547
Simon	4,607	-	4,607	-	-	-
Sims	4,861	-	4,861	-	-	-

	June 30, 2023			June 30, 2022
Series Name	Operating Expenses	Depreciation	Total Expenses	Operating Expenses	Depreciation	Total Expenses
Soapstone	1,699	3,000	4,699	3,831	3,000	6,831
Sodalis	6,428	3,980	10,408	-	-	-
Spencer	7,557	4,157	11,714	4,819	4,157	8,976
Splash	3,007	2,978	5,984	2,760	2,978	5,738
Spring	5,200	3,401	8,602	-	-	-
Stonebriar	7,723	2,787	10,510	1,455	465	1,920
Sugar	6,673	4,279	10,952	5,163	4,279	9,442
Summerset	5,155	3,505	8,660	3,240	3,505	6,745
Sundance	11,552	5,104	16,657	-	-	-
Sunnyside	7,006	2,533	9,539	-	-	-
Swift	5,452	5,287	10,739	3,706	787	4,493
Taylor	3,446	3,680	7,126	-	-	-
Terracotta	9,481	3,787	13,268	5,342	1,262	6,604
Theodore	1,828	-	1,828	-	-	-
Tulip	6,118	4,363	10,481	2,309	1,454	3,763
Tuscan	2,365	4,439	6,804	5,321	4,439	9,760
Tuscarora	13,078	3,826	16,904	-	-	-
Tuxford	9,848	3,601	13,449	11,028	1,801	12,829
Vernon	7,776	6,031	13,807	7,413	3,619	11,032
Walton	16,348	4,123	20,471	1,117	-	1,117
Wave	7,763	4,569	12,332	5,070	2,307	7,377
Weldon	5,502	2,906	8,407	8,279	2,906	11,185
Wellington	8,811	6,139	14,950	-	-	-
Wentworth	4,787	3,417	8,204	3,156	3,417	6,573
Wescott	7,658	3,765	11,423	982	-	982
Westchester	12,854	4,687	17,541	5,344	4,687	10,031
Wildwood	5,480	3,031	8,512	1,651	505	2,156
Willow	6,596	4,025	10,620	-	-	-
Wilson	7,999	5,861	13,860	-	-	-
Windsor	3,859	4,809	8,668	4,983	4,809	9,792
Winston	6,034	4,519	10,553	-	-	-
Wisteria	3,630	4,076	7,706	3,907	1,359	5,266
Total Operating Expenses	$1,723,452	$901,791	$2,625,243	$648,247	$332,889	$981,136

Other Income (Expenses)

Other Income (Expenses) for the six months ended June 30, 2023, consisted of a total interest expense of $659,153, an increase of $281,850 compared to a total interest expense of $ $377,303 for the six months ended June 30, 2022. The increase in interest expense is due to an increase in outstanding mortgage loans. Additionally, Series Campbell, which has not been offered was divested on February 28, 2023 and incurred a loss of sale of $31,381.

On a consolidated basis, Other Income (Expenses) are generated at the series level and are derived from the other income, interest expense, and other expenses on the series property. All other income (expenses) generated during the six-month period ended June 30, 2023 and the six-month period ended June 30, 2022 are listed in the table below:

Other Income (Expenses)

Applicable Series	June 30, 2023	June 30, 2022
100	$-	$-
101		-
Abbington	-	-
Amber	(3,929)	(4,174)
Apollo	(5,817)	(1,046)
Aster	(4,223)	-
Augusta	-	-
Avebury	(3,971)	(2,800)
Avondale	-	-
Badminton	(4,070)	(4,070)
Bandelier	(4,789)	(4,789)
Baron	10	-
Basil	(2,228)	(3,078)
Bayside	(3,873)	(3,873)
Bazzel	-	-
Bedford	(3,835)	(2,577)
Bella	-	-
Belle	-	-
Belvedere	-	-
Bergenia	-	-
Blossom	-	-
Bonneau	-	-
Brainerd	(4,737)	-
Braxton	(493)	-
Brennan	(4,495)	-
Brooklyn	(2,694)	-
Burlington	43	-
Butter	(5,130)	(5,130)
Camino	-	-
Campbell	(31,381)	-
Cawley	-	-
Centennial	(4,438)	(4,438)
Chaparral	(2,154)	(2,235)
Chelsea	(4,215)	(2,972)
Chester	(6,161)	-
Chickamauga	8	-
Chinook	-	-
Chitwood	-	-
Clover	-	-
Coatbridge	(4,778)	(4,100)
Collier	-	-
Collinston	(2,674)	(2,674)
Conway	(493)	-
Cove	2	-
Creekside	-	-

Applicable Series	June 30, 2023	June 30, 2022
Creekwood	(4,795)	-
Cumberland	-	-
Cupcake	(2,814)	(2,814)
Cypress	(6,045)	-
Daisy	-	-
Davidson	(2,879)	(2,879)
Dawson	(3,419)	(3,419)
Delta	(4,435)	(3,891)
Dewberry	(2,836)	(2,836)
Diablo	(4,067)	(4,067)
Dogwood	-	-
Dolittle	(4,060)	(4,060)
Dolly	-	-
Dops	-	-
Dorchester	-	-
Dunbar	15	-
Eagle	(4,529)	-
Eastfair	(3,506)	(3,506)
Elevation	(4,240)	(4,017)
Ella	(4,024)	-
Ellen	-	-
Elm	(1,887)	(2,506)
Emporia	(4,790)	(4,124)
Ensenada	(7,656)	(7,656)
Falcon	(4,529)	-
Felix	-	-
Fenwick	-	-
Folly	-	-
Forest	(5,302)	(5,302)
Foster	-	-
Franklin	-	-
Gardens	(3,271)	(1,816)
General	-	-
Goose	(4,220)	-
Grant	(5,063)	(5,062)
Greenhill	(4,454)	(4,227)
Gretal	25	-
Grove	(3,773)	(1,970)
Hadden	(2,811)	(2,358)
Hansard	-	-
Hansel	(6,771)	-
Harrison	(7,619)	-
Henry	-	-
Heritage	(4,859)	(2,129)
Heron	(7,195)	(1,868)
Highland	-	-
Hines	15	-
Holcomb	-	-
Holland	(2,879)	(2,879)
Hollandaise	(4,303)	(3,584)
Holloway	(5,160)	(5,160)
Inglewood	(458)	-

Applicable Series	June 30, 2023	June 30, 2022
Jack	(6,384)	(3,579)
Jake	-	-
Jefferson	-	-
Jill	(6,644)	-
Johnny	(15,288)	(2,367)
June	(15,288)	(2,367)
Jupiter	(3,262)	(3,262)
Kawana	(3,766)	(2,884)
Kennesaw	-	-
Kenny	-	-
KerriAnn	(4,655)	(4,655)
Kessler	(6,385)	-
Kingsley	(5,020)	(5,020)
Kirkwood	(4,358)	(1,693)
Korin	-	-
Lallie	(5,614)	(5,614)
Lanier	(6,313)	(2,940)
Lannister	(3,588)	(873)
Latte	-	-
Lennox	(3,267)	(3,267)
Lierly	(2,645)	(2,806)
Lily	(6,087)	(6,087)
Limestone	(4,533)	(3,690)
Litton	(5,145)	-
Longwoods	-	-
Lookout	-	-
Loretta	15	-
Louis	-	-
Louise	(4,017)	(2,340)
Lovejoy	(2,854)	(3,786)
Luna	(3,506)	(3,506)
Lurleen	(4,159)	-
Madison	(4,038)	(812)
Mae	-	-
Magnolia	(4,993)	(1,801)
Malbec	(4,891)	(4,891)
Mammoth	(5,695)	(2,910)
Marcelo	-	-
Marie	-	-
Marietta	(5,039)	-
Marion	-	-
Marple	-	-
Martell	-	-
Mary	-	-
Matchingham	(2,867)	(2,867)
McGregor	-	-
McLovin	(7,174)	(7,179)
Meadow	(4,203)	(4,203)
Mimosa	(3,954)	-
Mojave	(3,731)	(3,013)
Murphy	(4,054)	(4,054)
Mycroft	-	-
Nugget	10	-

Applicable Series	June 30, 2023	June 30, 2022
Odessa	(7,315)	(7,315)
Olive	(2,950)	(2,950)
Oly	(7,147)	(7,192)
Onyx	-	-
Oscar	-	-
Osceola	-	-
Osprey	-	-
Otoro	(5,363)	(3,007)
Palmer	-	-
Patrick	(2,139)	(2,271)
Peanut	(4,911)	(1,434)
Pearl	10	-
Pecan	(2,228)	(2,366)
Piedmont	(6,377)	-
Pinot	(4,945)	(4,945)
Pioneer	-	-
Plumtree	(2,243)	(2,379)
Point	(6,405)	(3,054)
Porthos	-	-
Quincy	(4,225)	-
Redondo	(5,742)	-
Regency	(5,150)	-
Reginald	(493)	-
Reynolds	-	-
Ribbonwalk	(4,380)	(4,380)
Richardson	-	-
Ridge	(3,680)	(3,283)
Ritter	-	-
River	(4,017)	(4,017)
Riverwalk	-	-
Rooney	(5,591)	(5,063)
Roseberry	(4,924)	(4,924)
Rosewood	(4,525)	(1,907)
Roxy	(5,252)	(2,457)
Saddlebred	(6,496)	(6,496)
Saint	(4,146)	(3,912)
Sajni	-	-
Salem	(4,983)	(4,983)
Salinas	-	-
Saturn	(3,262)	(3,262)
Scepter	(3,698)	(3,698)
Sequoyah	(4,030)	-
Shallowford	(5,988)	-
Shoreline	(4,948)	(4,948)
Sigma	(5,268)	(4,440)
Simon	-	-
Sims	-	-

Applicable Series	June 30, 2023	June 30, 2022
Soapstone	(2,561)	(2,746)
Sodalis	-	-
Spencer	(4,554)	(4,554)
Splash	(2,366)	(2,543)
Spring	-	-
Stonebriar	(3,221)	(1,357)
Sugar	(5,354)	(4,706)
Summerset	(3,873)	(3,873)
Sundance	(5,742)	-
Sunnyside	-	-
Swift	-	-
Taylor	(3,095)	-
Terracotta	(4,353)	(3,501)
Theodore	-	-
Tulip	(5,310)	(2,948)
Tuscan	(3,503)	(3,765)
Tuscarora	-	-
Tuxford	(3,493)	(2,713)
Vernon	(3,558)	(3,558)
Walton	(10,173)	(508)
Wave	(4,380)	(3,354)
Weldon	(2,674)	(2,674)
Wellington	-	-
Wentworth	(3,129)	(3,129)
Wescott	(4,125)	(464)
Westchester	(5,055)	(4,645)
Wildwood	(3,044)	(1,126)
Willow	-	-
Wilson	-	-
Windsor	(5,311)	(5,311)
Winston	-	-
Wisteria	(4,966)	(2,593)
Total other income (expenses)	$(659,153)	$(377,303)

Liquidity and Capital Resources

From inception, our manager has financed the business activities of each series. Upon the first closing of a particular series offering, the manager is reimbursed out of the proceeds of the relevant offering. Until such time as the series have the capacity to generate cash flows from operations, our manager may cover any deficits through capital contributions, which may be reimbursed upon closing of the relevant offering.

Cash and Cash Equivalent Balances

Cash is held at the series level. Any material differences in cash balances are results from cash received from net proceeds from operations, financing received from the issuance of membership units from each Series, and receipts and /or repayments of amounts due to related party.

The following table summarizes the cash and cash equivalents by series as of June 30, 2023, and June 30, 2022:

Cash & Cash Equivalents

Series Name	June 30, 2023	June 30, 2022
100	$26,693	$32,007
101	12,708	22,183
Abbington	7,354	28,877
Amber	5,007	8,024
Apollo	808	2,731
Aster	1,708	-
Augusta	-	-
Avebury	2,628	1,914
Avondale	25,496	-
Badminton	10,875	16,256
Bandelier	13,904	11,799
Baron	20,361	31,278
Basil	7,951	12,453
Bayside	10,147	20,107
Bazzel	14,795	-
Bedford	17,309	14,514
Bella	-	-
Belle	2,530	-
Belvedere	24,045	-
Bergenia	-	-
Blossom	24,967	-
Bonneau	5,016	-
Brainerd	7,819	-
Braxton	13,396	-
Brennan	14,230	-
Brooklyn	5,411	-
Burlington	4,397	31,211
Butter	6,000	12,151
Camino	17,466	-
Campbell	-	-
Cawley	-	-
Centennial	11,429	12,780
Chaparral	16,968	18,287
Chelsea	4,062	661
Chester	4,231	-
Chickamauga	20,668	-
Chinook	-	-
Chitwood	10,157	-
Clover	19,229	-
Coatbridge	5,521	18,400
Collier	9,444	-
Collinston	756	5,907
Conway	11,638	-
Cove	15,120	-
Creekside	18,709	-
Creekwood	1,100	-
Cumberland	19,960	-
Cupcake	10,862	12,852

Series Name	June 30, 2023	June 30, 2022
Cypress	1,386	-
Daisy	16,872	-
Davidson	5,026	6,822
Dawson	617	15,620
Delta	329	13,176
Dewberry	2,978	5,208
Diablo	756	-
Dogwood	15,041	-
Dolittle	6,330	15,855
Dolly	7,860	-
Dops	13,501	-
Dorchester	7,606	-
Dunbar	365	38,125
Eagle	5,781	-
Eastfair	13,456	15,809
Elevation	1,974	15,284
Ella	12,355	-
Ellen	-	-
Elm	3,735	13,777
Emporia	1,479	6,754
Ensenada	20,290	24,992
Falcon	8,994	-
Felix	-	-
Fenwick	-	-
Folly	10,150	-
Forest	333	18,993
Foster	-	-
Franklin	-	-
Gardens	6,315	10,139
General	-	-
Goose	11,055	-
Grant	10,542	18,692
Greenhill	8,502	13,872
Gretal	19,662	-
Grove	1,394	14,836
Hadden	9,814	11,613
Hansard	17,297	-
Hansel	14,596	-
Harrison	4,033	-
Henry	10,141	-
Heritage	3,953	7,183
Heron	813	1,362
Highland	3,442	-
Hines	10,999	13,276
Holcomb	12,491	21,655
Holland	2,399	6,862
Hollandaise	3,850	11,478
Holloway	9,342	17,797
Inglewood	3,215	-

Series Name	June 30, 2023	June 30, 2022
Jack	5,552	6,635
Jake	19,700	16,866
Jefferson	13,357	-
Jill	4,399	-
Johnny	24,853	601,306
June	11,519	659,380
Jupiter	5,976	5,589
Kawana	775	353
Kennesaw	10,151	17,925
Kenny	13,986	-
KerriAnn	12,084	14,773
Kessler	2,932	-
Kingsley	9,380	17,099
Kirkwood	2,050	486
Korin	18,288	-
Lallie	2,013	18,893
Lanier	13,178	23,739
Lannister	839	9,300
Latte	17,506	15,944
Lennox	11,801	20,603
Lierly	18,985	21,719
Lily	37,478	41,973
Limestone	10,059	13,527
Litton	8,852	-
Longwoods	-	-
Lookout	5,073	40,026
Loretta	11,582	-
Louis	-	-
Louise	9,318	23,928
Lovejoy	3,100	7,120
Luna	11,216	13,626
Lurleen	7,369	-
Madison	5,709	17,056
Mae	25,752	-
Magnolia	301	3,052
Malbec	14,839	19,612
Mammoth	8,233	18,462
Marcelo	15,067	-
Marie	16,827	-
Marietta	5	-
Marion	-	-
Marple	17,312	-
Martell	22,498	-
Mary	-	-
Matchingham	13,673	19,209
McGregor	7,246	20,313
McLovin	8,118	17,446
Meadow	3,774	8,692
Mimosa	4,549	-
Mojave	7,116	11,492
Murphy	15,304	17,386
Mycroft	17,402	-

Series Name	June 30, 2023	June 30, 2022
Nugget	11,154	25,483
Odessa	3,699	15,453
Olive	3,937	16,678
Oly	14,856	25,966
Onyx	7	-
Oscar	-	-
Osceola	-	-
Osprey	14,934	17,340
Otoro	1,752	8,846
Palmer	-	-
Patrick	6,064	15,021
Peanut	3,865	3,511
Pearl	22,990	29,135
Pecan	16,212	21,620
Piedmont	3,072	-
Pinot	16,081	20,207
Pioneer	16,858	27,814
Plumtree	23,069	24,714
Point	12,530	19,793
Porthos	-	-
Quincy	23,128	-
Redondo	3,004	-
Regency	10,552	-
Reginald	8,148	-
Reynolds	9,220	19,148
Ribbonwalk	5,220	12,892
Richardson	17,738	-
Ridge	9,501	17,483
Ritter	7,308	26,056
River	14,261	19,384
Riverwalk	12,390	-
Rooney	3,228	6,670
Roseberry	5,894	9,857
Rosewood	237	2,925
Roxy	2,814	14,073
Saddlebred	18,105	7,908
Saint	21,570	20,414
Sajni	3,092	-
Salem	10,638	18,815
Salinas	8,523	-
Saturn	5,365	5,669
Scepter	3,460	10,559
Sequoyah	2,086	-
Shallowford	3,422	-
Shoreline	6,640	14,401
Sigma	10,998	40,291
Simon	-	-
Sims	13,243	-
Soapstone	16,354	19,067
Sodalis	4,595	-

Series Name	June 30, 2023	June 30, 2022
Spencer	7,580	15,535
Splash	12,509	18,044
Spring	11,512	-
Stonebriar	855	1,839
Sugar	11,694	19,495
Summerset	5,152	12,019
Sundance	7,151	-
Sunnyside	18,290	-
Swift	7,291	17,971
Taylor	2,444	-
Terracotta	8,687	13,827
Theodore	-	-
Tulip	1,104	5,102
Tuscan	10,405	21,321
Tuscarora	22,101	-
Tuxford	3,577	428
Vernon	3,630	9,490
Walton	1,763	-
Wave	1,504	13,383
Weldon	8,964	7,866
Wellington	13,430	-
Wentworth	8,775	11,941
Wescott	4,768	7,505
Westchester	12,663	21,298
Wildwood	6,319	15,998
Willow	4,530	-
Wilson	19,230	-
Windsor	15,982	21,850
Winston	18,351	-
Wisteria	16,388	12,996
Total Cash & Cash Equivalents	$2,029,499	$3,182,203

Plan of Operations

We intend to hold and manage the series properties for five to seven years during which time we will operate the series properties as single-family rental income properties. During this period, we intend to distribute any Free Cash Flow to investors.

As each of our properties reaches what we believe to be its optimum value, we will consider disposing of the property. The determination of when a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors, including prevailing and projected economic conditions, whether the value of the property is anticipated to appreciate or decline substantially, local regulatory changes, environmental and other factors that may reduce the desirability of single-family rentals in a particular market, and how operating history may impact the potential sales price. The manager may determine that it is in the best interests of members to sell a property earlier than five years or to hold a property for more than seven years.

We plan to launch a number of additional series and related offerings in the next twelve months.  As of the current date, we do not know how many series we will be offering. However, in any case, the aggregate dollar amount of all of the series interests that we will sell within the 12-month period will not exceed the maximum amount allowed under Regulation A. It is anticipated that the proceeds from any offerings closed during the next twelve months will be used to acquire additional properties.

Our Policies for Approving New Tenants

We intend to seek out tenants for our properties who are financially responsible and capable of paying their rent. We will conduct due diligence on prospective tenant applicants by (a) verifying their incomes, (b) running credit checks, (c) performing criminal background checks, and (d) requesting references from previous landlords. While we do not have specific standards for any of these items, we will use these screening methods to determine, prior to approving a lease, whether we believe a potential lessee is financially responsible.

Trend Information

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the series properties, our ability to acquire and manage single family rentals and the success of our current and future offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

-	Recent increases in interest rates may have a negative effect on the demand for our offerings due to the attractiveness of alternative investments.

-	The continuing increase in prices in the United States housing market may result in difficulties in sourcing properties and meeting demand for our offerings.

-	Continued increases in remote work arrangements may lead to greater rental activity in our target markets.

ITEM 2. OTHER INFORMATION

We have no information to disclose that was required to be in a report on Form 1-U during the semiannual period ended June 30, 2023, but was not reported.

ITEM 3. FINANCIAL STATEMENTS

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

AS OF AND FOR THE SIX MONTH ENDED JUNE 30, 2023 AND 2022

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	100	101	Abbington	Amber	Apollo	Aster	Augusta
ASSETS
Current assets:
Cash	$26,693	$12,708	$7,354	$5,007	$808	$1,708	$-
Accounts receivable	-	30,460	-	-	-	-	-
Prepaid expenses	1,469	1,513	1,400	1,228	219	870	-
Due from related party	-	-	-	-	2,046	-	-
Due from third party property manager	9,158	-	-	6,458	4,914	3,508	-
Total current assets	37,319	44,681	8,754	12,693	7,987	6,086	-
Property and equipment, net	600,998	621,942	475,904	292,956	191,988	250,989	298,848
Deposits	-	-	-	-	-	-	-
Total assets	$638,317	$666,623	$484,658	$305,649	$199,976	$257,075	$298,848

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$14,224	$7,856	$7,789	$5,351	$2,197	$3,779	$936
Due to related party	10,823	43,228	6,198	5,635	-	2,658	298,848
Due to third party property manager	-	285	4,547	-	-	-	296
Total current liabilities	25,047	51,368	18,534	10,986	2,197	6,438	300,080
Tenant deposits	3,745	-	2,845	2,843	1,744	2,245	-
Mortgage payable, net	-	-	-	198,705	133,146	124,200	-
Total liabilities	28,792	51,368	21,379	212,534	137,087	132,883	300,080

Members’ equity (deficit):
Members’ capital	611,857	659,013	489,293	117,247	74,894	153,919	30
Retained earnings (accumulated deficit)	(2,331)	(43,759)	(26,014)	(24,132)	(12,006)	(29,727)	(1,262)
Total members’ equity (deficit)	609,526	615,254	463,279	93,115	62,889	124,192	(1,232)
Total liabilities and members’ equity (deficit)	$638,317	$666,623	$484,658	$305,649	$199,976	$257,075	$298,848

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Avebury	Avondale	Badminton	Bandelier	Baron	Basil	Bayside
ASSETS
Current assets:
Cash	$2,628	$25,496	$10,875	$13,904	$20,361	$7,951	$10,147
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	1,258	851	602	1,779	1,656	943	3,082
Due from related party	-	799	-	-	-	-	-
Due from third party property manager	7,177	-	3,734	6,107	6,090	1,401	6,504
Total current assets	11,064	27,146	15,212	21,790	28,107	10,294	19,732
Property and equipment, net	282,990	331,707	242,505	337,923	566,714	192,626	244,101
Deposits	-	-	-	-	-	-	-
Total assets	$294,054	$358,853	$257,717	$359,713	$594,821	$202,920	$263,833

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$3,972	$3,343	$3,379	$3,139	$7,920	$2,775	$4,818
Due to related party	2,532	-	3,767	4,137	19,036	3,313	3,448
Due to third party property manager	-	20	-	-	-	-	-
Total current liabilities	6,504	3,363	7,146	7,276	26,956	6,088	8,266
Tenant deposits	1,795	-	2,993	2,195	4,395	1,495	2,619
Mortgage payable, net	200,828	-	171,881	242,487	-	129,702	163,503
Total liabilities	209,128	3,363	182,019	251,957	31,351	137,285	174,388

Members’ equity (deficit):
Members’ capital	101,357	359,466	85,171	124,098	575,405	70,939	95,602
Retained earnings (accumulated deficit)	(16,431)	(3,975)	(9,474)	(16,343)	(11,935)	(5,304)	(6,157)
Total members’ equity (deficit)	84,926	355,490	75,697	107,755	563,470	65,634	89,445
Total liabilities and members’ equity (deficit)	$294,054	$358,853	$257,717	$359,713	$594,821	$202,920	$263,833

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Bazzel	Bedford	Bella	Belle	Belvedere	Bergenia	Blossom
ASSETS
Current assets:
Cash	$14,795	$17,309	$-	$2,530	$24,045	$-	$24,967
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	1,035	1,299	-	1,885	779	721	953
Due from related party	-	-	-	-	126	-	-
Due from third party property manager	3,857	9,255	-	8,786	-	-	3,817
Total current assets	19,687	27,863	-	13,201	24,950	721	29,737
Property and equipment, net	262,450	273,160	308,439	432,007	297,105	-	250,482
Deposits	-	-	-	-	-	-	-
Total assets	$282,137	$301,023	$308,439	$445,207	$322,055	$721	$280,219

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$5,478	$3,593	$761	$8,479	$3,158	$879	$9,079
Due to related party	22,188	2,610	308,663	3,846	-	-	1,989
Due to third party property manager	-	-	-	-	1,757	-	-
Total current liabilities	27,666	6,202	309,424	12,325	4,914	879	11,068
Tenant deposits	1,795	4,590	-	2,495	2,295	-	1,845
Mortgage payable, net	-	194,520	-	-	-	-	-
Total liabilities	29,461	205,312	309,424	14,820	7,209	879	12,913

Members’ equity (deficit):
Members’ capital	259,921	97,798	-	454,289	322,875	-	273,058
Retained earnings (accumulated deficit)	(7,245)	(2,087)	(985)	(23,902)	(8,029)	(159)	(5,752)
Total members’ equity (deficit)	252,677	95,711	(985)	430,387	314,845	(159)	267,306
Total liabilities and members’ equity (deficit)	$282,137	$301,023	$308,439	$445,207	$322,055	$721	$280,219

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Bonneau	Brainerd	Braxton	Brennan	Brooklyn	Burlington	Butter
ASSETS
Current assets:
Cash	$5,016	$7,819	$13,396	$14,230	$5,411	$4,397	$6,000
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	2,034	1,085	1,323	1,900	820	3,523	2,911
Due from related party	-	10,856	-	-	8,990	-	-
Due from third party property manager	6,793	6,436	4,914	2,133	-	9,901	11,232
Total current assets	13,843	26,196	19,633	18,263	15,221	17,820	20,144
Property and equipment, net	334,508	288,407	318,297	221,670	170,120	636,000	364,125
Deposits	-	-	-	-	-	-	-
Total assets	$348,352	$314,603	$337,930	$239,933	$185,342	$653,820	$384,269

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$8,125	$8,978	$10,930	$2,425	$5,615	$8,271	$5,311
Due to related party	6,334	-	4,855	14,910	-	12,593	9,160
Due to third party property manager	-	-	-	-	9,835	-	-
Total current liabilities	14,459	8,978	15,786	17,335	15,450	20,864	14,471
Tenant deposits	2,295	2,595	2,045	1,994	1,249	3,395	2,795
Mortgage payable, net	-	141,798	-	153,752	81,167	-	259,851
Total liabilities	16,754	153,371	17,831	173,080	97,867	24,259	277,117

Members’ equity (deficit):
Members’ capital	349,483	168,239	340,007	87,955	102,686	641,869	124,914
Retained earnings (accumulated deficit)	(17,885)	(7,007)	(19,908)	(21,102)	(15,211)	(12,309)	(17,762)
Total members’ equity (deficit)	331,598	161,232	320,099	66,853	87,475	629,561	107,152
Total liabilities and members’ equity (deficit)	$348,352	$314,603	$337,930	$239,933	$185,342	$653,820	$384,269

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Camino	Campbell	Cawley	Centennial	Chaparral	Chelsea	Chester
ASSETS
Current assets:
Cash	$17,466	$-	$-	$11,429	$16,968	$4,062	$4,231
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	838	-	-	406	637	2,341	897
Due from related party	-	-	-	-	-	6,211	12,580
Due from third party property manager	5,269	9,738	-	3,774	2,441	6,235	6,235
Total current assets	23,573	9,738	-	15,608	20,045	18,850	23,944
Property and equipment, net	260,564	-	316,203	271,007	184,212	299,897	364,723
Deposits	-	-	-	-	-	-	-
Total assets	$284,137	$9,738	$316,203	$286,615	$204,257	$318,747	$388,667

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$8,145	$663	$2,309	$3,009	$5,774	$4,593	$3,825
Due to related party	216	69,756	314,993	3,837	4,301	-	-
Due to third party property manager	-	-	2,782	-	-	-	-
Total current liabilities	8,361	70,419	320,084	6,846	10,075	4,593	3,825
Tenant deposits	1,994	-	-	1,895	3,000	1,895	2,445
Mortgage payable, net	-	-	-	187,534	103,113	213,230	181,530
Total liabilities	10,355	70,419	320,084	196,275	116,188	219,719	187,800

Members’ equity (deficit):
Members’ capital	276,793	3,161	-	101,834	86,050	109,886	217,282
Retained earnings (accumulated deficit)	(3,011)	(63,841)	(3,881)	(11,493)	2,020	(10,858)	(16,415)
Total members’ equity (deficit)	273,782	(60,680)	(3,881)	90,341	88,070	99,028	200,866
Total liabilities and members’ equity (deficit)	$284,137	$9,738	$316,203	$286,615	$204,257	$318,747	$388,667

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Chickamauga	Chinook	Chitwood	Clover	Coatbridge	Collier	Collinston
ASSETS
Current assets:
Cash	$20,668	$-	$10,157	$19,229	$5,521	$9,444	$756
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	1,535	-	980	1,210	1,395	956	744
Due from related party	-	-	3,772	3,421	-	-	-
Due from third party property manager	6,476	-	6,740	5,895	4,948	4,813	8,010
Total current assets	28,679	-	21,649	29,755	11,864	15,213	9,510
Property and equipment, net	370,044	306,915	375,740	314,353	258,347	348,824	202,137
Deposits	-	-	-	-	-	-	-
Total assets	$398,723	$306,915	$397,390	$344,108	$270,211	$364,037	$211,646

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$8,864	$2,219	$10,046	$9,628	$3,482	$5,247	$1,984
Due to related party	1,713	305,696	-	-	3,240	9,470	13,690
Due to third party property manager	-	101	-	-	-	-	-
Total current liabilities	10,578	308,017	10,046	9,628	6,721	14,717	15,674
Tenant deposits	2,545	-	2,795	1,895	2,993	2,445	4,033
Mortgage payable, net	-	-	-	-	173,162	-	134,830
Total liabilities	13,123	308,017	12,841	11,523	182,876	17,162	154,538

Members’ equity (deficit):
Members’ capital	389,128	-	392,979	336,741	102,959	364,909	84,758
Retained earnings (accumulated deficit)	(3,528)	(1,102)	(8,431)	(4,156)	(15,625)	(18,034)	(27,649)
Total members’ equity (deficit)	385,600	(1,102)	384,549	332,585	87,335	346,875	57,109
Total liabilities and members’ equity (deficit)	$398,723	$306,915	$397,390	$344,108	$270,211	$364,037	$211,646

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Conway	Cove	Creekside	Creekwood	Cumberland	Cupcake	Cypress
ASSETS
Current assets:
Cash	$11,638	$15,120	$18,709	$1,100	$19,960	$10,862	$1,386
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	2,255	927	1,057	2,405	880	467	3,945
Due from related party	-	-	-	12,544	-	2,755	1,252
Due from third party property manager	8,598	4,471	5,908	7,051	4,945	1,458	13,581
Total current assets	22,491	20,518	25,673	23,100	25,785	15,542	20,164
Property and equipment, net	674,597	210,970	305,460	284,204	290,897	217,804	359,424
Deposits	-	-	-	-	-	-	-
Total assets	$697,088	$231,488	$331,133	$307,304	$316,683	$233,346	$379,588

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$9,195	$3,249	$10,452	$2,911	$6,428	$3,727	$4,644
Due to related party	19,809	1,249	2,408	-	989	-	-
Due to third party property manager	-	-	-	-	-	-	-
Total current liabilities	29,005	4,498	12,860	2,911	7,417	3,727	4,644
Tenant deposits	3,250	1,595	2,395	1,795	1,695	1,595	2,395
Mortgage payable, net	-	-	-	141,105	-	150,030	178,936
Total liabilities	32,255	6,093	15,255	145,811	9,112	155,352	185,975

Members’ equity (deficit):
Members’ capital	697,686	228,297	318,207	171,666	309,497	78,557	213,300
Retained earnings (accumulated deficit)	(32,853)	(2,903)	(2,328)	(10,173)	(1,926)	(563)	(19,687)
Total members’ equity (deficit)	664,833	225,394	315,878	161,493	307,571	77,994	193,613
Total liabilities and members’ equity (deficit)	$697,088	$231,488	$331,133	$307,304	$316,683	$233,346	$379,588

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Daisy	Davidson	Dawson	Delta	Dewberry	Diablo	Dogwood
ASSETS
Current assets:
Cash	$16,872	$5,026	$617	$329	$2,978	$756	$15,041
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	969	1,925	2,015	2,296	24	1,255	1,107
Due from related party	-	-	-	-	-	-	-
Due from third party property manager	5,248	2,985	5,321	-	6,479	4,809	5,700
Total current assets	23,089	9,936	7,954	2,624	9,481	6,820	21,848
Property and equipment, net	295,867	202,810	219,715	331,158	180,749	289,671	236,054
Deposits	-	-	-	-	-	-	-
Total assets	$318,955	$212,746	$227,668	$333,782	$190,230	$296,492	$257,902

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$7,201	$2,268	$2,896	$2,811	$2,526	$4,805	$6,891
Due to related party	2,587	6,153	11,976	31,242	3,635	22,466	3,744
Due to third party property manager	-	-	-	4,711	-	-	-
Total current liabilities	9,788	8,421	14,872	38,764	6,161	27,271	10,636
Tenant deposits	1,695	1,806	1,745	-	2,393	2,145	2,243
Mortgage payable, net	-	145,251	144,185	224,465	119,399	205,706	-
Total liabilities	11,483	155,478	160,803	263,228	127,952	235,122	12,878

Members’ equity (deficit):
Members’ capital	313,113	74,516	86,639	119,272	74,253	103,293	248,124
Retained earnings (accumulated deficit)	(5,640)	(17,248)	(19,773)	(48,719)	(11,975)	(41,923)	(3,100)
Total members’ equity (deficit)	307,472	57,268	66,866	70,553	62,278	61,369	245,024
Total liabilities and members’ equity (deficit)	$318,955	$212,746	$227,668	$333,782	$190,230	$296,492	$257,902

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Dolittle	Dolly	Dops	Dorchester	Dunbar	Eagle	Eastfair
ASSETS
Current assets:
Cash	$6,330	$7,860	$13,501	$7,606	$365	$5,781	$13,456
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	1,418	1,890	861	2,548	578	1,781	1,630
Due from related party	-	-	-	-	-	14,376	-
Due from third party property manager	8,038	8,481	2,993	6,356	2,658	1,501	5,695
Total current assets	15,786	18,231	17,354	16,510	3,602	23,439	20,781
Property and equipment, net	294,908	677,458	203,389	337,973	315,999	266,309	204,501
Deposits	-	-	-	-	-	-	-
Total assets	$310,694	$695,689	$220,744	$354,483	$319,601	$289,749	$225,282

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$4,374	$9,382	$5,415	$5,913	$4,334	$3,865	$4,018
Due to related party	3,097	13,040	518	8,448	14,555	-	3,304
Due to third party property manager	-	-	-	-	-	-	-
Total current liabilities	7,471	22,422	5,932	14,361	18,888	3,865	7,322
Tenant deposits	3,443	3,195	2,093	2,195	-	1,995	3,590
Mortgage payable, net	205,392	-	-	-	-	131,646	147,906
Total liabilities	216,306	25,617	8,025	16,556	18,888	137,505	158,818

Members’ equity (deficit):
Members’ capital	105,141	707,574	219,386	359,023	333,004	160,766	65,516
Retained earnings (accumulated deficit)	(10,753)	(37,501)	(6,667)	(21,096)	(32,292)	(8,522)	948
Total members’ equity (deficit)	94,388	670,072	212,719	337,927	300,712	152,243	66,464
Total liabilities and members’ equity (deficit)	$310,694	$695,689	$220,744	$354,483	$319,601	$289,749	$225,282

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Elevation	Ella	Ellen	Elm	Emporia	Ensenada	Falcon
ASSETS
Current assets:
Cash	$1,974	$12,355	$-	$3,735	$1,479	$20,290	$8,994
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	1,417	912	-	2,012	1,552	2,005	1,875
Due from related party	-	-	-	-	-	-	6,041
Due from third party property manager	7,847	5,052	-	6,956	4,547	10,081	5,828
Total current assets	11,238	18,319	-	12,703	7,578	32,376	22,738
Property and equipment, net	252,938	260,639	-	157,993	341,527	539,993	267,145
Deposits	-	-	-	-	-	-	-
Total assets	$264,176	$278,958	$-	$170,695	$349,105	$572,369	$289,883

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$2,453	$7,565	$-	$2,264	$2,909	$5,774	$4,853
Due to related party	6,614	5,368	-	5,000	1,963	6,018	-
Due to third party property manager	-	-	557	-	-	-	-
Total current liabilities	9,067	12,933	557	7,265	4,873	11,792	4,853
Tenant deposits	3,990	1,795	-	1,495	2,495	3,295	1,950
Mortgage payable, net	170,344	(1,795)	-	105,791	242,535	388,515	131,636
Total liabilities	183,401	12,934	557	114,550	249,902	403,602	138,439

Members’ equity (deficit):
Members’ capital	104,451	281,001	-	64,322	126,247	191,675	159,058
Retained earnings (accumulated deficit)	(23,676)	(14,977)	(557)	(8,177)	(27,044)	(22,908)	(7,614)
Total members’ equity (deficit)	80,775	266,024	(557)	56,145	99,203	168,767	151,444
Total liabilities and members’ equity (deficit)	$264,176	$278,958	$-	$170,695	$349,105	$572,369	$289,883

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Felix	Fenwick	Folly	Forest	Foster	Franklin	Gardens
ASSETS
Current assets:
Cash	$-	$-	$10,150	$333	$-	$-	$6,315
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	-	-	2,208	3,741	817	-	1,875
Due from related party	-	-	-	-	-	-	-
Due from third party property manager	-	1,116	7,083	11,098	-	-	10,301
Total current assets	-	1,116	19,442	15,172	817	-	18,491
Property and equipment, net	249,528	302,140	313,243	333,472	315,843	300,987	215,210
Deposits	-	-	-	-	-	-	-
Total assets	$249,528	$303,256	$332,685	$348,644	$316,660	$300,987	$233,701

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$786	$2,122	$11,015	$5,011	$3,687	$2,099	$2,929
Due to related party	249,472	300,956	14,038	14,791	314,026	300,146	2,301
Due to third party property manager	111	-	-	-	141	113	-
Total current liabilities	250,369	303,078	25,053	19,801	317,853	302,358	5,230
Tenant deposits	-	2,095	2,695	2,595	-	-	6,173
Mortgage payable, net	-	-	-	225,207	-	-	134,800
Total liabilities	250,369	305,173	27,748	247,604	317,853	302,358	146,203

Members’ equity (deficit):
Members’ capital	-	388	323,494	138,237	82	-	93,979
Retained earnings (accumulated deficit)	(841)	(2,304)	(18,557)	(37,196)	(1,275)	(1,371)	(6,481)
Total members’ equity (deficit)	(841)	(1,916)	304,937	101,040	(1,193)	(1,371)	87,498
Total liabilities and members’ equity (deficit)	$249,528	$303,256	$332,685	$348,644	$316,660	$300,987	$233,701

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	General	Goose	Grant	Greenhill	Gretal	Grove	Hadden
ASSETS
Current assets:
Cash	$-	$11,055	$10,542	$8,502	$19,662	$1,394	$9,814
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	-	2,028	2,435	2,251	1,337	1,493	1,768
Due from related party	-	6,048	-	-	-	-	-
Due from third party property manager	-	1,953	4,832	10,420	4,178	4,944	4,914
Total current assets	-	21,083	17,809	21,173	25,177	7,831	16,497
Property and equipment, net	318,419	248,147	359,480	316,900	445,531	230,819	213,876
Deposits	-	-	-	-	-	-	-
Total assets	$318,419	$269,231	$377,289	$338,073	$470,707	$238,650	$230,372

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$543	$4,239	$3,606	$3,745	$8,393	$2,306	$3,042
Due to related party	318,631	-	4,406	3,092	3,170	5,923	1,509
Due to third party property manager	24	-	-	-	-	-	-
Total current liabilities	319,199	4,239	8,012	6,837	11,563	8,229	4,551
Tenant deposits	-	1,950	-	3,119	2,395	1,869	1,645
Mortgage payable, net	-	122,576	256,457	225,442	-	155,649	141,760
Total liabilities	319,199	128,765	264,469	235,398	13,958	165,747	147,956

Members’ equity (deficit):
Members’ capital	-	149,022	133,869	108,158	478,276	84,174	90,029
Retained earnings (accumulated deficit)	(780)	(8,556)	(21,050)	(5,482)	(21,527)	(11,272)	(7,613)
Total members’ equity (deficit)	(780)	140,466	112,819	102,675	456,749	72,902	82,417
Total liabilities and members’ equity (deficit)	$318,419	$269,231	$377,289	$338,073	$470,707	$238,650	$230,372

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Hansard	Hansel	Harrison	Henry	Heritage	Heron	Highland
ASSETS
Current assets:
Cash	$17,297	$14,596	$4,033	$10,141	$3,953	$813	$3,442
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	1,046	2,158	1,915	1,112	2,790	2,322	718
Due from related party	929	-	12,946	-	-	3,129	-
Due from third party property manager	6,671	5,611	8,696	9,570	18,591	6,314	6,713
Total current assets	25,942	22,365	27,590	20,823	25,333	12,578	10,873
Property and equipment, net	301,561	399,649	450,772	422,678	288,733	284,887	281,854
Deposits	-	-	-	-	-	-	-
Total assets	$327,503	$422,014	$478,363	$443,501	$314,067	$297,465	$292,727

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$7,302	$4,145	$5,767	$9,858	$2,472	$4,658	$9,130
Due to related party	-	15,380	-	23,007	25,498	-	2,632
Due to third party property manager	-	-	-	-	-	-	-
Total current liabilities	7,302	19,525	5,767	32,864	27,971	4,658	11,762
Tenant deposits	2,450	2,095	3,145	2,450	1,995	2,369	2,843
Mortgage payable, net	-	197,338	224,650	-	200,816	198,731	-
Total liabilities	9,752	218,958	233,562	35,314	230,781	205,757	14,605

Members’ equity (deficit):
Members’ capital	323,904	233,453	261,645	427,465	104,080	103,196	288,897
Retained earnings (accumulated deficit)	(6,153)	(30,397)	(16,844)	(19,279)	(20,795)	(11,489)	(10,775)
Total members’ equity (deficit)	317,751	203,056	244,801	408,186	83,285	91,708	278,122
Total liabilities and members’ equity (deficit)	$327,503	$422,014	$478,363	$443,501	$314,067	$297,465	$292,727

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Hines	Holcomb	Holland	Hollandaise	Holloway	Inglewood	Jack
ASSETS
Current assets:
Cash	$10,999	$12,491	$2,399	$3,850	$9,342	$3,215	$5,552
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	675	-	2,022	1,936	1,919	2,642	1,920
Due from related party	-	-	411	565	-	-	-
Due from third party property manager	-	17,660	5,475	13,553	8,757	10,489	6,603
Total current assets	11,674	30,151	10,307	19,903	20,018	16,346	14,074
Property and equipment, net	259,330	347,896	202,325	356,165	323,263	668,980	417,469
Deposits	-	-	-	-	-	-	-
Total assets	$271,004	$378,048	$212,633	$376,069	$343,281	$685,325	$431,543

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$5,034	$8,164	$2,079	$3,428	$4,149	$7,763	$3,383
Due to related party	4,678	15,320	-	-	4,515	5,121	7,924
Due to third party property manager	5,029	-	-	-	-	-	-
Total current liabilities	14,741	23,484	2,079	3,428	8,664	12,884	11,307
Tenant deposits	1,845	2,095	2,168	2,295	3,119	3,645	2,995
Mortgage payable, net	-	-	145,256	252,952	218,246	-	286,828
Total liabilities	16,586	25,579	149,502	258,676	230,029	16,529	301,130

Members’ equity (deficit):
Members’ capital	263,556	365,713	85,907	141,424	128,299	705,398	149,339
Retained earnings (accumulated deficit)	(9,138)	(13,245)	(22,777)	(24,031)	(15,047)	(36,601)	(18,926)
Total members’ equity (deficit)	254,418	352,468	63,131	117,393	113,252	668,797	130,413
Total liabilities and members’ equity (deficit)	$271,004	$378,048	$212,633	$376,069	$343,281	$685,325	$431,543

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Jake	Jefferson	Jill	Johnny	June	Jupiter	Kawana
ASSETS
Current assets:
Cash	$19,700	$13,357	$4,399	$24,853	$11,519	$5,976	$775
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	2,292	1,602	3,923	1,582	1,583	1,047	1,969
Due from related party	-	1,687	10,536	-	-	-	8,833
Due from third party property manager	9,673	5,712	5,936	10,844	10,210	4,909	6,047
Total current assets	31,665	22,359	24,794	37,279	23,311	11,931	17,623
Property and equipment, net	577,299	273,048	394,720	575,336	575,336	202,133	268,156
Deposits	-	-	-	-	-	-	-
Total assets	$608,964	$295,407	$419,514	$612,614	$598,646	$214,064	$285,780

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$8,364	$6,585	$4,016	$7,561	$13,064	$2,118	$3,274
Due to related party	12,144	-	-	56,678	34,943	5,679	-
Due to third party property manager	-	-	-	-	-	-	-
Total current liabilities	20,509	6,585	4,016	64,239	48,007	7,797	3,274
Tenant deposits	4,693	2,595	2,195	3,795	3,545	1,869	2,543
Mortgage payable, net	-	-	196,544	-	-	138,057	190,404
Total liabilities	25,201	9,180	202,755	68,034	51,552	147,722	196,220

Members’ equity (deficit):
Members’ capital	602,808	294,667	233,212	593,804	592,944	85,264	99,697
Retained earnings (accumulated deficit)	(19,045)	(8,441)	(16,453)	(49,223)	(45,850)	(18,922)	(10,137)
Total members’ equity (deficit)	583,763	286,227	216,759	544,580	547,094	66,342	89,560
Total liabilities and members’ equity (deficit)	$608,964	$295,407	$419,514	$612,614	$598,646	$214,064	$285,780

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood	Korin
ASSETS
Current assets:
Cash	$10,151	$13,986	$12,084	$2,932	$9,380	$2,050	$18,288
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	1,365	1,890	860	978	946	2,277	818
Due from related party	-	-	-	-	-	-	-
Due from third party property manager	21,876	8,725	7,801	4,317	6,686	5,626	6,075
Total current assets	33,392	24,601	20,745	8,226	17,012	9,954	25,181
Property and equipment, net	417,307	677,458	327,094	258,570	299,664	255,636	276,149
Deposits	-	-	-	-	-	-	-
Total assets	$450,700	$702,059	$347,838	$266,796	$316,676	$265,590	$301,330

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$8,374	$9,400	$2,820	$2,427	$3,974	$3,237	$7,881
Due to related party	18,048	5,724	15,781	16	4,189	2,804	2,587
Due to third party property manager	-	-	-	-	-	-	-
Total current liabilities	26,422	15,124	18,602	2,443	8,163	6,041	10,469
Tenant deposits	2,495	3,095	2,369	1,595	2,869	2,393	1,995
Mortgage payable, net	-	-	235,509	125,217	212,302	179,967	-
Total liabilities	28,917	18,219	256,480	129,255	223,334	188,401	12,464

Members’ equity (deficit):
Members’ capital	435,006	710,112	123,635	153,835	104,057	92,846	294,378
Retained earnings (accumulated deficit)	(13,224)	(26,272)	(32,276)	(16,294)	(10,714)	(15,657)	(5,511)
Total members’ equity (deficit)	421,783	683,840	91,359	137,541	93,343	77,188	288,866
Total liabilities and members’ equity (deficit)	$450,700	$702,059	$347,838	$266,796	$316,676	$265,590	$301,330

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Lallie	Lanier	Lannister	Latte	Lennox	Lierly	Lily
ASSETS
Current assets:
Cash	$2,013	$13,178	$839	$17,506	$11,801	$18,985	$37,478
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	1,007	2,881	2,234	1,375	848	686	4,503
Due from related party	-	-	-	-	-	-	-
Due from third party property manager	4,513	8,996	5,362	8,178	5,085	1,685	7,488
Total current assets	7,532	25,055	8,436	27,059	17,734	21,356	49,470
Property and equipment, net	352,763	369,622	176,566	358,276	206,118	200,667	512,036
Deposits	-	-	-	-	-	-	-
Total assets	$360,295	$394,677	$185,002	$385,336	$223,852	$222,022	$561,506

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$4,565	$3,467	$2,079	$6,989	$3,196	$8,156	$3,981
Due to related party	11,743	3,156	6,271	5,148	3,113	3,884	93,537
Due to third party property manager	-	-	-	-	-	-	-
Total current liabilities	16,308	6,623	8,350	12,137	6,309	12,040	97,517
Tenant deposits	-	2,295	1,943	3,293	1,695	1,750	2,395
Mortgage payable, net	237,564	261,277	112,551	-	137,746	129,647	308,594
Total liabilities	253,872	270,195	122,843	15,429	145,750	143,437	408,506

Members’ equity (deficit):
Members’ capital	124,714	134,973	79,970	372,284	82,200	77,480	213,998
Retained earnings (accumulated deficit)	(18,291)	(10,491)	(17,811)	(2,378)	(4,098)	1,106	(60,999)
Total members’ equity (deficit)	106,423	124,482	62,159	369,906	78,102	78,586	153,000
Total liabilities and members’ equity (deficit)	$360,295	$394,677	$185,002	$385,336	$223,852	$222,022	$561,506

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Limestone	Litton	Longwoods	Lookout	Loretta	Louis	Louise
ASSETS
Current assets:
Cash	$10,059	$8,852	$-	$5,073	$11,582	$-	$9,318
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	945	1,059	-	973	2,255	104	2,257
Due from related party	7,578	13,550	-	-	-	-	-
Due from third party property manager	7,938	6,119	-	5,675	9,511	-	6,879
Total current assets	26,519	29,580	-	11,720	23,348	104	18,454
Property and equipment, net	279,677	318,302	271,468	338,224	674,211	271,384	269,015
Deposits	-	-	-	-	-	-	-
Total assets	$306,197	$347,882	$271,468	$349,944	$697,558	$271,488	$287,469

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$4,300	$9,072	$2,783	$5,073	$9,272	$1,844	$3,573
Due to related party	-	-	269,861	5,102	5,822	270,553	2,657
Due to third party property manager	-	-	-	-	-	1,002	-
Total current liabilities	4,300	9,072	272,644	10,175	15,094	273,399	6,230
Tenant deposits	3,293	2,445	-	2,145	3,445	-	2,369
Mortgage payable, net	200,860	156,467	-	-	-	-	179,973
Total liabilities	208,453	167,983	272,644	12,320	18,539	273,399	188,572

Members’ equity (deficit):
Members’ capital	108,382	186,001	370	345,467	695,950	106	104,964
Retained earnings (accumulated deficit)	(10,638)	(6,102)	(1,546)	(7,842)	(16,930)	(2,018)	(6,067)
Total members’ equity (deficit)	97,744	179,899	(1,176)	337,625	679,019	(1,912)	98,897
Total liabilities and members’ equity (deficit)	$306,197	$347,882	$271,468	$349,944	$697,558	$271,488	$287,469

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Lovejoy	Luna	Lurleen	Madison	Mae	Magnolia	Malbec
ASSETS
Current assets:
Cash	$3,100	$11,216	$7,369	$5,709	$25,752	$301	$14,839
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	1,736	781	888	702	1,313	1,175	511
Due from related party	628	-	9,926	-	-	-	-
Due from third party property manager	324	3,655	-	-	8,852	17,611	-
Total current assets	5,787	15,652	18,183	6,411	35,917	19,087	15,350
Property and equipment, net	286,473	204,501	226,586	201,705	347,771	251,087	302,822
Deposits	-	-	-	-	-	-	-
Total assets	$292,260	$220,153	$244,769	$208,116	$383,689	$270,175	$318,172

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$3,200	$3,480	$8,206	$2,326	$11,843	$2,270	$4,262
Due to related party	-	3,379	-	8,646	2,485	20,721	4,340
Due to third party property manager	-	-	2,918	2,329	-	-	2,016
Total current liabilities	3,200	6,859	11,123	13,300	14,328	22,991	10,618
Tenant deposits	-	1,750	1,695	1,449	4,190	1,795	2,195
Mortgage payable, net	202,920	147,906	107,525	99,801	-	170,915	204,833
Total liabilities	206,120	156,515	120,343	114,551	18,518	195,702	217,646

Members’ equity (deficit):
Members’ capital	103,801	68,688	132,589	119,849	373,823	93,001	108,488
Retained earnings (accumulated deficit)	(17,660)	(5,049)	(8,164)	(26,284)	(8,652)	(18,528)	(7,962)
Total members’ equity (deficit)	86,141	63,638	124,426	93,565	365,171	74,473	100,525
Total liabilities and members’ equity (deficit)	$292,260	$220,153	$244,769	$208,116	$383,689	$270,175	$318,172

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Mammoth	Marcelo	Marie	Marietta	Marion	Marple	Martell
ASSETS
Current assets:
Cash	$8,233	$15,067	$16,827	$5	$-	$17,312	$22,498
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	2,301	752	939	1,727	-	556	1,406
Due from related party	-	-	2,435	12,153	-	315	-
Due from third party property manager	14,624	5,330	7,471	6,370	-	-	-
Total current assets	25,157	21,150	27,672	20,255	-	18,183	23,905
Property and equipment, net	332,675	280,303	317,808	297,862	256,645	176,869	261,963
Deposits	-	-	-	-	-	-	-
Total assets	$357,832	$301,453	$345,480	$318,117	$256,645	$195,051	$285,868

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$2,904	$7,499	$7,902	$4,932	$1,888	$1,531	$3,682
Due to related party	9,507	3,969	-	-	255,601	-	197
Due to third party property manager	-	-	-	-	573	420	4,986
Total current liabilities	12,411	11,467	7,902	4,932	258,061	1,951	8,864
Tenant deposits	2,095	1,945	2,745	2,095	-	-	-
Mortgage payable, net	235,571	-	-	148,320	-	-	-
Total liabilities	250,077	13,412	10,647	155,347	258,061	1,951	8,864

Members’ equity (deficit):
Members’ capital	120,610	302,280	341,298	178,650	333	197,057	286,198
Retained earnings (accumulated deficit)	(12,854)	(14,239)	(6,465)	(15,880)	(1,749)	(3,957)	(9,195)
Total members’ equity (deficit)	107,756	288,041	334,832	162,770	(1,416)	193,101	277,003
Total liabilities and members’ equity (deficit)	$357,832	$301,453	$345,480	$318,117	$256,645	$195,051	$285,868

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Mary	Matchingham	McGregor	McLovin	Meadow	Mimosa	Mojave
ASSETS
Current assets:
Cash	$-	$13,673	$7,246	$8,118	$3,774	$4,549	$7,116
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	-	762	616	1,711	1,041	798	448
Due from related party	-	-	-	-	2,416	10,270	-
Due from third party property manager	-	6,257	5,903	8,341	3,576	6,026	1,691
Total current assets	-	20,693	13,765	18,169	10,807	21,643	9,255
Property and equipment, net	273,703	202,755	294,052	508,137	307,113	209,780	232,039
Deposits	-	-	-	-	-	-	-
Total assets	$273,703	$223,447	$307,817	$526,307	$317,920	$231,424	$241,294

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$992	$3,578	$7,085	$5,412	$2,873	$8,165	$3,069
Due to related party	273,622	2,535	5,896	5,307	-	-	5,731
Due to third party property manager	3,033	-	-	-	-	-	-
Total current liabilities	277,647	6,113	12,981	10,719	2,873	8,165	8,799
Tenant deposits	-	1,795	1,895	3,495	-	1,495	1,596
Mortgage payable, net	-	144,619	-	364,169	212,676	105,216	160,044
Total liabilities	277,647	152,526	14,876	378,383	215,549	114,876	170,439

Members’ equity (deficit):
Members’ capital	675	72,449	306,293	176,288	132,051	126,790	75,191
Retained earnings (accumulated deficit)	(4,619)	(1,528)	(13,352)	(28,365)	(29,680)	(10,243)	(4,336)
Total members’ equity (deficit)	(3,944)	70,921	292,941	147,923	102,371	116,548	70,855
Total liabilities and members’ equity (deficit)	$273,703	$223,447	$307,817	$526,307	$317,920	$231,424	$241,294

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Murphy	Mycroft	Nugget	Odessa	Olive	Oly	Onyx
ASSETS
Current assets:
Cash	$15,304	$17,402	$11,154	$3,699	$3,937	$14,856	$7
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	1,315	565	1,684	1,900	1,395	1,705	-
Due from related party	-	207	-	-	-	-	-
Due from third party property manager	6,910	-	8,089	6,280	6,785	8,699	-
Total current assets	23,528	18,174	20,928	11,879	12,117	25,260	7
Property and equipment, net	285,375	180,876	548,801	511,349	224,552	508,807	327,464
Deposits	-	-	-	-	-	-	-
Total assets	$308,903	$199,050	$569,729	$523,228	$236,668	$534,067	$327,471

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$5,117	$1,576	$2,732	$4,062	$3,319	$5,150	$2,159
Due to related party	3,124	-	12,047	11,683	5,190	4,643	326,266
Due to third party property manager	-	335	-	-	-	-	174
Total current liabilities	8,241	1,912	14,779	15,746	8,509	9,793	328,598
Tenant deposits	2,295	-	3,295	4,193	1,895	5,580	-
Mortgage payable, net	205,087	-	-	371,149	124,223	364,874	-
Total liabilities	215,623	1,912	18,074	391,087	134,627	380,246	328,598

Members’ equity (deficit):
Members’ capital	101,427	201,023	559,440	187,132	115,976	174,929	283
Retained earnings (accumulated deficit)	(8,147)	(3,886)	(7,786)	(54,990)	(13,935)	(21,109)	(1,410)
Total members’ equity (deficit)	93,280	197,138	551,655	132,141	102,041	153,820	(1,127)
Total liabilities and members’ equity (deficit)	$308,903	$199,050	$569,729	$523,228	$236,668	$534,067	$327,471

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Oscar	Osceola	Osprey	Otoro	Palmer	Patrick	Peanut
ASSETS
Current assets:
Cash	$-	$-	$14,934	$1,752	$-	$6,064	$3,865
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	-	-	2,192	994	-	691	833
Due from related party	-	-	-	-	-	-	2,426
Due from third party property manager	-	-	9,295	1,920	-	1,382	3,488
Total current assets	-	-	26,421	4,665	-	8,137	10,611
Property and equipment, net	251,638	282,359	348,723	383,178	294,574	203,112	210,468
Deposits	-	-	-	-	-	-	-
Total assets	$251,638	$282,359	$375,144	$387,844	$294,574	$211,249	$221,079

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$789	$2,406	$13,816	$2,760	$2,083	$5,621	$2,610
Due to related party	251,574	280,865	4,980	24,209	293,631	4,326	-
Due to third party property manager	-	6,684	-	-	187	-	-
Total current liabilities	252,363	289,955	18,796	26,970	295,901	9,947	2,610
Tenant deposits	-	-	4,590	-	-	1,575	2,093
Mortgage payable, net	-	-	-	271,709	-	107,796	145,225
Total liabilities	252,363	289,955	23,386	298,679	295,901	119,318	149,927

Members’ equity (deficit):
Members’ capital	-	7	359,669	137,167	-	95,906	80,011
Retained earnings (accumulated deficit)	(725)	(7,603)	(7,911)	(48,002)	(1,327)	(3,975)	(8,860)
Total members’ equity (deficit)	(725)	(7,596)	351,757	89,165	(1,327)	91,931	71,152
Total liabilities and members’ equity (deficit)	$251,638	$282,359	$375,144	$387,844	$294,574	$211,249	$221,079

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Pearl	Pecan	Piedmont	Pinot	Pioneer	Plumtree	Point
ASSETS
Current assets:
Cash	$22,990	$16,212	$3,072	$16,081	$16,858	$23,069	$12,530
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	1,548	667	1,059	927	1,907	653	2,972
Due from related party	-	-	14,831	-	-	-	-
Due from third party property manager	2,654	4,743	6,780	-	9,647	3,041	7,307
Total current assets	27,192	21,622	25,743	17,008	28,413	26,763	22,810
Property and equipment, net	534,885	195,372	377,310	305,742	575,882	188,707	373,622
Deposits	-	-	-	-	-	-	-
Total assets	$562,077	$216,994	$403,052	$322,750	$604,294	$215,470	$396,432

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$9,280	$6,864	$3,571	$4,290	$5,981	$7,049	$3,516
Due to related party	8,877	4,148	-	4,520	26,128	4,469	4,255
Due to third party property manager	-	-	-	592	-	-	-
Total current liabilities	18,157	11,012	3,571	9,402	32,109	11,518	7,771
Tenant deposits	2,795	5,363	2,295	2,195	3,445	3,000	2,295
Mortgage payable, net	-	112,347	187,900	206,955	-	109,890	265,099
Total liabilities	20,952	128,722	193,766	218,552	35,554	124,408	275,165

Members’ equity (deficit):
Members’ capital	552,611	88,943	228,983	109,361	586,459	87,341	136,513
Retained earnings (accumulated deficit)	(11,486)	(671)	(19,697)	(5,163)	(17,719)	3,721	(15,246)
Total members’ equity (deficit)	541,125	88,272	209,286	104,198	568,740	91,062	121,267
Total liabilities and members’ equity (deficit)	$562,077	$216,994	$403,052	$322,750	$604,294	$215,470	$396,432

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Porthos	Quincy	Redondo	Regency	Reginald	Reynolds	Ribbonwalk
ASSETS
Current assets:
Cash	$-	$23,128	$3,004	$10,552	$8,148	$9,220	$5,220
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	2,371	1,684	1,025	1,480	1,384	1,553	1,431
Due from related party	-	-	7,532	12,951	-	-	-
Due from third party property manager	1,915	5,045	7,186	7,997	10,990	23,683	2,272
Total current assets	4,286	29,858	18,746	32,980	20,522	34,456	8,923
Property and equipment, net	304,152	537,294	310,665	274,206	435,477	422,207	307,089
Deposits	-	-	-	-	-	-	-
Total assets	$308,439	$567,152	$329,411	$307,186	$455,999	$456,663	$316,012

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$5,926	$6,655	$9,770	$12,999	$9,358	$9,897	$2,799
Due to related party	301,883	24,679	-	-	21,861	11,366	9,889
Due to third party property manager	-	-	-	-	-	-	-
Total current liabilities	307,809	31,335	9,770	12,999	31,219	21,264	12,688
Tenant deposits	2,295	2,695	2,695	3,793	4,293	2,495	1,995
Mortgage payable, net	-	(483)	154,088	134,406	-	-	221,705
Total liabilities	310,104	33,546	166,553	151,197	35,511	23,759	236,388

Members’ equity (deficit):
Members’ capital	237	571,942	183,039	161,359	452,520	439,253	116,016
Retained earnings (accumulated deficit)	(1,902)	(38,337)	(20,180)	(5,370)	(32,032)	(6,348)	(36,391)
Total members’ equity (deficit)	(1,665)	533,606	162,859	155,989	420,488	432,905	79,624
Total liabilities and members’ equity (deficit)	$308,439	$567,152	$329,411	$307,186	$455,999	$456,663	$316,012

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Richardson	Ridge	Ritter	River	Riverwalk	Rooney	Roseberry
ASSETS
Current assets:
Cash	$17,738	$9,501	$7,308	$14,261	$12,390	$3,228	$5,894
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	1,105	837	1,761	963	974	2,448	1,725
Due from related party	-	-	-	-	-	-	-
Due from third party property manager	5,010	6,208	-	7,288	6,923	5,905	7,796
Total current assets	23,852	16,546	9,069	22,512	20,288	11,581	15,414
Property and equipment, net	309,207	207,068	494,497	253,602	388,055	357,977	312,907
Deposits	-	-	-	-	-	-	-
Total assets	$333,059	$223,615	$503,566	$276,114	$408,343	$369,558	$328,321

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$9,644	$3,189	$6,337	$3,932	$6,686	$3,715	$4,860
Due to related party	1,608	3,148	12,662	3,527	6,409	8,136	4,123
Due to third party property manager	-	-	338	-	-	-	-
Total current liabilities	11,253	6,337	19,336	7,459	13,095	11,851	8,982
Tenant deposits	1,995	2,543	3,500	2,993	2,395	2,095	3,443
Mortgage payable, net	-	138,390	-	170,344	-	256,457	209,065
Total liabilities	13,248	147,269	22,836	180,795	15,490	270,403	221,490

Members’ equity (deficit):
Members’ capital	331,367	80,713	518,713	98,996	404,412	131,055	113,798
Retained earnings (accumulated deficit)	(11,556)	(4,367)	(37,983)	(3,678)	(11,560)	(31,900)	(6,966)
Total members’ equity (deficit)	319,811	76,345	480,730	95,319	392,853	99,155	106,832
Total liabilities and members’ equity (deficit)	$333,059	$223,615	$503,566	$276,114	$408,343	$369,558	$328,321

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Rosewood	Roxy	Saddlebred	Saint	Sajni	Salem	Salinas
ASSETS
Current assets:
Cash	$237	$2,814	$18,105	$21,570	$3,092	$10,638	$8,523
Accounts receivable	-	-	1,377	-	-	-	-
Prepaid expenses	760	718	1,514	1,119	2,359	1,288	627
Due from related party	-	-	-	-	-	-	1,324
Due from third party property manager	8,261	6,226	11,315	6,515	3,392	4,832	1,121
Total current assets	9,258	9,758	32,311	29,204	8,842	16,757	11,595
Property and equipment, net	264,664	318,764	467,468	310,674	313,136	302,787	228,134
Deposits	-	-	-	-	-	-	-
Total assets	$273,922	$328,522	$499,779	$339,878	$321,978	$319,544	$239,729

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$2,553	$2,541	$3,635	$3,609	$9,730	$4,043	$5,732
Due to related party	3,732	12,389	34,058	10,590	1,853	4,287	-
Due to third party property manager	-	-	-	-	-	-	-
Total current liabilities	6,285	14,931	37,693	14,199	11,583	8,330	5,732
Tenant deposits	2,768	1,995	4,168	2,495	2,745	2,195	1,945
Mortgage payable, net	186,917	218,190	329,445	209,762	-	208,726	-
Total liabilities	195,969	235,115	371,306	226,457	14,328	219,251	7,677

Members’ equity (deficit):
Members’ capital	98,435	118,320	174,687	117,558	320,520	104,851	249,044
Retained earnings (accumulated deficit)	(20,482)	(24,913)	(46,214)	(4,136)	(12,870)	(4,559)	(16,992)
Total members’ equity (deficit)	77,953	93,407	128,473	113,421	307,650	100,293	232,052
Total liabilities and members’ equity (deficit)	$273,922	$328,522	$499,779	$339,878	$321,978	$319,544	$239,729

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Saturn	Scepter	Sequoyah	Shallowford	Shoreline	Sigma	Simon
ASSETS
Current assets:
Cash	$5,365	$3,460	$2,086	$3,422	$6,640	$10,998	$-
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	913	1,146	993	1,504	813	1,353	-
Due from related party	-	-	6,361	5,484	-	-	-
Due from third party property manager	3,762	5,027	4,830	6,823	6,100	5,431	-
Total current assets	10,040	9,633	14,269	17,234	13,554	17,782	-
Property and equipment, net	212,637	261,777	245,638	354,922	295,470	373,258	291,597
Deposits	-	-	-	-	-	-	-
Total assets	$222,677	$271,410	$259,907	$372,156	$309,024	$391,039	$291,597

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$2,003	$2,376	$8,283	$6,877	$3,692	$3,838	$1,603
Due to related party	11,017	6,470	-	-	2,879	4,167	291,472
Due to third party property manager	-	-	-	-	-	-	3,129
Total current liabilities	13,020	8,846	8,283	6,877	6,570	8,005	296,204
Tenant deposits	1,806	1,795	1,795	2,545	-	2,869	-
Mortgage payable, net	138,062	186,953	121,262	176,630	209,940	266,867	-
Total liabilities	152,888	197,593	131,340	186,052	216,510	277,741	296,204

Members’ equity (deficit):
Members’ capital	89,907	97,793	146,526	211,004	104,522	130,031	-
Retained earnings (accumulated deficit)	(20,119)	(23,977)	(17,959)	(24,899)	(12,009)	(16,732)	(4,607)
Total members’ equity (deficit)	69,789	73,816	128,567	186,104	92,513	113,299	(4,607)
Total liabilities and members’ equity (deficit)	$222,677	$271,410	$259,907	$372,156	$309,024	$391,039	$291,597

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Sims	Soapstone	Sodalis	Spencer	Splash	Spring	Stonebriar
ASSETS
Current assets:
Cash	$13,243	$16,354	$4,595	$7,580	$12,509	$11,512	$855
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	-	666	809	1,571	798	838	683
Due from related party	334	-	-	-	-	-	-
Due from third party property manager	-	1,936	5,495	7,602	4,704	5,185	8,726
Total current assets	13,577	18,956	10,898	16,754	18,011	17,535	10,264
Property and equipment, net	274,929	205,333	284,546	286,058	204,617	243,200	198,346
Deposits	-	-	-	-	-	-	-
Total assets	$288,505	$224,289	$295,444	$302,812	$222,628	$260,735	$208,610

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$2,162	$7,979	$4,436	$5,994	$5,033	$7,857	$2,349
Due to related party	-	4,063	4,495	4,310	5,384	1,225	13,989
Due to third party property manager	259	-	-	-	-	-	-
Total current liabilities	2,420	12,042	8,930	10,304	10,417	9,082	16,338
Tenant deposits	-	1,600	2,000	2,349	3,000	1,695	1,395
Mortgage payable, net	-	126,802	-	192,488	121,858	-	132,710
Total liabilities	2,420	140,444	10,930	205,141	135,275	10,777	150,443

Members’ equity (deficit):
Members’ capital	290,946	83,886	300,542	107,795	88,205	255,918	77,494
Retained earnings (accumulated deficit)	(4,861)	(41)	(16,029)	(10,124)	(853)	(5,960)	(19,328)
Total members’ equity (deficit)	286,085	83,845	284,514	97,671	87,353	249,958	58,166
Total liabilities and members’ equity (deficit)	$288,505	$224,289	$295,444	$302,812	$222,628	$260,735	$208,610

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Sugar	Summerset	Sundance	Sunnyside	Swift	Taylor	Terracotta
ASSETS
Current assets:
Cash	$11,694	$5,152	$7,151	$18,290	$7,291	$2,444	$8,687
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	1,992	1,370	1,025	1,004	397	751	1,021
Due from related party	-	-	-	1,301	-	12,595	605
Due from third party property manager	7,180	5,798	17,656	8,461	23,725	3,277	6,406
Total current assets	20,866	12,320	25,832	29,056	31,413	19,068	16,719
Property and equipment, net	296,331	242,505	319,211	220,349	340,653	230,123	311,562
Deposits	-	-	-	-	-	-	-
Total assets	$317,197	$254,826	$345,043	$249,405	$372,066	$249,191	$328,281

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$3,891	$3,016	$15,334	$5,922	$9,421	$2,689	$3,501
Due to related party	3,780	4,988	4,582	-	14,729	-	-
Due to third party property manager	-	-	-	-	-	-	-
Total current liabilities	7,671	8,004	19,917	5,922	24,149	2,689	3,501
Tenant deposits	3,590	2,119	2,695	1,745	2,295	1,495	3,143
Mortgage payable, net	198,919	163,510	154,088	-	-	111,950	220,288
Total liabilities	210,181	173,632	176,699	7,667	26,444	116,134	226,932

Members’ equity (deficit):
Members’ capital	126,630	94,435	182,733	240,300	348,152	141,784	116,805
Retained earnings (accumulated deficit)	(19,614)	(13,242)	(14,389)	1,439	(2,530)	(8,727)	(15,455)
Total members’ equity (deficit)	107,016	81,194	168,344	241,739	345,622	133,057	101,350
Total liabilities and members’ equity (deficit)	$317,197	$254,826	$345,043	$249,405	$372,066	$249,191	$328,281

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Theodore	Tulip	Tuscan	Tuscarora	Tuxford	Vernon	Walton
ASSETS
Current assets:
Cash	$-	$1,104	$10,405	$22,101	$3,577	$3,630	$1,763
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	-	937	1,374	976	1,689	1,000	940
Due from related party	-	-	-	-	-	-	-
Due from third party property manager	-	6,528	4,599	7,389	5,685	21,533	-
Total current assets	-	8,570	16,378	30,466	10,951	26,163	2,702
Property and equipment, net	289,427	309,778	305,447	332,679	255,102	250,101	294,808
Deposits	-	-	-	-	-	-	-
Total assets	$289,427	$318,348	$321,825	$363,145	$266,054	$276,264	$297,510

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$1,603	$2,565	$8,578	$9,700	$2,490	$2,939	$12,496
Due to related party	289,302	14,667	822	2,057	14,092	16,355	21,694
Due to third party property manager	350	-	-	-	-	-	1,157
Total current liabilities	291,255	17,232	9,400	11,757	16,582	19,295	35,348
Tenant deposits	-	2,195	4,490	3,295	1,895	2,843	2,095
Mortgage payable, net	-	219,586	180,700	-	176,504	179,835	-
Total liabilities	291,255	239,014	194,590	15,052	194,981	201,972	37,443

Members’ equity (deficit):
Members’ capital	-	111,620	130,718	359,062	95,620	91,503	310,236
Retained earnings (accumulated deficit)	(1,828)	(32,286)	(3,483)	(10,969)	(24,548)	(17,210)	(50,169)
Total members’ equity (deficit)	(1,828)	79,334	127,235	348,093	71,072	74,292	260,068
Total liabilities and members’ equity (deficit)	$289,427	$318,348	$321,825	$363,145	$266,054	$276,264	$297,510

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Wave	Weldon	Wellington	Wentworth	Wescott	Westchester	Wildwood
ASSETS
Current assets:
Cash	$1,504	$8,964	$13,430	$8,775	$4,768	$12,663	$6,319
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	983	816	1,007	679	721	878	600
Due from related party	-	-	-	2,305	-	-	-
Due from third party property manager	4,609	5,013	13,756	773	5,423	9,403	8,493
Total current assets	7,096	14,793	28,193	12,532	10,911	22,944	15,412
Property and equipment, net	325,872	202,137	404,722	224,544	268,587	324,824	215,735
Deposits	-	-	-	-	-	-	-
Total assets	$332,968	$216,929	$432,915	$237,076	$279,498	$347,768	$231,146

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$2,409	$2,086	$10,314	$3,695	$2,791	$4,749	$2,568
Due to related party	28,362	9,175	3,063	-	10,694	4,338	441
Due to third party property manager	-	-	-	-	-	-	-
Total current liabilities	30,771	11,261	13,376	3,695	13,485	9,087	3,009
Tenant deposits	2,744	2,168	2,395	1,595	1,795	3,119	1,845
Mortgage payable, net	221,678	134,830	-	155,042	132,900	196,344	107,165
Total liabilities	255,193	148,258	15,771	160,332	148,180	208,550	112,018

Members’ equity (deficit):
Members’ capital	113,795	85,406	427,776	80,598	151,780	152,223	127,181
Retained earnings (accumulated deficit)	(36,020)	(16,735)	(10,632)	(3,855)	(20,461)	(13,005)	(8,053)
Total members’ equity (deficit)	77,775	68,671	417,144	76,744	131,318	139,218	119,128
Total liabilities and members’ equity (deficit)	$332,968	$216,929	$432,915	$237,076	$279,498	$347,768	$231,146

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2023

	Willow	Wilson	Windsor	Winston	Wisteria	Consolidated
ASSETS
Current assets:
Cash	$4,530	$19,230	$15,982	$18,351	$16,388	$2,029,499
Accounts receivable	-	-	-	-	-	31,837
Prepaid expenses	1,058	1,126	3,224	1,204	981	290,607
Due from related party	9,513	-	-	502	-	268,393
Due from third party property manager	4,767	6,417	20,729	7,341	1,765	1,318,012
Total current assets	19,868	26,772	39,935	27,397	19,133	3,938,348
Property and equipment, net	287,668	381,455	333,565	323,888	289,407	71,645,754
Deposits	-	-	-	-	-	-
Total assets	$307,535	$408,227	$373,500	$351,285	$308,540	$75,584,102

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$8,569	$11,275	$9,907	$7,805	$3,098	$1,175,118
Due to related party	-	3,066	5,523	-	2,228	7,324,342
Due to third party property manager	-	-	-	-	-	60,790
Total current liabilities	8,569	14,340	15,430	7,805	5,326	8,560,251
Tenant deposits	2,195	2,445	3,893	1,795	-	489,060
Mortgage payable, net	-	-	224,677	-	205,267	23,880,003
Total liabilities	10,764	16,785	243,999	9,600	210,592	32,929,313

Members’ equity (deficit):
Members’ capital	302,139	399,440	123,942	345,581	103,953	45,900,960
Retained earnings (accumulated deficit)	(5,368)	(7,999)	5,560	(3,896)	(6,005)	(3,246,171)
Total members’ equity (deficit)	296,771	391,441	129,502	341,685	97,948	42,654,789
Total liabilities and members’ equity (deficit)	$307,535	$408,227	$373,500	$351,285	$308,540	$75,584,102

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	100	101	Abbington	Amber	Apollo	Aster	Avebury
ASSETS
Current assets:
Cash	$34,876	$15,458	$12,352	$6,844	$24	$97	$1,134
Accounts receivable	3,495	-	4,498	-	-	-	-
Prepaid expenses	-	781	-	6,721	3,608	1,290	3,177
Due from related party	-	-	-	-	7,632	12,634	3,802
Total current assets	38,371	16,239	16,850	13,565	11,264	14,021	8,113
Property and equipment, net	603,813	630,661	475,786	297,164	194,680	254,498	286,985
Deposits	3,943	27	2,845	2,843	2,124	150	4,419
Total assets	$646,128	$646,926	$495,481	$313,571	$208,067	$268,669	$299,517

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$15,432	$11,020	$18,180	$5,375	$4,629	$3,707	$4,358
Due to related party	6,302	2,998	2,032	2,817	-	-	-
Total current liabilities	21,734	14,018	20,212	8,192	4,629	3,707	4,358
Tenant deposits	3,495	-	2,845	2,843	1,744	-	1,795
Mortgage payable, net	-	-	-	198,668	133,088	124,200	200,791
Total liabilities	25,229	14,018	23,057	209,702	139,461	127,907	206,944

Members’ equity (deficit)
Members’ capital	628,143	658,881	498,632	119,393	76,339	153,956	103,860
Retained earnings (accumulated deficit)	(7,243)	(25,972)	(26,207)	(15,524)	(7,732)	(13,194)	(11,286)
Total members’ equity (deficit)	620,899	632,909	472,424	103,869	68,607	140,762	92,573
Total liabilities and members’ equity (deficit)	$646,128	$646,926	$495,481	$313,571	$208,067	$268,669	$299,517

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Badminton	Bandelier	Baron	Basil	Bayside	Bazzel	Bedford
ASSETS
Current assets:
Cash	$15,849	$13,098	$19,732	$9,670	$18,745	$14,346	$19,399
Accounts receivable	-	2,195	2,895	-	-	60	-
Prepaid expenses	3,625	6,221	3,273	2,527	5,039	689	3,281
Due from related party	-	-	-	-	-	-	-
Total current assets	19,474	21,514	25,900	12,198	23,784	15,095	22,679
Property and equipment, net	246,010	342,093	574,943	195,410	247,626	266,213	277,008
Deposits	2,993	2,195	3,751	1,495	2,619	1,902	4,590
Total assets	$268,476	$365,802	$604,594	$209,103	$274,029	$283,210	$304,277

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$7,870	$9,495	$14,188	$5,893	$4,433	$5,992	$4,738
Due to related party	1,720	1,534	11,904	1,759	3,700	18,973	1,593
Total current liabilities	9,590	11,028	26,092	7,652	8,133	24,965	6,332
Tenant deposits	2,993	2,195	4,395	1,495	2,619	1,795	4,590
Mortgage payable, net	171,839	242,444	-	129,668	163,463	-	194,483
Total liabilities	184,422	255,667	30,487	138,814	174,215	26,760	205,405

Members’ equity (deficit)
Members’ capital	88,616	126,458	585,815	73,775	99,417	264,281	101,219
Retained earnings (accumulated deficit)	(4,562)	(16,323)	(11,709)	(3,487)	397	(7,831)	(2,347)
Total members’ equity (deficit)	84,054	110,135	574,107	70,288	99,814	256,450	98,872
Total liabilities and members’ equity (deficit)	$268,476	$365,802	$604,594	$209,103	$274,029	$283,210	$304,277

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Belle	Blossom	Bonneau	Brainerd	Braxton	Brennan	Brooklyn
ASSETS
Current assets:
Cash	$471	$27,514	$6,661	$8,705	$27,902	$2,706	$10,118
Accounts receivable	-	2,765	-	4,190	2,693	319	-
Prepaid expenses	1,353	609	746	709	2,009	1,930	480
Due from related party	10,334	-	3,573	10,413	-	-	8,225
Total current assets	12,159	30,888	10,980	24,017	32,603	4,955	18,823
Property and equipment, net	438,049	253,977	339,646	292,405	322,755	224,785	172,922
Deposits	8,216	1,854	2,491	2,595	2,085	2,558	-
Total assets	$458,424	$286,719	$353,117	$319,017	$357,444	$232,297	$191,745

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$9,636	$6,230	$10,407	$2,810	$8,999	$2,532	$8,467
Due to related party	-	3,119	-	-	11,707	84,407	-
Total current liabilities	9,636	9,349	10,407	2,810	20,706	86,939	8,467
Tenant deposits	2,495	1,845	2,295	2,595	2,045	1,994	-
Mortgage payable, net	-	-	-	140,650	-	153,687	80,510
Total liabilities	12,131	11,194	12,702	146,055	22,751	242,620	88,977

Members’ equity (deficit)
Members’ capital	460,817	280,384	355,746	171,910	349,987	425	105,053
Retained earnings (accumulated deficit)	(14,524)	(4,859)	(15,332)	1,052	(15,293)	(10,748)	(2,285)
Total members’ equity (deficit)	446,293	275,525	340,414	172,962	334,693	(10,323)	102,768
Total liabilities and members’ equity (deficit)	$458,424	$286,719	$353,117	$319,017	$357,444	$232,297	$191,745

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Burlington	Butter	Camino	Campbell	Centennial	Chaparral	Chattahoochee
ASSETS
Current assets:
Cash	$17,715	$12,333	$18,534	$451	$13,328	$17,171	$-
Accounts receivable	3,395	-	-	-	-	-	-
Prepaid expenses	4,442	6,026	348	-	5,521	-	-
Due from related party	-	-	2,423	-	-	-	-
Total current assets	25,552	18,359	21,305	451	18,850	17,171	-
Property and equipment, net	644,915	369,314	264,208	309,186	274,924	186,912	-
Deposits	3,553	5,469	2,142	451	1,895	2,016	-
Total assets	$674,020	$393,143	$287,655	$310,089	$295,668	$206,099	$-

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$13,447	$7,693	$5,411	$3,346	$9,936	$6,126	$878
Due to related party	13,554	6,632	-	326,179	1,311	4,754	50,300
Total current liabilities	27,001	14,325	5,411	329,525	11,247	10,879	51,178
Tenant deposits	6,895	2,795	1,994	-	1,895	3,000	-
Mortgage payable, net	-	259,806	-	-	187,490	103,034	-
Total liabilities	33,896	276,926	7,404	329,525	200,631	116,913	51,178

Members’ equity (deficit)
Members’ capital	653,466	131,404	283,930	3,161	104,673	90,241	3,382
Retained earnings (accumulated deficit)	(13,342)	(15,187)	(3,679)	(22,596)	(9,636)	(1,056)	(54,559)
Total members’ equity (deficit)	640,125	116,216	280,251	(19,436)	95,037	89,185	(51,178)
Total liabilities and members’ equity (deficit)	$674,020	$393,143	$287,655	$310,089	$295,668	$206,099	$-

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Chelsea	Chester	Chickamauga	Chitwood	Clover	Coatbridge	Collier
ASSETS
Current assets:
Cash	$2,482	$4,224	$-	$10,706	$20,929	$16,300	$5,567
Accounts receivable	-	2,268	4,590	4,590	-	1,955	4,390
Prepaid expenses	5,973	4,850	1,073	-	642	5,647	734
Due from related party	10,475	15,615	-	7,766	7,427	-	-
Total current assets	18,929	26,957	5,663	23,062	28,998	23,902	10,690
Property and equipment, net	304,130	370,667	375,173	380,995	318,749	262,077	353,703
Deposits	2,250	2,454	2,545	2,816	1,980	4,490	2,429
Total assets	$325,310	$400,078	$383,381	$406,873	$349,727	$290,469	$366,822

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$7,592	$5,438	$1,489	$12,835	$7,188	$4,219	$6,288
Due to related party	-	-	376,298	-	-	5,529	1,093
Total current liabilities	7,592	5,438	377,788	12,835	7,188	9,748	7,381
Tenant deposits	1,895	2,445	2,545	2,795	1,895	2,993	2,445
Mortgage payable, net	213,191	181,530	-	-	-	173,120	-
Total liabilities	222,678	189,413	380,333	15,630	9,083	185,861	9,826

Members’ equity (deficit)
Members’ capital	113,185	220,014	425	401,369	345,455	106,363	371,538
Retained earnings (accumulated deficit)	(10,553)	(9,349)	2,624	(10,125)	(4,811)	(1,755)	(14,541)
Total members’ equity (deficit)	102,632	210,665	3,049	391,243	340,644	104,608	356,996
Total liabilities and members’ equity (deficit)	$325,310	$400,078	$383,381	$406,873	$349,727	$290,469	$366,822

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Collinston	Conway	Creekside	Creekwood	Cumberland	Cupcake	Cypress
ASSETS
Current assets:
Cash	$1,164	$18,351	$18,793	$29	$17,990	$10,468	$987
Accounts receivable	-	-	1,895	1,616	1,695	-	55
Prepaid expenses	2,316	1,469	616	4,153	1,291	4,056	5,804
Due from related party	-	-	890	19,662	4,102	4,622	16,487
Total current assets	3,480	19,820	22,194	25,460	25,078	19,147	23,334
Property and equipment, net	205,042	684,051	309,720	288,178	294,956	221,079	364,435
Deposits	794	27	2,404	2,353	1,695	1,595	4,437
Total assets	$209,317	$703,898	$334,318	$315,991	$321,729	$241,821	$392,205

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$3,476	$10,975	$7,310	$4,918	$6,300	$7,406	$6,133
Due to related party	5,460	11,169	-	-	-	-	-
Total current liabilities	8,936	22,143	7,310	4,918	6,300	7,406	6,133
Tenant deposits	-	-	2,395	1,795	1,695	1,595	2,395
Mortgage payable, net	134,800	-	-	141,105	-	149,969	178,936
Total liabilities	143,736	22,143	9,705	147,818	7,995	158,970	187,464

Members’ equity (deficit)
Members’ capital	86,188	709,419	327,695	173,802	316,748	82,859	216,252
Retained earnings (accumulated deficit)	(20,608)	(27,664)	(3,081)	(5,628)	(3,013)	(8)	(11,511)
Total members’ equity (deficit)	65,580	681,755	324,614	168,173	313,735	82,851	204,742
Total liabilities and members’ equity (deficit)	$209,317	$703,898	$334,318	$315,991	$321,729	$241,821	$392,205

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Daisy	Davidson	Dawson	Delta	Dewberry	Diablo	Dogwood
ASSETS
Current assets:
Cash	$16,955	$4,997	$3,688	$329	$4,997	$-	$18,140
Accounts receivable	1,695	-	397	12,225	2,960	1,995	-
Prepaid expenses	788	3,317	3,197	4,388	2,460	5,082	657
Due from related party	130	-	-	-	-	-	-
Total current assets	19,569	8,314	7,282	16,942	10,417	7,077	18,797
Property and equipment, net	300,005	205,719	223,332	335,907	183,362	292,052	239,375
Deposits	2,362	3,276	1,745	-	3,190	3,392	2,341
Total assets	$321,935	$217,309	$232,359	$352,849	$196,968	$302,521	$260,512

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$5,130	$4,925	$6,354	$10,237	$5,375	$6,718	$5,606
Due to related party	-	4,363	6,173	18,070	622	11,182	1,672
Total current liabilities	5,130	9,288	12,527	28,307	5,996	17,901	7,278
Tenant deposits	1,695	1,806	1,745	-	2,393	1,995	2,243
Mortgage payable, net	-	145,220	144,148	224,424	119,366	205,668	-
Total liabilities	6,825	156,314	158,420	252,731	127,755	225,563	9,520

Members’ equity (deficit)
Members’ capital	320,102	75,902	88,941	121,594	76,635	105,099	253,801
Retained earnings (accumulated deficit)	(4,992)	(14,907)	(15,002)	(21,476)	(7,422)	(28,142)	(2,810)
Total members’ equity (deficit)	315,110	60,995	73,939	100,118	69,213	76,957	250,991
Total liabilities and members’ equity (deficit)	$321,935	$217,309	$232,359	$352,849	$196,968	$302,521	$260,512

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Dolittle	Dolly	Dops	Dorchester	Dunbar	Duncan	Eagle
ASSETS
Current assets:
Cash	$18,533	$23,914	$-	$10,872	$2,823	$4,592	$2,681
Accounts receivable	1,000	-	-	3,658	1,895	-	-
Prepaid expenses	4,856	1,173	449	1,187	409	-	1,837
Due from related party	-	-	-	276	-	-	18,590
Total current assets	24,390	25,087	449	15,994	5,127	4,592	23,109
Property and equipment, net	299,130	686,935	205,730	342,700	320,429	-	277,167
Deposits	3,443	18	-	2,211	4,113	-	1,501
Total assets	$326,962	$712,039	$206,179	$360,905	$329,670	$4,592	$301,777

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$6,025	$10,473	$1,468	$8,317	$6,131	$896	$3,989
Due to related party	9,085	4,561	205,610	-	1,723	43,987	-
Total current liabilities	15,110	15,034	207,079	8,317	7,854	44,883	3,989
Tenant deposits	3,443	-	-	2,195	3,343	-	1,995
Mortgage payable, net	205,354	-	-	-	-	-	131,588
Total liabilities	223,906	15,034	207,079	10,512	11,196	44,883	137,572

Members’ equity (deficit)
Members’ capital	108,216	721,166	425	365,035	337,553	3,211	164,659
Retained earnings (accumulated deficit)	(5,160)	(24,160)	(1,325)	(14,641)	(19,079)	(43,501)	(455)
Total members’ equity (deficit)	103,056	697,006	(900)	350,394	318,473	(40,290)	164,205
Total liabilities and members’ equity (deficit)	$326,962	$712,039	$206,179	$360,905	$329,670	$4,592	$301,777

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Eastfair	Elevation	Elm	Emporia	Ensenada	Falcon	Folly
ASSETS
Current assets:
Cash	$16,361	$11,215	$7,318	$7,584	$24,616	$8,945	$8,390
Accounts receivable	-	4,822	404	-	3,295	-	3,146
Prepaid expenses	3,648	9,865	3,408	6,099	8,671	2,064	968
Due from related party	-	-	-	6,420	-	8,747	-
Total current assets	20,009	25,902	11,129	20,102	36,581	19,756	12,504
Property and equipment, net	207,457	256,594	160,293	346,445	546,660	277,868	318,369
Deposits	3,590	4,679	663	4,590	3,306	1,950	2,704
Total assets	$231,056	$287,176	$172,084	$371,137	$586,547	$299,574	$333,577

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$7,040	$10,498	$2,758	$10,433	$9,593	$4,322	$7,057
Due to related party	2,602	3,327	1,902	-	7,218	-	1,157
Total current liabilities	9,642	13,825	4,660	10,433	16,811	4,322	8,213
Tenant deposits	3,590	3,990	-	4,590	3,295	1,950	2,695
Mortgage payable, net	147,869	170,310	105,765	242,492	388,454	131,579	-
Total liabilities	161,101	188,125	110,425	257,514	408,560	137,851	10,908

Members’ equity (deficit)
Members’ capital	68,396	106,463	66,375	128,635	196,762	162,747	329,293
Retained earnings (accumulated deficit)	1,559	(7,412)	(4,716)	(15,012)	(18,775)	(1,023)	(6,624)
Total members’ equity (deficit)	69,956	99,050	61,659	113,623	177,988	161,723	322,669
Total liabilities and members’ equity (deficit)	$231,056	$287,176	$172,084	$371,137	$586,547	$299,574	$333,577

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Forest	Gardens	Goose	Grant	Greenhill	Gretal	Grove
ASSETS
Current assets:
Cash	$5,242	$3,979	$9,998	$16,831	$17,898	$35,493	$1,780
Accounts receivable	2,495	-	-	-	-	-	-
Prepaid expenses	4,758	2,348	1,726	5,904	3,984	1,000	2,657
Due from related party	-	-	8,349	-	-	-	-
Total current assets	12,495	6,327	20,073	22,735	21,882	36,492	4,437
Property and equipment, net	338,295	218,241	258,302	363,931	321,344	451,744	235,221
Deposits	-	7,253	2,100	-	4,830	68	1,954
Total assets	$350,790	$231,821	$280,475	$386,666	$348,057	$488,304	$241,611

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$6,108	$3,285	$4,002	$7,897	$4,841	$1,828	$5,554
Due to related party	6,723	1,410	-	3,190	1,544	8,409	2,587
Total current liabilities	12,832	4,696	4,002	11,086	6,385	10,237	8,141
Tenant deposits	-	1,869	1,950	-	3,119	-	1,869
Mortgage payable, net	225,167	134,771	122,521	256,412	225,401	-	155,617
Total liabilities	237,998	141,335	128,473	267,499	234,904	10,237	165,627

Members’ equity (deficit)
Members’ capital	141,970	96,624	153,599	137,592	115,759	487,692	85,808
Retained earnings (accumulated deficit)	(29,178)	(6,137)	(1,598)	(18,424)	(2,607)	(9,625)	(9,824)
Total members’ equity (deficit)	112,792	90,486	152,001	119,168	113,152	478,067	75,984
Total liabilities and members’ equity (deficit)	$350,790	$231,821	$280,475	$386,666	$348,057	$488,304	$241,611

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Hadden	Hansard	Hansel	Harrison	Henry	Heritage	Heron
ASSETS
Current assets:
Cash	$10,521	$-	$26,990	$3,443	$19,176	$12,257	$561
Accounts receivable	-	-	-	3,767	2,205	199	-
Prepaid expenses	2,033	1,301	2,355	4,485	-	4,153	1,710
Due from related party	816	-	-	17,417	-	-	10,769
Total current assets	13,369	1,301	29,345	29,112	21,381	16,609	13,041
Property and equipment, net	216,857	305,035	405,213	457,051	428,590	293,239	289,361
Deposits	1,645	-	25	3,145	-	7,987	2,524
Total assets	$231,870	$306,337	$434,583	$489,308	$449,970	$317,835	$304,926

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$3,990	$1,325	$3,925	$7,072	$10,560	$4,484	$5,684
Due to related party	-	305,912	11,103	-	19,030	21,851	-
Total current liabilities	3,990	307,237	15,028	7,072	29,590	26,334	5,684
Tenant deposits	1,645	-	-	3,145	2,450	1,995	2,369
Mortgage payable, net	141,730	-	197,258	224,650	-	200,778	198,693
Total liabilities	147,365	307,237	212,286	234,867	32,040	229,107	206,746

Members’ equity (deficit)
Members’ capital	93,209	425	237,726	266,027	434,595	106,079	105,482
Retained earnings (accumulated deficit)	(8,703)	(1,325)	(15,429)	(11,586)	(16,664)	(17,352)	(7,302)
Total members’ equity (deficit)	84,506	(900)	222,297	254,440	417,931	88,728	98,180
Total liabilities and members’ equity (deficit)	$231,870	$306,337	$434,583	$489,308	$449,970	$317,835	$304,926

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Highland	Hines	Holcomb	Holland	Hollandaise	Holloway	Inglewood
ASSETS
Current assets:
Cash	$-	$10,080	$19,039	$2,472	$2,675	$18,012	$32,769
Accounts receivable	632	1,595	1,800	-	2,045	405	-
Prepaid expenses	618	340	445	3,386	3,942	5,906	3,254
Due from related party	5,772	-	-	3,703	5,977	-	-
Total current assets	7,021	12,014	21,284	9,560	14,639	24,324	36,023
Property and equipment, net	285,796	253,890	352,776	205,234	361,194	327,934	678,357
Deposits	2,843	1,894	7,660	3,019	9,658	3,752	45
Total assets	$295,660	$267,798	$381,720	$217,814	$385,491	$356,010	$714,425

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$10,035	$5,956	$9,180	$2,414	$4,656	$8,361	$12,027
Due to related party	-	79	11,373	-	-	4,757	17,768
Total current liabilities	10,035	6,034	20,553	2,414	4,656	13,118	29,795
Tenant deposits	2,843	1,845	2,095	2,168	2,295	3,119	-
Mortgage payable, net	-	-	-	145,225	252,908	218,196	-
Total liabilities	12,877	7,879	22,648	149,806	259,859	234,433	29,795

Members’ equity (deficit)
Members’ capital	294,074	268,876	372,259	87,423	144,712	132,873	716,430
Retained earnings (accumulated deficit)	(11,292)	(8,957)	(13,187)	(19,415)	(19,080)	(11,296)	(31,800)
Total members’ equity (deficit)	282,783	259,919	359,072	68,008	125,632	121,577	684,630
Total liabilities and members’ equity (deficit)	$295,660	$267,798	$381,720	$217,814	$385,491	$356,010	$714,425

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Jack	Jake	Jefferson	Jill	Johnny	June	Jupiter
ASSETS
Current assets:
Cash	$7,161	$17,446	$-	$648	$34,856	$5,677	$6,229
Accounts receivable	2,495	3,795	-	3,805	4,503	3,295	-
Prepaid expenses	5,724	882	1,262	4,356	947	959	5,446
Due from related party	3,011	-	-	21,589	417,430	454,717	-
Total current assets	18,390	22,123	1,262	30,397	457,736	464,648	11,674
Property and equipment, net	417,064	585,392	276,196	400,180	583,384	583,384	205,038
Deposits	2,975	8,351	-	2,204	4,125	3,545	1,869
Total assets	$438,430	$615,866	$277,457	$432,782	$1,045,245	$1,051,577	$218,581

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$5,418	$12,359	$1,324	$5,026	$10,423	$14,861	$4,763
Due to related party	-	1,366	277,033	-	-	-	2,191
Total current liabilities	5,418	13,725	278,357	5,026	10,423	14,861	6,954
Tenant deposits	2,995	4,693	-	2,195	3,795	3,545	1,869
Mortgage payable, net	286,779	-	-	196,544	462,708	462,708	138,027
Total liabilities	295,193	18,418	278,357	203,765	476,927	481,114	146,850

Members’ equity (deficit)
Members’ capital	152,458	614,589	425	237,502	603,784	603,586	86,944
Retained earnings (accumulated deficit)	(9,221)	(17,141)	(1,325)	(8,485)	(35,466)	(33,123)	(15,213)
Total members’ equity (deficit)	143,237	597,448	(900)	229,017	568,318	570,463	71,731
Total liabilities and members’ equity (deficit)	$438,430	$615,866	$277,457	$432,782	$1,045,245	$1,051,577	$218,581

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Kawana	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood
ASSETS
Current assets:
Cash	$836	$17,930	$24,406	$14,504	$2,740	$17,910	$1,921
Accounts receivable	-	-	3,095	-	1,595	440	1,595
Prepaid expenses	2,293	1,002	1,173	5,728	4,125	5,541	3,171
Due from related party	12,893	-	-	-	4,308	-	1,153
Total current assets	16,022	18,932	28,674	20,231	12,768	23,891	7,840
Property and equipment, net	271,942	423,144	686,935	331,779	262,681	303,954	259,228
Deposits	2,792	9,410	3,113	2,392	1,773	2,869	2,636
Total assets	$290,757	$451,486	$718,722	$354,403	$277,222	$330,714	$269,703

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$4,310	$8,574	$10,473	$7,945	$3,911	$10,506	$4,948
Due to related party	-	13,515	4,311	12,964	-	3,186	-
Total current liabilities	4,310	22,088	14,784	20,909	3,911	13,692	4,948
Tenant deposits	2,543	2,495	3,095	2,369	1,595	2,869	2,393
Mortgage payable, net	190,367	-	-	235,465	125,217	212,253	179,932
Total liabilities	197,219	24,583	17,879	258,743	130,723	228,814	187,272

Members’ equity (deficit)
Members’ capital	102,743	442,292	721,220	125,680	155,567	107,969	94,548
Retained earnings (accumulated deficit)	(9,206)	(15,390)	(20,377)	(30,019)	(9,068)	(6,069)	(12,116)
Total members’ equity (deficit)	93,538	426,903	700,843	95,660	146,499	101,900	82,431
Total liabilities and members’ equity (deficit)	$290,757	$451,486	$718,722	$354,403	$277,222	$330,714	$269,703

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Korin	Lallie	Lanier	Lannister	Latte	Lennox	Lierly
ASSETS
Current assets:
Cash	$-	$4,816	$24,791	$4,232	$17,864	$21,323	$21,568
Accounts receivable	-	-	-	-	-	-	1,167
Prepaid expenses	452	9,284	4,454	2,108	754	1,544	-
Due from related party	-	-	-	-	-	-	-
Total current assets	452	14,101	29,246	6,339	18,618	22,867	22,735
Property and equipment, net	279,972	357,879	374,815	179,593	363,287	209,096	203,598
Deposits	-	2,495	4,406	341	4,593	1,695	1,750
Total assets	$280,424	$374,474	$408,467	$186,273	$386,498	$233,657	$228,084

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$1,930	$5,346	$4,818	$4,754	$4,292	$3,592	$8,152
Due to related party	279,802	5,275	8,564	1,575	3,784	5,580	6,931
Total current liabilities	281,732	10,621	13,382	6,329	8,075	9,172	15,083
Tenant deposits	-	2,495	2,295	1,943	3,293	1,695	1,750
Mortgage payable, net	-	237,511	261,231	112,500	-	137,710	129,551
Total liabilities	281,732	250,628	276,909	120,771	11,368	148,577	146,384

Members’ equity (deficit)
Members’ capital	425	127,885	138,044	81,590	378,945	85,589	81,546
Retained earnings (accumulated deficit)	(1,733)	(4,039)	(6,485)	(16,088)	(3,815)	(509)	154
Total members’ equity (deficit)	(1,308)	123,846	131,558	65,502	375,130	85,080	81,700
Total liabilities and members’ equity (deficit)	$280,424	$374,474	$408,467	$186,273	$386,498	$233,657	$228,084

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Lily	Limestone	Litton	Lookout	Loretta	Louise	Lovejoy
ASSETS
Current assets:
Cash	$41,852	$14,859	$10,902	$15,181	$23,875	$22,275	$5,439
Accounts receivable	155	1,881	4,390	1,895	-	-	-
Prepaid expenses	9,859	4,886	704	522	1,469	2,510	4,116
Due from related party	-	9,765	11,031	-	-	-	4,632
Total current assets	51,866	31,391	27,026	17,599	25,344	24,785	14,186
Property and equipment, net	519,529	283,700	322,715	342,965	683,656	272,804	290,569
Deposits	2,802	3,308	2,399	2,395	34	2,994	2,008
Total assets	$574,197	$318,399	$352,141	$362,959	$709,035	$300,583	$306,763

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$11,015	$7,825	$2,576	$5,929	$10,860	$2,817	$8,197
Due to related party	90,222	-	-	11,299	1,835	10,592	-
Total current liabilities	101,237	7,825	2,576	17,228	12,696	13,410	8,197
Tenant deposits	2,395	3,293	2,445	2,395	-	2,369	1,995
Mortgage payable, net	308,542	200,822	155,200	-	-	179,938	202,882
Total liabilities	412,174	211,940	160,221	19,623	12,696	195,716	213,073

Members’ equity (deficit)
Members’ capital	217,605	112,906	190,597	351,271	707,719	108,670	106,750
Retained earnings (accumulated deficit)	(55,583)	(6,447)	1,323	(7,935)	(11,380)	(3,803)	(13,061)
Total members’ equity (deficit)	162,022	106,459	191,920	343,336	696,340	104,866	93,689
Total liabilities and members’ equity (deficit)	$574,197	$318,399	$352,141	$362,959	$709,035	$300,583	$306,763

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Luna	Lurleen	Madison	Mae	Magnolia	Malbec	Mammoth
ASSETS
Current assets:
Cash	$15,413	$-	$8,751	$29,828	$3,512	$19,049	$12,991
Accounts receivable	-	-	-	1,907	140	50	-
Prepaid expenses	3,348	462	2,385	1,019	2,935	3,016	3,069
Due from related party	-	-	-	-	-	-	-
Total current assets	18,762	462	11,137	32,754	6,587	22,115	16,060
Property and equipment, net	207,457	230,826	204,533	352,635	255,241	307,210	337,361
Deposits	1,750	-	-	4,190	6,677	2,220	6,294
Total assets	$227,969	$231,288	$215,669	$389,579	$268,505	$331,545	$359,715

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$8,388	$12,181	$4,517	$8,045	$3,992	$4,572	$4,319
Due to related party	1,521	114,003	6,283	3,237	12,458	6,680	6,407
Total current liabilities	9,908	126,184	10,800	11,282	16,450	11,251	10,726
Tenant deposits	1,750	-	-	4,190	1,795	2,195	2,095
Mortgage payable, net	147,869	106,700	99,754	-	170,844	204,766	235,528
Total liabilities	159,527	232,884	110,554	15,472	189,090	218,213	248,349

Members’ equity (deficit)
Members’ capital	71,740	425	117,868	382,186	94,796	113,451	122,952
Retained earnings (accumulated deficit)	(3,297)	(2,021)	(12,753)	(8,079)	(15,380)	(118)	(11,586)
Total members’ equity (deficit)	68,442	(1,596)	105,115	374,107	79,416	113,333	111,366
Total liabilities and members’ equity (deficit)	$227,969	$231,288	$215,669	$389,579	$268,505	$331,545	$359,715

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Marcelo	Marie	Marietta	Matchingham	McGregor	McLovin	Meadow
ASSETS
Current assets:
Cash	$23,489	$-	$1,248	$20,963	$11,409	$16,279	$4,686
Accounts receivable	3,390	-	2,095	-	1,895	2,995	1,770
Prepaid expenses	575	1,426	1,240	4,136	-	17,327	5,592
Due from related party	-	-	17,540	-	-	-	6,361
Total current assets	27,454	1,426	22,123	25,099	13,304	36,601	18,408
Property and equipment, net	284,214	321,473	301,994	205,667	298,184	514,356	311,523
Deposits	1,972	-	2,180	1,795	2,294	3,416	30
Total assets	$313,641	$322,899	$326,296	$232,562	$313,783	$554,373	$329,962

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$6,772	$1,321	$4,966	$6,093	$8,581	$16,974	$5,427
Due to related party	5,099	322,478	-	3,551	4,468	7,952	-
Total current liabilities	11,871	323,799	4,966	9,643	13,049	24,926	5,427
Tenant deposits	1,945	-	2,095	1,795	1,895	3,495	-
Mortgage payable, net	-	-	148,320	144,588	-	364,111	212,637
Total liabilities	13,816	323,799	155,381	156,026	14,944	392,532	218,064

Members’ equity (deficit)
Members’ capital	309,810	425	182,313	75,559	312,893	180,906	134,354
Retained earnings (accumulated deficit)	(9,986)	(1,325)	(11,398)	977	(14,054)	(19,065)	(22,456)
Total members’ equity (deficit)	299,825	(900)	170,915	76,536	298,839	161,841	111,898
Total liabilities and members’ equity (deficit)	$313,641	$322,899	$326,296	$232,562	$313,783	$554,373	$329,962

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Mimosa	Mojave	Murphy	Nugget	Odessa	Olive	Oly
ASSETS
Current assets:
Cash	$-	$5,449	$20,675	$18,287	$8,131	$10,245	$20,613
Accounts receivable	847	-	-	2,795	2,795	179	5,690
Prepaid expenses	381	4,416	5,045	-	11,525	4,185	11,158
Due from related party	14,544	-	-	-	-	-	-
Total current assets	15,773	9,865	25,720	21,082	22,452	14,609	37,461
Property and equipment, net	215,236	235,563	289,461	556,495	518,681	228,240	515,071
Deposits	11,463	1,596	2,295	3,295	4,232	2,262	3,125
Total assets	$242,472	$247,024	$317,476	$580,871	$545,365	$245,112	$555,657

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$11,606	$6,802	$7,165	$13,760	$14,992	$4,791	$13,656
Due to related party	-	2,400	1,890	7,832	4,782	2,551	5,227
Total current liabilities	11,606	9,202	9,055	21,591	19,774	7,342	18,883
Tenant deposits	1,495	1,596	2,295	3,295	4,193	1,895	3,045
Mortgage payable, net	104,275	159,977	205,049	-	371,090	124,190	364,815
Total liabilities	117,376	170,775	216,399	24,886	395,056	133,426	386,743

Members’ equity (deficit)
Members’ capital	133,748	78,616	105,344	569,492	190,413	119,662	179,516
Retained earnings (accumulated deficit)	(8,652)	(2,367)	(4,268)	(13,507)	(40,104)	(7,977)	(10,602)
Total members’ equity (deficit)	125,096	76,249	101,077	555,985	150,309	111,685	168,914
Total liabilities and members’ equity (deficit)	$242,472	$247,024	$317,476	$580,871	$545,365	$245,112	$555,657

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Osprey	Otoro	Patrick	Peanut	Pearl	Pecan	Piedmont
ASSETS
Current assets:
Cash	$15,951	$2,223	$14,028	$5,669	$34,369	$21,146	$3,075
Accounts receivable	-	8,385	-	-	-	1,600	2,295
Prepaid expenses	814	6,139	-	3,129	910	-	5,844
Due from related party	-	-	-	5,742	-	-	19,699
Total current assets	16,765	16,747	14,028	14,539	35,279	22,746	30,913
Property and equipment, net	354,213	388,421	199,889	213,432	542,384	198,235	382,564
Deposits	2,455	5,272	1,222	2,128	1,381	964	2,295
Total assets	$373,433	$410,440	$215,139	$230,099	$579,044	$221,945	$415,772

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$10,359	$6,765	$6,988	$2,077	$10,823	$7,400	$6,026
Due to related party	1,087	9,170	7,152	-	9,354	8,072	-
Total current liabilities	11,446	15,935	14,140	2,077	20,176	15,472	6,026
Tenant deposits	2,295	-	1,575	2,093	3,000	1,863	2,295
Mortgage payable, net	-	271,662	107,762	145,194	-	112,313	187,900
Total liabilities	13,741	287,598	123,478	149,363	23,176	129,648	196,221

Members’ equity (deficit)
Members’ capital	366,116	139,723	98,959	82,076	556,159	93,112	231,818
Retained earnings (accumulated deficit)	(6,425)	(16,881)	(7,298)	(1,341)	(291)	(816)	(12,267)
Total members’ equity (deficit)	359,692	122,842	91,661	80,736	555,868	92,297	219,551
Total liabilities and members’ equity (deficit)	$373,433	$410,440	$215,139	$230,099	$579,044	$221,945	$415,772

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Pinot	Pioneer	Plumtree	Point	Quincy	Redondo	Regency
ASSETS
Current assets:
Cash	$20,217	$16,528	$22,430	$17,871	$27,074	$1,721	$-
Accounts receivable	-	-	-	797	4,156	-	-
Prepaid expenses	2,573	-	-	5,039	5,826	716	1,430
Due from related party	-	-	-	-	-	24,718	-
Total current assets	22,790	16,528	22,430	23,707	37,056	27,156	1,430
Property and equipment, net	310,171	583,726	191,474	378,872	544,809	314,974	277,367
Deposits	-	23	3,958	3,298	2,723	1,946	-
Total assets	$332,961	$600,277	$217,862	$405,877	$584,588	$344,075	$278,797

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$5,589	$10,711	$8,427	$5,361	$11,909	$8,237	$5,170
Due to related party	6,733	15,398	5,350	2,595	16,409	-	141,419
Total current liabilities	12,321	26,109	13,776	7,956	28,318	8,237	146,589
Tenant deposits	2,195	-	3,000	2,295	2,695	2,195	-
Mortgage payable, net	206,884	-	109,808	265,053	-	152,775	133,375
Total liabilities	221,400	26,109	126,584	275,304	31,013	163,207	279,964

Members’ equity (deficit)
Members’ capital	114,361	594,941	92,346	140,256	580,959	186,522	425
Retained earnings (accumulated deficit)	(2,800)	(20,773)	(1,068)	(9,684)	(27,384)	(5,654)	(1,592)
Total members’ equity (deficit)	111,561	574,168	91,278	130,572	553,575	180,868	(1,167)
Total liabilities and members’ equity (deficit)	$332,961	$600,277	$217,862	$405,877	$584,588	$344,075	$278,797

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Reginald	Reynolds	Ribbonwalk	Richardson	Ridge	Ritter	River
ASSETS
Current assets:
Cash	$2,299	$17,087	$7,106	$16,699	$17,882	$14,795	$21,045
Accounts receivable	2,695	-	-	3,990	-	-	-
Prepaid expenses	2,924	1,034	5,861	617	3,554	779	3,662
Due from related party	-	-	-	1,007	-	-	-
Total current assets	7,919	18,121	12,967	22,313	21,435	15,574	24,707
Property and equipment, net	442,303	428,112	311,484	313,533	210,060	501,430	257,264
Deposits	4,319	9,755	4,162	2,003	2,204	9	2,993
Total assets	$454,541	$455,988	$328,613	$337,849	$233,699	$517,013	$284,963

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$10,395	$9,883	$6,660	$7,371	$4,770	$9,115	$6,850
Due to related party	13,617	7,060	7,411	-	4,483	1,219	3,868
Total current liabilities	24,012	16,943	14,071	7,371	9,253	10,334	10,718
Tenant deposits	4,293	2,495	1,995	1,995	2,543	-	2,993
Mortgage payable, net	-	-	221,665	-	138,354	-	170,310
Total liabilities	28,305	19,438	237,730	9,366	150,149	10,334	184,021

Members’ equity (deficit)
Members’ capital	460,250	447,118	118,098	338,204	83,833	526,840	103,062
Retained earnings (accumulated deficit)	(34,013)	(10,567)	(27,215)	(9,721)	(283)	(20,160)	(2,120)
Total members’ equity (deficit)	426,237	436,550	90,883	328,483	83,550	506,679	100,942
Total liabilities and members’ equity (deficit)	$454,541	$455,988	$328,613	$337,849	$233,699	$517,013	$284,963

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Riverwalk	Rooney	Roseberry	Rosewood	Roxy	Saddlebred	Saint
ASSETS
Current assets:
Cash	$12,003	$3,150	$11,158	$1,800	$2,685	$21,247	$26,429
Accounts receivable	4,790	2,095	1,630	785	1,995	6,867	3,990
Prepaid expenses	758	4,564	4,301	2,374	3,116	8,972	4,952
Due from related party	-	-	-	-	-	-	-
Total current assets	17,551	9,809	17,088	4,958	7,796	37,085	35,371
Property and equipment, net	393,483	362,399	317,420	268,383	323,243	475,107	314,445
Deposits	4,399	2,607	5,245	2,986	2,407	6,147	2,565
Total assets	$415,433	$374,815	$339,753	$276,327	$333,446	$518,339	$352,381

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$7,055	$4,924	$10,372	$2,933	$3,736	$9,942	$13,586
Due to related party	1,340	4,043	7,871	31	7,832	31,233	6,246
Total current liabilities	8,395	8,967	18,243	2,964	11,568	41,176	19,832
Tenant deposits	4,390	2,095	3,443	2,768	1,995	4,168	2,495
Mortgage payable, net	-	256,412	209,026	186,881	218,150	329,391	209,723
Total liabilities	12,785	267,474	230,711	192,612	231,712	374,734	232,050

Members’ equity (deficit)
Members’ capital	412,678	133,554	117,453	100,246	120,728	177,654	121,253
Retained earnings (accumulated deficit)	(10,030)	(26,212)	(8,411)	(16,531)	(18,994)	(34,050)	(922)
Total members’ equity (deficit)	402,648	107,342	109,042	83,715	101,734	143,605	120,330
Total liabilities and members’ equity (deficit)	$415,433	$374,815	$339,753	$276,327	$333,446	$518,339	$352,381

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Salem	Saturn	Scepter	Sequoyah	Shallowford	Shoreline	Sigma
ASSETS
Current assets:
Cash	$16,872	$6,596	$7,959	$10,446	$1,845	$12,274	$28,918
Accounts receivable	-	-	-	-	2,739	-	5,049
Prepaid expenses	2,557	4,049	4,417	604	5,062	3,975	6,192
Due from related party	-	-	-	10,019	12,911	-	-
Total current assets	19,429	10,645	12,375	21,069	22,557	16,248	40,159
Property and equipment, net	307,174	215,621	265,014	249,039	359,892	299,730	378,585
Deposits	5,270	1,806	18	-	2,721	2,295	2,869
Total assets	$331,873	$228,072	$277,408	$270,108	$385,170	$318,273	$421,612

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$4,483	$3,534	$4,010	$2,927	$5,546	$8,513	$8,250
Due to related party	6,905	8,572	3,246	-	-	356	21,299
Total current liabilities	11,388	12,106	7,255	2,927	5,546	8,870	29,549
Tenant deposits	2,195	1,806	-	-	2,545	2,295	2,869
Mortgage payable, net	208,657	138,032	186,917	120,280	176,630	209,892	266,821
Total liabilities	222,240	151,944	194,172	123,207	184,721	221,057	299,239

Members’ equity (deficit)
Members’ capital	109,377	91,356	99,536	149,891	214,901	108,066	133,427
Retained earnings (accumulated deficit)	256	(15,228)	(16,301)	(2,991)	(14,451)	(10,850)	(11,053)
Total members’ equity (deficit)	109,633	76,128	83,236	146,901	200,450	97,216	122,373
Total liabilities and members’ equity (deficit)	$331,873	$228,072	$277,408	$270,108	$385,170	$318,273	$421,612

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Soapstone	Sodalis	Spencer	Splash	Spring	Stonebriar	Sugar
ASSETS
Current assets:
Cash	$18,435	$6,342	$16,586	$17,449	$11,480	$1,421	$20,024
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	-	468	4,762	-	535	2,171	3,768
Due from related party	-	1,382	-	-	1,294	-	-
Total current assets	18,435	8,192	21,348	17,449	13,309	3,592	23,793
Property and equipment, net	208,333	288,526	290,215	207,594	246,601	201,133	300,610
Deposits	1,907	1,205	2,729	1,673	1,795	5,123	3,590
Total assets	$228,676	$297,922	$314,291	$226,716	$261,706	$209,848	$327,993

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$8,387	$6,326	$9,843	$5,834	$6,158	$3,389	$5,189
Due to related party	7,177	-	2,513	5,759	-	5,946	5,292
Total current liabilities	15,563	6,326	12,356	11,593	6,158	9,335	10,481
Tenant deposits	1,600	-	2,744	1,450	1,695	1,395	3,590
Mortgage payable, net	126,707	-	192,443	121,846	-	132,681	198,873
Total liabilities	143,870	6,326	207,542	134,889	7,853	143,411	212,944

Members’ equity (deficit)
Members’ capital	87,487	305,584	112,220	92,454	261,381	79,009	129,126
Retained earnings (accumulated deficit)	(2,681)	(13,988)	(5,471)	(627)	(7,529)	(12,572)	(14,078)
Total members’ equity (deficit)	84,806	291,596	106,749	91,827	253,852	66,437	115,048
Total liabilities and members’ equity (deficit)	$228,676	$297,922	$314,291	$226,716	$261,706	$209,848	$327,993

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Summerset	Sundance	Sunnyside	Swift	Taylor	Terracotta	Tulip
ASSETS
Current assets:
Cash	$1,043	$10,726	$-	$11,245	$2,567	$13,875	$771
Accounts receivable	5,475	4,390	-	-	1,445	2,095	6,285
Prepaid expenses	3,991	695	1,091	-	1,154	4,903	3,066
Due from related party	-	10,868	-	-	15,904	3,263	-
Total current assets	10,509	26,680	1,091	11,245	21,070	24,136	10,122
Property and equipment, net	246,010	324,315	227,882	345,941	233,803	315,349	314,141
Deposits	2,644	8,290.52	-	11,067	1,610	2,095	3,143
Total assets	$259,163	$359,285	$228,973	$368,252	$256,482	$341,580	$327,406

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$6,599	$19,720	$6,284	$9,130	$4,326	$6,146	$5,213
Due to related party	2,263	-	223,589	6,733	-	-	2,064
Total current liabilities	8,862	19,720	229,873	15,862	4,326	6,146	7,277
Tenant deposits	2,119	2,695	-	2,295	1,495	2,095	3,143
Mortgage payable, net	163,470	152,775	-	-	111,950	220,248	219,546
Total liabilities	174,450	175,190	229,873	18,157	117,771	228,488	229,966

Members’ equity (deficit)
Members’ capital	96,302	186,325	425	355,656	143,855	120,435	113,863
Retained earnings (accumulated deficit)	(11,589)	(2,229)	(1,325)	(5,561)	(5,144)	(7,344)	(16,422)
Total members’ equity (deficit)	84,713	184,096	(900)	350,095	138,711	113,091	97,441
Total liabilities and members’ equity (deficit)	$259,163	$359,285	$228,973	$368,252	$256,482	$341,580	$327,406

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Tuscan	Tuscarora	Tuxford	Vernon	Walton	Wave	Weldon
ASSETS
Current assets:
Cash	$18,855	$-	$746	$6,224	$483	$1,737	$10,131
Accounts receivable	-	-	-	-	-	-	-
Prepaid expenses	-	1,347	11,904	3,370	2,753	3,901	4,623
Due from related party	-	-	-	-	225,165	-	-
Total current assets	18,855	1,347	12,649	9,594	228,401	5,638	14,754
Property and equipment, net	309,887	336,505	258,704	256,133	298,931	330,441	205,042
Deposits	6,919	-	2,571	10,017	16	4,774	2,168
Total assets	$335,661	$337,853	$273,925	$275,743	$527,349	$340,853	$221,964

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$8,889	$3,188	$8,917	$4,842	$10,571	$4,622	$5,737
Due to related party	9,732	335,565	7,709	5,533	-	12,744	6,646
Total current liabilities	18,621	338,753	16,625	10,375	10,571	17,366	12,383
Tenant deposits	4,490	-	1,895	2,843	-	2,744	2,168
Mortgage payable, net	180,686	-	176,469	179,799	226,708	221,638	134,800
Total liabilities	203,797	338,753	194,989	193,017	237,279	241,748	149,350

Members’ equity (deficit)
Members’ capital	136,641	425	97,910	93,941	315,086	118,413	86,937
Retained earnings (accumulated deficit)	(4,777)	(1,325)	(18,975)	(11,215)	(25,017)	(19,308)	(14,324)
Total members’ equity (deficit)	131,864	(900)	78,935	82,726	290,069	99,105	72,614
Total liabilities and members’ equity (deficit)	$335,661	$337,853	$273,925	$275,743	$527,349	$340,853	$221,964

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Wellington	Wentworth	Wescott	Westchester	Wildwood	Willow	Wilson
ASSETS
Current assets:
Cash	$27,539	$8,400	$1,739	$20,902	$8,765	$965	$18,254
Accounts receivable	-	1,595	1,795	-	1,595	1,695	2,195
Prepaid expenses	944	5,160	3,867	7,051	4,490	640	-
Due from related party	-	4,057	-	-	-	15,295	155
Total current assets	28,483	19,213	7,401	27,953	14,849	18,595	20,604
Property and equipment, net	404,211	227,961	272,352	329,511	218,766	291,692	388,328
Deposits	7,896	1,595	1,977	3,959	2,244	2,624	2,583
Total assets	$440,589	$248,768	$281,731	$361,423	$235,859	$312,911	$411,514

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$9,274	$8,202	$4,912	$9,320	$3,431	$6,528	$8,528
Due to related party	2,977	-	3,421	1,649	3,338	-	-
Total current liabilities	12,251	8,202	8,333	10,969	6,768	6,528	8,528
Tenant deposits	2,395	1,595	1,795	3,119	1,845	2,195	2,445
Mortgage payable, net	-	154,981	132,843	196,298	107,116	-	-
Total liabilities	14,646	164,778	142,970	210,386	115,729	8,723	10,973

Members’ equity (deficit)
Members’ capital	435,997	84,901	154,444	157,292	129,674	309,455	408,026
Retained earnings (accumulated deficit)	(10,053)	(911)	(15,683)	(6,254)	(9,544)	(5,268)	(7,484)
Total members’ equity (deficit)	425,944	83,990	138,760	151,038	120,130	304,187	400,541
Total liabilities and members’ equity (deficit)	$440,589	$248,768	$281,731	$361,423	$235,859	$312,911	$411,514

ARRIVED HOMES, LLC AND ITS SERIES

AUDITED CONSOLIDATED AND CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2022

	Windsor	Winston	Wisteria	Consolidated
ASSETS
Current assets:
Cash	$19,324	$20,935	$15,575	$2,326,787
Accounts receivable	-	2,859	-	248,127
Prepaid expenses	3,250	831	3,559	583,408
Due from related party	-	3,239	-	1,566,736
Total current assets	22,575	27,863	19,134	4,725,058
Property and equipment, net	338,374	328,407	293,483	64,472,312
Deposits	5,610	1,795	5,724	557,106
Total assets	$366,559	$358,066	$318,341	$69,754,477

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accrued expenses	$10,671	$4,601	$5,094	$1,385,744
Due to related party	2,681	-	2,452	3,969,826
Total current liabilities	13,352	4,601	7,547	5,355,571
Tenant deposits	3,893	1,795	3,293	412,844
Mortgage payable, net	224,626	-	205,228	25,020,030
Total liabilities	241,870	6,396	216,067	30,788,445

Members’ equity (deficit)
Members’ capital	128,899	352,925	106,607	41,187,227
Retained earnings (accumulated deficit)	(4,211)	(1,255)	(4,333)	(2,221,195)
Total members’ equity (deficit)	124,688	351,670	102,274	38,966,032
Total liabilities and members’ equity (deficit)	$366,559	$358,066	$318,341	$69,754,477

See the accompanying notes to these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	100	101	Abbington	Amber	Apollo	Aster	Augusta
Rental income	$21,695	$-	$17,107	$11,370	$9,630	$4,715	$-
Total revenue	21,695	-	17,107	11,370	9,630	4,715	-

Operating expenses
Depreciation	2,815	8,719	6,578	4,208	2,691	3,510	-
Insurance	1,230	1,098	852	3,636	1,216	1,279	-
Management fees	5,335	3,632	3,948	1,642	1,206	1,142	-
Repair and maintenance	4,424	-	947	175	-	6,802	133
Property taxes	806	933	1,334	5,579	1,982	1,286	273
Other operating expenses	2,174	3,404	3,255	810	990	3,005	856
Total operating expenses	16,783	17,787	16,913	16,049	8,087	17,024	1,262

Income (loss) from operations	4,912	(17,787)	194	(4,679)	1,543	(12,310)	(1,262)

Other income (expenses)
Other income	-	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	-	-	(3,929)	(5,817)	(4,223)	-
Total other income (expenses)	-	-	-	(3,929)	(5,817)	(4,223)	-
Net income (loss)	4,912	(17,787)	194	(8,608)	(4,274)	(16,533)	(1,262)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Avebury	Avondale	Badminton	Bandelier	Baron	Basil	Bayside
Rental income	$10,915	$-	$11,970	$13,170	$17,370	$7,475	$12,570
Total revenue	10,915	-	11,970	13,170	17,370	7,475	12,570

Operating expenses
Depreciation	3,995	-	3,505	4,170	8,229	2,784	3,525
Insurance	1,747	203	1,238	870	1,091	666	866
Management fees	1,624	165	1,509	1,862	4,725	1,076	1,621
Repair and maintenance	2,313	-	1,480	-	678	-	1,848
Property taxes	1,254	303	4,203	(202)	1,765	1,622	6,906
Other operating expenses	1,156	3,305	877	1,702	1,119	916	486
Total operating expenses	12,088	3,975	12,812	8,401	17,606	7,065	15,252

Income (loss) from operations	(1,173)	(3,975)	(842)	4,769	(236)	410	(2,682)

Other income (expenses)
Other income	-	-	-	-	10	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	(3,971)	-	(4,070)	(4,789)	-	(2,228)	(3,873)
Total other income (expenses)	(3,971)	-	(4,070)	(4,789)	10	(2,228)	(3,873)
Net income (loss)	(5,144)	(3,975)	(4,912)	(20)	(226)	(1,818)	(6,555)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Bazzel	Bedford	Bella	Belle	Belvedere	Bergenia	Blossom
Rental income	$9,075	$12,852	$-	$13,611	$612	$-	$8,575
Total revenue	9,075	12,852	-	13,611	612	-	8,575

Operating expenses
Depreciation	3,763	3,847	-	6,042	-	-	3,495
Insurance	577	820	98	812	209	159	550
Management fees	2,182	1,717	-	2,435	218	-	1,521
Repair and maintenance	-	250	-	11,501	3,320	-	1,386
Property taxes	905	1,313	224	(654)	270	-	1,403
Other operating expenses	1,062	810	663	2,852	4,625	-	1,114
Total operating expenses	8,489	8,758	985	22,989	8,641	159	9,469

Income (loss) from operations	587	4,094	(985)	(9,378)	(8,029)	(159)	(894)

Other income (expenses)
Other income	-	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	(3,835)	-	-	-	-	-
Total other income (expenses)	-	(3,835)	-	-	-	-	-
Net income (loss)	587	260	(985)	(9,378)	(8,029)	(159)	(894)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Bonneau	Brainerd	Braxton	Brennan	Brooklyn	Burlington	Butter
Rental income	$13,400	$10,271	$10,048	$3,625	$3,244	$20,483	$18,379
Total revenue	13,400	10,271	10,048	3,625	3,244	20,483	18,379

Operating expenses
Depreciation	5,137	3,998	4,458	3,115	2,802	8,916	5,190
Insurance	906	534	598	776	382	1,243	2,099
Management fees	2,080	1,762	1,844	628	758	5,420	2,147
Repair and maintenance	903	3,056	1,375	4,426	6,785	505	-
Property taxes	3,360	1,626	4,503	227	855	2,013	5,415
Other operating expenses	3,566	2,617	1,389	313	1,895	1,396	973
Total operating expenses	15,953	13,594	14,169	9,484	13,477	19,493	15,824

Income (loss) from operations	(2,554)	(3,322)	(4,121)	(5,860)	(10,233)	990	2,555

Other income (expenses)
Other income	-	-	-	-	18	43	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	(4,737)	(493)	(4,495)	(2,712)	-	(5,130)
Total other income (expenses)	-	(4,737)	(493)	(4,495)	(2,694)	43	(5,130)
Net income (loss)	(2,554)	(8,060)	(4,614)	(10,354)	(12,926)	1,033	(2,575)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Camino	Campbell	Cawley	Centennial	Chaparral	Chelsea	Chester
Rental income	$8,775	$-	$-	$11,370	$10,425	$11,465	$13,272
Total revenue	8,775	-	-	11,370	10,425	11,465	13,272

Operating expenses
Depreciation	3,644	1,422	-	3,917	2,700	4,234	5,944
Insurance	518	220	109	175	443	1,226	1,403
Management fees	1,497	-	-	1,501	1,317	1,734	2,248
Repair and maintenance	-	166	2,393	-	742	350	494
Property taxes	1,458	4,770	-	1,317	(749)	(1,586)	1,632
Other operating expenses	990	3,286	1,380	1,879	742	1,597	2,457
Total operating expenses	8,107	9,863	3,881	8,789	5,195	7,555	14,177

Income (loss) from operations	668	(9,863)	(3,881)	2,581	5,230	3,910	(906)

Other income (expenses)
Other income	-	-	-	-	-	-	-
Other expenses	-	(31,381)	-	-	-	-	-
Interest expense	-	-	-	(4,438)	(2,154)	(4,215)	(6,161)
Total other income (expenses)	-	(31,381)	-	(4,438)	(2,154)	(4,215)	(6,161)
Net income (loss)	668	(41,245)	(3,881)	(1,857)	3,076	(305)	(7,067)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Chickamauga	Chinook	Chitwood	Clover	Coatbridge	Collier	Collinston
Rental income	$11,051	$-	$14,825	$12,470	$6,115	$11,150	$12,421
Total revenue	11,051	-	14,825	12,470	6,115	11,150	12,421

Operating expenses
Depreciation	5,129	-	5,255	4,397	3,730	4,879	2,906
Insurance	689	125	703	663	859	691	614
Management fees	2,001	-	2,941	2,819	1,454	3,016	1,432
Repair and maintenance	3,567	-	908	950	-	2,725	7,752
Property taxes	1,718	-	849	1,856	7,984	221	2,645
Other operating expenses	4,107	977	2,474	1,130	1,181	3,111	1,439
Total operating expenses	17,211	1,102	13,131	11,816	15,208	14,642	16,788

Income (loss) from operations	(6,160)	(1,102)	1,694	655	(9,093)	(3,492)	(4,367)

Other income (expenses)
Other income	8	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	-	-	-	(4,778)	-	(2,674)
Total other income (expenses)	8	-	-	-	(4,778)	-	(2,674)
Net income (loss)	(6,152)	(1,102)	1,694	655	(13,870)	(3,492)	(7,041)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Conway	Cove	Creekside	Creekwood	Cumberland	Cupcake	Cypress
Rental income	$16,686	$3,245	$11,720	$10,960	$10,170	$9,970	$13,927
Total revenue	16,686	3,245	11,720	10,960	10,170	9,970	13,927

Operating expenses
Depreciation	9,454	963	4,260	3,975	4,059	3,275	5,011
Insurance	1,177	173	621	567	662	525	891
Management fees	3,390	365	2,565	1,745	1,769	1,343	2,265
Repair and maintenance	1,789	99	452	1,984	357	309	4,159
Property taxes	1,836	578	1,679	1,233	606	1,115	1,573
Other operating expenses	3,736	3,972	1,390	1,205	1,631	1,144	2,159
Total operating expenses	21,382	6,150	10,967	10,709	9,083	7,711	16,058

Income (loss) from operations	(4,696)	(2,905)	753	250	1,087	2,259	(2,131)

Other income (expenses)
Other income	-	2	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	(493)	-	-	(4,795)	-	(2,814)	(6,045)
Total other income (expenses)	(493)	2	-	(4,795)	-	(2,814)	(6,045)
Net income (loss)	(5,189)	(2,903)	753	(4,545)	1,087	(555)	(8,176)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Daisy	Davidson	Dawson	Delta	Dewberry	Diablo	Dogwood
Rental income	$10,170	$8,626	$10,073	$-	$6,625	$730	$9,838
Total revenue	10,170	8,626	10,073	-	6,625	730	9,838

Operating expenses
Depreciation	4,138	2,909	3,617	4,749	2,613	2,380	3,320
Insurance	597	572	858	1,061	788	1,186	491
Management fees	1,790	1,053	1,356	727	1,058	863	2,121
Repair and maintenance	1,497	-	150	-	-	-	1,567
Property taxes	1,024	2,728	3,539	2,171	2,964	1,541	1,320
Other operating expenses	1,774	825	1,905	14,099	919	4,475	1,309
Total operating expenses	10,819	8,088	11,425	22,808	8,342	10,445	10,128

Income (loss) from operations	(649)	539	(1,352)	(22,808)	(1,717)	(9,715)	(290)

Other income (expenses)
Other income	-	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	(2,879)	(3,419)	(4,435)	(2,836)	(4,067)	-
Total other income (expenses)	-	(2,879)	(3,419)	(4,435)	(2,836)	(4,067)	-
Net income (loss)	(649)	(2,340)	(4,771)	(27,243)	(4,553)	(13,782)	(290)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Dolittle	Dolly	Dops	Dorchester	Dunbar	Eagle	Eastfair
Rental income	$12,800	$9,059	$4,950	$11,707	$2,749	$12,120	$10,770
Total revenue	12,800	9,059	4,950	11,707	2,749	12,120	10,770

Operating expenses
Depreciation	4,221	9,477	2,341	4,727	4,430	3,707	2,956
Insurance	2,136	1,256	1,326	897	637	852	746
Management fees	1,693	4,175	806	3,018	2,217	1,780	1,292
Repair and maintenance	185	1,273	1,950	3,906	2,285	-	-
Property taxes	4,592	1,298	1,128	3,442	535	1,061	1,601
Other operating expenses	1,505	4,920	2,742	2,172	5,872	1,108	1,280
Total operating expenses	14,333	22,400	10,292	18,162	15,976	8,508	7,875

Income (loss) from operations	(1,533)	(13,341)	(5,342)	(6,455)	(13,228)	3,612	2,895

Other income (expenses)
Other income	-	-	-	-	15	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	(4,060)	-	-	-	-	(4,529)	(3,506)
Total other income (expenses)	(4,060)	-	-	-	15	(4,529)	(3,506)
Net income (loss)	(5,593)	(13,341)	(5,342)	(6,455)	(13,213)	(917)	(611)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Elevation	Ella	Ellen	Elm	Emporia	Ensenada	Falcon
Rental income	$15	$5,617	$-	$7,311	$6,121	$19,770	$14,159
Total revenue	15	5,617	-	7,311	6,121	19,770	14,159

Operating expenses
Depreciation	3,657	2,391	-	2,300	4,918	6,666	3,723
Insurance	1,193	151	-	1,274	1,511	2,739	950
Management fees	629	969	-	996	1,397	2,812	1,943
Repair and maintenance	-	4,541	-	525	59	75	109
Property taxes	3,668	2,572	-	2,598	3,550	2,130	1,388
Other operating expenses	2,892	5,946	557	1,193	1,927	1,825	1,108
Total operating expenses	12,039	16,570	557	8,886	13,363	16,247	9,220

Income (loss) from operations	(12,024)	(10,953)	(557)	(1,575)	(7,242)	3,523	4,938

Other income (expenses)
Other income	-	25	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	(4,240)	(4,049)	-	(1,887)	(4,790)	(7,656)	(4,529)
Total other income (expenses)	(4,240)	(4,024)	-	(1,887)	(4,790)	(7,656)	(4,529)
Net income (loss)	(16,264)	(14,977)	(557)	(3,462)	(12,032)	(4,133)	409

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Felix	Fenwick	Folly	Forest	Foster	Franklin	Gardens
Rental income	$-	$698	$12,569	$10,841	$-	$-	$9,100
Total revenue	-	698	12,569	10,841	-	-	9,100

Operating expenses
Depreciation	-	-	5,126	4,823	-	-	3,031
Insurance	67	-	774	1,906	184	105	427
Management fees	-	70	2,890	1,728	-	-	1,310
Repair and maintenance	-	421	9,960	150	-	-	-
Property taxes	-	275	2,606	3,351	287	-	414
Other operating expenses	774	2,237	3,144	1,599	803	1,266	990
Total operating expenses	841	3,003	24,502	13,558	1,275	1,371	6,173

Income (loss) from operations	(841)	(2,304)	(11,933)	(2,717)	(1,275)	(1,371)	2,927

Other income (expenses)
Other income	-	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	-	-	(5,302)	-	-	(3,271)
Total other income (expenses)	-	-	-	(5,302)	-	-	(3,271)
Net income (loss)	(841)	(2,304)	(11,933)	(8,018)	(1,275)	(1,371)	(344)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	General	Goose	Grant	Greenhill	Gretal	Grove	Hadden
Rental income	$-	$11,850	$14,392	$14,970	$3,940	$10,224	$9,920
Total revenue	-	11,850	14,392	14,970	3,940	10,224	9,920

Operating expenses
Depreciation	-	3,455	4,451	4,444	6,213	4,401	2,981
Insurance	93	530	724	1,192	808	554	432
Management fees	-	1,703	1,967	1,900	1,665	1,243	1,348
Repair and maintenance	-	147	1,125	-	751	-	-
Property taxes	-	1,046	1,998	4,584	1,175	710	311
Other operating expenses	687	1,008	1,690	1,271	5,255	990	947
Total operating expenses	780	7,888	11,955	13,391	15,867	7,899	6,019

Income (loss) from operations	(780)	3,962	2,437	1,579	(11,927)	2,325	3,901

Other income (expenses)
Other income	-	-	-	-	25	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	(4,220)	(5,063)	(4,454)	-	(3,773)	(2,811)
Total other income (expenses)	-	(4,220)	(5,063)	(4,454)	25	(3,773)	(2,811)
Net income (loss)	(780)	(258)	(2,626)	(2,876)	(11,902)	(1,448)	1,090

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Hansard	Hansel	Harrison	Henry	Heritage	Heron	Highland
Rental income	$10,293	$8,312	$16,673	$11,792	$11,835	$12,654	$10,738
Total revenue	10,293	8,312	16,673	11,792	11,835	12,654	10,738

Operating expenses
Depreciation	3,475	5,564	6,278	5,912	4,506	4,474	3,942
Insurance	700	1,247	812	850	589	1,073	556
Management fees	1,429	1,877	2,784	3,003	1,702	1,684	1,678
Repair and maintenance	3,983	494	758	1,704	662	350	-
Property taxes	1,666	1,892	1,061	(564)	1,727	1,180	2,860
Other operating expenses	3,868	5,436	2,620	3,500	1,232	885	1,185
Total operating expenses	15,121	16,509	14,313	14,406	10,419	9,646	10,222

Income (loss) from operations	(4,828)	(8,197)	2,360	(2,614)	1,416	3,008	517

Other income (expenses)
Other income	-	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	(6,771)	(7,619)	-	(4,859)	(7,195)	-
Total other income (expenses)	-	(6,771)	(7,619)	-	(4,859)	(7,195)	-
Net income (loss)	(4,828)	(14,967)	(5,258)	(2,614)	(3,443)	(4,187)	517

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Hines	Holcomb	Holland	Hollandaise	Holloway	Inglewood	Jack
Rental income	$9,745	$10,770	$8,385	$12,445	$14,580	$15,210	$15,320
Total revenue	9,745	10,770	8,385	12,445	14,580	15,210	15,320

Operating expenses
Depreciation	3,510	4,880	2,909	5,028	4,672	9,377	6,377
Insurance	480	675	432	1,108	704	1,167	1,689
Management fees	2,332	2,909	1,188	1,889	1,906	3,254	2,384
Repair and maintenance	400	1,770	220	-	300	323	1,250
Property taxes	482	(757)	2,783	2,609	4,390	971	3,191
Other operating expenses	2,736	1,351	1,335	2,459	1,200	4,461	3,750
Total operating expenses	9,940	10,828	8,867	13,093	13,171	19,554	18,640

Income (loss) from operations	(195)	(58)	(482)	(648)	1,409	(4,343)	(3,320)

Other income (expenses)
Other income	15	-	-	-	-	35	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	-	(2,879)	(4,303)	(5,160)	(493)	(6,384)
Total other income (expenses)	15	-	(2,879)	(4,303)	(5,160)	(458)	(6,384)
Net income (loss)	(180)	(58)	(3,361)	(4,951)	(3,751)	(4,801)	(9,704)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Jake	Jefferson	Jill	Johnny	June	Jupiter	Kawana
Rental income	$16,475	$5,005	$11,560	$18,924	$19,945	$9,020	$10,498
Total revenue	16,475	5,005	11,560	18,924	19,945	9,020	10,498

Operating expenses
Depreciation	8,093	3,148	5,461	8,049	8,049	2,906	3,786
Insurance	1,125	543	702	1,069	1,050	1,050	600
Management fees	4,770	948	2,203	4,923	5,005	1,248	1,562
Repair and maintenance	1,324	3,001	494	400	-	75	-
Property taxes	594	1,575	1,569	640	1,041	2,863	611
Other operating expenses	2,474	2,906	2,456	2,312	2,239	1,325	1,105
Total operating expenses	18,379	12,121	12,885	17,393	17,384	9,468	7,663

Income (loss) from operations	(1,904)	(7,116)	(1,324)	1,531	2,561	(448)	2,835

Other income (expenses)
Other income	-	-	25	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	-	(6,669)	(15,288)	(15,288)	(3,262)	(3,766)
Total other income (expenses)	-	-	(6,644)	(15,288)	(15,288)	(3,262)	(3,766)
Net income (loss)	(1,904)	(7,116)	(7,968)	(13,757)	(12,727)	(3,709)	(931)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood	Korin
Rental income	$14,970	$15,275	$14,528	$9,570	$14,478	$9,570	$10,104
Total revenue	14,970	15,275	14,528	9,570	14,478	9,570	10,104

Operating expenses
Depreciation	5,836	9,477	4,686	4,111	4,290	3,592	3,823
Insurance	789	1,068	660	486	561	511	544
Management fees	3,639	4,672	1,793	1,607	1,792	1,526	1,366
Repair and maintenance	497	784	328	1,792	-	-	3,396
Property taxes	(346)	1,462	3,118	504	6,267	839	1,733
Other operating expenses	2,389	3,707	1,545	1,912	1,193	2,285	3,020
Total operating expenses	12,804	21,170	12,130	10,411	14,103	8,753	13,882

Income (loss) from operations	2,166	(5,895)	2,398	(841)	375	817	(3,779)

Other income (expenses)
Other income	-	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	-	(4,655)	(6,385)	(5,020)	(4,358)	-
Total other income (expenses)	-	-	(4,655)	(6,385)	(5,020)	(4,358)	-
Net income (loss)	2,166	(5,895)	(2,257)	(7,226)	(4,645)	(3,541)	(3,779)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Lallie	Lanier	Lannister	Latte	Lennox	Lierly	Lily
Rental income	$15,040	$13,622	$9,799	$13,385	$10,170	$9,333	$15,410
Total revenue	15,040	13,622	9,799	13,385	10,170	9,333	15,410

Operating expenses
Depreciation	5,115	5,194	3,027	5,011	2,978	2,932	7,493
Insurance	954	735	388	736	358	521	1,134
Management fees	2,052	1,942	1,301	3,158	1,343	1,219	2,452
Repair and maintenance	-	-	1,550	-	225	570	667
Property taxes	14,351	2,438	678	2,007	4,299	(1,031)	1,199
Other operating expenses	1,206	1,005	990	1,035	1,288	1,525	1,795
Total operating expenses	23,678	11,314	7,933	11,948	10,491	5,736	14,739

Income (loss) from operations	(8,638)	2,308	1,866	1,437	(321)	3,597	671

Other income (expenses)
Other income	-	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	(5,614)	(6,313)	(3,588)	-	(3,267)	(2,645)	(6,087)
Total other income (expenses)	(5,614)	(6,313)	(3,588)	-	(3,267)	(2,645)	(6,087)
Net income (loss)	(14,252)	(4,005)	(1,723)	1,437	(3,589)	952	(5,416)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Limestone	Litton	Longwoods	Lookout	Loretta	Louis	Louise
Rental income	$11,529	$11,078	$-	$13,602	$17,658	$-	$9,876
Total revenue	11,529	11,078	-	13,602	17,658	-	9,876

Operating expenses
Depreciation	4,023	4,413	-	4,741	9,445	-	3,789
Insurance	635	613	266	596	1,180	-	563
Management fees	1,615	1,916	-	3,154	3,468	-	1,579
Repair and maintenance	-	1,682	-	1,282	2,263	500	-
Property taxes	3,752	848	248	447	2,428	248	1,202
Other operating expenses	1,163	3,885	1,033	3,288	4,440	1,270	990
Total operating expenses	11,187	13,358	1,546	13,509	23,224	2,018	8,123

Income (loss) from operations	342	(2,280)	(1,546)	93	(5,566)	(2,018)	1,753

Other income (expenses)
Other income	-	81	-	-	15	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	(4,533)	(5,226)	-	-	-	-	(4,017)
Total other income (expenses)	(4,533)	(5,145)	-	-	15	-	(4,017)
Net income (loss)	(4,191)	(7,425)	(1,546)	93	(5,551)	(2,018)	(2,264)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Lovejoy	Luna	Lurleen	Madison	Mae	Magnolia	Malbec
Rental income	$9,975	$10,500	$8,528	$1,899	$10,765	$9,675	$8,930
Total revenue	9,975	10,500	8,528	1,899	10,765	9,675	8,930

Operating expenses
Depreciation	4,096	2,956	4,240	2,828	4,864	4,154	4,388
Insurance	574	444	523	440	728	742	1,040
Management fees	1,561	1,294	1,232	885	1,922	1,451	1,458
Repair and maintenance	1,150	-	575	4,405	-	-	-
Property taxes	3,270	2,988	1,210	1,199	3,006	2,302	3,353
Other operating expenses	1,070	1,064	2,730	1,635	818	(819)	1,645
Total operating expenses	11,720	8,746	10,511	11,392	11,338	7,830	11,884

Income (loss) from operations	(1,745)	1,754	(1,984)	(9,493)	(574)	1,845	(2,954)

Other income (expenses)
Other income	-	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	(2,854)	(3,506)	(4,159)	(4,038)	-	(4,993)	(4,891)
Total other income (expenses)	(2,854)	(3,506)	(4,159)	(4,038)	-	(4,993)	(4,891)
Net income (loss)	(4,599)	(1,752)	(6,142)	(13,531)	(574)	(3,148)	(7,844)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Mammoth	Marcelo	Marie	Marietta	Marion	Marple	Martell
Rental income	$16,985	$8,040	$9,395	$9,475	$-	$-	$-
Total revenue	16,985	8,040	9,395	9,475	-	-	-

Operating expenses
Depreciation	4,686	3,911	3,664	4,131	-	-	-
Insurance	687	733	632	589	-	125	365
Management fees	2,103	1,568	911	1,671	-	88	130
Repair and maintenance	1,125	1,633	3,137	750	-	-	3,883
Property taxes	2,953	1,564	1,752	244	234	161	238
Other operating expenses	1,005	2,884	4,439	1,533	1,515	3,583	4,578
Total operating expenses	12,559	12,293	14,535	8,918	1,749	3,957	9,195

Income (loss) from operations	4,426	(4,254)	(5,140)	557	(1,749)	(3,957)	(9,195)

Other income (expenses)
Other income	-	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	(5,695)	-	-	(5,039)	-	-	-
Total other income (expenses)	(5,695)	-	-	(5,039)	-	-	-
Net income (loss)	(1,268)	(4,254)	(5,140)	(4,482)	(1,749)	(3,957)	(9,195)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Mary	Matchingham	McGregor	McLovin	Meadow	Mimosa	Mojave
Rental income	$-	$11,392	$11,370	$18,320	$9,200	$9,893	$9,664
Total revenue	-	11,392	11,370	18,320	9,200	9,893	9,664

Operating expenses
Depreciation	-	2,913	4,132	6,219	4,410	2,956	3,525
Insurance	-	437	609	2,214	2,600	527	408
Management fees	-	1,388	2,748	2,636	1,512	1,436	1,353
Repair and maintenance	2,412	-	700	968	-	250	185
Property taxes	249	5,133	458	7,052	2,225	1,182	1,436
Other operating expenses	1,959	1,161	2,021	1,357	1,473	1,178	995
Total operating expenses	4,619	11,031	10,668	20,446	12,220	7,530	7,902

Income (loss) from operations	(4,619)	362	702	(2,126)	(3,020)	2,363	1,762

Other income (expenses)
Other income	-	-	-	5	-	10	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	(2,867)	-	(7,179)	(4,203)	(3,964)	(3,731)
Total other income (expenses)	-	(2,867)	-	(7,174)	(4,203)	(3,954)	(3,731)
Net income (loss)	(4,619)	(2,505)	702	(9,300)	(7,224)	(1,591)	(1,969)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Murphy	Mycroft	Nugget	Odessa	Olive	Oly	Onyx
Rental income	$13,770	$-	$17,120	$13,975	$11,924	$11,515	$-
Total revenue	13,770	-	17,120	13,975	11,924	11,515	-

Operating expenses
Depreciation	4,085	-	7,694	7,332	3,689	6,265	-
Insurance	1,804	133	1,060	2,554	2,206	1,412	-
Management fees	1,755	90	4,635	2,220	1,641	2,087	-
Repair and maintenance	-	-	-	4,842	2,100	-	-
Property taxes	4,762	165	(4,830)	1,016	4,259	3,841	298
Other operating expenses	1,190	3,498	2,850	3,581	1,037	1,270	1,112
Total operating expenses	13,595	3,886	11,409	21,546	14,932	14,875	1,410

Income (loss) from operations	175	(3,886)	5,711	(7,571)	(3,008)	(3,360)	(1,410)

Other income (expenses)
Other income	-	-	10	-	-	45	-
Other expenses	-	-	-	-	-	-	-
Interest expense	(4,054)	-	-	(7,315)	(2,950)	(7,192)	-
Total other income (expenses)	(4,054)	-	10	(7,315)	(2,950)	(7,147)	-
Net income (loss)	(3,879)	(3,886)	5,721	(14,886)	(5,958)	(10,507)	(1,410)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Oscar	Osceola	Osprey	Otoro	Palmer	Patrick	Peanut
Rental income	$-	$-	$13,770	$-	$-	$9,600	$4,605
Total revenue	-	-	13,770	-	-	9,600	4,605

Operating expenses
Depreciation	-	-	5,490	5,243	-	3,096	2,964
Insurance	63	-	886	2,415	102	461	1,217
Management fees	-	-	3,125	1,021	-	1,333	1,014
Repair and maintenance	-	6,462	-	2,079	170	-	500
Property taxes	-	257	4,643	4,335	-	(1,649)	478
Other operating expenses	663	885	1,113	10,663	1,055	895	1,040
Total operating expenses	725	7,603	15,256	25,757	1,327	4,138	7,213

Income (loss) from operations	(725)	(7,603)	(1,486)	(25,757)	(1,327)	5,462	(2,608)

Other income (expenses)
Other income	-	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	-	-	(5,363)	-	(2,139)	(4,911)
Total other income (expenses)	-	-	-	(5,363)	-	(2,139)	(4,911)
Net income (loss)	(725)	(7,603)	(1,486)	(31,120)	(1,327)	3,323	(7,519)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Pearl	Pecan	Piedmont	Pinot	Pioneer	Plumtree	Point
Rental income	$6,780	$6,474	$13,770	$13,860	$18,442	$11,479	$15,192
Total revenue	6,780	6,474	13,770	13,860	18,442	11,479	15,192

Operating expenses
Depreciation	7,498	2,863	5,255	4,429	7,845	2,768	5,250
Insurance	946	473	1,836	1,207	1,086	468	1,553
Management fees	3,741	1,167	2,327	1,805	4,425	1,398	2,136
Repair and maintenance	-	-	-	147	246	650	460
Property taxes	1,120	(1,593)	2,948	2,041	(1,175)	(1,733)	1,536
Other operating expenses	4,679	1,191	2,457	1,649	2,963	895	3,416
Total operating expenses	17,985	4,100	14,823	11,279	15,389	4,447	14,350

Income (loss) from operations	(11,205)	2,373	(1,053)	2,581	3,054	7,032	842

Other income (expenses)
Other income	10	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	(2,228)	(6,377)	(4,945)	-	(2,243)	(6,405)
Total other income (expenses)	10	(2,228)	(6,377)	(4,945)	-	(2,243)	(6,405)
Net income (loss)	(11,195)	145	(7,429)	(2,363)	3,054	4,789	(5,563)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Porthos	Quincy	Redondo	Regency	Reginald	Reynolds	Ribbonwalk
Rental income	$-	$12,014	$12,746	$12,094	$16,216	$14,970	$6,110
Total revenue	-	12,014	12,746	12,094	16,216	14,970	6,110

Operating expenses
Depreciation	-	7,515	4,309	3,161	6,826	5,905	4,395
Insurance	860	1,098	679	634	858	799	671
Management fees	-	2,611	1,965	1,518	2,672	3,661	1,334
Repair and maintenance	235	4,622	9,099	915	749	-	375
Property taxes	-	(885)	1,934	1,512	(1,119)	(540)	2,099
Other operating expenses	807	3,783	3,545	2,982	3,754	926	2,032
Total operating expenses	1,902	18,742	21,530	10,722	13,741	10,751	10,906

Income (loss) from operations	(1,902)	(6,728)	(8,784)	1,372	2,474	4,219	(4,796)

Other income (expenses)
Other income	-	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	(4,225)	(5,742)	(5,150)	(493)	-	(4,380)
Total other income (expenses)	-	(4,225)	(5,742)	(5,150)	(493)	-	(4,380)
Net income (loss)	(1,902)	(10,953)	(14,526)	(3,778)	1,981	4,219	(9,177)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Richardson	Ridge	Ritter	River	Riverwalk	Rooney	Roseberry
Rental income	$8,400	$10,769	$8,098	$12,245	$11,975	$12,570	$11,965
Total revenue	8,400	10,769	8,098	12,245	11,975	12,570	11,965

Operating expenses
Depreciation	4,325	2,992	6,932	3,662	5,427	4,422	4,513
Insurance	580	942	1,169	883	973	1,300	1,093
Management fees	1,687	1,388	3,552	1,618	3,314	1,858	1,850
Repair and maintenance	919	-	10,399	-	736	-	-
Property taxes	1,133	4,260	(725)	2,452	703	2,381	(3,037)
Other operating expenses	1,591	1,591	4,594	1,170	2,352	2,706	1,177
Total operating expenses	10,235	11,173	25,920	9,785	13,505	12,667	5,596

Income (loss) from operations	(1,835)	(404)	(17,823)	2,460	(1,530)	(97)	6,369

Other income (expenses)
Other income	-	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	(3,680)	-	(4,017)	-	(5,591)	(4,924)
Total other income (expenses)	-	(3,680)	-	(4,017)	-	(5,591)	(4,924)
Net income (loss)	(1,835)	(4,084)	(17,823)	(1,558)	(1,530)	(5,688)	1,445

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Rosewood	Roxy	Saddlebred	Saint	Sajni	Salem	Salinas
Rental income	$9,971	$11,970	$11,975	$10,325	$8,454	$11,130	$6,941
Total revenue	9,971	11,970	11,975	10,325	8,454	11,130	6,941

Operating expenses
Depreciation	3,719	4,479	7,639	3,771	3,457	4,387	2,093
Insurance	2,306	2,639	3,635	1,331	1,200	1,362	529
Management fees	1,525	1,746	2,020	1,636	1,276	1,602	1,015
Repair and maintenance	-	465	1,148	-	6,123	160	10,745
Property taxes	737	1,018	1,940	1,623	1,650	1,794	1,265
Other operating expenses	1,110	2,290	1,261	1,032	7,618	1,656	8,285
Total operating expenses	9,397	12,637	17,643	9,393	21,324	10,961	23,933

Income (loss) from operations	574	(667)	(5,668)	932	(12,870)	169	(16,992)

Other income (expenses)
Other income	-	25	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	(4,525)	(5,277)	(6,496)	(4,146)	-	(4,983)	-
Total other income (expenses)	(4,525)	(5,252)	(6,496)	(4,146)	-	(4,983)	-
Net income (loss)	(3,951)	(5,919)	(12,164)	(3,214)	(12,870)	(4,814)	(16,992)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Saturn	Scepter	Sequoyah	Shallowford	Shoreline	Sigma	Simon
Rental income	$7,820	$10,075	$5,848	$13,501	$16,965	$13,815	$-
Total revenue	7,820	10,075	5,848	13,501	16,965	13,815	-

Operating expenses
Depreciation	2,984	3,238	3,401	4,970	4,260	5,327	-
Insurance	1,292	1,303	502	1,377	1,382	1,189	94
Management fees	1,152	1,395	1,212	2,236	1,982	1,925	-
Repair and maintenance	-	2,309	6,647	1,075	-	-	2,527
Property taxes	2,685	1,911	1,437	5,925	4,266	4,210	-
Other operating expenses	1,335	3,897	3,587	2,378	1,286	1,575	1,986
Total operating expenses	9,449	14,053	16,786	17,961	13,176	14,226	4,607

Income (loss) from operations	(1,629)	(3,978)	(10,938)	(4,460)	3,789	(411)	(4,607)

Other income (expenses)
Other income	-	-	20	8	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	(3,262)	(3,698)	(4,050)	(5,996)	(4,948)	(5,268)	-
Total other income (expenses)	(3,262)	(3,698)	(4,030)	(5,988)	(4,948)	(5,268)	-
Net income (loss)	(4,891)	(7,676)	(14,968)	(10,448)	(1,159)	(5,679)	(4,607)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Sims	Soapstone	Sodalis	Spencer	Splash	Spring	Stonebriar
Rental income	$-	$9,900	$8,368	$11,615	$8,125	$10,170	$6,975
Total revenue	-	9,900	8,368	11,615	8,125	10,170	6,975

Operating expenses
Depreciation	-	3,000	3,980	4,157	2,978	3,401	2,787
Insurance	-	545	596	1,550	437	505	898
Management fees	136	1,292	2,119	1,623	1,210	1,558	1,103
Repair and maintenance	235	189	1,340	282	462	-	2,823
Property taxes	250	(1,273)	(715)	3,068	(276)	2,084	1,520
Other operating expenses	4,239	945	3,088	1,034	1,174	1,053	1,379
Total operating expenses	4,861	4,699	10,408	11,714	5,984	8,602	10,510

Income (loss) from operations	(4,861)	5,201	(2,040)	(99)	2,141	1,568	(3,535)

Other income (expenses)
Other income	-	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	(2,561)	-	(4,554)	(2,366)	-	(3,221)
Total other income (expenses)	-	(2,561)	-	(4,554)	(2,366)	-	(3,221)
Net income (loss)	(4,861)	2,640	(2,040)	(4,653)	(225)	1,568	(6,756)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Sugar	Summerset	Sundance	Sunnyside	Swift	Taylor	Terracotta
Rental income	$10,770	$10,880	$10,239	$12,303	$13,770	$6,637	$9,510
Total revenue	10,770	10,880	10,239	12,303	13,770	6,637	9,510

Operating expenses
Depreciation	4,279	3,505	5,104	2,533	5,287	3,680	3,787
Insurance	1,532	2,117	624	613	697	647	1,451
Management fees	1,597	1,543	1,834	1,436	3,080	1,179	1,530
Repair and maintenance	-	-	4,545	1,001	239	-	635
Property taxes	2,347	428	1,207	1,242	-	544	1,653
Other operating expenses	1,197	1,067	3,342	2,715	1,437	1,076	4,213
Total operating expenses	10,952	8,660	16,657	9,539	10,739	7,126	13,268

Income (loss) from operations	(182)	2,220	(6,418)	2,764	3,031	(489)	(3,758)

Other income (expenses)
Other income	-	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	(5,354)	(3,873)	(5,742)	-	-	(3,095)	(4,353)
Total other income (expenses)	(5,354)	(3,873)	(5,742)	-	-	(3,095)	(4,353)
Net income (loss)	(5,536)	(1,653)	(12,160)	2,764	3,031	(3,584)	(8,112)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Theodore	Tulip	Tuscan	Tuscarora	Tuxford	Vernon	Walton
Rental income	$-	$(73)	$11,600	$7,260	$11,370	$11,370	$5,492
Total revenue	-	(73)	11,600	7,260	11,370	11,370	5,492

Operating expenses
Depreciation	-	4,363	4,439	3,826	3,601	6,031	4,123
Insurance	94	1,830	607	726	694	1,117	600
Management fees	-	832	1,792	1,253	1,597	1,491	2,175
Repair and maintenance	-	-	-	3,790	850	-	4,184
Property taxes	-	1,320	(1,682)	1,848	5,626	4,062	2,250
Other operating expenses	1,734	2,136	1,649	5,461	1,081	1,106	7,139
Total operating expenses	1,828	10,481	6,804	16,904	13,449	13,807	20,471

Income (loss) from operations	(1,828)	(10,553)	4,796	(9,644)	(2,079)	(2,437)	(14,979)

Other income (expenses)
Other income	-	-	-	-	-	-	-
Other expenses	-	-	-	-	-	-	-
Interest expense	-	(5,310)	(3,503)	-	(3,493)	(3,558)	(10,173)
Total other income (expenses)	-	(5,310)	(3,503)	-	(3,493)	(3,558)	(10,173)
Net income (loss)	(1,828)	(15,864)	1,294	(9,644)	(5,573)	(5,996)	(25,152)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Wave	Weldon	Wellington	Wentworth	Wescott	Westchester	Wildwood
Rental income	$-	$8,670	$14,370	$8,389	$10,770	$15,845	$13,047
Total revenue	-	8,670	14,370	8,389	10,770	15,845	13,047

Operating expenses
Depreciation	4,569	2,906	6,139	3,417	3,765	4,687	3,031
Insurance	1,680	1,133	1,157	413	1,556	1,610	1,821
Management fees	717	1,209	2,365	2,021	1,940	2,178	1,866
Repair and maintenance	-	450	2,774	-	-	220	-
Property taxes	2,860	1,374	(419)	1,357	2,146	7,572	(90)
Other operating expenses	2,506	1,335	2,934	995	2,016	1,274	1,885
Total operating expenses	12,332	8,407	14,950	8,204	11,423	17,541	8,512

Income (loss) from operations	(12,332)	263	(580)	186	(653)	(1,696)	4,535

Other income (expenses)
Other income	-	-	-	-	20	-	30
Other expenses	-	-	-	-	-	-	-
Interest expense	(4,380)	(2,674)	-	(3,129)	(4,145)	(5,055)	(3,074)
Total other income (expenses)	(4,380)	(2,674)	-	(3,129)	(4,125)	(5,055)	(3,044)
Net income (loss)	(16,712)	(2,411)	(580)	(2,944)	(4,778)	(6,751)	1,491

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Willow	Wilson	Windsor	Winston	Wisteria	Consolidated
Rental income	$10,520	$13,345	$23,750	$7,911	$11,000	2,182,209
Total revenue	10,520	13,345	23,750	7,911	11,000	2,182,209

Operating expenses
Depreciation	4,025	5,861	4,809	4,519	4,076	901,791
Insurance	585	764	1,179	625	1,565	200,296
Management fees	1,791	2,293	2,686	1,620	1,533	393,997
Repair and maintenance	1,130	1,204	-	360	175	270,188
Property taxes	1,611	2,106	(1,614)	1,809	(1,229)	367,457
Other operating expenses	1,479	1,631	1,608	1,619	1,587	491,513
Total operating expenses	10,620	13,860	8,668	10,553	7,706	2,625,243

Income (loss) from operations	(100)	(515)	15,082	(2,641)	3,294	(443,034)

Other income (expenses)
Other income	-	-	-	-	-	500
Other expenses	-	-	-	-	-	(31,381)
Interest expense	-	-	(5,311)	-	(4,966)	(628,272)
Total other income (expenses)	-	-	(5,311)	-	(4,966)	(659,153)
Net income (loss)	(100)	(515)	9,771	(2,641)	(1,672)	(1,102,187)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Apollo	Avebury	Chelsea	Clover	Dogwood	Gardens	Grove	Kawana	Lannister	Latte

Rental income	$-	$2,095	$2,195	$-	$-	$1,495	$-	$-	$-	$-

Operating expenses:
Depreciation	-	1,998	2,117	-	-	1,010	1,034	1,893	610	-
Insurance	-	389	419	-	-	201	276	380	-	-
Management fees	76	493	344	-	-	288	175	423	80	347
Repair and maintenance	11	790	242	-	-	1,060	-	737	6,250	-
Property taxes	189	458	1,074	-	-	89	291	196	64	42
Other operating expenses	906	2,511	1,310	1,070	820	1,299	1,098	1,121	815	1,145
Total operating expenses	1,182	6,639	5,506	1,070	820	3,947	2,874	4,750	7,819	1,534

Income (loss) from operations	(1,182)	(4,544)	(3,311)	(1,070)	(820)	(2,452)	(2,874)	(4,750)	(7,819)	(1,534)

Other income (expense), net
Interest expense	(1,046)	(2,800)	(2,972)	-	-	(1,816)	(1,970)	(2,884)	(873)	-
Total other income (expense), net	(1,046)	(2,800)	(2,972)	-	-	(1,816)	(1,970)	(2,884)	(873)	-

Provision for income taxes
Net income (loss)	$(2,228)	$(7,344)	$(6,283)	$(1,070)	$(820)	$(4,268)	$(4,844)	$(7,634)	$(8,692)	$(1,534)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Louise	Madison	Peanut	Rosewood	Stonebriar	Tulip	Wisteria	Chaparral	Cupcake	Lierly

Rental income	$4,390	$-	$3,390	$-	$-	$-	$2,195	$6,341	$9,870	$10,500

Operating expenses:
Depreciation	1,263	-	988	620	465	1,454	1,359	2,700	3,275	2,932
Insurance	280	73	215	193	148	296	312	453	492	541
Management fees	503	122	389	205	206	350	393	1,082	1,309	1,313
Repair and maintenance	-	-	-	4,437	-	-	-	161	(381)	449
Property taxes	222	198	99	183	181	293	400	375	915	1,155
Other operating expenses	2,592	1,250	2,137	1,311	920	1,370	2,802	660	751	663
Total operating expenses	4,860	1,643	3,828	6,949	1,920	3,763	5,266	5,431	6,361	7,053

Loss from operations	(470)	(1,643)	(438)	(6,949)	(1,920)	(3,763)	(3,071)	910	3,509	3,447

Other income (expense), net
Interest expense	(2,340)	(812)	(1,434)	(1,907)	(1,357)	(2,948)	(2,593)	(2,235)	(2,814)	(2,806)
Total other income (expense), net	(2,340)	(812)	(1,434)	(1,907)	(1,357)	(2,948)	(2,593)	(2,235)	(2,814)	(2,806)

Provision for income taxes
Net loss	$(2,810)	$(2,455)	$(1,872)	$(8,856)	$(3,277)	$(6,711)	$(5,664)	$(1,325)	$695	$641

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Malbec	Mojave	Patrick	Pecan	Pinot	Plumtree	Salem	Soapstone	Splash	Tuscan

Rental income	$13,470	$9,870	$8,250	$9,650	$13,530	$9,600	$13,170	$9,600	$8,700	$13,795

Operating expenses:
Depreciation	4,388	3,525	2,886	2,863	4,429	2,768	4,387	3,000	2,978	4,439
Insurance	489	492	471	483	618	489	613	568	439	613
Management fees	1,743	1,346	1,195	1,302	1,753	1,279	1,723	1,268	1,154	1,729
Repair and maintenance	145	(381)	594	301	(40)	591	292	130	-	-
Property taxes	290	966	913	984	290	948	290	1,202	504	1,566
Other operating expenses	1,413	728	1,663	800	1,413	662	1,413	663	663	1,413
Total operating expenses	8,468	6,676	7,722	6,733	8,463	6,737	8,718	6,831	5,738	9,760

Loss from operations	5,002	3,194	528	2,917	5,067	2,863	4,452	2,769	2,962	4,035

Other income (expense), net
Interest expense	(4,891)	(3,013)	(2,271)	(2,366)	(4,945)	(2,379)	(4,983)	(2,746)	(2,543)	(3,765)
Total other income (expense), net	(4,891)	(3,013)	(2,271)	(2,366)	(4,945)	(2,379)	(4,983)	(2,746)	(2,543)	(3,765)

Provision for income taxes
Net loss	$111	$181	$(1,743)	$551	$122	$484	$(531)	$23	$419	$270

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Walton	Wentworth	Bandelier	Diablo	Rooney	Saint	Scepter	Terracotta	Baron	Burlington

Rental income	$-	$9,720	$4,319	$965	$-	$11,051	$4,787	$3,176	$2,500	$3,500

Operating expenses:
Depreciation	-	3,417	4,170	3,571	4,422	2,536	3,238	1,262	-	-
Insurance	-	458	732	602	768	535	546	431	-	-
Management fees	-	1,328	1,017	856	939	733	873	422	544	620
Repair and maintenance	315	(381)	1,115	1,319	3,026	1,105	1,172	1,060	-	-
Property taxes	-	1,000	1,638	1,436	1,046	1,121	1,070	881	-	-
Other operating expenses	802	751	2,646	2,746	3,137	1,942	2,698	2,548	820	795
Total operating expenses	1,117	6,573	11,318	10,530	13,338	7,972	9,597	6,604	1,364	1,415

Loss from operations	(1,117)	3,147	(6,999)	(9,565)	(13,338)	3,079	(4,810)	(3,428)	1,136	2,085

Other income (expense), net
Interest expense	(508)	(3,129)	(4,789)	(4,067)	(5,063)	(3,912)	(3,698)	(3,501)	-	-
Total other income (expense), net	(508)	(3,129)	(4,789)	(4,067)	(5,063)	(3,912)	(3,698)	(3,501)	-	-

Provision for income taxes
Net loss	$(1,625)	$18	$(11,788)	$(13,632)	$(18,401)	$(833)	$(8,508)	$(6,929)	$1,136	$2,085

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Ensenada	Jake	Lily	McLovin	Nugget	Odessa	Oly	Pioneer	Ritter	Saddlebred

Rental income	$12,436	$-	$-	$10,805	$-	$5,429	$14,175	$-	$1,000	$-

Operating expenses:
Depreciation	6,666	-	6,920	6,219	-	7,332	6,267	1,307	-	7,642
Insurance	1,115	-	1,047	1,052	-	1,105	1,046	-	-	993
Management fees	1,643	553	1,452	1,531	532	1,448	1,484	546	484	1,184
Repair and maintenance	1,752	-	599	2,554	150	215	940	-	-	20,578
Property taxes	1,588	526	1,860	3,253	-	2,300	2,250	-	354	1,514
Other operating expenses	2,511	820	3,149	2,438	802	3,059	2,043	1,270	770	4,889
Total operating expenses	15,275	1,899	15,027	17,047	1,484	15,459	14,030	3,123	1,608	36,800

Loss from operations	(2,839)	(1,899)	(15,027)	(6,242)	(1,484)	(10,030)	145	(3,123)	(608)	(36,800)

Other income (expense), net
Interest expense	(7,656)	-	(6,087)	(7,179)	-	(7,315)	(7,192)	-	-	(6,496)
Total other income (expense), net	(7,656)	-	(6,087)	(7,179)	-	(7,315)	(7,192)	-	-	(6,496)

Provision for income taxes
Net loss	$(10,495)	$(1,899)	$(21,114)	$(13,421)	$(1,484)	$(17,345)	$(7,047)	$(3,123)	$(608)	$(43,296)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Delta	Emporia	Grant	Heritage	Holcomb	Kennesaw	Lanier	Lovejoy	Magnolia	Mammoth

Rental income	$12,633	$7,477	$10,067	$739	$-	$-	$5,190	$2,527	$903	$2,995

Operating expenses:
Depreciation	3,099	3,188	4,451	667	-	973	866	2,005	575	1,562
Insurance	576	596	745	205	-	-	262	400	172	359
Management fees	1,000	923	1,757	318	371	403	635	768	245	416
Repair and maintenance	8,938	801	3,848	1,074	450	-	2,344	-	982	782
Property taxes	992	1,582	1,785	418	546	-	457	1,182	328	254
Other operating expenses	4,783	3,832	3,386	1,546	804	770	2,754	3,624	909	2,878
Total operating expenses	19,388	10,922	15,972	4,228	2,171	2,146	7,318	7,979	3,211	6,251

Loss from operations	(6,755)	(3,445)	(5,905)	(3,489)	(2,171)	(2,146)	(2,128)	(5,452)	(2,308)	(3,256)

Other income (expense), net
Interest expense	(3,891)	(4,124)	(5,062)	(2,129)	-	-	(2,940)	(3,786)	(1,801)	(2,910)
Total other income (expense), net	(3,891)	(4,124)	(5,062)	(2,129)	-	-	(2,940)	(3,786)	(1,801)	(2,910)

Provision for income taxes
Net loss	$(10,646)	$(7,569)	$(10,967)	$(5,618)	$(2,171)	$(2,146)	$(5,068)	$(9,238)	$(4,109)	$(6,166)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Otoro	Reynolds	Swift	Wave	Amber	Centennial	Collinston	Davidson	Holland	Jupiter

Rental income	$5,590	$-	$842	$5,169	$5,022	$11,370	$1,814	$1,830	$1,445	$4,871

Operating expenses:
Depreciation	1,953	-	787	2,307	4,208	3,918	2,906	2,909	2,909	2,906
Insurance	402	-	243	453	638	428	362	460	460	460
Management fees	653	409	380	653	1,203	1,501	823	786	717	1,003
Repair and maintenance	5,459	30	1,022	-	-	1,836	4,250	3,570	7,886	6,230
Property taxes	913	-	896	662	994	1,333	41	63	54	1,101
Other operating expenses	3,582	988	1,165	3,302	3,013	985	6,085	2,475	2,887	2,330
Total operating expenses	12,962	1,427	4,493	7,377	10,056	10,001	14,467	10,263	14,913	14,030

Loss from operations	(7,372)	(1,427)	(3,651)	(2,208)	(5,034)	1,369	(12,653)	(8,433)	(13,468)	(9,159)

Other income (expense), net
Interest expense	(3,007)	-	-	(3,354)	(4,174)	(4,438)	(2,674)	(2,879)	(2,879)	(3,262)
Total other income (expense), net	(3,007)	-	-	(3,354)	(4,174)	(4,438)	(2,674)	(2,879)	(2,879)	(3,262)

Provision for income taxes
Net loss	$(10,379)	$(1,427)	$(3,651)	$(5,562)	$(9,208)	$(3,069)	$(15,327)	$(11,312)	$(16,347)	$(12,421)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	KerriAnn	Meadow	Ribbonwalk	Saturn	Sigma	Weldon	Badminton	Basil	Bayside	Bazzel

Rental income	$3,458	$4,906	$1,995	$2,843	$-	$2,444	$11,970	$8,970	$12,570	$-

Operating expenses:
Depreciation	4,686	4,410	4,395	3,200	5,327	2,906	3,505	2,777	3,525	568
Insurance	684	673	646	460	769	460	521	412	523	-
Management fees	1,206	1,338	970	840	956	773	1,504	1,196	1,723	-
Repair and maintenance	462	1,202	1,875	300	4,800	3,570	-	-	-	-
Property taxes	1,741	1,014	1,363	500	1,333	800	722	357	993	-
Other operating expenses	3,454	2,723	3,850	2,663	2,362	2,676	798	663	910	770
Total operating expenses	12,233	11,360	13,099	7,963	15,547	11,185	7,050	5,405	7,674	1,338

Loss from operations	(8,775)	(6,454)	(11,104)	(5,120)	(15,547)	(8,741)	4,920	3,565	4,896	(1,338)

Other income (expense), net
Interest expense	(4,655)	(4,203)	(4,380)	(3,262)	(4,440)	(2,674)	(4,070)	(3,078)	(3,873)	-
Total other income (expense), net	(4,655)	(4,203)	(4,380)	(3,262)	(4,440)	(2,674)	(4,070)	(3,078)	(3,873)	-

Provision for income taxes
Net loss	$(13,430)	$(10,657)	$(15,484)	$(8,382)	$(19,987)	$(11,415)	$850	$487	$1,023	$(1,338)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Bedford	Butter	Coatbridge	Dawson	Dewberry	Dolittle	Dorchester	Eastfair	Elevation	Elm

Rental income	$6,885	$5,776	$13,630	$6,780	$9,980	$9,890	$-	$10,770	$12,135	$9,570

Operating expenses:
Depreciation	1,924	5,190	3,730	3,114	2,613	4,221	788	2,956	3,657	2,300
Insurance	386	791	414	573	436	602	-	347	537	307
Management fees	785	1,450	1,725	1,155	1,119	1,547	-	1,292	1,666	1,197
Repair and maintenance	2,179	2,815	-	65	3,771	1,658	-	-	-	181
Property taxes	675	1,301	1,070	564	412	840	-	755	2,087	142
Other operating expenses	2,927	4,527	1,152	811	8	3,142	770	870	800	663
Total operating expenses	8,876	16,074	8,091	6,282	8,359	12,010	1,558	6,220	8,747	4,790

Loss from operations	(1,991)	(10,298)	5,539	498	1,621	(2,120)	(1,558)	4,550	3,388	4,780

Other income (expense), net
Interest expense	(2,577)	(5,130)	(4,100)	(3,419)	(2,836)	(4,060)	-	(3,506)	(4,017)	(2,506)
Total other income (expense), net	(2,577)	(5,130)	(4,100)	(3,419)	(2,836)	(4,060)	-	(3,506)	(4,017)	(2,506)

Provision for income taxes
Net loss	$(4,568)	$(15,428)	$1,439	$(2,921)	$(1,215)	$(6,180)	$(1,558)	$1,044	$(629)	$2,274

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Folly	Forest	Greenhill	Hadden	Heron	Holloway	Kingsley	Lallie	Lennox	Limestone

Rental income	$-	$14,970	$10,960	$1,645	$-	$14,970	$13,580	$14,970	$10,170	$11,575

Operating expenses:
Depreciation	713	4,823	3,006	2,036	657	4,672	4,290	5,115	2,978	4,023
Insurance	-	573	550	380	206	690	501	745	333	657
Management fees	-	2,150	1,345	408	220	1,903	1,685	2,044	1,432	1,534
Repair and maintenance	-	575	835	2,712	-	-	300	-	-	2,115
Property taxes	-	678	782	217	163	1,176	1,196	106	563	821
Other operating expenses	1,550	462	4,301	2,602	1,043	888	905	829	663	3,077
Total operating expenses	2,263	9,261	10,819	8,355	2,289	9,329	8,877	8,839	5,969	12,227

Loss from operations	(2,263)	5,709	141	(6,710)	(2,289)	5,641	4,703	6,131	4,201	(652)

Other income (expense), net
Interest expense	-	(5,302)	(4,227)	(2,358)	(1,868)	(5,160)	(5,020)	(5,614)	(3,267)	(3,690)
Total other income (expense), net	-	(5,302)	(4,227)	(2,358)	(1,868)	(5,160)	(5,020)	(5,614)	(3,267)	(3,690)

Provision for income taxes
Net loss	$(2,263)	$407	$(4,086)	$(9,068)	$(4,157)	$481	$(317)	$517	$934	$(4,342)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Luna	Matchingham	Murphy	Olive	Osprey	Ridge	River	Roseberry	Shoreline	Spencer

Rental income	$10,500	$10,770	$11,801	$11,370	$-	$10,170	$11,970	$13,770	$13,770	$13,170

Operating expenses:
Depreciation	2,956	2,913	4,085	3,184	-	2,992	3,662	4,513	4,260	4,157
Insurance	440	446	617	357	-	442	539	504	630	609
Management fees	1,292	1,417	1,634	1,695	336	1,697	1,702	1,702	1,724	1,747
Repair and maintenance	185	800	1,483	233	-	-	137	-	933	710
Property taxes	704	873	840	466	774	543	797	1,317	708	930
Other operating expenses	980	905	3,084	964	1,132	787	888	963	963	823
Total operating expenses	6,557	7,354	11,743	6,899	2,242	6,461	7,725	8,999	9,218	8,976

Loss from operations	3,943	3,416	58	4,471	(2,242)	3,709	4,245	4,771	4,552	4,194

Other income (expense), net
Interest expense	(3,506)	(2,867)	(4,054)	(2,950)	-	(3,283)	(4,017)	(4,924)	(4,948)	(4,554)
Total other income (expense), net	(3,506)	(2,867)	(4,054)	(2,950)	-	(3,283)	(4,017)	(4,924)	(4,948)	(4,554)

Provision for income taxes
Net loss	$437	$549	$(3,996)	$1,521	$(2,242)	$426	$228	$(153)	$(396)	$(360)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Sugar	Summerset	Tuxford	Vernon	Westchester	Windsor	100	101	Abbington	Collier

Rental income	$10,770	$10,170	$4,343	$3,729	$14,970	$15,570	$-	$-	$-	$-

Operating expenses:
Depreciation	4,279	3,505	1,801	3,619	4,687	4,809	1,407	-	-	-
Insurance	550	514	357	460	536	593	410	-	-	-
Management fees	1,719	1,376	726	975	2,260	2,030	1,246	600	461	-
Repair and maintenance	980	-	4,657	2,132	145	-	1,797	-	-	-
Property taxes	776	596	2,288	888	1,398	1,431	843	435	-	-
Other operating expenses	1,138	754	3,000	2,958	1,005	929	1,640	770	1,183	770
Total operating expenses	9,442	6,745	12,829	11,032	10,031	9,792	7,343	1,805	1,644	770

Loss from operations	1,328	3,425	(8,486)	(7,303)	4,939	5,778	(7,343)	(1,805)	(1,644)	(770)

Other income (expense), net
Interest expense	(4,706)	(3,873)	(2,713)	(3,558)	(4,645)	(5,311)	-	-	-	-
Total other income (expense), net	(4,706)	(3,873)	(2,713)	(3,558)	(4,645)	(5,311)	-	-	-	-

Provision for income taxes
Net loss	$(3,378)	$(448)	$(11,199)	$(10,861)	$294	$467	$(7,343)	$(1,805)	$(1,644)	$(770)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Dunbar	Hines	Hollandaise	Jack	Johnny	June	Kirkwood	Lookout	McGregor	Pearl

Rental income	$-	$-	$1,104	$4,680	$-	$-	$1,170	$-	$442	$3,000

Operating expenses:
Depreciation	-	-	2,514	1,900	1,341	1,341	599	-	689	-
Insurance	-	-	488	374	-	-	184	-	214	-
Management fees	200	246	448	587	506	555	245	202	606	563
Repair and maintenance	-	-	535	3,539	-	-	672	-	525	-
Property taxes	200	224	568	737	-	-	280	162	791	-
Other operating expenses	1,070	1,254	2,490	3,414	1,111	1,115	2,042	829	1,935	770
Total operating expenses	1,470	1,724	7,043	10,551	2,958	3,011	4,022	1,193	4,760	1,333

Loss from operations	(1,470)	(1,724)	(5,939)	(5,871)	(2,958)	(3,011)	(2,852)	(1,193)	(4,318)	1,667

Other income (expense), net
Interest expense	-	-	(3,584)	(3,579)	(2,367)	(2,367)	(1,693)	-	-	-
Total other income (expense), net	-	-	(3,584)	(3,579)	(2,367)	(2,367)	(1,693)	-	-	-

Provision for income taxes
Net loss	$(1,470)	$(1,724)	$(9,523)	$(9,450)	$(5,325)	$(5,378)	$(4,545)	$(1,193)	$(4,318)	$1,667

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME (LOSS)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Point	Riverwalk	Roxy	Wescott	Wildwood	Consolidated

Rental income	$2,295	$-	$-	$-	$-	$723,399

Operating expenses:
Depreciation	875	905	747	-	505	332,889
Insurance	265	-	227	-	159	51,685
Management fees	353	-	239	149	125	122,269
Repair and maintenance	1,523	-	450	-	450	151,710
Property taxes	468	-	273	-	97	92,593
Other operating expenses	1,633	1,009	1,054	833	820	229,990
Total operating expenses	5,117	1,914	2,990	982	2,156	981,136

Loss from operations	(2,822)	(1,914)	(2,990)	(982)	(2,156)	(257,737)

Other income (expense), net
Interest expense	(3,054)	-	(2,457)	(464)	(1,126)	(377,303)
Total other income (expense), net	(3,054)	-	(2,457)	(464)	(1,126)	(377,303)

Provision for income taxes
Net loss	$(5,876)	$(1,914)	$(5,447)	$(1,446)	$(3,282)	$(635,040)

See the accompanying notes to these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	100	101	Abbington	Amber	Apollo	Aster	Augusta

Balance at January 1, 2023	$620,899	$632,909	$472,424	$103,869	$68,607	$140,762	$-
Issuance of membership units, net of offering costs	(1,000)	-	-	-	-	-	-
Deemed contribution from Manager	-	8,827	-	-	-	1,695	30
Distributions	(15,286)	(8,695)	(9,339)	(2,145)	(1,444)	(1,732)	-
Net income (loss)	4,912	(17,787)	194	(8,608)	(4,274)	(16,533)	(1,262)
Balance at June 30, 2023	$609,526	$615,254	$463,279	$93,115	$62,889	$124,192	$(1,232)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Avebury	Avondale	Badminton	Bandelier	Baron	Basil	Bayside

Balance at January 1, 2023	$92,573	$-	$84,054	$110,135	$574,107	$70,288	$99,814
Issuance of membership units, net of offering costs	-	359,466	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-
Distributions	(2,503)	-	(3,444)	(2,360)	(10,411)	(2,836)	(3,815)
Net income (loss)	(5,144)	(3,975)	(4,912)	(20)	(226)	(1,818)	(6,555)
Balance at June 30, 2023	$84,926	$355,490	$75,697	$107,755	$563,470	$65,634	$89,445

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Bazzel	Bedford	Bella	Belle	Belvedere	Bergenia	Blossom

Balance at January 1, 2023	$256,450	$98,872	$-	$446,293	$-	$-	$275,525
Issuance of membership units, net of offering costs	-	-	-	-	322,875	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-
Distributions	(4,360)	(3,421)	-	(6,528)	-	-	(7,326)
Net income (loss)	587	260	(985)	(9,378)	(8,029)	(159)	(894)
Balance at June 30, 2023	$252,677	$95,711	$(985)	$430,387	$314,845	$(159)	$267,306

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Bonneau	Brainerd	Braxton	Brennan	Brooklyn	Burlington	Butter

Balance at January 1, 2023	$340,414	$172,962	$334,693	$(10,323)	$102,768	$640,125	$116,216
Issuance of membership units, net of offering costs	-	-	(100)	90,822	99	-	(2,500)
Deemed contribution from Manager	-	-	-	(2,443)	-	-	-
Distributions	(6,263)	(3,671)	(9,880)	(849)	(2,466)	(11,597)	(3,989)
Net income (loss)	(2,554)	(8,060)	(4,614)	(10,354)	(12,926)	1,033	(2,575)
Balance at June 30, 2023	$331,598	$161,232	$320,099	$66,853	$87,475	$629,561	$107,152

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Camino	Campbell	Cawley	Centennial	Chaparral	Chelsea	Chester

Balance at January 1, 2023	$280,251	$(19,436)	$-	$95,037	$89,185	$102,632	$210,665
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-
Distributions	(7,137)	-	-	(2,839)	(4,192)	(3,299)	(2,732)
Net income (loss)	668	(41,245)	(3,881)	(1,857)	3,076	(305)	(7,067)
Balance at June 30, 2023	$273,782	$(60,680)	$(3,881)	$90,341	$88,070	$99,028	$200,866

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Chickamauga	Chinook	Chitwood	Clover	Coatbridge	Collier	Collinston

Balance at January 1, 2023	$3,049	$-	$391,243	$340,644	$104,608	$356,996	$65,580
Issuance of membership units, net of offering costs	398,181	-	-	-	-	(100)	-
Deemed contribution from Manager	-	-	-	-	-	-	-
Distributions	(9,478)	-	(8,389)	(8,714)	(3,403)	(6,529)	(1,430)
Net income (loss)	(6,152)	(1,102)	1,694	655	(13,870)	(3,492)	(7,041)
Balance at June 30, 2023	$385,600	$(1,102)	$384,549	$332,585	$87,335	$346,875	$57,109

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Conway	Cove	Creekside	Creekwood	Cumberland	Cupcake	Cypress

Balance at January 1, 2023	$681,755	$-	$324,614	$168,173	$313,735	$82,851	$204,742
Issuance of membership units, net of offering costs	-	227,408	(1,200)	-	-	-	-
Deemed contribution from Manager	-	890	-	-	-	-	-
Distributions	(11,733)	-	(8,288)	(2,135)	(7,251)	(4,302)	(2,953)
Net income (loss)	(5,189)	(2,903)	753	(4,545)	1,087	(555)	(8,176)
Balance at June 30, 2023	$664,833	$225,394	$315,878	$161,493	$307,571	$77,994	$193,613

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Daisy	Davidson	Dawson	Delta	Dewberry	Diablo	Dogwood

Balance at January 1, 2023	$315,110	$60,995	$73,939	$100,118	$69,213	$76,957	$250,991
Issuance of membership units, net of offering costs	-	-	-	-	-	-	(100)
Deemed contribution from Manager	-	-	-	-	-	-	-
Distributions	(6,989)	(1,387)	(2,302)	(2,321)	(2,382)	(1,806)	(5,577)
Net income (loss)	(649)	(2,340)	(4,771)	(27,243)	(4,553)	(13,782)	(290)
Balance at June 30, 2023	$307,472	$57,268	$66,866	$70,553	$62,278	$61,369	$245,024

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Dolittle	Dolly	Dops	Dorchester	Dunbar	Eagle	Eastfair

Balance at January 1, 2023	$103,056	$697,006	$(900)	$350,394	$318,473	$157,055	$69,956
Issuance of membership units, net of offering costs	-	(2,500)	221,871	-	(100)	-	-
Deemed contribution from Manager	-	-	(262)	-	-	-	-
Distributions	(3,075)	(11,092)	(2,647)	(6,012)	(4,449)	(3,894)	(2,881)
Net income (loss)	(5,593)	(13,341)	(5,342)	(6,455)	(13,213)	(917)	(611)
Balance at June 30, 2023	$94,388	$670,072	$212,719	$337,927	$300,712	$152,243	$66,464

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Elevation	Ella	Ellen	Elm	Emporia	Ensenada	Falcon

Balance at January 1, 2023	$99,050	$-	$-	$61,659	$113,623	$177,988	$154,723
Issuance of membership units, net of offering costs	-	283,479	-	-	(100)	-	-
Deemed contribution from Manager	-	896	-	-	-	-	-
Distributions	(2,011)	(3,374)	-	(2,053)	(2,288)	(5,087)	(3,688)
Net income (loss)	(16,264)	(14,977)	(557)	(3,462)	(12,032)	(4,133)	409
Balance at June 30, 2023	$80,775	$266,024	$(557)	$56,145	$99,203	$168,767	$151,444

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Felix	Fenwick	Folly	Forest	Foster	Franklin	Gardens

Balance at January 1, 2023	$-	$-	$322,669	$112,792	$-	$-	$90,486
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Deemed contribution from Manager	-	388	-	-	82	-	-
Distributions	-	-	(5,799)	(3,733)	-	-	(2,645)
Net income (loss)	(841)	(2,304)	(11,933)	(8,018)	(1,275)	(1,371)	(344)
Balance at June 30, 2023	$(841)	$(1,916)	$304,937	$101,040	$(1,193)	$(1,371)	$87,498

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	General	Goose	Grant	Greenhill	Gretal	Grove	Hadden

Balance at January 1, 2023	$-	$145,301	$119,168	$113,152	$478,067	$75,984	$84,506
Issuance of membership units, net of offering costs	-	(250)	-	(4,000)	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-
Distributions	-	(4,327)	(3,723)	(3,601)	(9,416)	(1,634)	(3,179)
Net income (loss)	(780)	(258)	(2,626)	(2,876)	(11,902)	(1,448)	1,090
Balance at June 30, 2023	$(780)	$140,466	$112,819	$102,675	$456,749	$72,902	$82,417

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Hansard	Hansel	Harrison	Henry	Heritage	Heron	Highland

Balance at January 1, 2023	$(900)	$222,297	$254,440	$417,931	$88,728	$98,180	$282,783
Issuance of membership units, net of offering costs	325,432	-	(100)	-	-	-	-
Deemed contribution from Manager	1,926	-	-	-	-	-	-
Distributions	(3,879)	(4,274)	(4,281)	(7,130)	(1,999)	(2,285)	(5,177)
Net income (loss)	(4,828)	(14,967)	(5,258)	(2,614)	(3,443)	(4,187)	517
Balance at June 30, 2023	$317,751	$203,056	$244,801	$408,186	$83,285	$91,708	$278,122

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Hines	Holcomb	Holland	Hollandaise	Holloway	Inglewood	Jack

Balance at January 1, 2023	$259,919	$359,072	$68,008	$125,632	$121,577	$684,630	$143,237
Issuance of membership units, net of offering costs	-	-	-	-	-	(100)	-
Deemed contribution from Manager	-	-	-	-	-	-	-
Distributions	(5,320)	(6,546)	(1,516)	(3,288)	(4,574)	(10,932)	(3,119)
Net income (loss)	(180)	(58)	(3,361)	(4,951)	(3,751)	(4,801)	(9,704)
Balance at June 30, 2023	$254,418	$352,468	$63,131	$117,393	$113,252	$668,797	$130,413

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Jake	Jefferson	Jill	Johnny	June	Jupiter	Kawana

Balance at January 1, 2023	$597,448	$(900)	$229,017	$568,318	$570,463	$71,731	$93,538
Issuance of membership units, net of offering costs	(1,000)	294,864	-	-	-	-	-
Deemed contribution from Manager	-	2,893	-	-	-	-	-
Distributions	(10,781)	(3,515)	(4,290)	(9,981)	(10,641)	(1,680)	(3,046)
Net income (loss)	(1,904)	(7,116)	(7,968)	(13,757)	(12,727)	(3,709)	(931)
Balance at June 30, 2023	$583,763	$286,227	$216,759	$544,580	$547,094	$66,342	$89,560

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood	Korin

Balance at January 1, 2023	$426,903	$700,843	$95,660	$146,499	$101,900	$82,431	$(1,308)
Issuance of membership units, net of offering costs	-	-	-	-	-	-	298,785
Deemed contribution from Manager	-	-	-	-	-	-	(939)
Distributions	(7,286)	(11,108)	(2,045)	(1,732)	(3,912)	(1,702)	(3,893)
Net income (loss)	2,166	(5,895)	(2,257)	(7,226)	(4,645)	(3,541)	(3,779)
Balance at June 30, 2023	$421,783	$683,840	$91,359	$137,541	$93,343	$77,188	$288,866

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Lallie	Lanier	Lannister	Latte	Lennox	Lierly	Lily

Balance at January 1, 2023	$123,846	$131,558	$65,502	$375,130	$85,080	$81,700	$162,022
Issuance of membership units, net of offering costs	-	(100)	(100)	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-
Distributions	(3,171)	(2,970)	(1,520)	(6,661)	(3,390)	(4,066)	(3,607)
Net income (loss)	(14,252)	(4,005)	(1,723)	1,437	(3,589)	952	(5,416)
Balance at June 30, 2023	$106,423	$124,482	$62,159	$369,906	$78,102	$78,586	$153,000

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Limestone	Litton	Longwoods	Lookout	Loretta	Louis	Louise

Balance at January 1, 2023	$106,459	$191,920	$-	$343,336	$696,340	$-	$104,866
Issuance of membership units, net of offering costs	-	(100)	-	-	(100)	-	-
Deemed contribution from Manager	-	-	370	-	-	106	-
Distributions	(4,524)	(4,497)	-	(5,805)	(11,670)	-	(3,705)
Net income (loss)	(4,191)	(7,425)	(1,546)	93	(5,551)	(2,018)	(2,264)
Balance at June 30, 2023	$97,744	$179,899	$(1,176)	$337,625	$679,019	$(1,912)	$98,897

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Lovejoy	Luna	Lurleen	Madison	Mae	Magnolia	Malbec

Balance at January 1, 2023	$93,689	$68,442	$(1,596)	$105,115	$374,107	$79,416	$113,333
Issuance of membership units, net of offering costs	-	-	136,159	-	(100)	-	-
Deemed contribution from Manager	-	-	-	3,887	-	-	-
Distributions	(2,950)	(3,052)	(3,995)	(1,905)	(8,263)	(1,795)	(4,963)
Net income (loss)	(4,599)	(1,752)	(6,142)	(13,531)	(574)	(3,148)	(7,844)
Balance at June 30, 2023	$86,141	$63,638	$124,426	$93,565	$365,171	$74,473	$100,525

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Mammoth	Marcelo	Marie	Marietta	Marion	Marple	Martell

Balance at January 1, 2023	$111,366	$299,825	$(900)	$170,915	$-	$-	$-
Issuance of membership units, net of offering costs	-	(100)	341,882	-	-	196,682	286,198
Deemed contribution from Manager	-	-	3,438	-	333	376	-
Distributions	(2,342)	(7,430)	(4,447)	(3,663)	-	-	-
Net income (loss)	(1,268)	(4,254)	(5,140)	(4,482)	(1,749)	(3,957)	(9,195)
Balance at June 30, 2023	$107,756	$288,041	$334,832	$162,770	$(1,416)	$193,101	$277,003

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Mary	Matchingham	McGregor	McLovin	Meadow	Mimosa	Mojave

Balance at January 1, 2023	$-	$76,536	$298,839	$161,841	$111,898	$125,096	$76,249
Issuance of membership units, net of offering costs	-	-	-	-	-	(3,510)	-
Deemed contribution from Manager	675	-	-	-	-	-	-
Distributions	-	(3,110)	(6,600)	(4,618)	(2,303)	(3,448)	(3,425)
Net income (loss)	(4,619)	(2,505)	702	(9,300)	(7,224)	(1,591)	(1,969)
Balance at June 30, 2023	$(3,944)	$70,921	$292,941	$147,923	$102,371	$116,548	$70,855

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Murphy	Mycroft	Nugget	Odessa	Olive	Oly	Onyx

Balance at January 1, 2023	$101,077	$-	$555,985	$150,309	$111,685	$168,914	$-
Issuance of membership units, net of offering costs	-	200,772	-	-	-	-	-
Deemed contribution from Manager	-	252	-	-	-	-	283
Distributions	(3,917)	-	(10,051)	(3,282)	(3,686)	(4,587)	-
Net income (loss)	(3,879)	(3,886)	5,721	(14,886)	(5,958)	(10,507)	(1,410)
Balance at June 30, 2023	$93,280	$197,138	$551,655	$132,141	$102,041	$153,820	$(1,127)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Oscar	Osceola	Osprey	Otoro	Palmer	Patrick	Peanut

Balance at January 1, 2023	$-	$-	$359,692	$122,842	$-	$91,661	$80,736
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Deemed contribution from Manager	-	7	-	-	-	-	-
Distributions	-	-	(6,448)	(2,557)	-	(3,053)	(2,065)
Net income (loss)	(725)	(7,603)	(1,486)	(31,120)	(1,327)	3,323	(7,519)
Balance at June 30, 2023	$(725)	$(7,596)	$351,757	$89,165	$(1,327)	$91,931	$71,152

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Pearl	Pecan	Piedmont	Pinot	Pioneer	Plumtree	Point

Balance at January 1, 2023	$555,868	$92,297	$219,551	$111,561	$574,168	$91,278	$130,572
Issuance of membership units, net of offering costs	-	-	-	-	-	-	(400)
Deemed contribution from Manager	7,527	-	-	-	-	-	-
Distributions	(11,075)	(4,169)	(2,835)	(5,000)	(8,482)	(5,005)	(3,343)
Net income (loss)	(11,195)	145	(7,429)	(2,363)	3,054	4,789	(5,563)
Balance at June 30, 2023	$541,125	$88,272	$209,286	$104,198	$568,740	$91,062	$121,267

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Porthos	Quincy	Redondo	Regency	Reginald	Reynolds	Ribbonwalk

Balance at January 1, 2023	$-	$553,575	$180,868	$(1,167)	$426,237	$436,550	$90,883
Issuance of membership units, net of offering costs	-	(200)	(100)	165,047	(200)	-	-
Deemed contribution from Manager	237	-	-	-	-	-	-
Distributions	-	(8,816)	(3,383)	(4,114)	(7,530)	(7,865)	(2,083)
Net income (loss)	(1,902)	(10,953)	(14,526)	(3,778)	1,981	4,219	(9,177)
Balance at June 30, 2023	$(1,665)	$533,606	$162,859	$155,989	$420,488	$432,905	$79,624

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Richardson	Ridge	Ritter	River	Riverwalk	Rooney	Roseberry

Balance at January 1, 2023	$328,483	$83,550	$506,679	$100,942	$402,648	$107,342	$109,042
Issuance of membership units, net of offering costs	(200)	-	-	-	(100)	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-
Distributions	(6,636)	(3,120)	(8,127)	(4,066)	(8,166)	(2,499)	(3,656)
Net income (loss)	(1,835)	(4,084)	(17,823)	(1,558)	(1,530)	(5,688)	1,445
Balance at June 30, 2023	$319,811	$76,345	$480,730	$95,319	$392,853	$99,155	$106,832

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Rosewood	Roxy	Saddlebred	Saint	Sajni	Salem	Salinas

Balance at January 1, 2023	$83,715	$101,734	$143,605	$120,330	$-	$109,633	$-
Issuance of membership units, net of offering costs	-	(400)	-	-	323,300	-	251,086
Deemed contribution from Manager	-	-	-	-	1,424	-	948
Distributions	(1,811)	(2,008)	(2,967)	(3,695)	(4,204)	(4,526)	(2,990)
Net income (loss)	(3,951)	(5,919)	(12,164)	(3,214)	(12,870)	(4,814)	(16,992)
Balance at June 30, 2023	$77,953	$93,407	$128,473	$113,421	$307,650	$100,293	$232,052

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Saturn	Scepter	Sequoyah	Shallowford	Shoreline	Sigma	Simon

Balance at January 1, 2023	$76,128	$83,236	$146,901	$200,450	$97,216	$122,373	$-
Issuance of membership units, net of offering costs	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-
Distributions	(1,448)	(1,743)	(3,365)	(3,898)	(3,544)	(3,396)	-
Net income (loss)	(4,891)	(7,676)	(14,968)	(10,448)	(1,159)	(5,679)	(4,607)
Balance at June 30, 2023	$69,789	$73,816	$128,567	$186,104	$92,513	$113,299	$(4,607)

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Sims	Soapstone	Sodalis	Spencer	Splash	Spring	Stonebriar

Balance at January 1, 2023	$-	$84,806	$291,596	$106,749	$91,827	$253,852	$66,437
Issuance of membership units, net of offering costs	289,893	-	-	-	-	-	-
Deemed contribution from Manager	1,053	-	-	-	-	-	-
Distributions	-	(3,601)	(5,042)	(4,425)	(4,249)	(5,463)	(1,514)
Net income (loss)	(4,861)	2,640	(2,040)	(4,653)	(225)	1,568	(6,756)
Balance at June 30, 2023	$286,085	$83,845	$284,514	$97,671	$87,353	$249,958	$58,166

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Sugar	Summerset	Sundance	Sunnyside	Swift	Taylor	Terracotta

Balance at January 1, 2023	$115,048	$84,713	$184,096	$(900)	$350,095	$138,711	$113,091
Issuance of membership units, net of offering costs	-	-	-	243,594	-	-	-
Deemed contribution from Manager	-	-	-	(556)	-	-	-
Distributions	(2,497)	(1,867)	(3,592)	(3,162)	(7,504)	(2,071)	(3,630)
Net income (loss)	(5,536)	(1,653)	(12,160)	2,764	3,031	(3,584)	(8,112)
Balance at June 30, 2023	$107,016	$81,194	$168,344	$241,739	$345,622	$133,057	$101,350

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Theodore	Tulip	Tuscan	Tuscarora	Tuxford	Vernon	Walton

Balance at January 1, 2023	$-	$97,441	$131,864	$(900)	$78,935	$82,726	$290,069
Issuance of membership units, net of offering costs	-	-	-	360,177	-	-	-
Deemed contribution from Manager	-	-	-	1,971	-	-	-
Distributions	-	(2,242)	(5,923)	(3,511)	(2,290)	(2,438)	(4,850)
Net income (loss)	(1,828)	(15,864)	1,294	(9,644)	(5,573)	(5,996)	(25,152)
Balance at June 30, 2023	$(1,828)	$79,334	$127,235	$348,093	$71,072	$74,292	$260,068

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Wave	Weldon	Wellington	Wentworth	Wescott	Westchester	Wildwood

Balance at January 1, 2023	$99,105	$72,614	$425,944	$83,990	$138,760	$151,038	$120,130
Issuance of membership units, net of offering costs	(2,500)	-	(200)	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-
Distributions	(2,118)	(1,531)	(8,021)	(4,303)	(2,664)	(5,069)	(2,494)
Net income (loss)	(16,712)	(2,411)	(580)	(2,944)	(4,778)	(6,751)	1,491
Balance at June 30, 2023	$77,775	$68,671	$417,144	$76,744	$131,318	$139,218	$119,128

ARRIVED HOMES, LLC AND ITS SERIES

UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN MEMBERS’ EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Willow	Wilson	Windsor	Winston	Wisteria	Consolidated

Balance at January 1, 2023	$304,187	$400,541	$124,688	$351,670	$102,274	$39,036,651
Issuance of membership units, net of offering costs	(1,200)	(100)	-	(100)	(100)	5,595,011
Deemed contribution from Manager	-	-	-	-	-	36,312
Distributions	(6,116)	(8,485)	(4,957)	(7,243)	(2,554)	(910,997)
Net income (loss)	(100)	(515)	9,771	(2,641)	(1,672)	(1,102,187)
Balance at June 30, 2023	$296,771	$391,441	$129,502	$341,685	$97,948	$42,654,789

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Apollo	Avebury	Chelsea	Clover	Dogwood	Gardens	Grove	Kawana	Lannister	Latte

Balance at January 1, 2022	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Membership contributions, net of issuance costs	77,571	106,673	116,517	-	-	100,941	89,767	107,916	83,245	384,994
Deemed contribution from Manager	555	1,027	1,294	-	-	180	901	373	425	-
Distributions	(456)	(1,389)	(1,651)	-	-	(1,278)	(526)	(2,795)	(479)	-
Net income (loss)	(2,228)	(7,344)	(6,283)	(1,070)	(820)	(4,268)	(4,844)	(7,634)	(8,692)	(1,534)
Balance at June 30, 2022 (unaudited)	$75,442	$98,967	$109,878	$(1,070)	$(820)	$95,575	$85,298	$97,860	$74,499	$383,460

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Louise	Madison	Peanut	Rosewood	Stonebriar	Tulip	Wisteria	Chaparral	Cupcake	Lierly

Balance at January 1, 2022	$-	$-	$-	$-	$-	$-	$-	$99,751	$91,091	$89,155
Membership contributions, net of issuance costs	113,471	130,979	84,532	104,490	85,622	118,471	110,463	-	-	-
Deemed contribution from Manager	332	489	194	399	309	293	1,458	-	-	-
Distributions	(1,853)	(880)	(992)	(616)	(598)	(1,822)	(783)	(5,344)	(5,107)	(4,917)
Net income (loss)	(2,810)	(2,455)	(1,872)	(8,856)	(3,277)	(6,711)	(5,664)	(1,325)	695	641
Balance at June 30, 2022 (unaudited)	$109,140	$128,133	$81,862	$95,417	$82,056	$110,230	$105,474	$93,082	$86,679	$84,879

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Malbec	Mojave	Patrick	Pecan	Pinot	Plumtree	Salem	Soapstone	Splash	Tuscan

Balance at January 1, 2022	$122,827	$96,504	$102,846	$100,140	$123,675	$101,731	$119,345	$94,556	$99,672	$149,360
Membership contributions, net of issuance costs	-	(100)	-	-	-	-	-	-	-	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-	-	-
Distributions	(6,479)	(5,449)	(4,976)	(5,025)	(6,534)	(6,202)	(6,782)	(4,701)	(5,260)	(8,270)
Net income (loss)	111	181	(1,743)	551	122	484	(531)	23	419	270
Balance at June 30, 2022 (unaudited)	$116,459	$91,136	$96,127	$95,666	$117,263	$96,013	$112,032	$89,878	$94,831	$141,360

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Walton	Wentworth	Bandelier	Diablo	Rooney	Saint	Scepter	Terracotta	Baron	Burlington

Balance at January 1, 2022	$-	$94,728	$-	$-	$-	$-	$-	$-	$-	$-
Membership contributions, net of issuance costs	-	-	125,963	108,210	133,516	126,643	98,684	118,438	604,098	687,621
Deemed contribution from Manager	-	-	-	-	-	(150)	-	6,599	(2,500)	(3,500)
Distributions	-	(6,269)	(2,954)	(2,580)	(3,440)	(2,514)	(2,351)	(1,536)	(3,265)	(3,719)
Net income (loss)	(1,625)	18	(11,788)	(13,632)	(18,401)	(833)	(8,508)	(6,929)	1,136	2,085
Balance at June 30, 2022 (unaudited)	$(1,625)	$88,477	$111,221	$91,998	$111,675	$123,146	$87,825	$116,572	$599,469	$682,487

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Ensenada	Jake	Lily	McLovin	Nugget	Odessa	Oly	Pioneer	Ritter	Saddlebred

Balance at January 1, 2022	$-	$-	$(3,140)	$-	$-	$(2,919)	$-	$-	$-	$(3,195)
Membership contributions, net of issuance costs	198,683	612,906	210,494	188,651	590,293	187,276	187,196	605,434	536,806	169,337
Deemed contribution from Manager	-	-	-	-	-	-	-	-	(1,000)	-
Distributions	(5,097)	-	(5,342)	(4,838)	(3,193)	(4,821)	(4,805)	-	-	(4,358)
Net income (loss)	(10,495)	(1,899)	(21,114)	(13,421)	(1,484)	(17,345)	(7,047)	(3,123)	(608)	(43,296)
Balance at June 30, 2022 (unaudited)	$183,091	$611,007	$180,898	$170,392	$585,616	$162,191	$175,344	$602,311	$535,198	$118,488

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Delta	Emporia	Grant	Heritage	Holcomb	Kennesaw	Lanier	Lovejoy	Magnolia	Mammoth

Balance at January 1, 2022	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Membership contributions, net of issuance costs	122,469	128,705	139,954	107,684	378,585	447,255	143,238	108,167	97,484	126,564
Deemed contribution from Manager	4,513	6,066	-	3,127	-	-	886	3,802	1,777	1,568
Distributions	(2,902)	(3,052)	(3,914)	(637)	-	-	(840)	(2,565)	(574)	(744)
Net income (loss)	(10,646)	(7,569)	(10,967)	(5,618)	(2,171)	(2,146)	(5,068)	(9,238)	(4,109)	(6,166)
Balance at June 30, 2022 (unaudited)	$113,435	$124,151	$125,073	$104,556	$376,414	$445,109	$138,216	$100,166	$94,578	$121,222

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Otoro	Reynolds	Swift	Wave	Amber	Centennial	Collinston	Davidson	Holland	Jupiter

Balance at January 1, 2022	$-	$-	$-	$-	$(3,480)	$105,219	$(1,756)	$(160)	$(1,942)	$(1,829)
Membership contributions, net of issuance costs	144,539	453,488	365,241	120,942	123,685	-	86,939	77,126	87,518	89,288
Deemed contribution from Manager	965	-	870	2,774	-	-	-	-	-	-
Distributions	(2,060)	-	(2,769)	(2,863)	(2,615)	(4,259)	(1,851)	(1,664)	(1,857)	(1,894)
Net income (loss)	(10,379)	(1,427)	(3,651)	(5,562)	(9,208)	(3,069)	(15,327)	(11,312)	(16,347)	(12,421)
Balance at June 30, 2022 (unaudited)	$133,065	$452,061	$359,690	$115,291	$108,382	$97,891	$68,005	$63,990	$67,372	$73,144

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	KerriAnn	Meadow	Ribbonwalk	Saturn	Sigma	Weldon	Badminton	Basil	Bayside	Bazzel

Balance at January 1, 2022	$(8,340)	$(6,829)	$(3,121)	$(1,961)	$-	$(1,999)	$90,129	$77,526	$(338)	$-
Membership contributions, net of issuance costs	124,720	138,331	116,972	89,100	139,260	87,439	-	-	104,740	-
Deemed contribution from Manager	-	-	-	-	-	-	-	-	-	-
Distributions	(2,921)	(2,855)	(2,499)	(1,891)	(3,269)	(1,855)	(4,479)	(3,730)	(3,199)	-
Net income (loss)	(13,430)	(10,657)	(15,484)	(8,382)	(19,987)	(11,415)	850	487	1,023	(1,338)
Balance at June 30, 2022 (unaudited)	$100,029	$117,990	$95,867	$76,866	$116,004	$72,170	$86,500	$74,283	$102,225	$(1,338)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Bedford	Butter	Coatbridge	Dawson	Dewberry	Dolittle	Dorchester	Eastfair	Elevation	Elm

Balance at January 1, 2022	$-	$-	$(2,591)	$(1,519)	$75,690	$-	$-	$74,600	$(1,624)	$(861)
Membership contributions, net of issuance costs	103,855	137,859	111,730	93,203	-	112,713	-	(500)	106,933	69,199
Deemed contribution from Manager	1,023	-	-	-	-	-	-	-	-	-
Distributions	(1,355)	(4,188)	(3,406)	(2,853)	(3,790)	(3,209)	-	(3,521)	(3,268)	(2,135)
Net income (loss)	(4,568)	(15,428)	1,439	(2,921)	(1,215)	(6,180)	(1,558)	1,044	(629)	2,274
Balance at June 30, 2022 (unaudited)	$98,955	$118,243	$107,172	$85,909	$70,685	$103,325	$(1,558)	$71,623	$101,411	$68,477

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Folly	Forest	Greenhill	Hadden	Heron	Holloway	Kingsley	Lallie	Lennox	Limestone

Balance at January 1, 2022	$-	$(9,426)	$-	$-	$-	$130,068	$111,543	$142,753	$(1,881)	$(2,805)
Membership contributions, net of issuance costs	-	141,388	118,705	95,215	112,381	100	(500)	-	89,971	120,037
Deemed contribution from Manager	-	-	3,024	1,865	538	-	-	-	-	-
Distributions	-	(4,237)	(3,091)	(1,549)	(661)	(5,762)	(5,194)	(6,604)	(2,754)	(3,595)
Net income (loss)	(2,263)	407	(4,086)	(9,068)	(4,157)	481	(317)	517	934	(4,342)
Balance at June 30, 2022 (unaudited)	$(2,263)	$128,132	$114,551	$86,463	$108,101	$124,887	$105,532	$136,666	$86,270	$109,295

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Luna	Matchingham	Murphy	Olive	Osprey	Ridge	River	Roseberry	Shoreline	Spencer

Balance at January 1, 2022	$73,214	$-	$-	$(2,975)	$-	$(522)	$(2,177)	$116,448	$108,054	$116,356
Membership contributions, net of issuance costs	(500)	79,848	110,084	119,519	371,970	89,030	108,634	-	(100)	(500)
Deemed contribution from Manager	-	-	-	-	-	-	-	-	-	-
Distributions	(3,700)	(2,476)	(3,134)	(3,565)	-	(2,730)	(3,318)	(5,706)	(4,850)	(5,406)
Net income (loss)	437	549	(3,996)	1,521	(2,242)	426	228	(153)	(396)	(360)
Balance at June 30, 2022 (unaudited)	$69,451	$77,921	$102,954	$114,500	$369,728	$86,204	$103,367	$110,589	$102,708	$110,090

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Sugar	Summerset	Tuxford	Vernon	Westchester	Windsor	100	101	Abbington	Collier

Balance at January 1, 2022	$(2,904)	$97,623	$-	$-	$(292)	$134,771	$-	$-	$-	$-
Membership contributions, net of issuance costs	127,779	-	102,464	97,709	159,639	(500)	652,349	665,033	512,153	-
Deemed contribution from Manager	-	-	549	-	-	-	450	-	2,752	-
Distributions	(2,941)	(4,632)	(2,654)	(3,018)	(4,722)	(6,113)	(4,233)	-	(2,768)	-
Net income (loss)	(3,378)	(448)	(11,199)	(10,861)	294	467	(7,343)	(1,805)	(1,644)	(770)
Balance at June 30, 2022 (unaudited)	$118,556	$92,543	$89,160	$83,830	$154,918	$128,625	$641,223	$663,228	$510,492	$(770)

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Dunbar	Hines	Hollandaise	Jack	Johnny	June	Kirkwood	Lookout	McGregor	Pearl

Balance at January 1, 2022	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Membership contributions, net of issuance costs	213,788	272,916	140,374	155,481	557,458	615,532	98,854	214,162	327,129	577,658
Deemed contribution from Manager	300	-	8,681	1,506	-	-	690	-	475	-
Distributions	-	-	(1,480)	(1,651)	-	-	(582)	-	(2,122)	(3,124)
Net income (loss)	(1,470)	(1,724)	(9,523)	(9,450)	(5,325)	(5,378)	(4,545)	(1,193)	(4,318)	1,667
Balance at June 30, 2022 (unaudited)	$212,618	$271,192	$138,053	$145,886	$552,133	$610,154	$94,417	$212,969	$321,164	$576,201

See the accompanying notes to these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT)

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Point	Riverwalk	Roxy	Wescott	Wildwood	Consolidated

Balance at January 1, 2022	$-	$-	$-	$-	$-	$2,868,789
Membership contributions, net of issuance costs	144,818	-	122,171	158,815	134,048	19,795,358
Deemed contribution from Manager	1,669	-	1,148	454	741	59,891
Distributions	(850)	-	(718)	(896)	(752)	(355,319)
Net income (loss)	(5,876)	(1,914)	(5,447)	(1,446)	(3,282)	(635,040)
Balance at June 30, 2022 (unaudited)	$139,760	$(1,914)	$117,154	$156,927	$130,756	$21,733,680

See the accompanying notes to these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES
CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023 (UNAUDITED)

	100	101	Abbington	Amber	Apollo	Aster	Augusta
Cash flows from operating activities:
Net income (loss)	$(2,331)	$(43,759)	$(26,014)	$(24,132)	$(12,006)	$(29,727)	$(1,262)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,815	8,719	6,578	4,208	2,691	3,510	-
Amortization	-	-	-	38	58	-	-
Changes in assets and liabilities:
Prepaid expenses	(1,469)	(1,513)	(1,400)	(1,228)	(219)	(870)	-
Accrued expenses	14,224	7,856	7,789	5,351	2,197	3,779	936
Due from third party property managers	(9,158)	-	-	(6,458)	(4,914)	(3,508)	-
Due to (from) related party	4,021	34,357	12,841	22,530	14,421	30,159	30
Net cash provided by (used in) operating activities	8,102	5,945	4,341	309	2,230	3,342	-
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(1,000)	-	-	-	-	-	-
Distributions	(15,286)	(8,695)	(9,339)	(2,145)	(1,444)	(1,732)	-
Net cash provided by (used in) financing activities	(16,286)	(8,695)	(9,339)	(2,145)	(1,444)	(1,732)	-
Net change in cash and cash equivalents	(8,184)	(2,750)	(4,998)	(1,837)	785	1,610	-
Cash at beginning of period	34,876	15,458	12,352	6,844	24	97	-
Cash at end of period	$26,693	$12,708	$7,354	$5,007	$809	$1,707	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$1,263	$1,023	$792	$510	$60	$153	$-
Cash paid for interest	$-	$-	$-	$(3,929)	$(5,817)	$(4,223)	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$600,998	$621,942	$475,904	$295,212	$195,468	$254,289	$298,848
Acquisition of property	$600,998	$621,942	$475,904	$295,212	$195,468	$254,289	$298,848
Mortgage payable for acquisition of property	$28,792	$51,083	$16,832	$214,658	$138,395	$136,183	$299,784
Offering expenses and fees related to issuance of membership units	$(53,151)	$(54,794)	$(41,498)	$(21,345)	$(13,599)	$(19,400)	$-
Deemed contribution from Manager	$-	$8,827	$-	$-	$-	$1,695	$30

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Avebury	Avondale	Badminton	Bandelier	Baron	Basil	Bayside
Cash flows from operating activities:
Net income (loss)	$(16,431)	$(3,975)	$(9,474)	$(16,343)	$(11,935)	$(5,304)	$(6,157)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,995	-	3,505	4,170	8,229	2,784	3,525
Amortization	38	-	42	43	-	34	40
Changes in assets and liabilities:
Prepaid expenses	(1,258)	(851)	(602)	(1,779)	(1,656)	(943)	(3,082)
Accrued expenses	3,972	3,343	3,379	3,139	7,920	2,775	4,818
Due from third party property managers	(7,177)	-	(3,734)	(6,107)	(6,090)	(1,401)	(6,504)
Due to (from) related party	20,858	1,464	5,356	20,044	14,572	3,170	2,575
Net cash provided by (used in) operating activities	3,996	-	(1,529)	3,167	11,039	1,116	(4,784)
Cash flows from financing activities:
Repayments of amounts due to related party	-	(333,970)	-	-	-	-	-
Net proceeds from the issuance of membership units	-	359,466	-	-	-	-	-
Distributions	(2,503)	-	(3,444)	(2,360)	(10,411)	(2,836)	(3,815)
Net cash provided by (used in) financing activities	(2,503)	25,496	(3,444)	(2,360)	(10,411)	(2,836)	(3,815)
Net change in cash and cash equivalents	1,494	25,496	(4,973)	807	629	(1,720)	(8,599)
Cash at beginning of period	1,134	-	15,849	13,098	19,732	9,670	18,745
Cash at end of period	$2,628	$25,496	$10,875	$13,904	$20,361	$7,951	$10,147

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$225	$-	$-	$50	$-	$89	$114
Cash paid for interest	$(3,971)	$-	$(4,070)	$(4,789)	$-	$(2,228)	$(3,873)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$285,263	$331,707	$244,997	$340,510	$566,714	$194,692	$246,508
Acquisition of property	$285,263	$331,707	$244,997	$340,510	$566,714	$194,692	$246,508
Mortgage payable for acquisition of property	$211,299	$2,543	$184,338	$254,401	$31,351	$139,208	$176,635
Offering expenses and fees related to issuance of membership units	$(19,557)	$(29,554)	$(17,966)	$(21,747)	$(48,882)	$(15,082)	$(18,311)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Bazzel	Bedford	Bella	Belle	Belvedere	Bergenia	Blossom
Cash flows from operating activities:
Net income (loss)	$(7,245)	$(2,087)	$(985)	$(23,902)	$(8,029)	$(159)	$(5,752)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,763	3,847	-	6,042	-	-	3,495
Amortization	-	37	-	-	-	-	-
Changes in assets and liabilities:
Prepaid expenses	(1,035)	(1,299)	-	(1,885)	(779)	(721)	(953)
Accrued expenses	5,478	3,593	761	8,479	3,158	879	9,079
Due from third party property managers	(3,857)	(9,255)	-	(8,786)	-	-	(3,817)
Due to (from) related party	7,705	6,495	224	28,638	3,895	-	2,727
Net cash provided by (used in) operating activities	4,809	1,331	-	8,587	-	0	4,779
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	(298,830)	-	-
Net proceeds from the issuance of membership units	-	-	-	-	322,875	-	-
Distributions	(4,360)	(3,421)	-	(6,528)	-	-	(7,326)
Net cash provided by (used in) financing activities	(4,360)	(3,421)	-	(6,528)	24,045	-	(7,326)
Net change in cash and cash equivalents	449	(2,090)	-	2,059	24,045	0	(2,547)
Cash at beginning of period	14,346	19,399	-	471	-	-	27,514
Cash at end of period	$14,795	$17,309	$-	$2,530	$24,045	$0	$24,967

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$116	$-	$250	$-	$-	$-
Cash paid for interest	$-	$(3,835)	$-	$-	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$262,450	$274,739	$308,439	$432,007	$297,105	$-	$250,482
Acquisition of property	$262,450	$274,739	$308,439	$432,007	$297,105	$-	$250,482
Mortgage payable for acquisition of property	$29,461	$206,792	$309,424	$14,820	$5,327	$879	$12,913
Offering expenses and fees related to issuance of membership units	$(22,248)	$(19,315)	$-	$(38,162)	$(26,835)	$-	$(22,742)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Bonneau	Brainerd	Braxton	Brennan	Brooklyn	Burlington	Butter
Cash flows from operating activities:
Net income (loss)	$(17,885)	$(7,007)	$(19,908)	$(21,102)	$(15,211)	$(12,309)	$(17,762)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,137	3,998	4,458	3,115	2,802	8,916	5,190
Amortization	-	423	493	65	242	-	45
Changes in assets and liabilities:
Prepaid expenses	(2,034)	(1,085)	(1,323)	(1,900)	(820)	(3,523)	(2,911)
Accrued expenses	8,125	8,978	10,930	2,425	5,615	8,271	5,311
Due from third party property managers	(6,793)	(6,436)	(4,914)	(2,133)	-	(9,901)	(11,232)
Due to (from) related party	18,069	3,914	5,736	19,530	(4,803)	6,825	21,517
Net cash provided by (used in) operating activities	4,618	2,785	(4,527)	-	(2,340)	(1,721)	157
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	(78,448)	-	-	-
Net proceeds from the issuance of membership units	-	-	(100)	90,822	99	-	(2,500)
Distributions	(6,263)	(3,671)	(9,880)	(849)	(2,466)	(11,597)	(3,989)
Net cash provided by (used in) financing activities	(6,263)	(3,671)	(9,980)	11,524	(2,367)	(11,597)	(6,489)
Net change in cash and cash equivalents	(1,645)	(886)	(14,506)	11,524	(4,707)	(13,318)	(6,332)
Cash at beginning of period	6,661	8,705	27,902	2,706	10,118	17,715	12,333
Cash at end of period	$5,016	$7,819	$13,396	$14,230	$5,411	$4,397	$6,000

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$204	$-	$223	$60	$-	$146
Cash paid for interest	$-	$(4,737)	$(493)	$(4,495)	$(2,712)	$-	$(5,130)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$334,508	$292,032	$318,297	$225,570	$172,195	$636,000	$366,775
Acquisition of property	$334,508	$292,032	$318,297	$225,570	$172,195	$636,000	$366,775
Mortgage payable for acquisition of property	$16,754	$145,717	$17,831	$176,828	$80,874	$24,259	$279,691
Offering expenses and fees related to issuance of membership units	$(29,826)	$(21,696)	$(28,206)	$(15,358)	$(12,671)	$(56,149)	$(23,211)
Deemed contribution from Manager	$-	$-	$-	$(2,443)	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Camino	Campbell	Cawley	Centennial	Chaparral	Chelsea	Chester
Cash flows from operating activities:
Net income (loss)	$(3,011)	$(63,841)	$(3,881)	$(11,493)	$2,020	$(10,858)	$(16,415)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,644	1,421.54	-	3,917	2,700	4,234	5,944
Amortization	-	-	-	44	79	39	-
Changes in assets and liabilities:
Prepaid expenses	(838)	-	-	(406)	(637)	(2,341)	(897)
Accrued expenses	8,145	662.50	2,309	3,009	5,774	4,593	3,825
Due from third party property managers	(5,269)	(9,738.36)	-	(3,774)	(2,441)	(6,235)	(6,235)
Due to (from) related party	3,398	71,044	(1,210)	9,642	(3,507)	15,448	16,517
Net cash provided by (used in) operating activities	6,069	(451)	(0)	940	3,988	4,880	2,739
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(7,137)	-	-	(2,839)	(4,192)	(3,299)	(2,732)
Net cash provided by (used in) financing activities	(7,137)	-	-	(2,839)	(4,192)	(3,299)	(2,732)
Net change in cash and cash equivalents	(1,068)	(451)	(0)	(1,899)	(204)	1,580	7
Cash at beginning of period	18,534	451	-	13,328	17,171	2,482	4,224
Cash at end of period	$17,466	$-	$(0)	$11,429	$16,968	$4,062	$4,231

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$60	$-	$-	$510	$-	$225	$488
Cash paid for interest	$-	$-	$-	$(4,438)	$(2,154)	$(4,215)	$(6,161)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$260,564	$-	$316,203	$273,657	$185,790	$302,263	$369,193
Acquisition of property	$260,564	$-	$316,203	$273,657	$185,790	$302,263	$369,193
Mortgage payable for acquisition of property	$10,355	$70,419	$317,302	$198,741	$117,385	$215,768	$179,691
Offering expenses and fees related to issuance of membership units	$(23,218)	$-	$-	$(11,055)	$(3,144)	$(21,053)	$(27,595)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Chickamauga	Chinook	Chitwood	Clover	Coatbridge	Collier	Collinston
Cash flows from operating activities:
Net income (loss)	$(3,528)	$(1,102)	$(8,431)	$(4,156)	$(15,625)	$(18,034)	$(27,649)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,129	-	5,255	4,397	3,730	4,879	2,906
Amortization	-	-	-	-	42	-	30
Changes in assets and liabilities:
Prepaid expenses	(1,535)	-	(980)	(1,210)	(1,395)	(956)	(744)
Accrued expenses	8,864	2,219	10,046	9,628	3,482	5,247	1,984
Due from third party property managers	(6,476)	-	(6,740)	(5,895)	(4,948)	(4,813)	(8,010)
Due to (from) related party	(2,455)	(1,219)	8,690	4,250	7,338	24,183	32,505
Net cash provided by (used in) operating activities	-	(0)	7,840	7,014	(7,375)	10,507	1,022
Cash flows from financing activities:
Repayments of amounts due to related party	(368,035)	-	-	-	-	-	-
Net proceeds from the issuance of membership units	398,181	-	-	-	-	(100)	-
Distributions	(9,478)	-	(8,389)	(8,714)	(3,403)	(6,529)	(1,430)
Net cash provided by (used in) financing activities	20,668	-	(8,389)	(8,714)	(3,403)	(6,629)	(1,430)
Net change in cash and cash equivalents	20,668	(0)	(549)	(1,700)	(10,779)	3,878	(408)
Cash at beginning of period	-	-	10,706	20,929	16,300	5,567	1,164
Cash at end of period	$20,668	$(0)	$10,157	$19,229	$5,521	$9,444	$756

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$346	$-	$-	$96	$121	$523	$510
Cash paid for interest	$-	$-	$-	$-	$(4,778)	$-	$(2,674)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$370,044	$306,915	$375,740	$314,353	$260,852	$348,824	$203,911
Acquisition of property	$370,044	$306,915	$375,740	$314,353	$260,852	$348,824	$203,911
Mortgage payable for acquisition of property	$13,123	$307,915	$9,069	$8,102	$185,214	$17,162	$156,208
Offering expenses and fees related to issuance of membership units	$(32,599)	$-	$(33,450)	$(28,647)	$(19,270)	$(31,054)	$(15,631)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Conway	Cove	Creekside	Creekwood	Cumberland	Cupcake	Cypress
Cash flows from operating activities:
Net income (loss)	$(32,853)	$(2,903)	$(2,328)	$(10,173)	$(1,926)	$(563)	$(19,687)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	9,454	963	4,260	3,975	4,059	3,275	5,011
Amortization	493	-	-	-	-	61	-
Changes in assets and liabilities:
Prepaid expenses	(2,255)	(927)	(1,057)	(2,405)	(880)	(467)	(3,945)
Accrued expenses	9,195	3,249	10,452	2,911	6,428	3,727	4,644
Due from third party property managers	(8,598)	(4,471)	(5,908)	(7,051)	(4,945)	(1,458)	(13,581)
Due to (from) related party	29,583	4,089	3,985	15,951	6,487	120	30,910
Net cash provided by (used in) operating activities	5,020	-	9,403	3,207	9,222	4,696	3,352
Cash flows from financing activities:
Repayments of amounts due to related party	-	(212,288)	-	-	-	-	-
Net proceeds from the issuance of membership units	-	227,408	(1,200)	-	-	-	-
Distributions	(11,733)	-	(8,288)	(2,135)	(7,251)	(4,302)	(2,953)
Net cash provided by (used in) financing activities	(11,733)	15,120	(9,488)	(2,135)	(7,251)	(4,302)	(2,953)
Net change in cash and cash equivalents	(6,713)	15,120	(85)	1,071	1,970	394	399
Cash at beginning of period	18,351	-	18,793	29	17,990	10,468	987
Cash at end of period	$11,638	$15,120	$18,709	$1,100	$19,960	$10,862	$1,386

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$1,026	$60	$153	$60	$445	$164	$200
Cash paid for interest	$(493)	$-	$-	$(4,795)	$-	$(2,814)	$(6,045)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$674,597	$210,970	$305,460	$287,849	$290,897	$220,967	$362,988
Acquisition of property	$674,597	$210,970	$305,460	$287,849	$290,897	$220,967	$362,988
Mortgage payable for acquisition of property	$32,255	$6,093	$15,255	$136,912	$9,112	$155,556	$188,287
Offering expenses and fees related to issuance of membership units	$(59,057)	$(18,922)	$(27,252)	$(21,582)	$(25,734)	$(16,326)	$(27,504)
Deemed contribution from Manager	$-	$890	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Daisy	Davidson	Dawson	Delta	Dewberry	Diablo	Dogwood
Cash flows from operating activities:
Net income (loss)	$(5,640)	$(17,248)	$(19,773)	$(48,719)	$(11,975)	$(41,923)	$(3,100)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,138	2,909	3,617	4,749	2,613	2,380	3,320
Amortization	-	31	37	41	33	38	-
Changes in assets and liabilities:
Prepaid expenses	(969)	(1,925)	(2,015)	(2,296)	(24)	(1,255)	(1,107)
Accrued expenses	7,201	2,268	2,896	2,811	2,526	4,805	6,891
Due from third party property managers	(5,248)	(2,985)	(5,321)	-	(6,479)	(4,809)	(5,700)
Due to (from) related party	7,424	18,365	19,791	41,024	13,670	43,326	2,274
Net cash provided by (used in) operating activities	6,906	1,416	(768)	2,321	364	2,562	2,579
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	(100)
Distributions	(6,989)	(1,387)	(2,302)	(2,321)	(2,382)	(1,806)	(5,577)
Net cash provided by (used in) financing activities	(6,989)	(1,387)	(2,302)	(2,321)	(2,382)	(1,806)	(5,677)
Net change in cash and cash equivalents	(83)	30	(3,071)	-	(2,019)	756	(3,099)
Cash at beginning of period	16,955	4,997	3,688	329	4,997	-	18,140
Cash at end of period	$16,872	$5,026	$617	$329	$2,978	$756	$15,041

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$153	$-	$614	$125	$92	$50	$73
Cash paid for interest	$-	$(2,879)	$(3,419)	$(4,435)	$(2,836)	$(4,067)	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$295,867	$204,663	$221,927	$333,609	$182,711	$291,980	$236,054
Acquisition of property	$295,867	$204,663	$221,927	$333,609	$182,711	$291,980	$236,054
Mortgage payable for acquisition of property	$11,483	$157,227	$162,867	$260,853	$129,778	$237,316	$12,878
Offering expenses and fees related to issuance of membership units	$(26,245)	$(15,314)	$(16,537)	$(22,611)	$(14,404)	$(20,790)	$(21,063)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Dolittle	Dolly	Dops	Dorchester	Dunbar	Eagle	Eastfair
Cash flows from operating activities:
Net income (loss)	$(10,753)	$(37,501)	$(6,667)	$(21,096)	$(32,292)	$(8,522)	$948
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:			-
Depreciation	4,221	9,477	2,341	4,727	4,430	3,707	2,956
Amortization	38	-	-	-	-	57	38
Changes in assets and liabilities:			-
Prepaid expenses	(1,418)	(1,890)	(861)	(2,548)	(578)	(1,781)	(1,630)
Accrued expenses	4,374	9,382	5,415	5,913	4,334	3,865	4,018
Due from third party property managers	(8,038)	(8,481)	(2,993)	(6,356)	(2,658)	(1,501)	(5,695)
Due to (from) related party	2,446	26,553	(21,568)	22,105	28,855	11,168	(659)
Net cash provided by (used in) operating activities	(9,128)	(2,461)	-	2,746	2,091	6,993	(24)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	(205,723)	-	-	-	-
Net proceeds from the issuance of membership units	-	(2,500)	221,871	-	(100)	-	-
Distributions	(3,075)	(11,092)	(2,647)	(6,012)	(4,449)	(3,894)	(2,881)
Net cash provided by (used in) financing activities	(3,075)	(13,592)	13,501	(6,012)	(4,549)	(3,894)	(2,881)
Net change in cash and cash equivalents	(12,203)	(16,054)	13,501	(3,266)	(2,458)	3,099	(2,905)
Cash at beginning of period	18,533	23,914	-	10,872	2,823	2,681	16,361
Cash at end of period	$6,330	$7,860	$13,501	$7,606	$365	$5,781	$13,456

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$143	$964	$60	$-	$496	$153	$83
Cash paid for interest	$(4,060)	$-	$-	$-	$-	$(4,529)	$(3,506)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$297,215	$677,458	$203,389	$337,973	$315,999	$269,759	$206,751
Acquisition of property	$297,215	$677,458	$203,389	$337,973	$315,999	$269,759	$206,751
Mortgage payable for acquisition of property	$218,491	$25,617	$8,025	$16,556	$18,888	$126,483	$160,912
Offering expenses and fees related to issuance of membership units	$(20,977)	$(59,958)	$(18,769)	$(30,687)	$(28,056)	$(20,184)	$(10,926)
Deemed contribution from Manager	$-	$-	$(262)	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Elevation	Ella	Ellen	Elm	Emporia	Ensenada	Falcon
Cash flows from operating activities:
Net income (loss)	$(23,676)	$(14,977)	$(557)	$(8,177)	$(27,044)	$(22,908)	$(7,614)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,657	2,391	-	2,300	4,918	6,666	3,723
Amortization	34	25	-	26	43	62	57
Changes in assets and liabilities:
Prepaid expenses	(1,417)	(912)	-	(2,012)	(1,552)	(2,005)	(1,875)
Accrued expenses	2,453	7,565	-	2,264	2,909	5,774	4,853
Due from third party property managers	(7,847)	(5,052)	-	(6,956)	(4,547)	(10,081)	(5,828)
Due to (from) related party	19,567	10,960	557	11,025	21,556	23,253	10,421
Net cash provided by (used in) operating activities	(7,230)	-	-	(1,530)	(3,716)	762	3,737
Cash flows from financing activities:
Repayments of amounts due to related party	-	(267,751)	-	-	-	-	-
Net proceeds from the issuance of membership units	-	283,479	-	-	(100)	-	-
Distributions	(2,011)	(3,374)	-	(2,053)	(2,288)	(5,087)	(3,688)
Net cash provided by (used in) financing activities	(2,011)	12,355	-	(2,053)	(2,388)	(5,087)	(3,688)
Net change in cash and cash equivalents	(9,241)	12,355	-	(3,582)	(6,104)	(4,325)	49
Cash at beginning of period	11,215	-	-	7,318	7,584	24,616	8,945
Cash at end of period	$1,974	$12,355	$-	$3,735	$1,479	$20,290	$8,994

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$121	$-	$-	$81	$125	$-	$153
Cash paid for interest	$(4,240)	$(4,049)	$-	$(1,887)	$(4,790)	$(7,656)	$(4,529)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$254,980	$262,459	$-	$159,547	$344,114	$543,683	$270,595
Acquisition of property	$254,980	$262,459	$-	$159,547	$344,114	$543,683	$270,595
Mortgage payable for acquisition of property	$185,307	$14,728	$-	$116,010	$252,368	$407,087	$135,762
Offering expenses and fees related to issuance of membership units	$(18,777)	$(23,221)	$-	$(12,901)	$(23,875)	$(33,007)	$(20,618)
Deemed contribution from Manager	$-	$896	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Felix	Fenwick	Folly	Forest	Foster	Franklin	Gardens
Cash flows from operating activities:
Net income (loss)	$(841)	$(2,304)	$(18,557)	$(37,196)	$(1,275)	$(1,371)	$(6,481)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	-	5,126	4,823	-	-	3,031
Amortization	-	-	-	41	-	-	30
Changes in assets and liabilities:
Prepaid expenses	-	-	(2,208)	(3,741)	(817)	-	(1,875)
Accrued expenses	786	2,122	11,015	5,011	3,687	2,099	2,929
Due from third party property managers	-	(1,116)	(7,083)	(11,098)	-	-	(10,301)
Due to (from) related party	55	1,299	19,267	40,985	(1,595)	(728)	17,648
Net cash provided by (used in) operating activities	0	0	7,559	(1,176)	(0)	0	4,981
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	-	-	(5,799)	(3,733)	-	-	(2,645)
Net cash provided by (used in) financing activities	-	-	(5,799)	(3,733)	-	-	(2,645)
Net change in cash and cash equivalents	0	0	1,760	(4,909)	(0)	0	2,336
Cash at beginning of period	-	-	8,390	5,242	-	-	3,979
Cash at end of period	$0	$0	$10,150	$333	$(0)	$0	$6,315

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$157	$-	$-	$60
Cash paid for interest	$-	$-	$-	$(5,302)	$-	$-	$(3,271)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$249,528	$302,140	$313,243	$335,921	$315,843	$300,987	$216,984
Acquisition of property	$249,528	$302,140	$313,243	$335,921	$315,843	$300,987	$216,984
Mortgage payable for acquisition of property	$250,257	$305,173	$27,748	$249,896	$317,712	$302,245	$147,903
Offering expenses and fees related to issuance of membership units	$-	$-	$(27,742)	$(21,312)	$-	$-	$(15,259)
Deemed contribution from Manager	$-	$388	$-	$-	$82	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	General	Goose	Grant	Greenhill	Gretal	Grove	Hadden
Cash flows from operating activities:
Net income (loss)	$(780)	$(8,556)	$(21,050)	$(5,482)	$(21,527)	$(11,272)	$(7,613)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	3,455	4,451	4,444	6,213	4,401	2,981
Amortization	-	54	45	41	-	32	30
Changes in assets and liabilities:
Prepaid expenses	-	(2,028)	(2,435)	(2,251)	(1,337)	(1,493)	(1,768)
Accrued expenses	543	4,239	3,606	3,745	8,393	2,306	3,042
Due from third party property managers	-	(1,953)	(4,832)	(10,420)	(4,178)	(4,944)	(4,914)
Due to (from) related party	237	10,422	17,647	8,129	6,021	12,217	10,715
Net cash provided by (used in) operating activities	(0)	5,634	(2,567)	(1,795)	(6,414)	1,248	2,473
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(250)	-	(4,000)	-	-	-
Distributions	-	(4,327)	(3,723)	(3,601)	(9,416)	(1,634)	(3,179)
Net cash provided by (used in) financing activities	-	(4,577)	(3,723)	(7,601)	(9,416)	(1,634)	(3,179)
Net change in cash and cash equivalents	(0)	1,057	(6,289)	(9,396)	(15,830)	(386)	(706)
Cash at beginning of period	-	9,998	16,831	17,898	35,493	1,780	10,521
Cash at end of period	$(0)	$11,055	$10,542	$8,502	$19,662	$1,394	$9,814

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$153	$125	$131	$717	$60	$108
Cash paid for interest	$-	$(4,220)	$(5,063)	$(4,454)	$-	$(3,773)	$(2,811)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$318,419	$251,412	$362,173	$319,358	$445,531	$232,750	$215,702
Acquisition of property	$318,419	$251,412	$362,173	$319,358	$445,531	$232,750	$215,702
Mortgage payable for acquisition of property	$319,175	$125,891	$267,012	$237,740	$13,958	$167,598	$149,696
Offering expenses and fees related to issuance of membership units	$-	$(18,948)	$(23,146)	$(21,805)	$(39,215)	$(15,333)	$(15,415)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Hansard	Hansel	Harrison	Henry	Heritage	Heron	Highland
Cash flows from operating activities:
Net income (loss)	$(6,153)	$(30,397)	$(16,844)	$(19,279)	$(20,795)	$(11,489)	$(10,775)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,475	5,564	6,278	5,912	4,506	4,474	3,942
Amortization	-	80	-	-	38	38	-
Changes in assets and liabilities:
Prepaid expenses	(1,046)	(2,158)	(1,915)	(1,112)	(2,790)	(2,322)	(718)
Accrued expenses	7,302	4,145	5,767	9,858	2,472	4,658	9,130
Due from third party property managers	(6,671)	(5,611)	(8,696)	(9,570)	(18,591)	(6,314)	(6,713)
Due to (from) related party	3,094	20,256	20,382	12,286	28,855	13,493	13,753
Net cash provided by (used in) operating activities	-	(8,120)	4,971	(1,905)	(6,305)	2,537	8,620
Cash flows from financing activities:
Repayments of amounts due to related party	(304,256)	-	-	-	-	-	-
Net proceeds from the issuance of membership units	325,432	-	(100)	-	-	-	-
Distributions	(3,879)	(4,274)	(4,281)	(7,130)	(1,999)	(2,285)	(5,177)
Net cash provided by (used in) financing activities	17,297	(4,274)	(4,381)	(7,130)	(1,999)	(2,285)	(5,177)
Net change in cash and cash equivalents	17,297	(12,394)	590	(9,035)	(8,304)	251	3,442
Cash at beginning of period	-	26,990	3,443	19,176	12,257	561	-
Cash at end of period	$17,297	$14,596	$4,033	$10,141	$3,953	$813	$3,442

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$100	$608	$604	$250	$-	$-	$-
Cash paid for interest	$-	$(6,771)	$(7,619)	$-	$(4,859)	$(7,195)	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$301,561	$404,439	$456,122	$422,678	$291,006	$287,119	$281,854
Acquisition of property	$301,561	$404,439	$456,122	$422,678	$291,006	$287,119	$281,854
Mortgage payable for acquisition of property	$8,823	$223,615	$225,966	$35,314	$232,966	$204,797	$14,605
Offering expenses and fees related to issuance of membership units	$(27,188)	$(28,926)	$(34,504)	$(35,965)	$(19,767)	$(19,789)	$(24,774)
Deemed contribution from Manager	$1,926	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Hines	Holcomb	Holland	Hollandaise	Holloway	Inglewood	Jack
Cash flows from operating activities:
Net income (loss)	$(9,138)	$(13,245)	$(22,777)	$(24,031)	$(15,047)	$(36,601)	$(18,926)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,510	4,880	2,909	5,028	4,672	9,377	6,377
Amortization	-	-	31	44	49	493	49
Changes in assets and liabilities:
Prepaid expenses	(675)	-	(2,022)	(1,936)	(1,919)	(2,642)	(1,920)
Accrued expenses	5,034	8,164	2,079	3,428	4,149	7,763	3,383
Due from third party property managers	-	(17,660)	(5,475)	(13,553)	(8,757)	(10,489)	(6,603)
Due to (from) related party	7,507	17,859	26,699	35,482	12,756	13,576	19,150
Net cash provided by (used in) operating activities	6,239	(2)	1,443	4,463	(4,097)	(18,522)	1,510
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	(100)	-
Distributions	(5,320)	(6,546)	(1,516)	(3,288)	(4,574)	(10,932)	(3,119)
Net cash provided by (used in) financing activities	(5,320)	(6,546)	(1,516)	(3,288)	(4,574)	(11,032)	(3,119)
Net change in cash and cash equivalents	919	(6,548)	(73)	1,175	(8,670)	(29,554)	(1,609)
Cash at beginning of period	10,080	19,039	2,472	2,675	18,012	32,769	7,161
Cash at end of period	$10,999	$12,491	$2,399	$3,850	$9,342	$3,215	$5,552

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$404	$250	$510	$856	$148	$905	$891
Cash paid for interest	$-	$-	$(2,879)	$(4,303)	$(5,160)	$(493)	$(6,384)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$259,330	$347,896	$204,178	$358,832	$326,223	$668,980	$420,391
Acquisition of property	$259,330	$347,896	$204,178	$358,832	$326,223	$668,980	$420,391
Mortgage payable for acquisition of property	$11,557	$25,579	$150,835	$260,658	$232,783	$16,529	$303,930
Offering expenses and fees related to issuance of membership units	$(22,366)	$(30,935)	$(15,642)	$(24,036)	$(14,853)	$(58,640)	$(28,009)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Jake	Jefferson	Jill	Johnny	June	Jupiter	Kawana
Cash flows from operating activities:
Net income (loss)	$(19,045)	$(8,441)	$(16,453)	$(49,223)	$(45,850)	$(18,922)	$(10,137)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	8,093	3,148	5,461	8,049	8,049	2,906	3,786
Amortization	-	-	-	492	492	30	37
Changes in assets and liabilities:
Prepaid expenses	(2,292)	(1,602)	(3,923)	(1,582)	(1,583)	(1,047)	(1,969)
Accrued expenses	8,364	6,585	4,016	7,561	13,064	2,118	3,274
Due from third party property managers	(9,673)	(5,712)	(5,936)	(10,844)	(10,210)	(4,909)	(6,047)
Due to (from) related party	28,588	6,022	24,876	45,525	52,522	21,252	14,042
Net cash provided by (used in) operating activities	14,035	-	8,041	(22)	16,483	1,427	2,985
Cash flows from financing activities:
Repayments of amounts due to related party	-	(277,992)	-	-	-	-	-
Net proceeds from the issuance of membership units	(1,000)	294,864	-	-	-	-	-
Distributions	(10,781)	(3,515)	(4,290)	(9,981)	(10,641)	(1,680)	(3,046)
Net cash provided by (used in) financing activities	(11,781)	13,357	(4,290)	(9,981)	(10,641)	(1,680)	(3,046)
Net change in cash and cash equivalents	2,254	13,357	3,751	(10,003)	5,842	(253)	(61)
Cash at beginning of period	17,446	-	648	34,856	5,677	6,229	836
Cash at end of period	$19,700	$13,357	$4,399	$24,853	$11,519	$5,976	$775

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$100	$644	$939	$939	$500	$174
Cash paid for interest	$-	$-	$(6,669)	$(15,288)	$(15,288)	$(3,262)	$(3,766)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$577,299	$273,048	$399,496	$575,336	$575,336	$203,931	$270,350
Acquisition of property	$577,299	$273,048	$399,496	$575,336	$575,336	$203,931	$270,350
Mortgage payable for acquisition of property	$25,201	$7,493	$196,995	$68,034	$51,552	$149,416	$189,483
Offering expenses and fees related to issuance of membership units	$(51,028)	$(24,636)	$(29,571)	$(50,527)	$(50,527)	$(15,942)	$(19,114)
Deemed contribution from Manager	$-	$2,893	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Kennesaw	Kenny	KerriAnn	Kessler	Kingsley	Kirkwood	Korin
Cash flows from operating activities:
Net income (loss)	$(13,224)	$(26,272)	$(32,276)	$(16,294)	$(10,714)	$(15,657)	$(5,511)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,836	9,477	4,686	4,111	4,290	3,592	3,823
Amortization	-	-	44	-	48	35	-
Changes in assets and liabilities:
Prepaid expenses	(1,365)	(1,890)	(860)	(978)	(946)	(2,277)	(818)
Accrued expenses	8,374	9,400	2,820	2,427	3,974	3,237	7,881
Due from third party property managers	(21,876)	(8,725)	(7,801)	(4,317)	(6,686)	(5,626)	(6,075)
Due to (from) related party	21,761	18,697	33,012	16,973	5,416	18,528	701
Net cash provided by (used in) operating activities	(493)	688	(375)	1,923	(4,618)	1,832	-
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-	(276,604)
Net proceeds from the issuance of membership units	-	-	-	-	-	-	298,785
Distributions	(7,286)	(11,108)	(2,045)	(1,732)	(3,912)	(1,702)	(3,893)
Net cash provided by (used in) financing activities	(7,286)	(11,108)	(2,045)	(1,732)	(3,912)	(1,702)	18,288
Net change in cash and cash equivalents	(7,779)	(10,420)	(2,420)	192	(8,530)	130	18,288
Cash at beginning of period	17,930	24,406	14,504	2,740	17,910	1,921	-
Cash at end of period	$10,151	$13,986	$12,084	$2,932	$9,380	$2,050	$18,288

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$250	$970	$510	$-	$123	$501	$-
Cash paid for interest	$-	$-	$(4,655)	$(6,385)	$(5,020)	$(4,358)	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$417,307	$677,458	$329,731	$261,890	$302,556	$257,751	$276,149
Acquisition of property	$417,307	$677,458	$329,731	$261,890	$302,556	$257,751	$276,149
Mortgage payable for acquisition of property	$28,917	$18,219	$258,970	$132,538	$226,032	$190,434	$12,464
Offering expenses and fees related to issuance of membership units	$(36,935)	$(59,955)	$(21,331)	$(19,181)	$(13,559)	$(17,616)	$(25,655)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$(939)

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Lallie	Lanier	Lannister	Latte	Lennox	Lierly	Lily
Cash flows from operating activities:
Net income (loss)	$(18,291)	$(10,491)	$(17,811)	$(2,378)	$(4,098)	$1,106	$(60,999)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	5,115	5,194	3,027	5,011	2,978	2,932	7,493
Amortization	53	45	51	-	36	96	51
Changes in assets and liabilities:
Prepaid expenses	(1,007)	(2,881)	(2,234)	(1,375)	(848)	(686)	(4,503)
Accrued expenses	4,565	3,467	2,079	6,989	3,196	8,156	3,981
Due from third party property managers	(4,513)	(8,996)	(5,362)	(8,178)	(5,085)	(1,685)	(7,488)
Due to (from) related party	14,445	5,119	18,479	6,234	(2,311)	(8,436)	60,699
Net cash provided by (used in) operating activities	367	(8,543)	(1,773)	6,303	(6,132)	1,483	(767)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(100)	(100)	-	-	-	-
Distributions	(3,171)	(2,970)	(1,520)	(6,661)	(3,390)	(4,066)	(3,607)
Net cash provided by (used in) financing activities	(3,171)	(3,070)	(1,620)	(6,661)	(3,390)	(4,066)	(3,607)
Net change in cash and cash equivalents	(2,804)	(11,613)	(3,392)	(357)	(9,522)	(2,583)	(4,374)
Cash at beginning of period	4,816	24,791	4,232	17,864	21,323	21,568	41,852
Cash at end of period	$2,013	$13,178	$839	$17,506	$11,801	$18,985	$37,478

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$143	$125	$60	$105	$461	$153	$-
Cash paid for interest	$(5,614)	$(6,313)	$(3,588)	$-	$(3,267)	$(2,645)	$(6,087)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$355,918	$372,351	$179,626	$358,276	$208,265	$202,590	$515,122
Acquisition of property	$355,918	$372,351	$179,626	$358,276	$208,265	$202,590	$515,122
Mortgage payable for acquisition of property	$256,808	$272,818	$125,792	$15,429	$147,754	$144,890	$411,412
Offering expenses and fees related to issuance of membership units	$(25,108)	$(24,832)	$(12,585)	$(31,699)	$(15,959)	$(2,837)	$(31,566)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Limestone	Litton	Longwoods	Lookout	Loretta	Louis	Louise
Cash flows from operating activities:
Net income (loss)	$(10,638)	$(6,102)	$(1,546)	$(7,842)	$(16,930)	$(2,018)	$(6,067)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,023	4,413	-	4,741	9,445	-	3,789
Amortization	38	467	-	-	-	-	35
Changes in assets and liabilities:
Prepaid expenses	(945)	(1,059)	-	(973)	(2,255)	(104)	(2,257)
Accrued expenses	4,300	9,072	2,783	5,073	9,272	1,844	3,573
Due from third party property managers	(7,938)	(6,119)	-	(5,675)	(9,511)	-	(6,879)
Due to (from) related party	10,883	1,874	(1,237)	372	9,454	277	(1,446)
Net cash provided by (used in) operating activities	(277)	2,546	(0)	(4,304)	(524)	(0)	(9,251)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	(100)	-	-	(100)	-	-
Distributions	(4,524)	(4,497)	-	(5,805)	(11,670)	-	(3,705)
Net cash provided by (used in) financing activities	(4,524)	(4,597)	-	(5,805)	(11,770)	-	(3,705)
Net change in cash and cash equivalents	(4,800)	(2,050)	(0)	(10,109)	(12,293)	(0)	(12,956)
Cash at beginning of period	14,859	10,902	-	15,181	23,875	-	22,275
Cash at end of period	$10,059	$8,852	$(0)	$5,073	$11,582	$(0)	$9,318

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$128	$236	$-	$531	$1,044	$-	$60
Cash paid for interest	$(4,533)	$(5,226)	$-	$-	$-	$-	$(4,017)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$281,950	$322,302	$271,468	$338,224	$674,211	$271,384	$271,130
Acquisition of property	$281,950	$322,302	$271,468	$338,224	$674,211	$271,384	$271,130
Mortgage payable for acquisition of property	$203,015	$157,966	$272,644	$12,320	$18,539	$272,398	$190,599
Offering expenses and fees related to issuance of membership units	$(18,243)	$(23,986)	$-	$(29,839)	$(59,065)	$-	$(18,860)
Deemed contribution from Manager	$-	$-	$370	$-	$-	$106	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Lovejoy	Luna	Lurleen	Madison	Mae	Magnolia	Malbec
Cash flows from operating activities:
Net income (loss)	$(17,660)	$(5,049)	$(8,164)	$(26,284)	$(8,652)	$(18,528)	$(7,962)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,096	2,956	4,240	2,828	4,864	4,154	4,388
Amortization	38	38	275	47	-	71	67
Changes in assets and liabilities:
Prepaid expenses	(1,736)	(781)	(888)	(702)	(1,313)	(1,175)	(511)
Accrued expenses	3,200	3,480	8,206	2,326	11,843	2,270	4,262
Due from third party property managers	(324)	(3,655)	-	-	(8,852)	(17,611)	-
Due to (from) related party	12,997	1,866	(3,669)	20,649	6,398	29,403	509
Net cash provided by (used in) operating activities	611	(1,146)	-	(1,137)	4,286	(1,416)	753
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	(124,795)	-	-	-	-
Net proceeds from the issuance of membership units	-	-	136,159	-	(100)	-	-
Distributions	(2,950)	(3,052)	(3,995)	(1,905)	(8,263)	(1,795)	(4,963)
Net cash provided by (used in) financing activities	(2,950)	(3,052)	7,369	(1,905)	(8,363)	(1,795)	(4,963)
Net change in cash and cash equivalents	(2,339)	(4,198)	7,369	(3,042)	(4,076)	(3,211)	(4,210)
Cash at beginning of period	5,439	15,413	-	8,751	29,828	3,512	19,049
Cash at end of period	$3,100	$11,216	$7,369	$5,709	$25,752	$301	$14,839

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$87	$60	$60	$-	$-	$153
Cash paid for interest	$(2,854)	$(3,506)	$(4,159)	$(4,038)	$-	$(4,993)	$(4,891)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$288,761	$206,751	$229,336	$204,505	$347,771	$255,337	$306,842
Acquisition of property	$288,761	$206,751	$229,336	$204,505	$347,771	$255,337	$306,842
Mortgage payable for acquisition of property	$207,672	$158,609	$109,975	$114,921	$18,518	$199,786	$219,382
Offering expenses and fees related to issuance of membership units	$(20,093)	$(15,516)	$(17,501)	$(15,721)	$(31,237)	$(17,286)	$(12,207)
Deemed contribution from Manager	$-	$-	$-	$3,887	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Mammoth	Marcelo	Marie	Marietta	Marion	Marple	Martell
Cash flows from operating activities:
Net income (loss)	$(12,854)	$(14,239)	$(6,465)	$(15,880)	$(1,749)	$(3,957)	$(9,195)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,686	3,911	3,664	4,131	-	-	-
Amortization	42	-	-	-	-	-	-
Changes in assets and liabilities:
Prepaid expenses	(2,301)	(752)	(939)	(1,727)	-	(556)	(1,406)
Accrued expenses	2,904	7,499	7,902	4,932	1,888	1,531	3,682
Due from third party property managers	(14,624)	(5,330)	(7,471)	(6,370)	-	-	-
Due to (from) related party	19,730	8,021	3,309	17,333	(139)	2,982	6,920
Net cash provided by (used in) operating activities	(2,417)	(891)	-	2,420	(0)	-	-
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	(320,608)	-	-	(179,370)	(263,700)
Net proceeds from the issuance of membership units	-	(100)	341,882	-	-	196,682	286,198
Distributions	(2,342)	(7,430)	(4,447)	(3,663)	-	-	-
Net cash provided by (used in) financing activities	(2,342)	(7,530)	16,827	(3,663)	-	17,312	22,498
Net change in cash and cash equivalents	(4,759)	(8,422)	16,827	(1,243)	(0)	17,312	22,498
Cash at beginning of period	12,991	23,489	-	1,248	-	-	-
Cash at end of period	$8,233	$15,067	$16,827	$5	$(0)	$17,312	$22,498

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$125	$-	$100	$-	$-	$-	$-
Cash paid for interest	$(5,695)	$-	$-	$(5,039)	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$335,210	$280,303	$317,808	$301,655	$256,645	$176,869	$261,963
Acquisition of property	$335,210	$280,303	$317,808	$301,655	$256,645	$176,869	$261,963
Mortgage payable for acquisition of property	$252,506	$13,412	$8,213	$146,986	$257,489	$1,216	$3,878
Offering expenses and fees related to issuance of membership units	$(22,296)	$(25,117)	$(28,717)	$(23,300)	$-	$(16,138)	$(23,662)
Deemed contribution from Manager	$-	$-	$3,438	$-	$333	$376	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Mary	Matchingham	McGregor	McLovin	Meadow	Mimosa	Mojave
Cash flows from operating activities:
Net income (loss)	$(4,619)	$(1,528)	$(13,352)	$(28,365)	$(29,680)	$(10,243)	$(4,336)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	2,913	4,132	6,219	4,410	2,956	3,525
Amortization	-	31	-	58	39	403	66
Changes in assets and liabilities:
Prepaid expenses	-	(762)	(616)	(1,711)	(1,041)	(798)	(448)
Accrued expenses	992	3,578	7,085	5,412	2,873	8,165	3,069
Due from third party property managers	-	(6,257)	(5,903)	(8,341)	(3,576)	(6,026)	(1,691)
Due to (from) related party	3,627	(2,154)	11,090	23,184	28,366	17,049	4,908
Net cash provided by (used in) operating activities	0	(4,180)	2,436	(3,543)	1,391	11,506	5,092
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	(3,510)	-
Distributions	-	(3,110)	(6,600)	(4,618)	(2,303)	(3,448)	(3,425)
Net cash provided by (used in) financing activities	-	(3,110)	(6,600)	(4,618)	(2,303)	(6,958)	(3,425)
Net change in cash and cash equivalents	0	(7,290)	(4,164)	(8,161)	(912)	4,549	1,667
Cash at beginning of period	-	20,963	11,409	16,279	4,686	-	5,449
Cash at end of period	$0	$13,673	$7,246	$8,118	$3,774	$4,549	$7,116

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$91	$577	$-	$510	$60	$153
Cash paid for interest	$-	$(2,867)	$-	$(7,179)	$(4,203)	$(3,964)	$(3,731)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$273,703	$204,602	$294,052	$511,644	$309,475	$212,468	$236,016
Acquisition of property	$273,703	$204,602	$294,052	$511,644	$309,475	$212,468	$236,016
Mortgage payable for acquisition of property	$274,614	$154,272	$14,876	$381,714	$215,357	$106,890	$174,195
Offering expenses and fees related to issuance of membership units	$-	$(15,382)	$(26,551)	$(31,239)	$(20,029)	$(19,957)	$(17,249)
Deemed contribution from Manager	$675	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Murphy	Mycroft	Nugget	Odessa	Olive	Oly	Onyx
Cash flows from operating activities:
Net income (loss)	$(8,147)	$(3,886)	$(7,786)	$(54,990)	$(13,935)	$(21,109)	$(1,410)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,085	-	7,694	7,332	3,689	6,265	-
Amortization	38	-	-	59	34	59	-
Changes in assets and liabilities:
Prepaid expenses	(1,315)	(565)	(1,684)	(1,900)	(1,395)	(1,705)	-
Accrued expenses	5,117	1,576	2,732	4,062	3,319	5,150	2,159
Due from third party property managers	(6,910)	-	(8,089)	(6,280)	(6,785)	(8,699)	-
Due to (from) related party	5,677	2,874	10,052	50,566	12,451	18,869	(742)
Net cash provided by (used in) operating activities	(1,454)	-	2,919	(1,150)	(2,622)	(1,171)	7
Cash flows from financing activities:
Repayments of amounts due to related party	-	(183,370)	-	-	-	-	-
Net proceeds from the issuance of membership units	-	200,772	-	-	-	-	-
Distributions	(3,917)	-	(10,051)	(3,282)	(3,686)	(4,587)	-
Net cash provided by (used in) financing activities	(3,917)	17,402	(10,051)	(3,282)	(3,686)	(4,587)	-
Net change in cash and cash equivalents	(5,371)	17,402	(7,132)	(4,432)	(6,308)	(5,757)	7
Cash at beginning of period	20,675	-	18,287	8,131	10,245	20,613	-
Cash at end of period	$15,304	$17,402	$11,154	$3,699	$3,937	$14,856	$7

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$120	$-	$-	$-	$135	$-	$-
Cash paid for interest	$(4,054)	$-	$-	$(7,315)	$(2,950)	$(7,192)	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$287,622	$180,876	$548,801	$514,908	$226,563	$512,231	$327,464
Acquisition of property	$287,622	$180,876	$548,801	$514,908	$226,563	$512,231	$327,464
Mortgage payable for acquisition of property	$217,806	$1,369	$18,074	$394,438	$136,504	$383,573	$328,425
Offering expenses and fees related to issuance of membership units	$(20,496)	$(16,448)	$(48,217)	$(31,604)	$(17,601)	$(31,214)	$-
Deemed contribution from Manager	$-	$252	$-	$-	$-	$-	$283

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Oscar	Osceola	Osprey	Otoro	Palmer	Patrick	Peanut
Cash flows from operating activities:
Net income (loss)	$(725)	$(7,603)	$(7,911)	$(48,002)	$(1,327)	$(3,975)	$(8,860)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	-	5,490	5,243	-	3,096	2,964
Amortization	-	-	-	47	-	33	31
Changes in assets and liabilities:
Prepaid expenses	-	-	(2,192)	(994)	-	(691)	(833)
Accrued expenses	789	2,406	13,816	2,760	2,083	5,621	2,610
Due from third party property managers	-	-	(9,295)	(1,920)	-	(1,382)	(3,488)
Due to (from) related party	(64)	5,197	5,523	44,951	(756)	(7,614)	7,836
Net cash provided by (used in) operating activities	(0)	(0)	5,431	2,086	0	(4,911)	261
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	-	-	(6,448)	(2,557)	-	(3,053)	(2,065)
Net cash provided by (used in) financing activities	-	-	(6,448)	(2,557)	-	(3,053)	(2,065)
Net change in cash and cash equivalents	(0)	(0)	(1,016)	(471)	0	(7,965)	(1,804)
Cash at beginning of period	-	-	15,951	2,223	-	14,028	5,669
Cash at end of period	$(0)	$(0)	$14,934	$1,752	$0	$6,064	$3,865

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$125	$-	$153	$60
Cash paid for interest	$-	$-	$-	$(5,363)	$-	$(2,139)	$(4,911)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$251,638	$282,359	$348,723	$385,986	$294,574	$203,777	$212,320
Acquisition of property	$251,638	$282,359	$348,723	$385,986	$294,574	$203,777	$212,320
Mortgage payable for acquisition of property	$252,363	$283,271	$23,386	$301,370	$295,714	$119,822	$149,277
Offering expenses and fees related to issuance of membership units	$-	$-	$(30,838)	$(27,121)	$-	$(3,417)	$(14,658)
Deemed contribution from Manager	$-	$7	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Pearl	Pecan	Piedmont	Pinot	Pioneer	Plumtree	Point
Cash flows from operating activities:
Net income (loss)	$(11,486)	$(671)	$(19,697)	$(5,163)	$(17,719)	$3,721	$(15,246)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	7,498	2,863	5,255	4,429	7,845	2,768	5,250
Amortization	-	34	-	71	-	82	46
Changes in assets and liabilities:
Prepaid expenses	(1,548)	(667)	(1,059)	(927)	(1,907)	(653)	(2,972)
Accrued expenses	9,280	6,864	3,571	4,290	5,981	7,049	3,516
Due from third party property managers	(2,654)	(4,743)	(6,780)	-	(9,647)	(3,041)	(7,307)
Due to (from) related party	(1,395)	(4,444)	21,543	(1,836)	24,260	(4,282)	15,116
Net cash provided by (used in) operating activities	(305)	(765)	2,833	864	8,812	5,645	(1,598)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	(400)
Distributions	(11,075)	(4,169)	(2,835)	(5,000)	(8,482)	(5,005)	(3,343)
Net cash provided by (used in) financing activities	(11,075)	(4,169)	(2,835)	(5,000)	(8,482)	(5,005)	(3,743)
Net change in cash and cash equivalents	(11,380)	(4,935)	(2)	(4,136)	330	639	(5,341)
Cash at beginning of period	34,369	21,146	3,075	20,217	16,528	22,430	17,871
Cash at end of period	$22,990	$16,212	$3,072	$16,081	$16,858	$23,069	$12,530

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$929	$153	$200	$153	$-	$153	$773
Cash paid for interest	$-	$(2,228)	$(6,377)	$(4,945)	$-	$(2,243)	$(6,405)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$534,885	$196,048	$381,910	$309,812	$575,882	$190,351	$376,380
Acquisition of property	$534,885	$196,048	$381,910	$309,812	$575,882	$190,351	$376,380
Mortgage payable for acquisition of property	$20,952	$129,235	$183,535	$221,745	$35,554	$125,668	$277,816
Offering expenses and fees related to issuance of membership units	$(47,112)	$(3,207)	$(28,603)	$(12,303)	$(49,596)	$(3,267)	$(25,242)
Deemed contribution from Manager	$7,527	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Porthos	Quincy	Redondo	Regency	Reginald	Reynolds	Ribbonwalk
Cash flows from operating activities:
Net income (loss)	$(1,902)	$(38,337)	$(20,180)	$(5,370)	$(32,032)	$(6,348)	$(36,391)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	7,515	4,309	3,161	6,826	5,905	4,395
Amortization	-	8	525	344	493	-	41
Changes in assets and liabilities:
Prepaid expenses	(2,371)	(1,684)	(1,025)	(1,480)	(1,384)	(1,553)	(1,431)
Accrued expenses	5,926	6,655	9,770	12,999	9,358	9,897	2,799
Due from third party property managers	(1,915)	(5,045)	(7,186)	(7,997)	(10,990)	(23,683)	(2,272)
Due to (from) related party	263	35,959	18,553	(1,657)	41,308	15,779	33,056
Net cash provided by (used in) operating activities	(0)	5,071	4,766	-	13,578	(2)	196
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	(150,382)	-	-	-
Net proceeds from the issuance of membership units	-	(200)	(100)	165,047	(200)	-	-
Distributions	-	(8,816)	(3,383)	(4,114)	(7,530)	(7,865)	(2,083)
Net cash provided by (used in) financing activities	-	(9,016)	(3,483)	10,552	(7,730)	(7,865)	(2,083)
Net change in cash and cash equivalents	(0)	(3,946)	1,283	10,552	5,849	(7,867)	(1,887)
Cash at beginning of period	-	27,074	1,721	-	2,299	17,087	7,106
Cash at end of period	$(0)	$23,128	$3,004	$10,552	$8,148	$9,220	$5,220

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$50	$-	$-	$-	$510
Cash paid for interest	$-	$(4,225)	$(5,742)	$(5,150)	$(493)	$-	$(4,380)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$304,152	$537,794	$314,603	$277,644	$435,477	$422,207	$309,519
Acquisition of property	$304,152	$537,794	$314,603	$277,644	$435,477	$422,207	$309,519
Mortgage payable for acquisition of property	$310,104	$34,030	$162,433	$141,340	$35,511	$23,759	$238,683
Offering expenses and fees related to issuance of membership units	$-	$(47,405)	$(23,879)	$(21,933)	$(38,128)	$(37,282)	$(21,868)
Deemed contribution from Manager	$237	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Richardson	Ridge	Ritter	River	Riverwalk	Rooney	Roseberry
Cash flows from operating activities:
Net income (loss)	$(11,556)	$(4,367)	$(37,983)	$(3,678)	$(11,560)	$(31,900)	$(6,966)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,325	2,992	6,932	3,662	5,427	4,422	4,513
Amortization	-	36	-	34	-	45	39
Changes in assets and liabilities:
Prepaid expenses	(1,105)	(837)	(1,761)	(963)	(974)	(2,448)	(1,725)
Accrued expenses	9,644	3,189	6,337	3,932	6,686	3,715	4,860
Due from third party property managers	(5,010)	(6,208)	-	(7,288)	(6,923)	(5,905)	(7,796)
Due to (from) related party	11,575	(65)	27,114	1,583	15,996	34,648	5,467
Net cash provided by (used in) operating activities	7,875	(5,260)	639	(2,718)	8,653	2,577	(1,608)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(200)	-	-	-	(100)	-	-
Distributions	(6,636)	(3,120)	(8,127)	(4,066)	(8,166)	(2,499)	(3,656)
Net cash provided by (used in) financing activities	(6,836)	(3,120)	(8,127)	(4,066)	(8,266)	(2,499)	(3,656)
Net change in cash and cash equivalents	1,039	(8,380)	(7,488)	(6,784)	388	78	(5,264)
Cash at beginning of period	16,699	17,882	14,795	21,045	12,003	3,150	11,158
Cash at end of period	$17,738	$9,501	$7,308	$14,261	$12,390	$3,228	$5,894

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$153	$99	$-	$118	$604	$50	$50
Cash paid for interest	$-	$(3,680)	$-	$(4,017)	$-	$(5,591)	$(4,924)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$309,207	$209,222	$494,497	$255,644	$388,055	$360,670	$315,241
Acquisition of property	$309,207	$209,222	$494,497	$255,644	$388,055	$360,670	$315,241
Mortgage payable for acquisition of property	$13,248	$149,280	$22,499	$182,701	$15,490	$272,946	$223,675
Offering expenses and fees related to issuance of membership units	$(27,497)	$(15,970)	$(43,974)	$(18,917)	$(34,495)	$(22,854)	$(19,062)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Rosewood	Roxy	Saddlebred	Saint	Sajni	Salem	Salinas
Cash flows from operating activities:
Net income (loss)	$(20,482)	$(24,913)	$(46,214)	$(4,136)	$(12,870)	$(4,559)	$(16,992)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,719	4,479	7,639	3,771	3,457	4,387	2,093
Amortization	36	40	54	39	-	68	-
Changes in assets and liabilities:
Prepaid expenses	(760)	(718)	(1,514)	(1,119)	(2,359)	(1,288)	(627)
Accrued expenses	2,553	2,541	3,635	3,609	9,730	4,043	5,732
Due from third party property managers	(8,261)	(6,226)	(11,315)	(6,515)	(3,392)	(4,832)	(1,121)
Due to (from) related party	23,443	27,333	47,541	3,188	5,433	470	10,916
Net cash provided by (used in) operating activities	248	2,537	(174)	(1,164)	-	(1,709)	-
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	(316,004)	-	(239,574)
Net proceeds from the issuance of membership units	-	(400)	-	-	323,300	-	251,086
Distributions	(1,811)	(2,008)	(2,967)	(3,695)	(4,204)	(4,526)	(2,990)
Net cash provided by (used in) financing activities	(1,811)	(2,408)	(2,967)	(3,695)	3,092	(4,526)	8,523
Net change in cash and cash equivalents	(1,563)	129	(3,141)	(4,859)	3,092	(6,234)	8,523
Cash at beginning of period	1,800	2,685	21,247	26,429	-	16,872	-
Cash at end of period	$237	$2,814	$18,105	$21,570	$3,092	$10,638	$8,523

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$60	$640	$-	$50	$-	$160	$50
Cash paid for interest	$(4,525)	$(5,277)	$(6,496)	$(4,146)	$-	$(4,983)	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$266,831	$321,168	$470,712	$313,014	$313,136	$306,884	$228,134
Acquisition of property	$266,831	$321,168	$470,712	$313,014	$313,136	$306,884	$228,134
Mortgage payable for acquisition of property	$198,052	$237,426	$374,360	$228,686	$14,328	$223,075	$6,353
Offering expenses and fees related to issuance of membership units	$(18,740)	$(21,459)	$(28,493)	$(21,267)	$(27,030)	$(12,085)	$(20,694)
Deemed contribution from Manager	$-	$-	$-	$-	$1,424	$-	$948

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Saturn	Scepter	Sequoyah	Shallowford	Shoreline	Sigma	Simon
Cash flows from operating activities:
Net income (loss)	$(20,119)	$(23,977)	$(17,959)	$(24,899)	$(12,009)	$(16,732)	$(4,607)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,984	3,238	3,401	4,970	4,260	5,327	-
Amortization	30	36	362	-	48	46	-
Changes in assets and liabilities:
Prepaid expenses	(913)	(1,146)	(993)	(1,504)	(813)	(1,353)	-
Accrued expenses	2,003	2,376	8,283	6,877	3,692	3,838	1,603
Due from third party property managers	(3,762)	(5,027)	(4,830)	(6,823)	(6,100)	(5,431)	-
Due to (from) related party	19,993	21,745	6,741	26,855	8,833	(220)	3,004
Net cash provided by (used in) operating activities	217	(2,755)	(4,995)	5,474	(2,090)	(14,524)	0
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-
Distributions	(1,448)	(1,743)	(3,365)	(3,898)	(3,544)	(3,396)	-
Net cash provided by (used in) financing activities	(1,448)	(1,743)	(3,365)	(3,898)	(3,544)	(3,396)	-
Net change in cash and cash equivalents	(1,231)	(4,499)	(8,360)	1,577	(5,633)	(17,920)	0
Cash at beginning of period	6,596	7,959	10,446	1,845	12,274	28,918	-
Cash at end of period	$5,365	$3,460	$2,086	$3,422	$6,640	$10,998	$0

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$510	$50	$-	$476	$124	$510	$-
Cash paid for interest	$(3,262)	$(3,698)	$(4,050)	$(5,996)	$(4,948)	$(5,268)	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$214,435	$263,944	$248,738	$359,292	$297,629	$376,029	$291,597
Acquisition of property	$214,435	$263,944	$248,738	$359,292	$297,629	$376,029	$291,597
Mortgage payable for acquisition of property	$154,576	$199,641	$127,718	$184,938	$218,470	$280,373	$293,075
Offering expenses and fees related to issuance of membership units	$(15,940)	$(18,886)	$(18,777)	$(27,151)	$(13,668)	$(23,700)	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Sims	Soapstone	Sodalis	Spencer	Splash	Spring	Stonebriar
Cash flows from operating activities:
Net income (loss)	$(4,861)	$(41)	$(16,029)	$(10,124)	$(853)	$(5,960)	$(19,328)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	3,000	3,980	4,157	2,978	3,401	2,787
Amortization	-	96	-	45	12	-	29
Changes in assets and liabilities:
Prepaid expenses	-	(666)	(809)	(1,571)	(798)	(838)	(683)
Accrued expenses	2,162	7,979	4,436	5,994	5,033	7,857	2,349
Due from third party property managers	-	(1,936)	(5,495)	(7,602)	(4,704)	(5,185)	(8,726)
Due to (from) related party	2,699	(6,912)	17,212	4,520	(2,359)	6,219	24,520
Net cash provided by (used in) operating activities	-	1,519	3,295	(4,581)	(692)	5,494	948
Cash flows from financing activities:
Repayments of amounts due to related party	(276,650)	-	-	-	-	-	-
Net proceeds from the issuance of membership units	289,893	-	-	-	-	-	-
Distributions	-	(3,601)	(5,042)	(4,425)	(4,249)	(5,463)	(1,514)
Net cash provided by (used in) financing activities	13,243	(3,601)	(5,042)	(4,425)	(4,249)	(5,463)	(1,514)
Net change in cash and cash equivalents	13,243	(2,081)	(1,747)	(9,006)	(4,940)	31	(567)
Cash at beginning of period	-	18,435	6,342	16,586	17,449	11,480	1,421
Cash at end of period	$13,243	$16,354	$4,595	$7,580	$12,509	$11,512	$855

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$153	$-	$127	$3	$-	$60
Cash paid for interest	$-	$(2,561)	$-	$(4,554)	$(2,366)	$-	$(3,221)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$274,929	$207,249	$284,546	$288,758	$205,306	$243,200	$200,104
Acquisition of property	$274,929	$207,249	$284,546	$288,758	$205,306	$243,200	$200,104
Mortgage payable for acquisition of property	$1,828	$141,892	$10,930	$207,653	$135,917	$10,777	$152,133
Offering expenses and fees related to issuance of membership units	$(24,558)	$(3,001)	$(25,554)	$(20,918)	$(9,672)	$(21,942)	$(14,028)
Deemed contribution from Manager	$1,053	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Sugar	Summerset	Sundance	Sunnyside	Swift	Taylor	Terracotta
Cash flows from operating activities:
Net income (loss)	$(19,614)	$(13,242)	$(14,389)	$1,439	$(2,530)	$(8,727)	$(15,455)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,279	3,505	5,104	2,533	5,287	3,680	3,787
Amortization	46	40	525	-	-	-	40
Changes in assets and liabilities:
Prepaid expenses	(1,992)	(1,370)	(1,025)	(1,004)	(397)	(751)	(1,021)
Accrued expenses	3,891	3,016	15,334	5,922	9,421	2,689	3,501
Due from third party property managers	(7,180)	(5,798)	(17,656)	(8,461)	(23,725)	(3,277)	(6,406)
Due to (from) related party	14,735	19,825	12,123	(428)	15,493	8,336	13,997
Net cash provided by (used in) operating activities	(5,834)	5,976	16	-	3,549	1,948	(1,558)
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	(222,141)	-	-	-
Net proceeds from the issuance of membership units	-	-	-	243,594	-	-	-
Distributions	(2,497)	(1,867)	(3,592)	(3,162)	(7,504)	(2,071)	(3,630)
Net cash provided by (used in) financing activities	(2,497)	(1,867)	(3,592)	18,290	(7,504)	(2,071)	(3,630)
Net change in cash and cash equivalents	(8,331)	4,109	(3,576)	18,290	(3,954)	(123)	(5,188)
Cash at beginning of period	20,024	1,043	10,726	-	11,245	2,567	13,875
Cash at end of period	$11,694	$5,152	$7,151	$18,290	$7,291	$2,444	$8,687

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$144	$111	$50	$60	$250	$60	$50
Cash paid for interest	$(5,354)	$(3,873)	$(5,742)	$-	$-	$(3,095)	$(4,353)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$299,096	$244,913	$323,148	$220,349	$340,653	$233,173	$313,982
Acquisition of property	$299,096	$244,913	$323,148	$220,349	$340,653	$233,173	$313,982
Mortgage payable for acquisition of property	$212,761	$175,872	$180,112	$6,365	$26,444	$106,589	$228,639
Offering expenses and fees related to issuance of membership units	$(19,281)	$(18,225)	$(23,877)	$(19,946)	$(30,389)	$(17,420)	$(21,182)
Deemed contribution from Manager	$-	$-	$-	$(556)	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Theodore	Tulip	Tuscan	Tuscarora	Tuxford	Vernon	Walton
Cash flows from operating activities:
Net income (loss)	$(1,828)	$(32,286)	$(3,483)	$(10,969)	$(24,548)	$(17,210)	$(50,169)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	4,363	4,439	3,826	3,601	6,031	4,123
Amortization	-	40	14	-	35	35	492
Changes in assets and liabilities:
Prepaid expenses	-	(937)	(1,374)	(976)	(1,689)	(1,000)	(940)
Accrued expenses	1,603	2,565	8,578	9,700	2,490	2,939	12,496
Due from third party property managers	-	(6,528)	(4,599)	(7,389)	(5,685)	(21,533)	-
Due to (from) related party	225	35,358	(6,103)	5,808	30,917	30,582	40,127
Net cash provided by (used in) operating activities	0	2,576	(2,528)	-	5,122	(156)	6,130
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	(334,565)	-	-	-
Net proceeds from the issuance of membership units	-	-	-	360,177	-	-	-
Distributions	-	(2,242)	(5,923)	(3,511)	(2,290)	(2,438)	(4,850)
Net cash provided by (used in) financing activities	-	(2,242)	(5,923)	22,101	(2,290)	(2,438)	(4,850)
Net change in cash and cash equivalents	0	333	(8,450)	22,101	2,831	(2,594)	1,280
Cash at beginning of period	-	771	18,855	-	746	6,224	483
Cash at end of period	$0	$1,104	$10,405	$22,101	$3,577	$3,630	$1,763

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$60	$153	$50	$-	$109	$153
Cash paid for interest	$-	$(5,310)	$(3,503)	$-	$(3,493)	$(3,558)	$(10,173)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$289,427	$312,193	$306,284	$332,679	$257,191	$252,162	$296,353
Acquisition of property	$289,427	$312,193	$306,284	$332,679	$257,191	$252,162	$296,353
Mortgage payable for acquisition of property	$290,905	$241,327	$195,370	$15,052	$196,977	$203,974	$36,286
Offering expenses and fees related to issuance of membership units	$-	$(21,680)	$(13,037)	$(29,923)	$(18,176)	$(18,381)	$(26,286)
Deemed contribution from Manager	$-	$-	$-	$1,971	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Wave	Weldon	Wellington	Wentworth	Wescott	Westchester	Wildwood
Cash flows from operating activities:
Net income (loss)	$(36,020)	$(16,735)	$(10,632)	$(3,855)	$(20,461)	$(13,005)	$(8,053)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,569	2,906	6,139	3,417	3,765	4,687	3,031
Amortization	41	30	-	61	58	46	49
Changes in assets and liabilities:
Prepaid expenses	(983)	(816)	(1,007)	(679)	(721)	(878)	(600)
Accrued expenses	2,409	2,086	10,314	3,695	2,791	4,749	2,568
Due from third party property managers	(4,609)	(5,013)	(13,756)	(773)	(5,423)	(9,403)	(8,493)
Due to (from) related party	38,979	17,907	3,054	2,811	25,683	10,633	11,545
Net cash provided by (used in) operating activities	4,385	365	(5,889)	4,677	5,693	(3,170)	48
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	(2,500)	-	(200)	-	-	-	-
Distributions	(2,118)	(1,531)	(8,021)	(4,303)	(2,664)	(5,069)	(2,494)
Net cash provided by (used in) financing activities	(4,618)	(1,531)	(8,221)	(4,303)	(2,664)	(5,069)	(2,494)
Net change in cash and cash equivalents	(233)	(1,166)	(14,109)	374	3,029	(8,239)	(2,446)
Cash at beginning of period	1,737	10,131	27,539	8,400	1,739	20,902	8,765
Cash at end of period	$1,504	$8,964	$13,430	$8,775	$4,768	$12,663	$6,319

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$125	$510	$250	$153	$481	$172	$423
Cash paid for interest	$(4,380)	$(2,674)	$-	$(3,129)	$(4,145)	$(5,055)	$(3,074)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$328,302	$203,911	$404,722	$227,944	$272,062	$327,563	$218,685
Acquisition of property	$328,302	$203,911	$404,722	$227,944	$272,062	$327,563	$218,685
Mortgage payable for acquisition of property	$257,515	$149,929	$15,771	$161,325	$151,530	$211,106	$114,854
Offering expenses and fees related to issuance of membership units	$(22,188)	$(15,631)	$(35,430)	$(16,782)	$(20,365)	$(21,491)	$(16,342)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC AND ITS SERIES
UNAUDITED CONSOLIDATED AND CONSOLIDATING STATEMENT OF CHANGES IN CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2023

	Willow	Wilson	Windsor	Winston	Wisteria	Consolidated
Cash flows from operating activities:
Net income (loss)	$(5,368)	$(7,999)	$5,560	$(3,896)	$(6,005)	$(3,246,171)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,025	5,861	4,809	4,519	4,076	901,791
Amortization	-	-	50	-	38	11,947
Changes in assets and liabilities:
Prepaid expenses	(1,058)	(1,126)	(3,224)	(1,204)	(981)	(290,607)
Accrued expenses	8,569	11,275	9,907	7,805	3,098	1,175,118
Due from third party property managers	(4,767)	(6,417)	(20,729)	(7,341)	(1,765)	(1,318,012)
Due to (from) related party	9,480	7,966	5,242	4,875	5,005	2,975,613
Net cash provided by (used in) operating activities	10,881	9,561	1,615	4,759	3,467	258,348
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	(5,235,057)
Net proceeds from the issuance of membership units	(1,200)	(100)	-	(100)	(100)	5,595,011
Distributions	(6,116)	(8,485)	(4,957)	(7,243)	(2,554)	(910,997)
Net cash provided by (used in) financing activities	(7,316)	(8,585)	(4,957)	(7,343)	(2,654)	(551,044)
Net change in cash and cash equivalents	3,565	976	(3,342)	(2,585)	813	(292,696)
Cash at beginning of period	965	18,254	19,324	20,935	15,575	2,322,195
Cash at end of period	$4,530	$19,230	$15,982	$18,351	$16,388	2,029,499

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$153	$153	$144	$98	$60	$42,994
Cash paid for interest	$-	$-	$(5,311)	$-	$(4,966)	$(628,272)

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisiton of property	$287,668	$381,455	$336,590	$323,888	$291,713	$71,997,973
Acquisition of property	$287,668	$381,455	$336,590	$323,888	$291,713	$71,997,973
Mortgage payable for acquisition of property	$1,251	$16,785	$246,822	$9,097	$212,802	$32,931,465
Offering expenses and fees related to issuance of membership units	$(25,515)	$(33,590)	$(20,300)	$(28,479)	$(20,097)	$(5,032,021)
Deemed contribution from Manager	$-	$-	$-	$-	$-	$36,312

ARRIVED HOMES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Apollo	Avebury	Chelsea	Clover	Dogwood	Gardens	Grove	Kawana	Lannister	Latte
Cash flows from operating activities:
Net income (loss)	$(2,228)	$(7,344)	$(6,283)	$(1,070)	$(820)	$(4,268)	$(4,844)	$(7,634)	$(8,692)	$(1,534)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	1,998	2,117	-	-	1,010	1,034	1,893	610	-
Amortization	10	25	26	-	-	15	16	24	9	-
Changes in assets and liabilities:
Accounts receivable	-	-	-	-	-	-	-	-	-	-
Prepaid expenses	(1,414)	(2,140)	(4,755)	(1,283)	(1,143)	(1,379)	(1,616)	(1,518)	(1,740)	(1,453)
Due from related party	(8,703)	(7,936)	(11,907)	-	-	-	(513)	(14,363)	(7,584)	-
Accrued expenses	1,748	3,251	4,572	2,013	1,103	2,219	2,487	3,772	8,297	1,341
Due to related party	10,303	10,066	15,743	340	860	2,239	2,361	8,258	8,814	1,646
Net cash provided by (used in) operating activities	(284)	(2,080)	(487)	-	-	(164)	(1,076)	(9,568)	(286)	(0)
Cash flows from financing activities:
Repayments of amounts due to related party	(86,787)	(119,585)	(133,395)	-	-	(103,457)	(87,612)	(113,044)	(84,807)	(396,579)
Net proceeds from the issuance of membership units	90,258	124,968	136,194	-	-	115,038	104,049	125,760	94,872	412,523
Distributions	(456)	(1,389)	(1,651)	-	-	(1,278)	(526)	(2,795)	(479)	-
Net cash provided by (used in) financing activities	3,015	3,994	1,148	-	-	10,303	15,912	9,921	9,586	15,944
Net change in cash and cash equivalents	2,731	1,914	661	-	-	10,139	14,836	353	9,300	15,944
Cash at beginning of period	-	-	-	-	-	-	-	-	-	-
Cash at end of period	$2,731	$1,914	$661	$-	$-	$10,139	$14,836	$353	$9,300	$15,944

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Cash paid for interest	$1,036	$2,775	$2,946	$-	$-	$1,801	$1,954	$2,860	$864	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$60,871	$89,978	$94,990	$332,453	$242,125	$85,783	$69,939	$85,121	$61,731	$367,463
Acquisition of property	$197,371	$292,978	$310,481	$332,453	$242,125	$222,283	$227,439	$277,621	$177,231	$367,463
Mortgage payable for acquisition of property	$136,500	$203,000	$215,492	$-	$-	$136,500	$157,500	$192,500	$115,500	$-
Offering expenses	$2,147	$3,005	$3,267	$-	$-	$2,327	$2,102	$2,994	$2,067	$8,349
Deemed contribution from Manager	$555	$1,027	$1,294	$-	$-	$180	$901	$373	$425	$-

ARRIVED HOMES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Louise	Madison	Peanut	Rosewood	Stonebriar	Tulip	Wisteria	Chaparral	Cupcake	Lierly
Cash flows from operating activities:
Net income (loss)	$(2,810)	$(2,455)	$(1,872)	$(8,856)	$(3,277)	$(6,711)	$(5,664)	$(1,325)	$695	$641
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,263	-	988	620	465	1,454	1,359	2,700	3,275	2,932
Amortization	18	8	15	12	10	20	19	79	61	96
Changes in assets and liabilities:
Accounts receivable	-	-	-	-	-	-	-	-	-	-
Prepaid expenses	(1,830)	(1,454)	(1,685)	(2,012)	(1,793)	(1,945)	(2,360)	331	445	396
Due from related party	-	(4,626)	(5,908)	(11,769)	(9,448)	(7,399)	(276)	-	4,007	-
Accrued expenses	2,947	2,655	886	6,546	2,293	3,216	2,738	2,985	3,316	3,723
Due to related party	11,881	6,119	6,981	14,202	10,955	16,950	2,850	5,107	(380)	3,794
Net cash provided by (used in) operating activities	11,469	247	(595)	(1,257)	(795)	5,585	(1,334)	9,877	11,419	11,582
Cash flows from financing activities:
Repayments of amounts due to related party	(116,697)	(127,544)	(93,100)	(117,200)	(95,422)	(137,410)	(114,141)	-	-	-
Net proceeds from the issuance of membership units	131,009	145,233	98,198	121,998	98,654	138,749	129,254	-	-	-
Distributions	(1,853)	(880)	(992)	(616)	(598)	(1,822)	(783)	(5,344)	(5,107)	(4,917)
Net cash provided by (used in) financing activities	12,459	16,809	4,106	4,182	2,634	(483)	14,330	(5,344)	(5,107)	(4,917)
Net change in cash and cash equivalents	23,928	17,056	3,511	2,925	1,839	5,102	12,996	4,533	6,312	6,665
Cash at beginning of period	-	-	-	-	-	-	-	13,754	6,540	15,054
Cash at end of period	$23,928	$17,056	$3,511	$2,925	$1,839	$5,102	$12,996	$18,287	$12,852	$21,719

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Cash paid for interest	$2,322	$804	$1,419	$1,895	$1,347	$2,928	$2,574	$2,156	$2,753	$2,710

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$95,856	$104,860	$70,385	$83,722	$69,985	$98,059	$91,441	$-	$-	$-
Acquisition of property	$277,856	$207,360	$217,385	$272,722	$204,385	$319,959	$298,918	$-	$-	$-
Mortgage payable for acquisition of property	$182,000	$102,500	$147,000	$189,000	$134,400	$221,900	$207,477	$-	$-	$-
Offering expenses	$2,748	$2,934	$2,266	$2,908	$2,182	$3,328	$2,611	$-	$-	$-
Deemed contribution from Manager	$332	$489	$194	$399	$309	$293	$1,458	$-	$-	$-

ARRIVED HOMES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Malbec	Mojave	Patrick	Pecan	Pinot	Plumtree	Salem	Soapstone	Splash	Tuscan
Cash flows from operating activities:
Net income (loss)	$111	$181	$(1,743)	$551	$122	$484	$(531)	$23	$419	$270
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,388	3,525	2,886	2,863	4,429	2,768	4,387	3,000	2,978	4,439
Amortization	67	66	33	34	71	82	68	96	12	14
Changes in assets and liabilities:
Accounts receivable	-	-	-	-	-	-	-	-	-	-
Prepaid expenses	(413)	(300)	369	353	(290)	358	(290)	415	439	613
Due from related party	-	4,271	-	-	-	-	-	-	-	-
Accrued expenses	3,158	3,484	3,309	3,535	3,177	5,558	3,086	3,625	3,025	4,969
Due to related party	5,071	(782)	4,230	3,106	5,101	3,097	4,951	3,696	3,894	3,597
Net cash provided by (used in) operating activities	12,382	10,445	9,084	10,442	12,610	12,347	11,671	10,855	10,767	13,902
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	-	-	-	-	-	-	-	-
Net proceeds from the issuance of membership units	-	-	-	-	-	-	-	-	-	-
Distributions	(6,479)	(5,449)	(4,976)	(5,025)	(6,534)	(6,202)	(6,782)	(4,701)	(5,260)	(8,270)
Net cash provided by (used in) financing activities	(6,479)	(5,449)	(4,976)	(5,025)	(6,534)	(6,202)	(6,782)	(4,701)	(5,260)	(8,270)
Net change in cash and cash equivalents	5,903	4,996	4,108	5,417	6,076	6,145	4,889	6,154	5,507	5,632
Cash at beginning of period	13,709	6,496	10,913	16,203	14,131	18,569	13,926	12,913	12,537	15,689
Cash at end of period	$19,612	$11,492	$15,021	$21,620	$20,207	$24,714	$18,815	$19,067	$18,044	$21,321

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Cash paid for interest	$4,824	$2,947	$2,238	$2,332	$4,874	$2,297	$4,915	$2,650	$2,531	$3,751

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Mortgage payable for acquisition of property	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Offering expenses	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Walton	Wentworth	Bandelier	Diablo	Rooney	Saint	Scepter	Terracotta	Baron	Burlington
Cash flows from operating activities:
Net income (loss)	$(1,625)	$18	$(11,788)	$(13,632)	$(18,401)	$(833)	$(8,508)	$(6,929)	$1,136	$2,085
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	3,417	4,170	3,571	4,422	2,536	3,238	1,262	-	-
Amortization	-	61	43	38	45	33	36	27	-	-
Changes in assets and liabilities:
Accounts receivable	-	-	-	-	-	(1,995)	-	-	-	-
Prepaid expenses	(1,250)	897	(1,458)	(858)	(728)	(3,252)	(1,070)	(3,388)	(13)	(2,709)
Due from related party	-	4,143	-	(10,874)	-	-	-	(4,308)	-	(4,655)
Accrued expenses	2,413	3,446	3,777	11,385	3,794	3,452	2,908	3,433	6,024	6,419
Due to related party	462	(379)	3,526	13,760	3,771	7,065	3,412	8,038	(3,882)	2,579
Net cash provided by (used in) operating activities	-	11,603	(1,730)	3,390	(7,097)	7,006	16	(1,865)	3,265	3,719
Cash flows from financing activities:
Repayments of amounts due to related party	-	-	(129,750)	(128,520)	(137,700)	(130,508)	(103,500)	(120,996)	(615,172)	(705,121)
Net proceeds from the issuance of membership units	-	-	146,233	127,710	154,806	146,431	116,394	138,224	646,450	736,332
Distributions	-	(6,269)	(2,954)	(2,580)	(3,440)	(2,514)	(2,351)	(1,536)	(3,265)	(3,719)
Net cash provided by (used in) financing activities	-	(6,269)	13,529	(3,390)	13,666	13,408	10,543	15,692	28,013	27,492
Net change in cash and cash equivalents	-	5,334	11,799	-	6,569	20,414	10,559	13,827	31,278	31,211
Cash at beginning of period	-	6,607	-	-	101	-	-	-	-	-
Cash at end of period	$-	$11,941	$11,799	$-	$6,670	$20,414	$10,559	$13,827	$31,278	$31,211

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Cash paid for interest	$508	$3,068	$4,746	$4,029	$5,018	$3,879	$3,662	$3,474	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$75,167	$-	$-	$-	$-	$108,791	$-	$97,798	$582,719	$653,831
Acquisition of property	$302,367	$-	$-	$-	$-	$320,783	$-	$320,398	$582,719	$653,831
Mortgage payable for acquisition of property	$227,200	$-	$-	$-	$-	$211,992	$-	$222,600	$-	$-
Offering expenses	$-	$-	$2,950	$2,890	$3,130	$2,958	$2,360	$2,796	$13,062	$14,881
Deemed contribution from Manager	$-	$-	$-	$-	$-	$150	$-	$6,599	$2,500	$3,500

ARRIVED HOMES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Ensenada	Jake	Lily	McLovin	Nugget	Odessa	Oly	Pioneer	Ritter	Saddlebred
Cash flows from operating activities:
Net income (loss)	$(10,495)	$(1,899)	$(21,114)	$(13,421)	$(1,484)	$(17,345)	$(7,047)	$(3,123)	$(608)	$(43,296)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	6,666	-	6,920	6,219	-	7,332	6,267	1,307	-	7,642
Amortization	62	-	51	58	-	59	59	-	-	54
Changes in assets and liabilities:
Accounts receivable	-	-	-	-	-	-	(2,895)	-	-	-
Prepaid expenses	(1,364)	(2,334)	(2,763)	(5,858)	(141)	(1,914)	(2,250)	(227)	(2,051)	(1,722)
Due from related party	-	(2,139)	-	-	(2,233)	-	-	-	(876)	-
Accrued expenses	4,800	3,817	6,035	4,335	6,428	5,464	5,315	2,693	2,147	4,719
Due to related party	6,067	2,555	4,101	5,089	623	5,472	8,086	(650)	1,388	22,882
Net cash provided by (used in) operating activities	5,736	-	(6,770)	(3,578)	3,193	(932)	7,535	-	-	(9,721)
Cash flows from financing activities:
Repayments of amounts due to related party	(205,020)	(640,306)	(185,540)	(191,830)	(606,642)	(195,480)	(192,990)	(620,666)	(548,916)	(173,860)
Net proceeds from the issuance of membership units	229,373	657,172	239,624	217,691	632,125	216,686	216,226	648,480	574,972	195,847
Distributions	(5,097)	-	(5,342)	(4,838)	(3,193)	(4,821)	(4,805)	-	-	(4,358)
Net cash provided by (used in) financing activities	19,256	16,866	48,743	21,024	22,290	16,385	18,431	27,814	26,056	17,629
Net change in cash and cash equivalents	24,992	16,866	41,973	17,446	25,483	15,453	25,966	27,814	26,056	7,908
Cash at beginning of period	-	-	-	-	-	-	-	-	-	-
Cash at end of period	$24,992	$16,866	$41,973	$17,446	$25,483	$15,453	$25,966	$27,814	$26,056	$7,908

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Cash paid for interest	$7,594	$-	$6,036	$7,121	$-	$7,256	$7,133	$-	$-	$6,442

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$593,485	$-	$-	$564,188	$-	$-	$590,263	$508,362	$-
Acquisition of property	$-	$593,485	$-	$-	$564,188	$-	$-	$590,263	$508,362	$-
Mortgage payable for acquisition of property	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Offering expenses	$4,640	$13,526	$4,880	$4,400	$12,782	$4,410	$4,380	$13,116	$11,616	$3,970
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-	$-	$1,000	$-

ARRIVED HOMES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Delta	Emporia	Grant	Heritage	Holcomb	Kennesaw	Lanier	Lovejoy	Magnolia	Mammoth
Cash flows from operating activities:
Net income (loss)	$(10,646)	$(7,569)	$(10,967)	$(5,618)	$(2,171)	$(2,146)	$(5,068)	$(9,238)	$(4,109)	$(6,166)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	3,099	3,188	4,451	667	-	973	866	2,005	575	1,562
Amortization	34	36	45	13	-	-	15	25	24	21
Changes in assets and liabilities:
Accounts receivable	(3,535)	(4,590)	-	(534)	-	-	-	-	-	-
Prepaid expenses	(2,861)	(4,043)	(1,438)	(3,134)	(2,200)	(1,885)	(3,444)	(2,968)	(2,201)	(1,866)
Due from related party	-	(5,664)	-	(5,476)	-	(240)	-	(3,929)	(10,319)	-
Accrued expenses	5,697	4,454	4,474	3,721	3,104	1,976	2,642	5,531	2,565	2,078
Due to related party	(11,320)	12,728	4,072	8,768	607	1,323	3,430	8,532	11,899	2,823
Net cash provided by (used in) operating activities	(19,532)	(1,460)	637	(1,593)	(660)	1	(1,559)	(42)	(1,566)	(1,548)
Cash flows from financing activities:
Repayments of amounts due to related party	(108,020)	(139,789)	(139,500)	(116,762)	(383,110)	(461,384)	(140,251)	(117,250)	(108,430)	(126,617)
Net proceeds from the issuance of membership units	143,629	151,054	161,469	126,176	405,425	479,309	166,389	126,977	113,622	147,371
Distributions	(2,902)	(3,052)	(3,914)	(637)	-	-	(840)	(2,565)	(574)	(744)
Net cash provided by (used in) financing activities	32,708	8,214	18,055	8,776	22,315	17,925	25,298	7,162	4,618	20,010
Net change in cash and cash equivalents	13,176	6,754	18,692	7,183	21,655	17,925	23,739	7,120	3,052	18,462
Cash at beginning of period	-	-	-	-	-	-	-	-	-	-
Cash at end of period	$13,176	$6,754	$18,692	$7,183	$21,655	$17,925	$23,739	$7,120	$3,052	$18,462

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Cash paid for interest	$3,857	$4,088	$5,017	$2,116	$-	$-	$2,925	$3,761	$1,777	$2,889

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$116,854	$109,415	$-	$90,356	$357,651	$428,008	$116,975	$91,484	$77,920	$105,608
Acquisition of property	$343,654	$354,415	$-	$293,356	$357,651	$428,008	$380,875	$296,584	$252,920	$343,608
Mortgage payable for acquisition of property	$226,800	$245,000	$-	$203,000	$-	$-	$263,900	$205,100	$175,000	$238,000
Offering expenses	$2,910	$3,629	$3,285	$3,022	$8,190	$9,764	$3,361	$3,050	$2,708	$2,977
Deemed contribution from Manager	$4,513	$6,066	$-	$3,127	$-	$-	$886	$3,802	$1,777	$1,568

ARRIVED HOMES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Otoro	Reynolds	Swift	Wave	Amber	Centennial	Collinston	Davidson	Holland	Jupiter
Cash flows from operating activities:
Net income (loss)	$(10,379)	$(1,427)	$(3,651)	$(5,562)	$(9,208)	$(3,069)	$(15,327)	$(11,312)	$(16,347)	$(12,421)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,953	-	787	2,307	4,208	3,918	2,906	2,909	2,909	2,906
Amortization	23	-	-	27	38	44	30	31	31	30
Changes in assets and liabilities:
Accounts receivable	-	-	-	(779)	-	-	-	-	-	-
Prepaid expenses	(3,906)	(1,848)	-	(3,011)	(1,583)	(1,099)	(447)	(640)	(598)	(1,254)
Due from related party	(4,518)	(579)	(925)	-	-	1,595	-	-	(3,556)	-
Accrued expenses	4,142	2,547	4,795	3,372	2,908	2,066	3,110	2,488	7,056	1,804
Due to related party	10,772	1,308	1,764	2,530	2,159	3,728	8,126	5,244	8,455	6,480
Net cash provided by (used in) operating activities	(1,913)	1	2,770	(1,116)	(1,478)	7,183	(1,602)	(1,280)	(2,050)	(2,455)
Cash flows from financing activities:
Repayments of amounts due to related party	(157,124)	(466,695)	(373,703)	(124,337)	(131,580)	-	(92,180)	(81,750)	(92,470)	(94,240)
Net proceeds from the issuance of membership units	169,943	485,843	391,674	141,699	143,575	-	101,539	91,516	102,128	104,178
Distributions	(2,060)	-	(2,769)	(2,863)	(2,615)	(4,259)	(1,851)	(1,664)	(1,857)	(1,894)
Net cash provided by (used in) financing activities	10,759	19,148	15,201	14,499	9,380	(4,259)	7,509	8,102	7,802	8,044
Net change in cash and cash equivalents	8,846	19,148	17,971	13,383	7,902	2,924	5,907	6,822	5,752	5,589
Cash at beginning of period	-	-	-	-	122	9,856	-	-	1,110	-
Cash at end of period	$8,846	$19,148	$17,971	$13,383	$8,024	$12,780	$5,907	$6,822	$6,862	$5,589

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Cash paid for interest	$2,984	$-	$-	$3,327	$4,136	$4,394	$2,644	$2,848	$2,848	$3,232

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$121,371	$433,033	$346,375	$113,362	$-	$-	$-	$-	$-	$-
Acquisition of property	$395,771	$433,033	$346,375	$337,362	$-	$-	$-	$-	$-	$-
Mortgage payable for acquisition of property	$274,400	$-	$-	$224,000	$-	$-	$-	$-	$-	$-
Offering expenses	$4,084	$9,855	$7,913	$2,867	$2,930	$-	$2,060	$1,850	$2,070	$2,110
Deemed contribution from Manager	$965	$-	$870	$2,774	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	KerriAnn	Meadow	Ribbonwalk	Saturn	Sigma	Weldon	Badminton	Basil	Bayside	Bazzel
Cash flows from operating activities:
Net income (loss)	$(13,430)	$(10,657)	$(15,484)	$(8,382)	$(19,987)	$(11,415)	$850	$487	$1,023	$(1,338)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,686	4,410	4,395	3,200	5,327	2,906	3,505	2,777	3,525	568
Amortization	44	39	41	30	46	30	42	34	40	-
Changes in assets and liabilities:
Accounts receivable	-	-	-	-	-	-	-	-	-	-
Prepaid expenses	(1,254)	(1,044)	251	(456)	(2,396)	1,112	(2,683)	(287)	(977)	(1,261)
Due from related party	-	(5,990)	-	-	-	-	-	-	-	-
Accrued expenses	5,126	3,341	6,312	1,372	33,373	1,855	4,694	768	3,256	1,357
Due to related party	4,944	8,347	3,075	1,979	10,447	5,374	3,957	4,466	2,633	674
Net cash provided by (used in) operating activities	116	(1,554)	(1,410)	(2,257)	26,810	(138)	10,365	8,245	9,500	-
Cash flows from financing activities:
Repayments of amounts due to related party	(127,220)	(143,670)	(120,650)	(94,250)	(144,570)	(92,180)	-	-	(111,350)	-
Net proceeds from the issuance of membership units	144,590	156,771	137,452	103,990	161,320	102,039	-	-	121,820	-
Distributions	(2,921)	(2,855)	(2,499)	(1,891)	(3,269)	(1,855)	(4,479)	(3,730)	(3,199)	-
Net cash provided by (used in) financing activities	14,449	10,246	14,302	7,849	13,481	8,004	(4,479)	(3,730)	7,270	-
Net change in cash and cash equivalents	14,564	8,692	12,892	5,592	40,291	7,866	5,886	4,515	16,770	-
Cash at beginning of period	209	-	-	77	-	-	10,370	7,938	3,337	-
Cash at end of period	$14,773	$8,692	$12,892	$5,669	$40,291	$7,866	$16,256	$12,453	$20,107	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Cash paid for interest	$4,611	$4,164	$4,339	$3,232	$4,394	$2,644	$4,028	$3,044	$3,833	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$-	$-	$-	$-	$91,863	$269,468
Acquisition of property	$-	$-	$-	$-	$-	$-	$-	$-	$257,613	$269,468
Mortgage payable for acquisition of property	$-	$-	$-	$-	$-	$-	$-	$-	$165,750	$-
Offering expenses	$2,930	$3,180	$2,780	$2,110	$3,280	$2,060	$-	$-	$2,460	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Bedford	Butter	Coatbridge	Dawson	Dewberry	Dolittle	Dorchester	Eastfair	Elevation	Elm
Cash flows from operating activities:
Net income (loss)	$(4,568)	$(15,428)	$1,439	$(2,921)	$(1,215)	$(6,180)	$(1,558)	$1,044	$(629)	$2,274
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	1,924	5,190	3,730	3,114	2,613	4,221	788	2,956	3,657	2,300
Amortization	25	45	42	37	33	38	-	38	34	26
Changes in assets and liabilities:
Accounts receivable	-	-	(2,614)	(339)	(2,140)	-	-	-	520	(595)
Prepaid expenses	(2,028)	(1,911)	(1,475)	(566)	(438)	(613)	(1,573)	(411)	(2,184)	(772)
Due from related party	-	-	-	-	1,305	-	-	-	-	-
Accrued expenses	2,209	5,662	3,435	2,652	2,192	3,107	1,829	1,044	4,383	1,873
Due to related party	2,802	4,362	3,709	1,952	1,031	3,297	514	3,824	1,833	1,860
Net cash provided by (used in) operating activities	364	(2,080)	8,266	3,929	3,381	3,870	-	8,495	7,614	6,966
Cash flows from financing activities:
Repayments of amounts due to related party	(106,433)	(141,040)	(117,610)	(98,950)	-	(117,160)	-	-	(114,290)	(72,810)
Net proceeds from the issuance of membership units	121,938	159,459	129,690	108,643	-	132,353	-	-	124,453	81,279
Distributions	(1,355)	(4,188)	(3,406)	(2,853)	(3,790)	(3,209)	-	(3,521)	(3,268)	(2,135)
Net cash provided by (used in) financing activities	14,150	14,231	8,674	6,839	(3,790)	11,985	-	(3,521)	6,894	6,334
Net change in cash and cash equivalents	14,514	12,151	16,940	10,768	(409)	15,855	-	4,974	14,508	13,300
Cash at beginning of period	-	-	1,460	4,852	5,617	-	-	10,835	776	477
Cash at end of period	$14,514	$12,151	$18,400	$15,620	$5,208	$15,855	$-	$15,809	$15,284	$13,777

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Cash paid for interest	$2,552	$5,085	$4,058	$3,382	$2,803	$4,022	$-	$3,468	$3,983	$2,480

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$86,138	$118,132	$97,145	$81,298	$-	$-	$346,640	$-	$-	$-
Acquisition of property	$282,138	$380,558	$272,645	$227,548	$-	$-	$346,640	$-	$-	$-
Mortgage payable for acquisition of property	$196,000	$262,426	$175,500	$146,250	$-	$-	$-	$-	$-	$-
Offering expenses	$2,463	$3,220	$2,620	$2,200	$-	$2,680	$-	$-	$2,520	$1,640
Deemed contribution from Manager	$1,023	$-	$-	$-	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Folly	Forest	Greenhill	Hadden	Heron	Holloway	Kingsley	Lallie	Lennox	Limestone
Cash flows from operating activities:
Net income (loss)	$(2,263)	$407	$(4,086)	$(9,068)	$(4,157)	$481	$(317)	$517	$934	$(4,342)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	713	4,823	3,006	2,036	657	4,672	4,290	5,115	2,978	4,023
Amortization	-	41	34	25	13	49	48	53	36	38
Changes in assets and liabilities:
Accounts receivable	-	-	-	-	-	(405)	(440)	-	-	(1,881)
Prepaid expenses	(1,701)	(789)	(3,493)	(1,322)	(1,774)	(709)	(1,537)	(2,759)	489	892
Due from related party	-	-	-	(917)	(16,985)	-	41	-	-	(8,923)
Accrued expenses	1,430	2,005	3,384	5,601	1,894	1,110	(752)	2,339	2,453	3,280
Due to related party	1,821	3,075	3,413	2,862	19,054	7,329	8,147	5,812	1,995	11,528
Net cash provided by (used in) operating activities	-	9,562	2,258	(783)	(1,298)	12,527	9,480	11,077	8,885	4,615
Cash flows from financing activities:
Repayments of amounts due to related party	-	(147,400)	(124,400)	(95,579)	(127,527)	-	-	-	(94,830)	(124,390)
Net proceeds from the issuance of membership units	-	161,068	139,105	109,524	130,848	-	-	-	104,871	136,897
Distributions	-	(4,237)	(3,091)	(1,549)	(661)	(5,762)	(5,194)	(6,604)	(2,754)	(3,595)
Net cash provided by (used in) financing activities	-	9,431	11,614	12,396	2,660	(5,762)	(5,194)	(6,604)	7,287	8,912
Net change in cash and cash equivalents	-	18,993	13,872	11,613	1,362	6,765	4,286	4,473	16,172	13,527
Cash at beginning of period	-	-	-	-	-	11,032	12,813	14,420	4,431	-
Cash at end of period	$-	$18,993	$13,872	$11,613	$1,362	$17,797	$17,099	$18,893	$20,603	$13,527

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Cash paid for interest	$-	$5,261	$4,193	$2,333	$1,855	$5,111	$4,972	$5,561	$3,231	$3,652

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$313,570	$-	$101,074	$78,447	$88,287	$-	$-	$-	$-	$-
Acquisition of property	$313,570	$-	$328,858	$221,947	$289,187	$-	$-	$-	$-	$-
Mortgage payable for acquisition of property	$-	$-	$227,784	$143,500	$200,900	$-	$-	$-	$-	$-
Offering expenses	$-	$3,260	$2,810	$2,219	$3,097	$-	$-	$-	$2,120	$2,770
Deemed contribution from Manager	$-	$-	$3,024	$1,865	$538	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Luna	Matchingham	Murphy	Olive	Osprey	Ridge	River	Roseberry	Shoreline	Spencer
Cash flows from operating activities:
Net income (loss)	$437	$549	$(3,996)	$1,521	$(2,242)	$426	$228	$(153)	$(396)	$(360)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	2,956	2,913	4,085	3,184	-	2,992	3,662	4,513	4,260	4,157
Amortization	38	31	38	34	-	36	34	39	48	45
Changes in assets and liabilities:
Accounts receivable	-	-	-	(179)	-	-	-	(1,645)	-	-
Prepaid expenses	(423)	492	(1,000)	(1,101)	(1,493)	(595)	(337)	2,396	(287)	(818)
Due from related party	981	-	-	-	(1,767)	-	-	-	1,428	802
Accrued expenses	940	2,773	3,069	1,098	(2,873)	2,571	3,117	3,832	1,335	1,834
Due to related party	3,098	2,943	3,240	4,777	8,375	5,366	2,404	3,832	3,981	4,556
Net cash provided by (used in) operating activities	8,027	9,701	5,436	9,334	(0)	10,796	9,108	12,814	10,369	10,216
Cash flows from financing activities:
Repayments of amounts due to related party	-	(82,380)	(114,190)	(124,840)	(381,422)	(95,210)	(115,070)	-	-	-
Net proceeds from the issuance of membership units	-	94,278	129,274	135,749	398,762	103,950	126,274	-	-	-
Distributions	(3,700)	(2,476)	(3,134)	(3,565)	-	(2,730)	(3,318)	(5,706)	(4,850)	(5,406)
Net cash provided by (used in) financing activities	(3,700)	9,422	11,950	7,344	17,340	6,010	7,886	(5,706)	(4,850)	(5,406)
Net change in cash and cash equivalents	4,327	19,123	17,386	16,678	17,340	16,806	16,994	7,108	5,519	4,810
Cash at beginning of period	9,299	86	-	-	-	677	2,390	2,749	8,882	10,725
Cash at end of period	$13,626	$19,209	$17,386	$16,678	$17,340	$17,483	$19,384	$9,857	$14,401	$15,535

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Cash paid for interest	$3,468	$2,836	$4,016	$2,916	$-	$3,247	$3,983	$4,885	$4,900	$4,509

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$-	$-	$352,002	$-	$-	$-	$-	$-
Acquisition of property	$-	$-	$-	$-	$352,002	$-	$-	$-	$-	$-
Mortgage payable for acquisition of property	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Offering expenses	$-	$1,900	$2,610	$2,750	$8,092	$2,110	$2,550	$-	$-	$-
Deemed contribution from Manager	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-

ARRIVED HOMES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Sugar	Summerset	Tuxford	Vernon	Westchester	Windsor	100	101	Abbington	Collier
Cash flows from operating activities:
Net income (loss)	$(3,378)	$(448)	$(11,199)	$(10,861)	$294	$467	$(7,343)	$(1,805)	$(1,644)	$(770)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,279	3,505	1,801	3,619	4,687	4,809	1,407	-	-	-
Amortization	46	40	23	35	46	50	-	-	-	-
Changes in assets and liabilities:
Accounts receivable	-	(390)	-	-	-	-	-	-	-	-
Prepaid expenses	(632)	(633)	(8,492)	(1,094)	(1,441)	1,837	-	(2,342)	-	(1,388)
Due from related party	-	-	(1,875)	-	-	-	(3,752)	(1,814)	(4,695)	-
Accrued expenses	2,907	2,343	(5,611)	3,060	4,416	3,459	(12,424)	(2,491)	(5,709)	(1,263)
Due to related party	2,330	4,018	17,091	4,200	3,527	4,937	29,583	8,452	18,081	3,421
Net cash provided by (used in) operating activities	5,552	8,435	(8,262)	(1,041)	11,529	15,559	7,471	(0)	6,033	-
Cash flows from financing activities:
Repayments of amounts due to related party	(131,810)	-	(108,090)	(101,380)	(166,300)	-	(669,676)	(690,379)	(522,501)	-
Net proceeds from the issuance of membership units	145,589	-	119,434	114,929	179,309	-	698,445	712,562	548,114	-
Distributions	(2,941)	(4,632)	(2,654)	(3,018)	(4,722)	(6,113)	(4,233)	-	(2,768)	-
Net cash provided by (used in) financing activities	10,838	(4,632)	8,690	10,531	8,286	(6,113)	24,536	22,183	22,844	-
Net change in cash and cash equivalents	16,390	3,803	428	9,490	19,815	9,446	32,007	22,183	28,877	-
Cash at beginning of period	3,105	8,216	-	-	1,483	12,404	-	-	-	-
Cash at end of period	$19,495	$12,019	$428	$9,490	$21,298	$21,850	$32,007	$22,183	$28,877	$-

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Cash paid for interest	$4,660	$3,833	$2,690	$3,523	$4,599	$5,261	$-	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$-	$-	$85,606	$-	$-	$-	$619,296	$639,380	$482,364	$357,769
Acquisition of property	$-	$-	$264,106	$-	$-	$-	$619,296	$639,380	$482,364	$357,769
Mortgage payable for acquisition of property	$-	$-	$178,500	$-	$-	$-	$-	$-	$-	$-
Offering expenses	$2,940	$-	$2,750	$2,330	$3,640	$-	$14,116	$14,529	$11,081	$-
Deemed contribution from Manager	$-	$-	$549	$-	$-	$-	$450	$-	$2,752	$-

ARRIVED HOMES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Dunbar	Hines	Hollandaise	Jack	Johnny	June	Kirkwood	Lookout	McGregor	Pearl
Cash flows from operating activities:
Net income (loss)	$(1,470)	$(1,724)	$(9,523)	$(9,450)	$(5,325)	$(5,378)	$(4,545)	$(1,193)	$(4,318)	$1,667
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	-	-	2,514	1,900	1,341	1,341	599	-	689	-
Amortization	-	-	30	24	-	-	12	-	-	-
Changes in assets and liabilities:
Accounts receivable	-	-	-	-	-	-	-	-	-	-
Prepaid expenses	(1,366)	(1,019)	(2,462)	(4,083)	(2,131)	(2,131)	(2,332)	(1,254)	-	(2,263)
Due from related party	-	(1,596)	(7,122)	(9,450)	-	-	(11,213)	-	(3,454)	(1,510)
Accrued expenses	(1,606)	(2,099)	(2,971)	(3,162)	(1,246)	(1,415)	(2,538)	(1,529)	(4,919)	(6,589)
Due to related party	4,442	6,438	9,008	34,256	7,361	7,583	18,270	3,977	13,228	16,396
Net cash provided by (used in) operating activities	0	(0)	(10,526)	10,035	(0)	0	(1,747)	1	1,226	7,701
Cash flows from financing activities:
Repayments of amounts due to related party	(200,000)	(279,041)	(139,282)	(183,404)	-	-	(112,490)	(200,000)	(328,935)	(593,964)
Net proceeds from the issuance of membership units	238,125	292,317	162,766	181,655	601,306	659,380	115,305	240,026	350,143	618,522
Distributions	-	-	(1,480)	(1,651)	-	-	(582)	-	(2,122)	(3,124)
Net cash provided by (used in) financing activities	38,125	13,276	22,004	(3,400)	601,306	659,380	2,233	40,026	19,087	21,434
Net change in cash and cash equivalents	38,125	13,276	11,478	6,635	601,306	659,380	486	40,026	20,313	29,135
Cash at beginning of period	-	-	-	-	-	-	-	-	-	-
Cash at end of period	$38,125	$13,276	$11,478	$6,635	$601,306	$659,380	$486	$40,026	$20,313	$29,135

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Cash paid for interest	$-	$-	$3,554	$3,555	$2,367	$2,367	$1,681	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$324,859	$257,400	$113,236	$128,290	$126,889	$126,889	$81,419	$347,707	$303,005	$549,882
Acquisition of property	$324,859	$257,400	$368,736	$417,918	$590,089	$590,089	$263,419	$347,707	$303,005	$549,882
Mortgage payable for acquisition of property	$-	$-	$255,500	$289,629	$463,200	$463,200	$182,000	$-	$-	$-
Offering expenses	$7,467	$5,931	$3,292	$4,354	$13,358	$13,358	$2,761	$7,984	$7,075	$12,514
Deemed contribution from Manager	$300	$-	$8,681	$1,506	$-	$-	$690	$-	$475	$-

ARRIVED HOMES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2022 (UNAUDITED)

	Point	Riverwalk	Roxy	Wescott	Wildwood	Consolidated
Cash flows from operating activities:
Net income (loss)	$(5,876)	$(1,914)	$(5,447)	$(1,446)	$(3,282)	$(635,040)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	875	905	747	-	505	332,889
Amortization	15	-	13	10	16	3,803
Changes in assets and liabilities:
Accounts receivable	-	-	-	-	-	(24,436)
Prepaid expenses	(4,003)	(1,517)	(2,546)	(2,893)	(2,328)	(187,321)
Due from related party	(296)	-	-	(5,831)	-	(219,340)
Accrued expenses	(3,446)	(1,720)	(2,067)	(2,635)	(2,050)	341,343
Due to related party	11,526	4,246	6,910	13,691	5,631	799,729
Net cash provided by (used in) operating activities	(1,205)	-	(2,390)	896	(1,508)	411,630
Cash flows from financing activities:
Repayments of amounts due to related party	(146,511)	-	(125,013)	(169,883)	(130,628)	(19,243,196)
Net proceeds from the issuance of membership units	168,359	-	142,194	177,388	148,886	22,032,198
Distributions	(850)	-	(718)	(896)	(752)	(355,319)
Net cash provided by (used in) financing activities	20,998	-	16,463	6,609	17,506	2,433,683
Net change in cash and cash equivalents	19,793	-	14,073	7,505	15,998	2,845,313
Cash at beginning of period	-	-	-	-	-	336,890
Cash at end of period	$19,793	$-	$14,073	$7,505	$15,998	$3,182,203

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-	$-	$-	$-
Cash paid for interest	$3,039	$-	$2,444	$454	$1,110	$373,500

Supplemental disclosure of non-cash investing and financing activities:
Advance from related party for acquisition of property	$117,247	$398,005	$107,969	$139,868	$112,303	$15,831,218
Acquisition of property	$384,997	$398,005	$328,469	$276,118	$222,303	$24,974,116
Mortgage payable for acquisition of property	$267,750	$-	$220,500	$136,250	$110,000	$9,142,898
Offering expenses	$3,401	$-	$2,873	$4,033	$3,008	$461,842
Deemed contribution from Manager	$1,669	$-	$1,148	$454	$741	$59,891

See the accompanying notes to these consolidated and consolidating financial statements.

ARRIVED HOMES, LLC AND ITS SERIES

NOTES TO THE UNAUDITED CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS

NOTE 1: NATURE OF OPERATIONS

Arrived Homes, LLC (the “Company”), a Delaware Series limited liability company, was formed on July 13, 2020 to permit public investment in individual single family rental homes. Each single family rental home will be owned by a separate series of the company that will be established by Arrived Holdings, Inc. (the “Manager”) to acquire that home. Each series may hold the specific property that it acquires directly or in a wholly-owned subsidiary, which would be a limited liability company organized under laws of the state in which the series property is located. As a Delaware Series limited liability company, the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law. Although the company was established on July 13, 2020 principal operations did not commence until the first property acquisition on January 4, 2021.

Each series listed in the Series Offering Table was formed for the sole purpose of purchasing a single-family rental property.

SERIES OFFERING TABLE

Series Name	Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
100	Arrived Homes Series 100	Arrived TN 100, LLC	4/12/2022	4/29/2022
101	Arrived Homes Series 101	Arrived TN 101, LLC	5/10/2022	5/31/2022
Abbington	Arrived Homes Series Abbington	Arrived TN Abbington, LLC	5/4/2022	5/12/2022
Amber	Arrived Homes Series Amber	Arrived NC Amber, LLC	8/30/2021	9/30/2021
Apollo	Arrived Homes Series Apollo	Arrived Homes Series Apollo, a series of Arrived Homes, LLC	4/13/2022	5/6/2022
Aster	Arrived Homes Series Aster	Arrived AR Aster, LLC	6/13/2022	7/11/2022
Augusta	Arrived Homes Series Augusta	Arrived GA Augusta, LLC	5/11/2023	5/25/2023
Avebury	Arrived Homes Series Avebury	Arrived AL Avebury, LLC	2/4/2022	2/23/2022
Avondale	Arrived Homes Series Avondale	Arrived GA Avondale, LLC	4/25/2023	5/23/2023
Badminton	Arrived Homes Series Badminton	Arrived SC Badminton, LLC	8/3/2021	6/18/2021
Bandelier	Arrived Homes Series Bandelier	Arrived AZ Bandelier, LLC	9/14/2021	10/27/2021
Baron	Arrived Homes Series Baron	Arrived CO Baron, LLC	4/26/2022	5/10/2022
Basil	Arrived Homes Series Basil	Arrived SC Basil, LLC	8/3/2021	6/25/2021
Bayside	Arrived Homes Series Bayside	Arrived SC Bayside, LLC	8/3/2021	7/16/2021
Bazzel	Arrived Homes Series Bazzel	Arrived SC Bazzel, LLC	5/12/2022	6/10/2022
Bedford	Arrived Homes Series Bedford	Arrived SC Bedford, LLC	12/26/2021	2/28/2022
Bella	Arrived Homes Series Bella	Arrived VA Bella, LLC	5/1/2023	6/7/2023

Series Name	Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Belle	Arrived Homes Series Belle	Arrived Homes Series Belle, a series of Arrived Homes, LLC	5/27/2022	6/10/2022
Belvedere	Arrived Homes Series Belvedere	Arrived GA Belvedere, LLC	4/25/2023	5/16/2023
Bergenia	Arrived Homes Series Bergenia	Arrived Homes Series Bergenia, a series of Arrived Homes, LLC	4/10/2023	7/12/2023
Blossom	Arrived Homes Series Blossom	Arrived AR Blossom, LLC	6/2/2022	7/25/2022
Bonneau	Arrived Homes Series Bonneau	Arrived SC Bonneau, LLC	6/3/2022	7/21/2022
Brainerd	Arrived Homes Series Brainerd	Arrived TN Brainerd, LLC	10/24/2022	11/9/2022
Braxton	Arrived Homes Series Braxton	Arrived KY Braxton, LLC	6/17/2022	7/8/2022
Brennan	Arrived Homes Series Brennan	Arrived AL Brennan, LLC	4/11/2022	4/25/2022
Brooklyn	Arrived Homes Series Brooklyn	Arrived Homes Series Brooklyn, a series of Arrived Homes, LLC	10/24/2022	11/15/2022
Burlington	Arrived Homes Series Burlington	Arrived CO Burlington, LLC	5/2/2022	5/12/2022
Butter	Arrived Homes Series Butter	Arrived SC Butter, LLC	8/3/2021	11/18/2021
Camino	Arrived Homes Series Camino	Arrived Homes Series Camino, a series of Arrived Homes, LLC	6/21/2022	7/8/2022
Campbell	Arrived Homes Series Campbell	Arrived GA Campbell, LLC	6/13/2022	6/22/2022
Cawley	Arrived Homes Series Cawley	Arrived GA Cawley, LLC	5/12/2023	6/7/2023
Centennial	Arrived Homes Series Centennial	Arrived NC Centennial LLC	8/3/2021	6/4/2021
Chaparral	Arrived Homes Series Chaparral	Arrived AR Chaparral, LLC	8/3/2021	1/14/2021
Chelsea	Arrived Homes Series Chelsea	Arrived AL Chelsea, LLC	2/4/2022	2/24/2022
Chester	Arrived Homes Series Chester	Arrived TN Chester, LLC	6/21/2022	7/11/2022
Chickamauga	Arrived Homes Series Chickamauga	Arrived TN Chickamauga, LLC	10/24/2022	11/14/2022
Chinook	Arrived Homes Series Chinook	Arrived GA Chinook, LLC	5/8/2023	6/7/2023
Chitwood	Arrived Homes Series Chitwood	Arrived OH Chitwood, LLC	5/26/2022	6/9/2022
Clover	Arrived Homes Series Clover	Arrived Homes Series Clover, a series of Arrived Homes, LLC	5/24/2022	6/6/2022
Coatbridge	Arrived Homes Series Coatbridge	Arrived SC Coatbridge, LLC	8/3/2021	7/1/2021
Collier	Arrived Homes Series Collier	Arrived TN Collier, LLC	5/31/2022	6/17/2022
Collinston	Arrived Homes Series Collinston	Arrived NC Collinston, LLC	8/3/2021	9/17/2021
Conway	Arrived Homes Series Conway	Arrived TN Conway, LLC	5/27/2022	7/14/2022
Cove	Arrived Homes Series Cove	Arrived Homes Series Cove, a series of Arrived Homes, LLC	12/8/2022	3/23/2023
Creekside	Arrived Homes Series Creekside	Arrived AR Creekside, LLC	6/9/2022	6/22/2022
Creekwood	Arrived Homes Series Creekwood	Arrived Homes Series Creekwood, a series of Arrived Homes, LLC	6/21/2022	7/11/2022

Series Name	Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Cumberland	Arrived Homes Series Cumberland	Arrived TN Cumberland, LLC	6/7/2022	7/6/2022
Cupcake	Arrived Homes Series Cupcake	Arrived AR Cupcake LLC	8/3/2021	9/24/2021
Cypress	Arrived Homes Series Cypress	Arrived GA Cypress, LLC	6/21/2022	7/15/2022
Daisy	Arrived Homes Series Daisy	Arrived AR Daisy, LLC	6/7/2022	6/20/2022
Davidson	Arrived Homes Series Davidson	Arrived NC Davidson LLC	8/3/2021	10/1/2021
Dawson	Arrived Homes Series Dawson	Arrived SC Dawson, LLC	8/3/2021	7/6/2021
Delta	Arrived Homes Series Delta	Arrived GA Delta, LLC	12/27/2021	1/26/2022
Dewberry	Arrived Homes Series Dewberry	Arrived SC Dewberry, LLC	8/3/2021	6/29/2021
Diablo	Arrived Homes Series Diablo	Arrived AZ Diablo, LLC	11/23/2021	12/27/2021
Dogwood	Arrived Homes Series Dogwood	Arrived Homes Series Dogwood, a series of Arrived Homes, LLC	5/27/2022	6/6/2022
Dolittle	Arrived Homes Series Dolittle	Arrived SC Dolittle, LLC	8/3/2021	11/10/2021
Dolly	Arrived Homes Series Dolly	Arrived TN Dolly, LLC	6/13/2022	6/24/2022
Dops	Arrived Homes Series Dops	Arrived Homes Series Dops, a Series of Arrived Homes, LLC	11/17/2022	12/15/2022
Dorchester	Arrived Homes Series Dorchester	Arrived SC Dorchester, LLC	5/31/2022	6/10/2022
Dunbar	Arrived Homes Series Dunbar	Arrived TN Dunbar, LLC	5/19/2022	5/31/2022
Eagle	Arrived Homes Series Eagle	Arrived AR Eagle, LLC	8/3/2021	8/5/2022
Eastfair	Arrived Homes Series Eastfair	Arrived SC Eastfair, LLC	8/3/2021	6/9/2021
Elevation	Arrived Homes Series Elevation	Arrived SC Elevation, LLC	8/3/2021	7/21/2021
Ella	Arrived Homes Series Ella	Arrived TN Ella, LLC	1/10/2023	1/31/2023
Ellen	Arrived Homes Series Ellen	Arrived IN Ellen, LLC	5/23/2023	7/12/2023
Elm	Arrived Homes Series Elm	Arrived SC Elm, LLC	8/3/2021	8/16/2021
Emporia	Arrived Homes Series Emporia	Arrived GA Emporia, LLC	1/6/2022	1/27/2022
Ensenada	Arrived Homes Series Ensenada	Arrived CO Ensenada, LLC	9/26/2021	10/15/2021
Falcon	Arrived Homes Series Falcon	Arrived AR Falcon, LLC	8/3/2021	9/9/2022
Felix	Arrived Homes Series Felix	Arrived NC Felix, LLC	5/11/2023	6/7/2023
Fenwick	Arrived Homes Series Fenwick	Arrived GA Fenwick, LLC	5/2/2023	5/31/2023
Folly	Arrived Homes Series Folly	Arrived SC Folly, LLC	5/31/2022	6/8/2022
Forest	Arrived Homes Series Forest	Arrived SC Forest, LLC	8/3/2021	7/26/2021
Foster	Arrived Homes Series Foster	Arrived OH Foster, LLC	5/4/2023	5/31/2023
Franklin	Arrived Homes Series Franklin	Arrived IN Franklin, LLC	5/12/2023	6/14/2023
Gardens	Arrived Homes Series Gardens	Arrived Homes Series Gardens, a series of Arrived Homes, LLC	3/2/2022	3/23/2022
General	Arrived Homes Series General	Arrived VA General, LLC	5/22/2023	6/7/2023

Series Name	Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Goose	Arrived Homes Series Goose	Arrived AR Goose, LLC	8/3/2021	8/5/2022
Grant	Arrived Homes Series Grant	Arrived GA Grant, LLC	9/29/2021	10/29/2021
Greenhill	Arrived Homes Series Greenhill	Arrived SC Greenhill, LLC	8/3/2021	1/11/2022
Gretal	Arrived Homes Series Gretal	Arrived TN Gretal, LLC	7/20/2022	9/29/2022
Grove	Arrived Homes Series Grove	Arrived Homes Series Grove, a series of Arrived Homes, LLC	3/9/2022	3/29/2022
Hadden	Arrived Homes Series Hadden	Arrived SC Hadden, LLC	12/27/2021	1/31/2022
Hansard	Arrived Homes Series Hansard	Arrived TN Hansard, LLC	12/9/2022	12/28/2022
Hansel	Arrived Homes Series Hansel	Arrived TN Hansel, LLC	7/20/2022	8/26/2022
Harrison	Arrived Homes Series Harrison	Arrived TN Harrison, LLC	6/21/2022	7/8/2022
Henry	Arrived Homes Series Henry	Arrived GA Henry, LLC	6/3/2022	6/16/2022
Heritage	Arrived Homes Series Heritage	Arrived Homes Series Heritage, a series of Arrived Homes, LLC	3/21/2022	4/13/2022
Heron	Arrived Homes Series Heron	Arrived SC Heron, LLC	3/22/2022	4/22/2022
Highland	Arrived Homes Series Highland	Arrived SC Highland, LLC	2/23/2022	6/24/2022
Hines	Arrived Homes Series Hines	Arrived TN Hines, LLC	5/18/2022	5/27/2022
Holcomb	Arrived Homes Series Holcomb	Arrived Homes Series Holcomb, a series of Arrived Homes, LLC	5/2/2022	5/27/2022
Holland	Arrived Homes Series Holland	Arrived NC Holland LLC	8/3/2021	9/29/2021
Hollandaise	Arrived Homes Series Hollandaise	Arrived TN Hollandaise, LLC	1/14/2022	2/3/2022
Holloway	Arrived Homes Series Holloway	Arrived SC Holloway, LLC	8/3/2021	6/16/2021
Inglewood	Arrived Homes Series Inglewood	Arrived TN Inglewood, LLC	6/21/2022	7/12/2022
Jack	Arrived Homes Series Jack	Arrived TN Jack, LLC	2/22/2022	3/22/2022
Jake	Arrived Homes Series Jake	Arrived CO Jake, LLC	5/10/2022	5/24/2022
Jefferson	Arrived Homes Series Jefferson	Arrived TN Jefferson, LLC	12/9/2022	12/28/2022
Jill	Arrived Homes Series Jill	Arrived TN Jill, LLC	5/12/2022	7/27/2022
Johnny	Arrived Homes Series Johnny	Arrived TN Johnny, LLC	5/10/2022	6/15/2022
June	Arrived Homes Series June	Arrived TN June, LLC	5/10/2022	6/15/2022
Jupiter	Arrived Homes Series Jupiter	Arrived NC Jupiter LLC	8/3/2021	9/14/2021
Kawana	Arrived Homes Series Kawana	Arrived AL Kawana, LLC	1/14/2022	2/11/2022
Kennesaw	Arrived Homes Series Kennesaw	Arrived Homes Series Kennesaw, a series of Arrived Homes, LLC	5/17/2022	6/9/2022
Kenny	Arrived Homes Series Kenny	Arrived TN Kenny, LLC	6/13/2022	6/24/2022
KerriAnn	Arrived Homes Series KerriAnn	Arrived NC KerriAnn, LLC	9/28/2021	10/28/2021

Series Name	Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Kessler	Arrived Homes Series Kessler	Arrived AR Kessler, LLC	6/5/2022	6/22/2022
Kingsley	Arrived Homes Series Kingsley	Arrived SC Kingsley, LLC	8/3/2021	6/1/2021
Kirkwood	Arrived Homes Series Kirkwood	Arrived TN Kirkwood, LLC	4/11/2022	4/22/2022
Korin	Arrived Homes Series Korin	Arrived AR Korin, LLC	11/8/2022	11/29/2022
Lallie	Arrived Homes Series Lallie	Arrived SC Lallie, LLC	8/3/2021	6/18/2021
Lanier	Arrived Homes Series Lanier	Arrived Homes Series Lanier, a series of Arrived Homes, LLC	3/21/2022	4/8/2022
Lannister	Arrived Homes Series Lannister	Arrived Homes Series Lannister, a series of Arrived Homes, LLC	5/2/2022	5/19/2022
Latte	Arrived Homes Series Latte	Arrived Homes Series Latte, a series of Arrived Homes, LLC	5/17/2022	6/1/2022
Lennox	Arrived Homes Series Lennox	Arrived SC Lennox, LLC	8/3/2021	7/1/2021
Lierly	Arrived Homes Series Lierly	Arrived AR Lierly, LLC	8/3/2021	1/21/2021
Lily	Arrived Homes Series Lily	Arrived CO Lily, LLC	9/2/2021	10/1/2021
Limestone	Arrived Homes Series Limestone	Arrived SC Limestone LLC	8/3/2021	9/23/2021
Litton	Arrived Homes Series Litton	Arrived TN Litton, LLC	10/24/2022	11/14/2022
Longwoods	Arrived Homes Series Longwoods	Arrived GA Longwoods, LLC	4/27/2023	5/24/2023
Lookout	Arrived Homes Series Lookout	Arrived TN Lookout, LLC	5/19/2022	5/31/2022
Loretta	Arrived Homes Series Loretta	Arrived TN Loretta, LLC	5/27/2022	7/15/2022
Louis	Arrived Homes Series Louis	Arrived MO Louis, LLC	4/27/2023	5/10/2023
Louise	Arrived Homes Series Louise	Arrived Homes Series Louise, a series of Arrived Homes, LLC	2/24/2022	3/17/2022
Lovejoy	Arrived Homes Series Lovejoy	Arrived GA Lovejoy, LLC	1/6/2022	2/3/2022
Luna	Arrived Homes Series Luna	Arrived SC Luna, LLC	8/3/2021	6/14/2021
Lurleen	Arrived Homes Series Lurleen	Arrived Homes Series Lurleen, a series of Arrived Homes, LLC	10/27/2022	12/5/2022
Madison	Arrived Homes Series Madison	Arrived Homes Series Madison, a series of Arrived Homes, LLC	3/29/2022	5/6/2022
Mae	Arrived Homes Series Mae	Arrived SC Mae, LLC	3/7/2022	6/22/2022
Magnolia	Arrived Homes Series Magnolia	Arrived GA Magnolia, LLC	4/5/2022	4/26/2022
Malbec	Arrived Homes Series Malbec	Arrived AR Malbec, LLC	8/3/2021	5/13/2021
Mammoth	Arrived Homes Series Mammoth	Arrived Homes Series Mammoth, a series of Arrived Homes, LLC	3/14/2022	3/31/2022
Marcelo	Arrived Homes Series Marcelo	Arrived KY Marcelo, LLC	6/17/2022	7/29/2022
Marie	Arrived Homes Series Marie	Arrived TN Marie, LLC	12/9/2022	12/28/2022
Marietta	Arrived Homes Series Marietta	Arrived SC Marietta, LLC	1/17/2022	6/30/2022
Marion	Arrived Homes Series Marion	Arrived GA Marion, LLC	4/19/2023	5/25/2023
Marple	Arrived Homes Series Marple	Arrived AR Marple, LLC	4/19/2023	5/31/2023
Martell	Arrived Homes Series Martell	Arrived GA Martell, LLC	4/19/2023	5/17/2023

Series Name	Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Mary	Arrived Homes Series Mary	Arrived TN Mary, LLC	2/26/2023	5/31/2023
Matchingham	Arrived Homes Series Matchingham	Arrived SC Matchingham, LLC	8/3/2021	10/22/2021
McGregor	Arrived Homes Series McGregor	Arrived TN McGregor, LLC	4/12/2022	4/14/2022
McLovin	Arrived Homes Series McLovin	Arrived CO McLovin, LLC	11/11/2021	12/3/2021
Meadow	Arrived Homes Series Meadow	Arrived NC Meadow, LLC	8/24/2021	9/28/2021
Mimosa	Arrived Homes Series Mimosa	Arrived Homes Series Mimosa, a series of Arrived Homes, LLC	9/2/2022	9/23/2022
Mojave	Arrived Homes Series Mojave	Arrived AR Mojave LLC	8/3/2021	9/24/2021
Murphy	Arrived Homes Series Murphy	Arrived SC Murphy, LLC	8/3/2021	11/10/2021
Mycroft	Arrived Homes Series Mycroft	Arrived AR Mycroft, LLC	4/19/2023	5/31/2023
Nugget	Arrived Homes Series Nugget	Arrived CO Nugget, LLC	4/25/2022	5/20/2022
Odessa	Arrived Homes Series Odessa	Arrived CO Odessa, LLC	9/2/2021	9/30/2021
Olive	Arrived Homes Series Olive	Arrived SC Olive, LLC	8/3/2021	7/27/2021
Oly	Arrived Homes Series Oly	Arrived CO Oly, LLC	11/4/2021	11/30/2021
Onyx	Arrived Homes Series Onyx	Arrived TN Onyx, LLC	5/7/2023	5/31/2023
Oscar	Arrived Homes Series Oscar	Arrived NC Oscar, LLC	5/11/2023	6/28/2023
Osceola	Arrived Homes Series Osceola	Arrived FL Osceola, LLC	5/3/2023	5/23/2023
Osprey	Arrived Homes Series Osprey	Arrived SC Osprey, LLC	4/14/2022	6/3/2022
Otoro	Arrived Homes Series Otoro	Arrived GA Otoro, LLC	2/1/2022	3/21/2022
Palmer	Arrived Homes Series Palmer	Arrived GA Palmer, LLC	5/7/2023	6/7/2023
Patrick	Arrived Homes Series Patrick	Arrived AR Patrick, LLC	8/3/2021	2/1/2021
Peanut	Arrived Homes Series Peanut	Arrived Homes Series Peanut, a series of Arrived Homes, LLC	3/2/2022	3/22/2022
Pearl	Arrived Homes Series Pearl	Arrived TN Pearl, LLC	5/2/2022	5/13/2022
Pecan	Arrived Homes Series Pecan	Arrived AR Pecan, LLC	8/3/2021	2/1/2021
Piedmont	Arrived Homes Series Piedmont	Arrived GA Piedmont, LLC	6/17/2022	6/29/2022
Pinot	Arrived Homes Series Pinot	Arrived AR Pinot, LLC	8/3/2021	5/13/2021
Pioneer	Arrived Homes Series Pioneer	Arrived CO Pioneer, LLC	5/16/2022	6/7/2022
Plumtree	Arrived Homes Series Plumtree	Arrived AR Plumtree, LLC	8/3/2021	1/4/2021
Point	Arrived Homes Series Point	Arrived TN Point, LLC	3/8/2022	4/5/2022
Porthos	Arrived Homes Series Porthos	Arrived GA Porthos, LLC	4/27/2023	6/14/2023
Quincy	Arrived Homes Series Quincy	Arrived CO Quincy, LLC	6/5/2022	6/28/2022
Redondo	Arrived Homes Series Redondo	Arrived NM Redondo, LLC	9/22/2022	10/31/2022
Regency	Arrived Homes Series Regency	Arrived OH Regency, LLC	12/1/2022	12/21/2022
Reginald	Arrived Homes Series Reginald	Arrived GA Reginald, LLC	6/17/2022	7/5/2022
Reynolds	Arrived Homes Series Reynolds	Arrived Homes Series Reynolds, a series of Arrived Homes, LLC	5/18/2022	6/2/2022

Series Name	Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Ribbonwalk	Arrived Homes Series Ribbonwalk	Arrived NC Ribbonwalk, LLC	9/26/2021	10/28/2021
Richardson	Arrived Homes Series Richardson	Arrived AR Richardson, LLC	6/21/2022	7/8/2022
Ridge	Arrived Homes Series Ridge	Arrived SC Ridge, LLC	8/3/2021	7/9/2021
Ritter	Arrived Homes Series Ritter	Arrived CO Ritter, LLC	5/11/2022	5/27/2022
River	Arrived Homes Series River	Arrived SC River, LLC	8/3/2021	7/30/2021
Riverwalk	Arrived Homes Series Riverwalk	Arrived TN Riverwalk, LLC	5/31/2022	6/13/2022
Rooney	Arrived Homes Series Rooney	Arrived AZ Rooney, LLC	9/7/2021	10/13/2021
Roseberry	Arrived Homes Series Roseberry	Arrived SC Roseberry, LLC	8/3/2021	8/2/2021
Rosewood	Arrived Homes Series Rosewood	Arrived Homes Series Rosewood, a series of Arrived Homes, LLC	3/15/2022	4/18/2022
Roxy	Arrived Homes Series Roxy	Arrived TN Roxy, LLC	3/16/2022	4/7/2022
Saddlebred	Arrived Homes Series Saddlebred	Arrived CO Saddlebred, LLC	9/7/2021	10/1/2021
Saint	Arrived Homes Series Saint	Arrived AZ Saint, LLC	9/26/2021	1/13/2022
Sajni	Arrived Homes Series Sajni	Arrived GA Sajni, LLC	12/13/2022	1/24/2023
Salem	Arrived Homes Series Salem	Arrived AR Salem, LLC	8/3/2021	5/13/2021
Salinas	Arrived Homes Series Salinas	Arrived NM Salinas, LLC	12/9/2022	1/13/2023
Saturn	Arrived Homes Series Saturn	Arrived NC Saturn, LLC	8/3/2021	8/31/2021
Scepter	Arrived Homes Series Scepter	Arrived AZ Scepter, LLC	9/20/2021	10/13/2021
Sequoyah	Arrived Homes Series Sequoyah	Arrived AR Sequoyah, LLC	10/26/2022	11/9/2022
Shallowford	Arrived Homes Series Shallowford	Arrived TN Shallowford, LLC	6/21/2022	7/12/2022
Shoreline	Arrived Homes Series Shoreline	Arrived SC Shoreline, LLC	8/3/2021	6/18/2021
Sigma	Arrived Homes Series Sigma	Arrived NC Sigma, LLC	11/23/2021	12/17/2021
Simon	Arrived Homes Series Simon	Arrived TN Simon, LLC	5/16/2023	6/14/2023
Sims	Arrived Homes Series Sims	Arrived GA Sims, LLC	5/7/2023	5/31/2023
Soapstone	Arrived Homes Series Soapstone	Arrived AR Soapstone, LLC	8/3/2021	10/11/2019
Sodalis	Arrived Homes Series Sodalis	Arrived IN Sodalis, LLC	6/6/2022	6/27/2022
Spencer	Arrived Homes Series Spencer	Arrived SC Spencer, LLC	8/3/2021	6/22/2021
Splash	Arrived Homes Series Splash	Arrived AR Splash, LLC	8/3/2021	5/3/2021
Spring	Arrived Homes Series Spring	Arrived SC Spring, LLC	5/20/2022	6/30/2022
Stonebriar	Arrived Homes Series Stonebriar	Arrived Homes Series Stonebriar, a series of Arrived Homes, LLC	3/22/2022	4/18/2022
Sugar	Arrived Homes Series Sugar	Arrived SC Sugar, LLC	8/3/2021	7/7/2021
Summerset	Arrived Homes Series Summerset	Arrived SC Summerset, LLC	8/3/2021	6/21/2021
Sundance	Arrived Homes Series Sundance	Arrived NM Sundance, LLC	9/22/2022	10/14/2022
Sunnyside	Arrived Homes Series Sunnyside	Arrived Homes Series Sunnyside, a series of Arrived Homes, LLC	11/16/2022	12/20/2022
Swift	Arrived Homes Series Swift	Arrived GA Swift, LLC	4/13/2022	4/20/2022
Taylor	Arrived Homes Series Taylor	Arrived Homes Series Taylor, a series of Arrived Homes, LLC	6/13/2022	6/29/2022
Terracotta	Arrived Homes Series Terracotta	Arrived AZ Terracotta, LLC	1/17/2022	2/4/2022

Series Name	Series Name	State LLC Name and wholly owned subsidiary of the Series	Date Formed	Acquisition Date
Theodore	Arrived Homes Series Theodore	Arrived TN Theodore, LLC	5/16/2023	6/14/2023
Tulip	Arrived Homes Series Tulip	Arrived Homes Series Tulip, a series of Arrived Homes, LLC	3/3/2022	3/25/2022
Tuscan	Arrived Homes Series Tuscan	Arrived AR Tuscan, LLC	8/3/2021	5/13/2021
Tuscarora	Arrived Homes Series Tuscarora	Arrived NM Tuscarora, LLC	9/22/2022	12/22/2022
Tuxford	Arrived Homes Series Tuxford	Arrived SC Tuxford, LLC	1/17/2022	2/9/2022
Vernon	Arrived Homes Series Vernon	Arrived SC Vernon, LLC	8/3/2021	11/24/2021
Walton	Arrived Homes Series Walton	Arrived AR Walton, LLC	5/27/2022	6/24/2022
Wave	Arrived Homes Series Wave	Arrived GA Wave, LLC	12/27/2021	2/11/2022
Weldon	Arrived Homes Series Weldon	Arrived NC Weldon LLC	8/3/2021	9/17/2021
Wellington	Arrived Homes Series Wellington	Arrived GA Wellington, LLC	6/16/2022	7/7/2022
Wentworth	Arrived Homes Series Wentworth	Arrived AR Wentworth, LLC	8/3/2021	9/24/2021
Wescott	Arrived Homes Series Wescott	Arrived TN Wescott, LLC	4/15/2022	5/12/2022
Westchester	Arrived Homes Series Westchester	Arrived SC Westchester, LLC	8/3/2021	7/15/2021
Wildwood	Arrived Homes Series Wildwood	Arrived TN Wildwood, LLC	3/24/2022	4/25/2022
Willow	Arrived Homes Series Willow	Arrived AR Willow, LLC	6/8/2022	7/13/2022
Wilson	Arrived Homes Series Wilson	Arrived AR Wilson, LLC	6/7/2022	7/1/2022
Windsor	Arrived Homes Series Windsor	Arrived SC Windsor, LLC	8/3/2021	7/22/2021
Winston	Arrived Homes Series Winston	Arrived Homes Series Winston, a series of Arrived Homes, LLC	6/21/2022	7/8/2022
Wisteria	Arrived Homes Series Wisteria	Arrived Homes Series Wisteria, a series of Arrived Homes, LLC	3/4/2022	3/29/2022

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) for interim financial information and the instructions to Form 1-SA and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the six months ended June 30, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023. For further information, refer to the financial statements and footnotes thereto included in the Company’s latest Form 1-K.

The Series has adopted a calendar year as its fiscal year.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act, enacted on April 5, 2012, and has elected to comply with certain reduced public company reporting requirements, however, the Company may adopt accounting standards based on the effective dates for public entities.

Principles of Consolidation

These consolidated and consolidating financial statements include the accounts of Arrived Homes, LLC (the Company) and each Series listed in Note 1 (collectively the “Series”). All inter-company transactions and balances have been eliminated on consolidation.

Use of Estimates

The preparation of the consolidated and consolidating financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated and consolidating financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

Deferred Offering Costs

The Company and Series complies with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to members’ equity upon the completion of an offering or to expense if the offering is not completed. Offering costs include offering expense reimbursements and sourcing fees as noted below.

Per the operating agreement, the Manager is eligible to receive up to a maximum of 2% of the gross offering proceeds per the Series offering, as reimbursement for offering expenses including legal, accounting, escrow, underwriting, filing and compliance costs, as applicable, related to a specific offering.

Upon completion of an offering, the Series may also be required to pay the Manager sourcing fees as defined in the offering documents. The Manager is responsible for sourcing and analyzing the Series property.

Fair Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Management Fee

For all Series qualified prior to July 12, 2022, the manager received and continues to receive from each such Series an annual asset management fee equal to one percent (1%) of the purchase price of the series property for such Series, paid out of the Series’ net operating rental income on a quarterly basis. For all Series qualified after July 12, 2022, the manager has received and will continue to receive from such Series an annual asset management fee equal to six tenths of a percent (0.6%) of the purchase price of the series property for such Series, paid out of the Series’ net operating rental income on a quarterly basis. Additionally, pursuant to the operating agreement, the Manager will receive reimbursements for out-of-pocket expenses in connection with the organization and offerings (up to a maximum of 2% of the gross offering proceeds per series offering), the operations and the acquisition of properties and in connection with third parties providing services to the Series. The Manager may also receive a portion of the property management fee and the property disposition fee as described below. With respect to the operating accounts for each series that the Manager maintains with a third-party bank, the manager will be entitled to receive any interest earned on the cash balances in such accounts. The Manager reserves the right to waive any fees or reimbursements it is due in its sole discretion.

Property Management Fee

The company will appoint an affiliate of the Manager or an unaffiliated third-party property management company to serve as property manager to manage the property of each Series pursuant to a property management agreement. In respect of the services provided by the applicable property manager, each Series will be responsible for a property management fee equal to eight percent (8%) of rents collected on the Series property. To the extent that, under the terms of a specific property management agreement, the property manager is paid a fee that is less than the eight percent (8%) for which the Series is responsible, the Manager will receive the difference as income. If the Series property is vacant and not producing rental income, neither the property management company nor the Manager is entitled to collect such fees.

The fee arrangements for each third-party property management company are set forth below:

Blue Canopy

As compensation for the services provided by the property manager, each series will be charged a property management fee equal to eight percent (7%) of all rents and fees as remitted to the series on a monthly basis and paid to the property manager pursuant to the property management agreement.

Marketplace Homes

As compensation for the services provided by the property manager, each series will be charged a property management fee of $70 on a monthly basis and paid to the property manager pursuant to the property management agreement.

Mynd

As compensation for the services provided by the property manager, each series will be charged a property management fee equal to six percent (6%) of all rents and fees as remitted to the series or a minimum property management fee of $84 on a monthly basis and paid to the property manager pursuant to the property management agreement.

Great Jones

As compensation for the services provided by the property manager, each series will be charged a property management fee equal to eight percent (8%) of all rents and fees as remitted to the series or a minimum property management fee of $99 on a monthly basis and paid to the property manager pursuant to the property management agreement.

Property Disposition Fee

Upon the disposition and sale of the Series property, the Manager will charge the Series a market rate property disposition fee that will cover property sale expenses such as brokerage commissions, and title, escrow and closing costs. It is expected that the disposition fee charged to the Series will range from six percent (6%) to seven percent (7%) of the property sale price. To the extent that the actual property disposition fees are less than the amount charged to the Series, the Manager will receive the difference as income.

Prepaid and Accrued Expenses

Prepaid expenses consist of prepaid insurance. Accrued expenses includes accrued property taxes, dividends, audit and tax fees, and interest payable on the Series’ mortgage.

Deposits

Deposits classified as assets represent security deposits paid or incurred by the Series. Tenant deposit liabilities represent security deposits received by tenant customers.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. The Series property and equipment includes the cost of the purchased property, including the building and related land. The Company allocates certain capitalized title fees and relevant acquisition expenses to the capitalized costs of the building. All capitalized property costs, except for the value attributable to the land, are depreciated using the straight-line method over the estimated useful life of 27.5 years. Additions and property improvements in excess of $5,000 are capitalized and depreciated using the straight-line method over the estimated useful lives of 5-7 years, while routine repairs and maintenance are charged to expense as incurred. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the statement of comprehensive income.

Impairment of Long-Lived Assets

The Series continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Series assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Series recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell. The Series did not record any impairment losses on long-lived assets for the six-months ended June 30, 2023.

Operating Expenses

The Series is responsible for the costs and expenses attributable to the activities of the Series. The Manager will bear its own expenses of an ordinary nature. If the operating expenses exceed the amount of revenues generated from a Series property and cannot be covered by any operating expense reserves on the balance sheet of the Series, the Manager may (a) pay such operating expenses and not seek reimbursement, in which case the expenses would be recognized by the Series with a credit to contributed capital. (b) loan the amount of the operating expenses to the Series, on which the Manager may impose a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by Series property, and/or (c) cause additional interests to be issued in the Series in order to cover such additional amounts.

Revenue Recognition

The Series adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective at inception using the modified retrospective transition approach applied to all contracts. There were no cumulative impacts that were made. The Series determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied.

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Series expects to be entitled to in exchange for those goods or services. As a practical expedient, the Series does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Series recognizes rental revenue on a monthly basis when earned.

Comprehensive Income (Loss)

The Company and Series follows FASB ASC 220 in reporting comprehensive income. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income (loss), comprehensive income (loss) is equal to net income (loss).

Organizational Costs

In accordance with FASB ASC 720, Organizational Costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

Some Series have elected and qualify to be taxed as a separate real estate investment trust, or REIT, for U.S. federal and state income tax purposes. Therefore, the net incomes (loss) from each Series is passed through to the members these Series and reported on their individual tax returns.

Other Series have elected and are qualified to be taxed as a C corporation.

Each Series that elected to be taxed as a C Corporation uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. Each Series assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Series policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements.

Recently Issued and not yet adopted and adopted accounting pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Series adopted this standard effective January 1, 2023 and it did not have a material impact on their consolidated and consolidating financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and has issued subsequent amendments to this guidance. This new standard will replace all current guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual periods beginning after December 31, 2018. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company and Series has adopted this standard upon inception and it did not have a material impact on their consolidated and consolidating financial statements.

Management does not believe that any other recently issued, but not yet adopted, accounting standards could have a material effect on the accompanying consolidated and consolidating financial statements. As new accounting pronouncements are issued, the Company and Series will adopt those that are applicable under the circumstances.

NOTE 3: GOING CONCERN

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company and Series has a lack of liquidity, nominal cash, and has limited operations since inception. These factors, among others, raise substantial doubt about the ability of the Company and Series to continue as a going concern for a reasonable period of time. The Company and Series’ ability to continue as a going concern in the next twelve months from this filing is dependent upon their ability to continue to generate cash flow from their rental properties and/or obtain financing from the Manager. However, there are no assurance that the Company and Series can continue to generate cash flow from their rental properties or that the Manager will always be in the position to provide funding when needed. The consolidated and consolidating financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company and Series be unable to continue as a going concern.

NOTE 4: PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following:

June 30, 2023

Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
100	$464,472	$154,824	$-	$619,296	$18,297	$600,998
101	479,535	159,845	-	639,380	17,438	621,942
Abbington	361,773	120,591	6,695	489,059	13,155	475,904
Amber	231,434	76,250	-	307,684	14,728	292,956
Apollo	148,028	49,343	-	197,371	5,383	191,988
Aster	192,736	64,093	-	256,829	5,841	250,989
Augusta	224,136	74,712	-	298,848	-	298,848
Avebury	219,734	73,245	-	292,978	9,988	282,990
Avondale	248,780	82,927	-	331,707	-	331,707
Badminton	192,775	63,750	-	256,525	14,020	242,505
Bandelier	229,358	122,465	-	351,823	13,900	337,923
Baron	440,147	142,573	-	582,719	16,005	566,714
Basil	153,138	50,625	-	203,763	11,137	192,626
Bayside	193,863	63,750	-	257,613	13,512	244,101
Bazzel	187,453	62,484	19,530	269,468	7,018	262,450
Bedford	211,603	70,534	-	282,138	8,977	273,160
Bella	231,329	77,110	-	308,439	-	308,439
Belle	332,313	110,771	-	443,084	11,077	432,007
Belvedere	222,829	74,276	-	297,105	-	297,105
Bergenia	-	-	-	-	-	-
Blossom	192,230	64,077	-	256,307	5,825	250,482
Bonneau	253,239	84,413	5,330	342,982	8,473	334,508
Brainerd	219,905	72,500	-	292,405	3,998	288,407
Braxton	244,842	80,875	-	325,717	7,419	318,297
Brennan	171,314	57,105	-	228,419	6,749	221,670
Brooklyn	125,094	41,500	6,328	172,922	2,802	170,120
Burlington	490,374	163,458	-	653,831	17,832	636,000
Butter	286,835	93,724	-	380,558	16,433	364,125
Camino	200,434	66,811	-	267,245	6,681	260,564
Campbell	-	-	-	-	-	-

Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Cawley	237,152	79,051	-	316,203	-	316,203
Centennial	215,425	71,250	-	286,675	15,668	271,007
Chaparral	148,009	49,491	-	197,500	13,288	184,212
Chelsea	232,861	77,620	-	310,481	10,585	299,897
Chester	280,215	93,000	-	373,215	8,491	364,723
Chickamauga	282,098	93,075	-	375,173	5,129	370,044
Chinook	230,186	76,729	-	306,915	-	306,915
Chitwood	289,031	96,344	-	385,375	9,634	375,740
Clover	241,810	80,603	-	322,413	8,060	314,353
Coatbridge	205,145	67,500	-	272,645	14,298	258,347
Collier	268,326	89,442	-	357,769	8,944	348,824
Collinston	159,806	52,500	-	212,306	10,169	202,137
Conway	519,077	171,250	-	690,327	15,730	674,597
Cove	158,950	52,983	-	211,933	963	210,970
Creekside	234,815	78,472	-	313,287	7,827	305,460
Creekwood	218,448	72,375	-	290,823	6,620	284,204
Cumberland	223,247	74,416	-	297,662	6,765	290,897
Cupcake	166,444	54,639	8,000	229,083	11,278	217,804
Cypress	275,692	91,250	-	366,942	7,518	359,424
Daisy	227,590	75,863	-	303,453	7,586	295,867
Davidson	160,008	52,500	-	212,508	9,697	202,810
Dawson	171,298	56,250	5,028	232,575	12,861	219,715
Delta	257,741	85,914	-	343,654	12,496	331,158
Dewberry	143,700	47,500	-	191,200	10,451	180,749
Diablo	195,243	103,950	-	299,193	9,521	289,671
Dogwood	182,125	60,000	-	242,125	6,071	236,054
Dolittle	232,183	76,093	-	308,276	13,368	294,908
Dolly	521,147	173,682	-	694,829	17,372	677,458
Dops	154,480	51,250	-	205,730	2,341	203,389
Dorchester	259,980	86,660	-	346,640	8,666	337,973
Dunbar	243,644	81,215	-	324,859	8,860	315,999
Eagle	203,903	67,968	-	271,871	5,561	266,309
Eastfair	162,575	53,750	-	216,325	11,824	204,501
Elevation	201,118	65,837	-	266,955	14,017	252,938
Ella	197,272	65,757	-	263,030	2,391	260,639
Ellen	-	-	-	-	-	-
Elm	125,176	41,250	-	166,426	8,433	157,993
Emporia	265,811	88,604	-	354,415	12,888	341,527
Ensenada	366,214	196,000	-	562,214	22,221	539,993
Falcon	204,606	67,500	-	272,106	4,960	267,145
Felix	187,146	62,382	-	249,528	-	249,528
Fenwick	226,605	75,535	-	302,140	-	302,140
Folly	235,178	78,393	8,504	322,074	8,831	313,243
Forest	265,264	87,500	-	352,764	19,292	333,472
Foster	236,883	78,961	-	315,843	-	315,843

Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Franklin	225,740	75,247	-	300,987	-	300,987
Gardens	166,712	55,571	-	222,283	7,073	215,210
General	238,814	79,605	-	318,419	-	318,419
Goose	189,997	63,332	-	253,329	5,182	248,147
Grant	244,818	129,500	-	374,318	14,837	359,480
Greenhill	246,644	82,215	-	328,858	11,959	316,900
Gretal	341,305	112,500	-	453,805	8,274	445,531
Grove	170,579	56,860	13,000	240,439	9,620	230,819
Hadden	166,460	55,487	-	221,947	8,071	213,876
Hansard	229,327	75,709	-	305,035	3,475	301,561
Hansel	305,996	101,999	-	407,994	8,345	399,649
Harrison	346,265	115,000	-	461,265	10,493	450,772
Henry	325,137	108,379	-	433,516	10,838	422,678
Heritage	220,017	73,339	5,056	298,412	9,679	288,733
Heron	216,890	72,297	5,305	294,492	9,605	284,887
Highland	216,811	72,270	-	289,081	7,227	281,854
Hines	193,050	64,350	8,950	266,350	7,020	259,330
Holcomb	268,238	89,413	-	357,651	9,754	347,896
Holland	160,008	52,500	-	212,508	10,182	202,325
Hollandaise	276,552	92,184	-	368,736	12,571	356,165
Holloway	256,950	85,000	-	341,950	18,687	323,263
Inglewood	514,831	169,750	-	684,581	15,601	668,980
Jack	313,439	104,480	13,564	431,482	14,013	417,469
Jake	445,114	148,371	-	593,485	16,186	577,299
Jefferson	207,755	68,441	-	276,196	3,148	273,048
Jill	302,035	101,838	-	403,872	9,153	394,720
Johnny	442,591	147,497	-	590,089	14,753	575,336
June	442,591	147,497	-	590,089	14,753	575,336
Jupiter	159,802	52,500	-	212,302	10,169	202,133
Kawana	208,216	69,405	-	277,621	9,464	268,156
Kennesaw	321,006	107,002	-	428,008	10,700	417,307
Kenny	521,147	173,682	-	694,829	17,372	677,458
KerriAnn	257,713	85,000	-	342,713	15,619	327,094
Kessler	195,429	65,143	5,526	266,098	7,527	258,570
Kingsley	238,075	78,750	-	316,825	17,161	299,664
Kirkwood	197,564	65,855	-	263,419	7,783	255,636
Korin	210,256	69,716	-	279,972	3,823	276,149
Lallie	280,725	92,500	-	373,225	20,462	352,763
Lanier	285,656	95,219	-	380,875	11,253	369,622
Lannister	132,923	44,308	6,100	183,331	6,765	176,566
Latte	275,597	91,866	-	367,463	9,187	358,276
Lennox	163,783	53,750	-	217,533	11,415	206,118
Lierly	161,250	53,750	-	215,000	14,333	200,667
Lily	380,574	126,250	31,533	538,356	26,320	512,036
Limestone	221,258	72,500	-	293,758	14,080	279,677
Litton	242,715	80,000	-	322,715	4,413	318,302
Longwoods	203,601	67,867	-	271,468	-	271,468
Lookout	260,780	86,927	-	347,707	9,483	338,224
Loretta	518,678	171,250	-	689,928	15,718	674,211
Louis	203,538	67,846	-	271,384	-	271,384
Louise	208,392	69,464	-	277,856	8,841	269,015

Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Lovejoy	222,438	74,146	-	296,584	10,111	286,473
Luna	162,575	53,750	-	216,325	11,824	204,501
Lurleen	165,449	55,150	10,401	230,999	4,414	226,586
Madison	155,520	51,840	-	207,360	5,655	201,705
Mae	267,516	89,172	-	356,688	8,917	347,771
Magnolia	189,690	63,230	7,050	259,970	8,883	251,087
Malbec	241,344	80,225	-	321,568	18,746	302,822
Mammoth	257,706	85,902	-	343,608	10,933	332,675
Marcelo	215,116	71,705	-	286,822	6,519	280,303
Marie	241,848	79,625	-	321,473	3,664	317,808
Marietta	228,678	76,807	-	305,485	7,623	297,862
Marion	192,484	64,161	-	256,645	-	256,645
Marple	132,652	44,217	-	176,869	-	176,869
Martell	196,472	65,491	-	261,963	-	261,963
Mary	205,277	68,426	-	273,703	-	273,703
Matchingham	160,191	52,273	-	212,463	9,709	202,755
McGregor	227,254	75,751	-	303,005	8,952	294,052
McLovin	343,044	183,750	-	526,794	18,656	508,137
Meadow	242,548	80,000	-	322,548	15,435	307,113
Mimosa	159,969	53,750	-	213,719	3,939	209,780
Mojave	178,180	58,500	8,000	244,680	12,641	232,039
Murphy	224,701	73,612	-	298,312	12,937	285,375
Mycroft	135,657	45,219	-	180,876	-	180,876
Nugget	423,141	141,047	-	564,188	15,387	548,801
Odessa	403,261	133,750	-	537,011	25,662	511,349
Olive	175,139	57,500	5,044	237,683	13,131	224,552
Oly	344,549	184,100	-	528,649	19,842	508,807
Onyx	245,598	81,866	-	327,464	-	327,464
Oscar	188,729	62,910	-	251,638	-	251,638
Osceola	211,769	70,590	-	282,359	-	282,359
Osprey	264,002	88,001	6,901	358,903	10,180	348,723
Otoro	296,828	98,943	-	395,771	12,593	383,178
Palmer	220,930	73,643	-	294,574	-	294,574
Patrick	158,368	52,551	6,319	217,239	14,127	203,112
Peanut	163,038	54,346	-	217,385	6,917	210,468
Pearl	412,412	137,471	-	549,882	14,997	534,885
Pecan	157,052	52,124	-	209,176	13,804	195,372
Piedmont	289,947	97,027	-	386,974	9,665	377,310
Pinot	243,611	81,054	-	324,665	18,923	305,742
Pioneer	431,448	143,816	15,000	590,263	14,382	575,882
Plumtree	151,745	50,738	-	202,483	13,776	188,707
Point	288,748	96,249	-	384,997	11,375	373,622
Porthos	228,114	76,038	-	304,152	-	304,152
Quincy	413,303	137,768	-	551,071	13,777	537,294
Redondo	236,941	78,750	-	315,691	5,026	310,665
Regency	208,617	68,750	-	277,367	3,161	274,206
Reginald	329,750	108,750	8,200	446,700	11,222	435,477
Reynolds	324,775	108,258	-	433,033	10,826	422,207
Ribbonwalk	241,740	80,000	-	321,740	14,651	307,089
Richardson	237,659	78,750	-	316,409	7,202	309,207

Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Ridge	164,536	54,000	-	218,536	11,468	207,068
Ritter	381,271	127,090	-	508,362	13,864	494,497
River	201,388	66,250	-	267,638	14,036	253,602
Riverwalk	298,504	99,501	-	398,005	9,950	388,055
Rooney	243,218	129,500	-	372,718	14,740	357,977
Roseberry	248,204	81,250	-	329,454	16,547	312,907
Rosewood	204,541	68,180	-	272,722	8,058	264,664
Roxy	246,352	82,117	-	328,469	9,705	318,764
Saddlebred	357,856	118,750	17,602	494,208	26,740	467,468
Saint	208,509	112,274	-	320,783	10,110	310,674
Sajni	226,838	75,613	14,142	316,592	3,457	313,136
Salem	241,306	80,225	-	321,531	18,744	302,787
Salinas	172,670	57,557	-	230,227	2,093	228,134
Saturn	163,562	53,750	6,480	223,792	11,155	212,637
Scepter	178,069	94,500	-	272,569	10,792	261,777
Sequoyah	187,039	62,000	-	249,039	3,401	245,638
Shallowford	272,709	90,500	-	363,209	8,287	354,922
Shoreline	234,300	77,500	-	311,800	16,330	295,470
Sigma	292,989	96,250	-	389,239	15,981	373,258
Simon	218,698	72,899	-	291,597	-	291,597
Sims	206,196	68,732	-	274,929	-	274,929
Soapstone	165,000	55,000	-	220,000	14,667	205,333
Sodalis	218,882	72,961	-	291,842	7,296	284,546
Spencer	227,685	75,000	-	302,685	16,627	286,058
Splash	163,770	53,750	-	217,520	12,903	204,617
Spring	187,077	62,359	-	249,436	6,236	243,200
Stonebriar	153,288	51,096	-	204,385	6,039	198,346
Sugar	235,235	77,500	-	312,735	16,404	296,331
Summerset	192,776	63,750	-	256,526	14,020	242,505
Sundance	238,965	78,750	7,575	325,290	6,079	319,211
Sunnyside	167,162	55,721	-	222,882	2,533	220,349
Swift	259,781	86,594	5,641	352,015	11,362	340,653
Taylor	173,433	58,010	5,354	236,796	6,673	230,123
Terracotta	208,259	112,139	-	320,398	8,835	311,562
Theodore	217,070	72,357	-	289,427	-	289,427
Tulip	239,969	79,990	-	319,959	10,181	309,778
Tuscan	244,164	80,225	-	324,389	18,941	305,447
Tuscarora	252,508	83,998	-	336,505	3,826	332,679
Tuxford	198,079	66,026	-	264,106	9,004	255,102
Vernon	199,031	64,942	-	263,973	13,872	250,101
Walton	226,775	75,592	-	302,367	7,559	294,808
Wave	252,771	84,590	-	337,362	11,490	325,872
Weldon	159,806	52,500	-	212,306	10,169	202,137
Wellington	306,669	101,250	6,650	414,569	9,847	404,722
Wentworth	172,251	56,550	8,000	236,801	12,257	224,544
Wescott	207,088	69,029	-	276,118	7,530	268,587
Westchester	257,791	85,000	-	342,791	17,967	324,824
Wildwood	166,727	55,576	-	222,303	6,568	215,735
Willow	221,118	73,250	-	294,368	6,701	287,668
Wilson	289,478	96,830	5,795	392,103	10,649	381,455
Windsor	264,500	87,500	-	352,000	18,435	333,565
Winston	248,565	82,855	-	331,420	7,532	323,888
Wisteria	224,188	74,729	-	298,918	9,511	289,407
Consolidated	$54,812,800	$18,717,454	$292,602	$73,822,856	$2,177,102	$71,645,754

June 30, 2022

Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
100	$465,546	$153,750	$-	$619,296	$1,407	$617,888
101	480,630	158,750	-	639,380	-	$639,380
Abbington	362,364	120,000	-	482,364	-	$482,364
Amber	231,434	76,250	-	307,684	6,312	$301,372
Apollo	148,621	48,750	-	197,371	-	$197,371
Avebury	219,734	73,245	-	292,978	1,998	$290,980
Badminton	192,775	63,750	-	256,525	7,010	$249,515
Bandelier	229,358	122,465	-	351,823	5,560	$346,263
Baron	440,219	142,500	-	582,719	-	$582,719
Basil	153,138	50,625	-	203,763	5,569	$198,194
Bayside	193,863	63,750	-	257,613	6,462	$251,150
Bazzel	207,343	62,125	-	269,468	568	$268,900
Bedford	211,603	70,534	-	282,138	1,924	$280,214
Burlington	490,456	163,375	-	653,831	-	$653,831
Butter	286,835	93,724	-	380,558	6,054	$374,504
Centennial	215,425	71,250	-	286,675	7,835	$278,840
Chaparral	148,009	49,491	-	197,500	7,889	$189,611
Chelsea	232,861	77,620	-	310,481	2,117	$308,364
Clover	249,953	82,500	-	332,453	-	$332,453
Coatbridge	205,145	67,500	-	272,645	6,838	$265,807
Collier	269,019	88,750	-	357,769	-	$357,769
Collinston	159,806	52,500	-	212,306	4,358	$207,948
Cupcake	174,444	54,639	-	229,083	4,785	$224,298
Davidson	160,008	52,500	-	212,508	3,879	$208,629
Dawson	171,298	56,250	-	227,548	5,710	$221,838
Delta	257,741	85,914	-	343,654	3,099	$340,555
Dewberry	143,700	47,500	-	191,200	5,225	$185,974
Diablo	195,243	103,950	-	299,193	3,571	$295,622
Dogwood	182,125	60,000	-	242,125	-	$242,125
Dolittle	232,183	76,093	-	308,276	4,925	$303,351
Dorchester	260,390	86,250	-	346,640	788	$345,852
Dunbar	244,359	80,500	-	324,859	-	$324,859
Eastfair	162,575	53,750	-	216,325	5,912	$210,413
Elevation	201,118	65,837	-	266,955	6,704	$260,251
Elm	125,176	41,250	-	166,426	3,833	$162,592
Emporia	265,811	88,604	-	354,415	3,188	$351,227
Ensenada	366,214	196,000	-	562,214	8,888	$553,326
Folly	235,570	78,000	-	313,570	713	$312,858
Forest	265,264	87,500	-	352,764	9,646	$343,118
Gardens	167,308	54,975	-	222,283	1,010	$221,272
Grant	244,818	129,500	-	374,318	5,935	$368,383
Greenhill	246,644	82,215	-	328,858	3,006	$325,852
Grove	171,189	56,250	-	227,439	1,034	$226,405
Hadden	166,460	55,487	-	221,947	2,036	$219,911
Heritage	220,856	72,500	-	293,356	667	$292,689
Heron	217,437	71,750	-	289,187	657	$288,530
Hines	193,650	63,750	-	257,400	-	$257,400
Holcomb	268,901	88,750	-	357,651	-	$357,651

Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Holland	160,008	52,500	-	212,508	4,364	$208,144
Hollandaise	276,552	92,184	-	368,736	2,514	$366,222
Holloway	256,950	85,000	-	341,950	9,344	$332,606
Jack	314,480	103,439	-	417,918	1,900	$416,019
Jake	445,185	148,300	-	593,485	-	$593,485
Johnny	443,839	146,250	-	590,089	1,341	$588,748
June	443,839	146,250	-	590,089	1,341	$588,748
Jupiter	159,802	52,500	-	212,302	4,358	$207,944
Kawana	208,216	69,405	-	277,621	1,893	$275,728
Kennesaw	321,758	106,250	-	428,008	973	$427,035
KerriAnn	257,713	85,000	-	342,713	6,248	$336,465
Kingsley	238,075	78,750	-	316,825	8,580	$308,245
Kirkwood	198,419	65,000	-	263,419	599	$262,820
Lallie	280,725	92,500	-	373,225	10,231	$362,994
Lanier	286,625	94,250	-	380,875	866	$380,009
Lannister	133,481	43,750	-	177,231	610	$176,621
Latte	276,213	91,250	-	367,463	-	$367,463
Lennox	163,783	53,750	-	217,533	5,459	$212,074
Lierly	161,250	53,750	-	215,000	8,470	$206,530
Lily	412,106	126,250	-	538,356	10,379	$527,977
Limestone	221,258	72,500	-	293,758	6,034	$287,723
Lookout	261,457	86,250	-	347,707	-	$347,707
Louise	209,106	68,750	-	277,856	1,263	$276,593
Lovejoy	222,438	74,146	-	296,584	2,005	$294,579
Luna	162,575	53,750	-	216,325	5,912	$210,413
Madison	156,110	51,250	-	207,360	-	$207,360
Magnolia	190,420	62,500	-	252,920	575	$252,345
Malbec	241,344	80,225	-	321,568	9,970	$311,598
Mammoth	258,608	85,000	-	343,608	1,562	$342,046
Matchingham	160,191	52,273	-	212,463	3,883	$208,580
McGregor	228,005	75,000	-	303,005	689	$302,316
McLovin	343,044	183,750	-	526,794	6,219	$520,575
Meadow	242,548	80,000	-	322,548	6,615	$315,933
Mojave	186,180	58,500	-	244,680	5,148	$239,532
Murphy	224,701	73,612	-	298,312	4,766	$293,546
Nugget	423,688	140,500	-	564,188	-	$564,188
Odessa	403,261	133,750	-	537,011	10,998	$526,013
Olive	175,139	57,500	-	232,639	5,838	$226,801
Oly	344,549	184,100	-	528,649	7,311	$521,337
Osprey	264,502	87,500	-	352,002	-	$352,002
Otoro	297,771	98,000	-	395,771	1,953	$393,818
Patrick	158,368	52,551	-	210,919	8,144	$202,775
Peanut	163,635	53,750	-	217,385	988	$216,396
Pearl	413,382	136,500	-	549,882	-	$549,882

Series	Building	Land	Property Improvements	Total	Less: Accumulated Depreciation	Property and equipment, net
Pecan	157,052	52,124	-	209,176	8,079	$201,097
Pinot	243,611	81,054	-	324,665	10,064	$314,600
Pioneer	446,563	143,700	-	590,263	1,307	$588,956
Plumtree	151,745	50,738	-	202,483	8,241	$194,242
Point	289,372	95,625	-	384,997	875	$384,122
Reynolds	325,533	107,500	-	433,033	-	$433,033
Ribbonwalk	241,740	80,000	-	321,740	5,860	$315,880
Ridge	164,536	54,000	-	218,536	5,484	$213,052
Ritter	381,362	127,000	-	508,362	-	$508,362
River	201,388	66,250	-	267,638	6,713	$260,925
Riverwalk	299,255	98,750	-	398,005	905	$397,101
Rooney	243,218	129,500	-	372,718	5,896	$366,821
Roseberry	248,204	81,250	-	329,454	7,521	$321,932
Rosewood	205,222	67,500	-	272,722	-	$272,722
Roxy	247,219	81,250	-	328,469	747	$327,722
Saddlebred	357,856	118,750	-	476,606	11,302	$465,305
Saint	208,509	112,274	-	320,783	2,536	$318,248
Salem	241,306	80,225	-	321,531	9,969	$311,562
Saturn	170,042	53,750	-	223,792	5,187	$218,604
Scepter	178,069	94,500	-	272,569	4,317	$268,252
Shoreline	234,300	77,500	-	311,800	8,520	$303,280
Sigma	292,989	96,250	-	389,239	5,327	$383,912
Soapstone	165,000	55,000	-	220,000	8,667	$211,333
Spencer	227,685	75,000	-	302,685	8,313	$294,372
Splash	163,770	53,750	-	217,520	6,948	$210,572
Stonebriar	153,885	50,500	-	204,385	465	$203,920
Sugar	235,235	77,500	-	312,735	7,846	$304,889
Summerset	192,776	63,750	-	256,526	7,010	$249,515
Swift	259,875	86,500	-	346,375	787	$345,587
Terracotta	208,259	112,139	-	320,398	1,262	$319,136
Tulip	240,709	79,250	-	319,959	1,454	$318,504
Tuscan	244,164	80,225	-	324,389	10,063	$314,326
Tuxford	198,079	66,026	-	264,106	1,801	$262,305
Vernon	199,031	64,942	-	263,973	4,222	$259,751
Walton	227,367	75,000	-	302,367	-	$302,367
Wave	252,771	84,590	-	337,362	2,307	$335,055
Weldon	159,806	52,500	-	212,306	4,358	$207,948
Wentworth	180,251	56,550	-	236,801	4,980	$231,822
Wescott	207,993	68,125	-	276,118	-	$276,118
Westchester	257,791	85,000	-	342,791	8,593	$334,198
Wildwood	167,303	55,000	-	222,303	505	$221,797
Windsor	264,500	87,500	-	352,000	8,817	$343,183
Wisteria	224,819	74,099	-	298,918	1,359	$297,559
Consolidated	$32,686,064	$11,283,335	$-	$43,969,399	$525,058	$43,444,342

Depreciation expense was $2,177,102 for the six months ended June 30, 2023 and $525,058 for the six months ended June 30, 2022.

NOTE 5: MORTGAGE PAYABLE, NET

The Series have mortgages with Arvest Bank, Certain Lending and Arrived Holdings, Inc. The following is a summary of the mortgages by each Series as of June 30, 2023 and 2022:

JUNE 30, 2023

Series	Lender	Mortgage Principal	Financing Strategy	Term	Interest Only Period	Interest Rate
100	Cash no Lender	$-	Cash	Cash
101	Cash no Lender	-	Cash	Cash
Abbington	Cash no Lender	-	Cash	Cash
Amber	Certain Lending	200,830	Term	30	7	3.875%
Apollo	Certain Lending	136,500	Term	30	7	5.625%
Aster	Certain Lending	127,500	Term	30	7	6.625%
Augusta	Cash no Lender	-	Cash	Cash
Avebury	Certain Lending	203,000	Term	30	7	3.875%
Avondale	Cash no Lender	-	Cash	Cash
Badminton	Certain Lending	174,200	Term	30	5	4.625%
Bandelier	Certain Lending	244,930	Term	30	7	3.875%
Baron	Cash no Lender	-	Cash	Cash
Basil	Certain Lending	131,625	Term	30	5	4.625%
Bayside	Certain Lending	165,750	Term	30	7	4.625%
Bazzel	Cash no Lender	-	Cash	Cash
Bedford	Certain Lending	196,000	Term	30	7	3.875%
Bella	Cash no Lender	-	Cash	Cash
Belle	Cash no Lender	-	Cash	Cash	0
Belvedere	Cash no Lender	-	Cash	Cash
Bergenia	Cash no Lender	-	Cash	Cash
Blossom	Cash no Lender	-	Cash	Cash	0
Bonneau	Cash no Lender	-	Cash	Cash	0
Brainerd	Arrived Holdings	145,000	Term	30	5
Braxton	Cash no Lender	-	Cash	Cash	0
Brennan	Certain Lending	157,500	Term	30	7	5.625%
Brooklyn	Arrived Holdings	83,000	Term	30	5
Burlington	Cash no Lender	-	Cash	Cash
Butter	Certain Lending	262,426	Term	30	7	3.875%
Camino	Cash no Lender	-	Cash	Cash	0
Campbell	Cash no Lender	-	Cash	Cash	0
Cawley	Cash no Lender	-	Cash	Cash
Centennial	Certain Lending	190,000	Term	30	5	4.625%
Chaparral	Arvest Bank	104,310	Term	10	5	4.000%
Chelsea	Certain Lending	215,492	Term	30	7	3.875%
Chester	Certain Lending	186,000	Term	30	7	6.625%
Chickamauga	Cash no Lender	-	Cash	Cash	0
Chinook	Cash no Lender	-	Cash	Cash
Chitwood	Cash no Lender	-	Cash	Cash	0
Clover	Cash no Lender	-	Cash	Cash
Coatbridge	Certain Lending	175,500	Term	30	5	4.625%
Collier	Cash no Lender	-	Cash	Cash
Collinston	Certain Lending	136,500	Term	30	5	3.875%
Conway	Cash no Lender	-	Cash	Cash	0
Cove	Cash no Lender	-	Cash	Cash

Series	Lender	Mortgage Principal	Financing Strategy	Term	Interest Only Period	Interest Rate
Creekside	Cash no Lender	-	Cash	Cash	0
Creekwood	Certain Lending	144,750	Term	30	7	6.625%
Cumberland	Cash no Lender	-	Cash	Cash	0
Cupcake	Certain Lending	152,989	Term	30	7	3.875%
Cypress	Certain Lending	182,500	Term	30	7	6.625%
Daisy	Cash no Lender	-	Cash	Cash	0
Davidson	Certain Lending	147,000	Term	30	7	3.875%
Dawson	Certain Lending	146,250	Term	30	5	4.625%
Delta	Certain Lending	226,800	Term	30	7	3.875%
Dewberry	Certain Lending	121,225	Term	30	5	4.625%
Diablo	Certain Lending	207,900	Term	30	7	3.875%
Dogwood	Cash no Lender	-	Cash	Cash
Dolittle	Certain Lending	207,577	Term	30	7	3.875%
Dolly	Cash no Lender	-	Cash	Cash	0
Dops	Cash no Lender	-	Cash	Cash	0
Dorchester	Cash no Lender	-	Cash	Cash
Dunbar	Cash no Lender	-	Cash	Cash
Eagle	Certain Lending	135,000	Term	30	7	6.625%
Eastfair	Certain Lending	150,000	Term	30	5	4.625%
Elevation	Certain Lending	172,250	Term	30	5	4.625%
Ella	Cash no Lender	-	Cash	Cash
Ellen	Cash no Lender	-	Cash	Cash
Elm	Certain Lending	107,250	Term	30	5	4.625%
Emporia	Certain Lending	245,000	Term	30	7	3.875%
Ensenada	Certain Lending	392,000	Term	30	7	3.875%
Falcon	Certain Lending	135,000	Term	30	7	6.625%
Felix	Cash no Lender	-	Cash	Cash
Fenwick	Cash no Lender	-	Cash	Cash
Folly	Cash no Lender	-	Cash	Cash
Forest	Certain Lending	227,500	Term	30	5	4.625%
Foster	Cash no Lender	-	Cash	Cash
Franklin	Cash no Lender	-	Cash	Cash
Gardens	Certain Lending	136,500	Term	30	7	4.750%
General	Cash no Lender	-	Cash	Cash
Goose	Certain Lending	125,750	Term	30	7	6.625%
Grant	Certain Lending	259,000	Term	30	7	3.875%
Greenhill	Certain Lending	227,784	Term	30	7	3.875%
Gretal	Cash no Lender	-	Cash	Cash	0
Grove	Certain Lending	157,500	Term	30	7	4.750%
Hadden	Certain Lending	143,500	Term	30	7	3.875%
Hansard	Cash no Lender	-	Cash	Cash	0
Hansel	Certain Lending	201,995	Term	30	7	6.625%
Harrison	Certain Lending	230,000	Term	30	7	6.625%
Henry	Cash no Lender	-	Cash	Cash	0
Heritage	Certain Lending	203,000	Term	30	7	4.750%
Heron	Certain Lending	200,900	Term	30	7	4.750%
Highland	Cash no Lender	-	Cash	Cash	0
Hines	Cash no Lender	-	Cash	Cash

Series	Lender	Mortgage Principal	Financing Strategy	Term	Interest Only Period	Interest Rate
Holcomb	Cash no Lender	-	Cash	Cash
Holland	Certain Lending	147,000	Term	30	5	4.625%
Hollandaise	Certain Lending	255,500	Term	30	7	3.875%
Holloway	Certain Lending	221,000	Term	30	5	4.625%
Inglewood	Cash no Lender	-	Cash	Cash	0
Jack	Certain Lending	289,629	Term	30	7	4.375%
Jake	Cash no Lender	-	Cash	Cash
Jefferson	Cash no Lender	-	Cash	Cash	0
Jill	Certain Lending	201,320	Term	30	7	6.625%
Johnny	Certain Lending	-	Cash	Cash	1	11.500%
June	Certain Lending	-	Cash	Cash	1	11.500%
Jupiter	Certain Lending	139,750	Term	30	5	4.625%
Kawana	Certain Lending	192,500	Term	30	7	3.875%
Kennesaw	Cash no Lender	-	Cash	Cash
Kenny	Cash no Lender	-	Cash	Cash	0
KerriAnn	Certain Lending	238,000	Term	30	7	3.875%
Kessler	Certain Lending	128,500	Term	30	7	6.625%
Kingsley	Certain Lending	215,000	Term	30	5	4.625%
Kirkwood	Certain Lending	182,000	Term	30	7	4.750%
Korin	Cash no Lender	-	Cash	Cash	0
Lallie	Certain Lending	240,500	Term	30	5	4.625%
Lanier	Certain Lending	263,900	Term	30	7	4.750%
Lannister	Certain Lending	115,500	Term	30	7	6.125%
Latte	Cash no Lender	-	Cash	Cash
Lennox	Certain Lending	139,750	Term	30	5	4.625%
Lierly	Arvest Bank	131,100	Term	10	5	4.000%
Lily	Certain Lending	311,500	Term	30	7	3.875%
Limestone	Certain Lending	203,000	Term	30	5	3.875%
Litton	Arrived Holdings	160,000	Term	30	5	5.950%
Longwoods	Cash no Lender	-	Cash	Cash
Lookout	Cash no Lender	-	Cash	Cash
Loretta	Cash no Lender	-	Cash	Cash	0
Louis	Cash no Lender	-	Cash	Cash
Louise	Certain Lending	182,000	Term	30	7	4.375%
Lovejoy	Certain Lending	205,100	Term	30	7	3.875%
Luna	Certain Lending	150,000	Term	30	5	4.625%
Lurleen	Arrived Holdings	110,000	Term	30	5	6.990%
Madison	Certain Lending	102,500	Term	30	7	6.000%
Mae	Cash no Lender	-	Cash	Cash	0
Magnolia	Certain Lending	175,000	Term	30	7	5.625%
Malbec	Certain Lending	208,585	Term	30	5	4.625%
Mammoth	Certain Lending	238,000	Term	30	7	4.750%
Marcelo	Cash no Lender	-	Cash	Cash	0
Marie	Cash no Lender	-	Cash	Cash	0
Marietta	Certain Lending	152,113	Term	30	7	6.625%
Marion	Cash no Lender	-	Cash	Cash
Marple	Cash no Lender	-	Cash	Cash
Martell	Cash no Lender	-	Cash	Cash
Mary	Cash no Lender	-	Cash	Cash
Matchingham	Certain Lending	146,364	Term	30	7	3.875%
McGregor	Cash no Lender	-	Cash	Cash
McLovin	Certain Lending	367,500	Term	30	7	3.875%
Meadow	Certain Lending	214,900	Term	30	7	3.875%
Mimosa	Arrived Holdings	107,500	Term	30	5	6.625%

Series	Lender	Mortgage Principal	Financing Strategy	Term	Interest Only Period	Interest Rate
Mojave	Certain Lending	163,800	Term	30	7	3.875%
Murphy	Certain Lending	207,270	Term	30	7	3.875%
Mycroft	Cash no Lender	-	Cash	Cash
Nugget	Cash no Lender	-	Cash	Cash
Odessa	Certain Lending	374,500	Term	30	7	3.875%
Olive	Certain Lending	126,100	Term	30	5	4.625%
Oly	Certain Lending	368,200	Term	30	7	3.875%
Onyx	Cash no Lender	-	Cash	Cash
Oscar	Cash no Lender	-	Cash	Cash
Osceola	Cash no Lender	-	Cash	Cash
Osprey	Cash no Lender	-	Cash	Cash
Otoro	Certain Lending	274,400	Term	30	7	3.875%
Palmer	Cash no Lender	-	Cash	Cash
Patrick	Arvest Bank	108,300	Term	10	5	4.000%
Peanut	Certain Lending	147,000	Term	30	7	4.750%
Pearl	Cash no Lender	-	Cash	Cash
Pecan	Arvest Bank	112,860	Term	10	5	4.000%
Piedmont	Certain Lending	192,500	Term	30	7	6.625%
Pinot	Certain Lending	210,740	Term	30	5	4.625%
Pioneer	Cash no Lender	-	Cash	Cash
Plumtree	Arvest Bank	111,150	Term	10	5	4.000%
Point	Certain Lending	267,750	Term	30	7	4.750%
Porthos	Cash no Lender	-	Cash	Cash
Quincy	Cash no Lender	-	Cash	Cash	0
Redondo	Arrived Holdings	157,500	Term	30	5	6.625%
Regency	Arrived Holdings	137,500	Term	30	5	6.990%
Reginald	Cash no Lender	-	Cash	Cash	0
Reynolds	Cash no Lender	-	Cash	Cash
Ribbonwalk	Certain Lending	224,000	Term	30	7	3.875%
Richardson	Cash no Lender	-	Cash	Cash	0
Ridge	Certain Lending	140,400	Term	30	5	4.625%
Ritter	Cash no Lender	-	Cash	Cash
River	Certain Lending	172,250	Term	30	5	4.625%
Riverwalk	Cash no Lender	-	Cash	Cash
Rooney	Certain Lending	259,000	Term	30	7	3.875%
Roseberry	Certain Lending	211,250	Term	30	5	4.625%
Rosewood	Certain Lending	189,000	Term	30	7	4.750%
Roxy	Certain Lending	220,500	Term	30	7	4.750%
Saddlebred	Certain Lending	332,500	Term	30	5	3.875%
Saint	Certain Lending	211,992	Term	30	7	3.875%
Sajni	Cash no Lender	-	Cash	Cash
Salem	Certain Lending	212,550	Term	30	5	4.625%
Salinas	Cash no Lender	-	Cash	Cash
Saturn	Certain Lending	139,750	Term	30	5	4.625%
Scepter	Certain Lending	189,000	Term	30	5	3.875%
Sequoyah	Arrived Holdings	124,000	Term	30	5	6.490%
Shallowford	Certain Lending	181,000	Term	30	7	6.625%
Shoreline	Certain Lending	211,900	Term	30	5	4.625%

Series	Lender	Mortgage Principal	Financing Strategy	Term	Interest Only Period	Interest Rate
Sigma	Certain Lending	269,500	Term	30	7	3.875%
Simon	Cash no Lender	-	Cash	Cash
Sims	Cash no Lender	-	Cash	Cash
Soapstone	Arvest Bank	128,250	Term	10	5	4.000%
Sodalis	Cash no Lender	-	Cash	Cash	0
Spencer	Certain Lending	195,000	Term	30	5	4.625%
Splash	Arvest Bank	122,500	Term	10	5	4.000%
Spring	Cash no Lender	-	Cash	Cash	0
Stonebriar	Certain Lending	134,400	Term	30	7	4.750%
Sugar	Certain Lending	201,500	Term	30	5	4.625%
Summerset	Certain Lending	165,750	Term	30	5	4.625%
Sundance	Arrived Holdings	157,500	Term	30	5	6.625%
Sunnyside	Cash no Lender	-	Cash	Cash	0
Swift	Cash no Lender	-	Cash	Cash
Taylor	Certain Lending	115,000	Term	30	7	6.625%
Terracotta	Certain Lending	222,600	Term	30	7	3.875%
Theodore	Cash no Lender	-	Cash	Cash
Tulip	Certain Lending	221,900	Term	30	7	4.750%
Tuscan	Arvest Bank	181,480	Term	10	5	4.000%
Tuscarora	Cash no Lender	-	Cash	Cash	0
Tuxford	Certain Lending	178,500	Term	30	7	3.875%
Vernon	Certain Lending	181,837	Term	30	7	3.875%
Walton	Certain Lending	-	Cash	1	1	11.500%
Wave	Certain Lending	224,000	Term	30	7	3.875%
Weldon	Certain Lending	136,500	Term	30	5	3.875%
Wellington	Cash no Lender	-	Cash	Cash	0
Wentworth	Certain Lending	158,340	Term	30	7	3.875%
Wescott	Certain Lending	136,250	Term	30	7	6.125%
Westchester	Certain Lending	198,900	Term	30	5	4.625%
Wildwood	Certain Lending	110,000	Term	30	7	5.500%
Willow	Cash no Lender	-	Cash	Cash	0
Wilson	Cash no Lender	-	Cash	Cash	0
Windsor	Certain Lending	227,500	Term	30	5	4.625%
Winston	Cash no Lender	-	Cash	Cash	0
Wisteria	Certain Lending	207,477	Term	30	7	4.750%

		$24,211,338

JUNE 30, 2022

Series	Lender	Mortgage Principal	Financing Strategy	Term	Interest Only Period	Interest Rate
100	Cash no Lender	$-	Cash	Cash
101	Cash no Lender	-	Cash	Cash
Abbington	Cash no Lender	-	Cash	Cash
Amber	Certain Lending	200,830	Term	30	7	3.875%
Apollo	Certain Lending	136,500	Term	30	7	5.625%
Avebury	Certain Lending	203,000	Term	30	7	3.875%
Badminton	Certain Lending	174,200	Term	30	5	4.625%
Bandelier	Certain Lending	244,930	Term	30	7	3.875%
Baron	Cash no Lender	-	Cash	Cash
Basil	Certain Lending	131,625	Term	30	5	4.625%
Bayside	Certain Lending	165,750	Term	30	7	4.625%
Bazzel	Cash no Lender	-	Cash	Cash
Bedford	Certain Lending	196,000	Term	30	7	3.875%
Burlington	Cash no Lender	-	Cash	Cash
Butter	Certain Lending	262,426	Term	30	7	3.875%
Centennial	Certain Lending	190,000	Term	30	5	4.625%
Chaparral	Arvest Bank	104,310	Term	10	5	4.000%
Chelsea	Certain Lending	215,492	Term	30	7	3.875%
Clover	Cash no Lender	-	Cash	Cash
Coatbridge	Certain Lending	175,500	Term	30	5	4.625%
Collier	Cash no Lender	-	Cash	Cash
Collinston	Certain Lending	136,500	Term	30	5	3.875%
Cupcake	Certain Lending	152,989	Term	30	7	3.875%
Davidson	Certain Lending	147,000	Term	30	7	3.875%
Dawson	Certain Lending	146,250	Term	30	5	4.625%
Delta	Certain Lending	226,800	Term	30	7	3.875%
Dewberry	Certain Lending	121,225	Term	30	5	4.625%
Diablo	Certain Lending	207,900	Term	30	7	3.875%
Dogwood	Cash no Lender	-	Cash	Cash
Dolittle	Certain Lending	207,577	Term	30	7	3.875%
Dorchester	Cash no Lender	-	Cash	Cash
Dunbar	Cash no Lender	-	Cash	Cash
Eastfair	Certain Lending	150,000	Term	30	5	4.625%
Elevation	Certain Lending	172,250	Term	30	5	4.625%
Elm	Certain Lending	107,250	Term	30	5	4.625%
Emporia	Certain Lending	245,000	Term	30	7	3.875%
Ensenada	Certain Lending	392,000	Term	30	7	3.875%
Folly	Cash no Lender	-	Cash	Cash
Forest	Certain Lending	227,500	Term	30	5	4.625%
Gardens	Certain Lending	136,500	Term	30	7	4.750%
Grant	Certain Lending	259,000	Term	30	7	3.875%
Greenhill	Certain Lending	227,784	Term	30	7	3.875%

Series	Lender	Mortgage Principal	Financing Strategy	Term	Interest Only Period	Interest Rate
Grove	Certain Lending	157,500	Term	30	7	4.750%
Hadden	Certain Lending	143,500	Term	30	7	3.875%
Heritage	Certain Lending	203,000	Term	30	7	4.750%
Heron	Certain Lending	200,900	Term	30	7	4.750%
Hines	Cash no Lender	-	Cash	Cash
Holcomb	Cash no Lender	-	Cash	Cash
Holland	Certain Lending	147,000	Term	30	5	4.625%
Hollandaise	Certain Lending	255,500	Term	30	7	3.875%
Holloway	Certain Lending	221,000	Term	30	5	4.625%
Jack	Certain Lending	289,629	Term	30	7	4.375%
Jake	Cash no Lender	-	Cash	Cash
Johnny	Certain Lending	463,200	Cash	Bridge	1	11.500%
June	Certain Lending	463,200	Cash	Bridge	1	11.500%
Jupiter	Certain Lending	139,750	Term	30	5	4.625%
Kawana	Certain Lending	192,500	Term	30	7	3.875%
Kennesaw	Cash no Lender	-	Cash	Cash
KerriAnn	Certain Lending	238,000	Term	30	7	3.875%
Kingsley	Certain Lending	215,000	Term	30	5	4.625%
Kirkwood	Certain Lending	182,000	Term	30	7	4.750%
Lallie	Certain Lending	240,500	Term	30	5	4.625%
Lanier	Certain Lending	263,900	Term	30	7	4.750%
Lannister	Certain Lending	115,500	Term	30	7	6.125%
Latte	Cash no Lender	-	Cash	Cash
Lennox	Certain Lending	139,750	Term	30	5	4.625%
Lierly	Arvest Bank	131,100	Term	10	5	4.000%
Lily	Certain Lending	311,500	Term	30	7	3.875%
Limestone	Certain Lending	203,000	Term	30	5	3.875%
Lookout	Cash no Lender	-	Cash	Cash
Louise	Certain Lending	182,000	Term	30	7	4.375%
Lovejoy	Certain Lending	205,100	Term	30	7	3.875%
Luna	Certain Lending	150,000	Term	30	5	4.625%
Madison	Certain Lending	102,500	Term	30	7	6.000%
Magnolia	Certain Lending	175,000	Term	30	7	5.625%
Malbec	Certain Lending	208,585	Term	30	5	4.625%
Mammoth	Certain Lending	238,000	Term	30	7	4.750%
Matchingham	Certain Lending	146,364	Term	30	7	3.875%
McGregor	Cash no Lender	-	Cash	Cash
McLovin	Certain Lending	367,500	Term	30	7	3.875%
Meadow	Certain Lending	214,900	Term	30	7	3.875%
Mojave	Certain Lending	163,800	Term	30	7	3.875%
Murphy	Certain Lending	207,270	Term	30	7	3.875%
Nugget	Cash no Lender	-	Cash	Cash
Odessa	Certain Lending	374,500	Term	30	7	3.875%
Olive	Certain Lending	126,100	Term	30	5	4.625%
Oly	Certain Lending	368,200	Term	30	7	3.875%
Osprey	Cash no Lender	-	Cash	Cash

Series	Lender	Mortgage Principal	Financing Strategy	Term	Interest Only Period	Interest Rate
Otoro	Certain Lending	274,400	Term	30	7	3.875%
Patrick	Arvest Bank	108,300	Term	10	5	4.000%
Peanut	Certain Lending	147,000	Term	30	7	4.750%
Pearl	Cash no Lender	-	Cash	Cash
Pecan	Arvest Bank	112,860	Term	10	5	4.000%
Pinot	Certain Lending	210,740	Term	30	5	4.625%
Pioneer	Cash no Lender	-	Cash	Cash
Plumtree	Arvest Bank	111,150	Term	10	5	4.000%
Point	Certain Lending	267,750	Term	30	7	4.750%
Reynolds	Cash no Lender	-	Cash	Cash
Ribbonwalk	Certain Lending	224,000	Term	30	7	3.875%
Ridge	Certain Lending	140,400	Term	30	5	4.625%
Ritter	Cash no Lender	-	Cash	Cash
River	Certain Lending	172,250	Term	30	5	4.625%
Riverwalk	Cash no Lender	-	Cash	Cash
Rooney	Certain Lending	259,000	Term	30	7	3.875%
Roseberry	Certain Lending	211,250	Term	30	5	4.625%
Rosewood	Certain Lending	189,000	Term	30	7	4.750%
Roxy	Certain Lending	220,500	Term	30	7	4.750%
Saddlebred	Certain Lending	332,500	Term	30	5	3.875%
Saint	Certain Lending	211,992	Term	30	7	3.875%
Salem	Certain Lending	212,550	Term	30	5	4.625%
Saturn	Certain Lending	139,750	Term	30	5	4.625%
Scepter	Certain Lending	189,000	Term	30	5	3.875%
Shoreline	Certain Lending	211,900	Term	30	5	4.625%
Sigma	Certain Lending	269,500	Term	30	7	3.875%
Soapstone	Arvest Bank	128,250	Term	10	5	4.000%
Spencer	Certain Lending	195,000	Term	30	5	4.625%
Splash	Arvest Bank	122,500	Term	10	5	4.000%
Stonebriar	Certain Lending	134,400	Term	30	7	4.750%
Sugar	Certain Lending	201,500	Term	30	5	4.625%
Summerset	Certain Lending	165,750	Term	30	5	4.625%
Swift	Cash no Lender	-	Cash	Cash
Terracotta	Certain Lending	222,600	Term	30	7	3.875%
Tulip	Certain Lending	221,900	Term	30	7	4.750%
Tuscan	Arvest Bank	181,480	Term	10	5	4.000%
Tuxford	Certain Lending	178,500	Term	30	7	3.875%
Vernon	Certain Lending	181,837	Term	30	7	3.875%
Walton	Certain Lending	227,200	Bridge	Bridge	1	11.500%
Wave	Certain Lending	224,000	Term	30	7	3.875%
Weldon	Certain Lending	136,500	Term	30	5	3.875%
Wentworth	Certain Lending	158,340	Term	30	7	3.875%
Wescott	Certain Lending	136,250	Term	30	7	6.125%
Westchester	Certain Lending	198,900	Term	30	5	4.625%
Wildwood	Certain Lending	110,000	Term	30	7	5.500%
Windsor	Certain Lending	227,500	Term	30	5	4.625%
Wisteria	Certain Lending	207,477	Term	30	7	4.750%

		$21,586,510

The mortgages are secured by each Series’ property. As of the period ending June 30, 2023, the entire principal of the mortgage loans remained outstanding.

As of June 30, 2023, the bridge loans for all Series have been paid off.

Loan fees incurred in connection with the mortgage were capitalized as a debt discount and are being amortized to interest expenses over the life of the loan. For the six months ended June 30, 2023 and 2022, the Series recorded amortization of loan fees of $19,338 and $6,708, respectively. For the six months ended June 30, 2023 the Series’ total mortgage payable was $24,211,388, and the amount net of unamortized loan fees of $331,335 was $23,880,003 and for the six months ended June 30, 2022 the Series’ total mortgage payable was $21,586,510, and the amount net of unamortized loan fees of $252,456 was $21,334,055.

NOTE 6: MEMBERS’ EQUITY

Each Series is managed by Arrived Holdings, Inc., a Delaware corporation and managing member of the Company (the “Manager”). Pursuant to the terms of the operating agreement, the Manager will provide certain management and advisory services, as well as management team and appropriate support personnel to the Series.

 The Manager will be responsible for directing the management of Series’ business and affairs, managing the day-to-day affairs, and implementing the Series’ investment strategy. The Manager has a unilateral ability to amend the operating agreement and the allocation policy in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the Series.

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. The Series expects the Manager to make distributions on a quarterly basis. However, the Manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion.

Membership Interests

During the six months ended June 30, 2023 and 2022, the Series closed on its public offerings for net proceeds of $44,651,097 and $22,032,198, respectively.

The following is a comparative summary of the public offerings by each Series.

June 30, 2023

Series	# of Units issued and outstanding	Net cumulative proceeds from the issuance of membership units	Net cumulative, 1% issuance expense	Net cumulative, offering expense (2%)
100	69,840	$619,899	$7,055	$14,116
101	72,486	632,909	7,198	14,596
Abbington	54,965	472,424	5,537	11,081
Amber	14,303	103,869	1,455	2,930
Apollo	9,087	68,607	912	2,147
Aster	17,319	140,762	1,715	3,885
Augusta	-	-	-	-
Avebury	12,613	92,573	1,262	3,005
Avondale	38,902	359,466	3,890	7,784
Badminton	10,884	84,054	1,102	2,205
Bandelier	14,771	110,135	1,477	2,950
Baron	65,178	574,107	6,530	13,062
Basil	9,464	70,288	956	1,913
Bayside	12,305	99,814	1,231	2,460
Bazzel	29,076	256,450	2,913	5,825
Bedford	12,317	98,872	1,232	2,463
Bella	-	-	-	-
Belle	50,320	446,293	4,990	10,082
Belvedere	34,971	322,875	3,497	6,998
Bergenia	-	-	-	-
Blossom	30,573	275,525	3,037	6,135
Bonneau	39,141	340,414	3,875	7,841
Brainerd	19,318	172,962	1,913	4,163
Braxton	37,990	334,593	3,763	7,603

Series	# of Units issued and outstanding	Net cumulative proceeds from the issuance of membership units	Net cumulative, 1% issuance expense	Net cumulative, offering expense (2%)
Brennan	10,618	80,500	1,062	2,136
Brooklyn	11,740	102,867	1,162	2,519
Burlington	72,967	640,125	7,438	14,881
Butter	15,857	113,716	1,611	3,220
Camino	31,028	280,251	3,072	6,206
Campbell	-	-	-	-
Cawley	-	-	-	-
Centennial	11,830	95,037	1,183	2,366
Chaparral	10,479	89,185	1,048	2,096
Chelsea	13,747	102,632	1,376	3,267
Chester	24,833	210,665	2,459	5,596
Chickamauga	43,078	401,230	4,309	8,620
Chinook	-	-	-	-
Chitwood	44,150	391,243	4,377	8,843
Clover	38,092	340,644	3,778	7,639
Coatbridge	13,100	104,608	1,310	2,620
Collier	40,945	356,896	4,066	8,218
Collinston	10,257	65,580	1,031	2,060
Conway	78,213	681,755	7,745	15,662
Cove	24,633	227,408	2,463	4,939
Creekside	36,019	323,414	3,583	7,239
Creekwood	19,411	168,173	1,922	4,360
Cumberland	34,527	313,735	3,418	6,906
Cupcake	10,765	82,851	1,092	2,183
Cypress	24,614	204,742	2,437	5,527
Daisy	35,190	315,110	3,484	7,041
Davidson	9,244	60,995	924	1,850
Dawson	10,974	73,939	1,097	2,200
Delta	14,508	100,118	1,451	2,910
Dewberry	9,243	69,213	924	1,849
Diablo	12,900	76,957	1,290	2,890
Dogwood	27,909	250,891	2,771	5,612
Dolittle	13,369	103,056	1,337	2,680
Dolly	79,090	694,506	7,863	15,885
Dops	24,064	220,971	2,406	4,813
Dorchester	40,173	350,394	3,982	8,045
Dunbar	37,074	318,373	3,719	7,467
Eagle	18,540	157,055	1,836	3,708
Eastfair	8,473	69,956	860	1,721
Elevation	12,571	99,050	1,257	2,520
Ella	30,670	283,479	3,067	6,134
Ellen	-	-	-	-
Elm	8,210	61,659	821	1,640
Emporia	15,248	113,523	1,526	3,629
Ensenada	23,144	177,988	2,317	4,640
Falcon	18,460	154,723	1,830	4,148
Felix	-	-	-	-
Fenwick	-	-	-	-
Folly	36,241	322,669	3,593	7,259
Forest	16,270	112,792	1,632	3,260

Series	# of Units issued and outstanding	Net cumulative proceeds from the issuance of membership units	Net cumulative, 1% issuance expense	Net cumulative, offering expense (2%)
Foster	-	-	-	-
Franklin	-	-	-	-
Gardens	11,510	90,486	1,162	2,327
General	-	-	-	-
Goose	17,295	145,051	1,717	3,471
Grant	16,185	119,168	1,631	3,285
Greenhill	13,651	109,152	1,405	2,810
Gretal	52,308	478,067	5,180	10,465
Grove	10,210	75,984	1,051	2,102
Hadden	11,063	84,506	1,106	2,219
Hansard	35,262	324,532	3,526	7,052
Hansel	26,707	222,297	2,644	5,342
Harrison	30,323	254,340	3,028	6,876
Henry	47,570	417,931	4,710	9,515
Heritage	12,495	88,728	1,275	3,022
Heron	12,717	98,180	1,322	3,097
Highland	32,406	282,783	3,208	6,486
Hines	29,615	259,919	2,953	5,943
Holcomb	40,932	359,072	4,095	8,190
Holland	10,116	68,008	1,032	2,070
Hollandaise	16,441	125,632	1,644	3,292
Holloway	14,764	121,577	1,478	2,957
Inglewood	78,079	684,530	7,732	15,628
Jack	18,349	143,237	1,835	4,354
Jake	67,501	596,448	6,638	13,650
Jefferson	31,950	293,964	3,195	6,391
Jill	26,809	229,017	2,654	6,027
Johnny	66,589	568,318	6,074	13,963
June	66,569	570,463	6,660	13,377
Jupiter	10,523	71,731	1,052	2,110
Kawana	12,703	93,538	1,270	2,994
Kennesaw	48,660	426,903	4,842	9,804
Kenny	79,345	700,843	7,861	15,885
KerriAnn	14,605	95,660	1,461	2,930
Kessler	17,316	146,499	1,717	3,894
Kingsley	12,620	101,900	1,269	2,537
Kirkwood	11,347	82,431	1,165	2,761
Korin	32,444	297,477	3,244	6,491
Lallie	15,914	123,846	1,697	3,395
Lanier	16,497	131,458	1,681	3,361
Lannister	9,533	65,402	958	2,067
Latte	41,689	375,130	4,167	8,352
Lennox	10,593	85,080	1,059	2,120
Lierly	9,456	81,700	946	1,891
Lily	24,106	162,022	2,436	4,880
Limestone	13,728	106,459	1,383	2,770
Litton	21,406	191,820	2,120	4,616
Longwoods	-	-	-	-
Lookout	38,697	343,336	3,975	7,984
Loretta	78,033	696,240	7,753	15,662
Louis	-	-	-	-
Louise	13,233	104,866	1,322	2,748

Series	# of Units issued and outstanding	Net cumulative proceeds from the issuance of membership units	Net cumulative, 1% issuance expense	Net cumulative, offering expense (2%)
Lovejoy	12,826	93,689	1,283	3,050
Luna	8,976	68,442	907	1,814
Lurleen	15,366	134,563	1,537	3,304
Madison	13,610	105,115	1,467	2,934
Mae	41,305	374,007	4,091	8,266
Magnolia	11,227	79,416	1,148	2,708
Malbec	13,786	113,333	1,379	2,757
Mammoth	14,636	111,366	1,489	2,977
Marcelo	33,767	299,725	3,345	6,762
Marie	37,060	340,982	3,705	7,412
Marietta	20,447	170,915	2,024	4,596
Marion	-	-	-	-
Marple	21,282	196,682	2,128	4,260
Martell	30,986	286,198	3,099	6,203
Mary	-	-	-	-
Matchingham	9,423	76,536	952	1,900
McGregor	34,768	298,839	3,537	7,075
McLovin	21,989	161,841	2,199	4,400
Meadow	15,365	111,898	1,589	3,180
Mimosa	14,989	121,586	1,484	6,863
Mojave	10,449	76,249	1,160	2,320
Murphy	13,058	101,077	1,306	2,610
Mycroft	21,722	200,772	2,172	4,346
Nugget	63,191	555,985	6,385	12,782
Odessa	21,888	150,309	2,194	4,410
Olive	13,712	111,685	1,371	2,750
Oly	21,841	168,914	2,184	4,380
Onyx	-	-	-	-
Oscar	-	-	-	-
Osceola	-	-	-	-
Osprey	40,299	359,692	4,028	8,110
Otoro	17,146	122,842	1,717	4,084
Palmer	-	-	-	-
Patrick	11,309	91,661	1,139	2,278
Peanut	9,909	80,736	992	2,266
Pearl	61,777	555,868	6,248	12,514
Pecan	10,691	92,297	1,069	2,138
Piedmont	25,774	219,551	2,552	5,791
Pinot	13,898	111,561	1,392	2,785
Pioneer	65,393	574,168	6,550	13,116
Plumtree	10,881	91,278	1,089	2,178
Point	16,706	130,172	1,701	3,401
Porthos	-	-	-	-
Quincy	62,957	553,375	6,254	12,601
Redondo	21,157	180,768	2,096	4,753
Regency	18,698	163,880	1,870	4,023
Reginald	50,281	426,037	4,981	10,077
Reynolds	49,185	436,550	4,908	9,874
Ribbonwalk	13,884	90,883	1,388	2,780
Richardson	36,857	328,283	3,661	7,376
Ridge	10,400	83,550	1,050	2,110
Ritter	58,068	506,679	5,808	11,616
River	12,755	100,942	1,277	2,550
Riverwalk	45,484	402,548	4,511	9,144
Rooney	15,637	107,342	1,564	3,130
Roseberry	14,632	109,042	1,464	2,928
Rosewood	12,073	83,715	1,232	2,908
Roxy	14,323	101,334	1,436	2,873
Saddlebred	19,783	143,605	1,983	3,970
Saint	14,781	120,330	1,479	2,958

Series	# of Units issued and outstanding	Net cumulative proceeds from the issuance of membership units	Net cumulative, 1% issuance expense	Net cumulative, offering expense (2%)
Sajni	35,033	323,300	3,503	7,007
Salem	13,311	109,633	1,338	2,676
Salinas	27,178	251,086	2,718	5,436
Saturn	10,404	76,128	1,050	2,110
Scepter	11,732	83,236	1,176	2,360
Sequoyah	16,824	146,901	1,666	3,621
Shallowford	24,358	200,450	2,412	5,479
Shoreline	12,230	97,216	1,249	2,498
Sigma	16,171	122,373	1,640	3,280
Simon	-	-	-	-
Sims	31,445	289,893	3,145	6,493
Soapstone	10,002	84,806	1,000	2,000
Sodalis	33,610	291,596	3,334	6,740
Spencer	13,827	106,749	1,388	2,775
Splash	11,181	91,827	1,119	2,238
Spring	28,759	253,852	2,852	5,769
Stonebriar	9,465	66,437	997	2,182
Sugar	14,706	115,048	1,471	2,940
Summerset	11,676	84,713	1,189	2,377
Sundance	21,147	184,096	2,094	4,753
Sunnyside	26,354	242,694	2,635	5,271
Swift	39,543	350,095	3,956	7,913
Taylor	15,937	138,711	1,583	3,577
Terracotta	13,962	113,091	1,396	2,796
Theodore	-	-	-	-
Tulip	14,015	97,441	1,402	3,328
Tuscan	16,452	131,864	1,655	3,310
Tuscarora	39,010	359,277	3,901	7,802
Tuxford	12,054	78,935	1,206	2,750
Vernon	11,609	82,726	1,161	2,330
Walton	34,650	290,069	3,436	6,940
Wave	14,053	96,605	1,431	2,867
Weldon	10,207	72,614	1,031	2,060
Wellington	47,166	425,744	4,672	9,438
Wentworth	11,043	83,990	1,124	2,251
Wescott	17,768	138,760	1,792	4,033
Westchester	18,113	151,038	1,821	3,640
Wildwood	14,829	120,130	1,504	3,008
Willow	33,914	302,987	3,376	6,819
Wilson	44,873	400,441	4,449	8,991
Windsor	15,501	124,688	1,572	3,144
Winston	38,152	351,570	3,794	7,635
Wisteria	12,796	102,174	1,306	2,611
Total	5,255,623	$44,651,097	$524,916	$1,079,049

June 30, 2022

Series	# of Units issued and outstanding	Net cumulative proceeds from the issuance of membership units	Net cumulative, 1% issuance expense	Net cumulative, offering Expense (2%)
100	69,840	$698,445	$7,055	$14,116
101	72,486	712,562	7,198	14,529
Abbington	54,965	548,114	5,537	11,081
Amber	14,303	143,575	1,455	2,930
Apollo	9,087	90,258	912	2,147
Avebury	12,613	124,968	1,262	3,005
Badminton	-	-	1,102	2,205
Bandelier	14,771	146,233	1,477	2,950
Baron	65,178	646,450	6,530	13,062
Basil	-	-	956	1,913
Bayside	12,305	121,820	1,231	2,460
Bazzel	-	-	-	-
Bedford	12,317	121,938	1,232	2,463
Burlington	72,967	736,332	7,438	14,881
Butter	15,857	159,459	1,611	3,220
Centennial	-	-	1,183	2,366
Chaparral	-	-	1,048	2,096
Chelsea	13,747	136,194	1,376	3,267
Clover	-	-	-	-
Coatbridge	13,100	129,690	1,310	2,620
Collier	-	-	-	-
Collinston	10,257	101,539	1,031	2,060
Cupcake	-	-	1,092	2,183
Davidson	9,244	91,516	924	1,850
Dawson	10,974	108,643	1,097	2,200
Delta	14,508	143,629	1,451	2,910
Dewberry	-	-	924	1,849
Diablo	12,900	127,710	1,290	2,890
Dogwood	-	-	-	-
Dolittle	13,369	132,353	1,337	2,680
Dorchester	-	-	-	-
Dunbar	37,074	238,125	2,405	7,467
Eastfair	-	-	860	1,721
Elevation	12,571	124,453	1,257	2,520
Elm	8,210	81,279	821	1,640
Emporia	15,248	151,054	1,526	3,629
Ensenada	23,144	229,373	2,317	4,640
Folly	-	-	-	-
Forest	16,270	161,068	1,632	3,260
Gardens	11,510	115,038	1,162	2,327
Grant	16,185	161,469	1,631	3,285
Greenhill	13,651	139,105	1,405	2,810
Grove	10,210	104,049	1,051	2,102

Series	# of Units issued and outstanding	Net cumulative proceeds from the issuance of membership units	Net cumulative, 1% issuance expense	Net cumulative, offering Expense (2%)
Hadden	11,063	109,524	1,106	2,219
Heritage	12,495	126,176	1,275	3,022
Heron	12,717	130,848	1,322	3,097
Hines	29,615	292,317	2,953	5,931
Holcomb	40,932	405,425	4,095	8,190
Holland	10,116	102,128	1,032	2,070
Hollandaise	16,441	162,766	1,644	3,292
Holloway	-	-	1,478	2,957
Jack	18,349	181,655	1,835	4,354
Jake	67,501	657,172	6,638	13,526
Johnny	66,589	601,306	6,074	13,358
June	66,569	659,380	6,660	13,358
Jupiter	10,523	104,178	1,052	2,110
Kawana	12,703	125,760	1,270	2,994
Kennesaw	48,660	479,309	4,842	9,764
KerriAnn	14,605	144,590	1,461	2,930
Kingsley	-	-	1,269	2,537
Kirkwood	11,347	115,305	1,165	2,761
Lallie	-	-	1,697	3,395
Lanier	16,497	166,389	1,681	3,361
Lannister	9,533	94,872	958	2,067
Latte	41,689	412,523	4,167	8,349
Lennox	10,593	104,871	1,059	2,120
Lierly	-	-	946	1,891
Lily	24,106	239,624	2,436	4,880
Limestone	13,728	136,897	1,383	2,770
Lookout	38,697	240,026	2,425	7,984
Louise	13,233	131,009	1,322	2,748
Lovejoy	12,826	126,977	1,283	3,050
Luna	-	-	907	1,814
Madison	13,610	145,233	1,467	2,934
Magnolia	11,227	113,622	1,148	2,708
Malbec	-	-	1,379	2,757
Mammoth	14,636	147,371	1,489	2,977
Matchingham	9,423	94,278	952	1,900
McGregor	34,768	350,143	3,537	7,075
McLovin	21,989	217,691	2,199	4,400
Meadow	15,365	156,771	1,589	3,180
Mojave	-	-	1,160	2,320
Murphy	13,058	129,274	1,306	2,610
Nugget	63,191	632,125	6,385	12,782
Odessa	21,888	216,686	2,194	4,410
Olive	13,712	135,749	1,371	2,750
Oly	21,841	216,226	2,184	4,380
Osprey	40,299	398,762	4,028	8,092
Otoro	17,146	169,943	1,717	4,084

Series	# of Units issued and outstanding	Net cumulative proceeds from the issuance of membership units	Net cumulative, 1% issuance expense	Net cumulative, offering Expense (2%)
Patrick	-	-	1,139	2,278
Peanut	9,909	98,198	992	2,266
Pearl	61,777	618,522	6,248	12,514
Pecan	-	-	1,069	2,138
Pinot	-	-	1,392	2,785
Pioneer	65,393	648,480	6,550	13,116
Plumtree	-	-	1,089	2,178
Point	16,706	168,359	1,701	3,401
Reynolds	49,185	485,843	4,908	9,855
Ribbonwalk	13,884	137,452	1,388	2,780
Ridge	10,400	103,950	1,050	2,110
Ritter	58,068	574,972	5,808	11,616
River	12,755	126,274	1,277	2,550
Riverwalk	-	-	-	-
Rooney	15,637	154,806	1,564	3,130
Roseberry	-	-	1,464	2,928
Rosewood	12,073	121,998	1,232	2,908
Roxy	14,323	142,194	1,436	2,873
Saddlebred	19,783	195,847	1,983	3,970
Saint	14,781	146,431	1,479	2,958
Salem	-	-	1,338	2,676
Saturn	10,404	103,990	1,050	2,110
Scepter	11,732	116,394	1,176	2,360
Shoreline	-	-	1,249	2,498
Sigma	16,171	161,320	1,640	3,280
Soapstone	-	-	1,000	2,000
Spencer	-	-	1,388	2,775
Splash	-	-	1,119	2,238
Stonebriar	9,465	98,654	997	2,182
Sugar	14,706	145,589	1,471	2,940
Summerset	-	-	1,189	2,377
Swift	39,543	391,674	3,956	7,913
Terracotta	13,962	138,224	1,396	2,796
Tulip	14,015	138,749	1,402	3,328
Tuscan	-	-	1,655	3,310
Tuxford	12,054	119,434	1,206	2,750
Vernon	11,609	114,929	1,161	2,330
Walton	-	-	-	-
Wave	14,053	141,699	1,431	2,867
Weldon	10,207	102,039	1,031	2,060
Wentworth	-	-	1,124	2,251
Wescott	17,768	177,388	1,792	4,033
Westchester	18,113	179,309	1,821	3,640
Wildwood	14,829	148,886	1,504	3,008
Windsor	-	-	1,572	3,144
Wisteria	12,796	129,254	1,306	2,611
Total	2,248,242	$22,032,198	$256,402	$529,423

In connection with the public offering, each Series incurred brokerage fees of 1% of gross proceeds, which is paid directly to the broker as a deduction from gross proceeds. Additionally, pursuant to the operating agreement, the Manager charged each Series an offering expense reimbursement of 2% of gross proceeds. During the six month ended June 30, 2023 and 2022, the net cumulative, offering expenses were $1,079,049 and $529,423, respectively.

Distributions

During the six months ended June 30, 2023, the Series made distributions to investors to of the respective Series totaling $910,997 which were recorded as a reduction to members’ capital. During the six months ended June 30, 2022, the Series made distributions to investors to the respective Series totaling $355,319, which was recorded as a reduction to members’ capital.

The following table are the total distributions by Series during the six months ended June 30, 2023 and 2022.

Series	June 30, 2023	June 30, 2022
100	$15,286	$4,233
101	8,695	-
Abbington	9,339	2,768
Amber	2,145	2,615
Apollo	1,444	456
Aster	1,732	-
Augusta	-	-
Avebury	2,503	1,389
Avondale	-	-
Badminton	3,444	4,479
Bandelier	2,360	2,954
Baron	10,411	3,265
Basil	2,836	3,730
Bayside	3,815	3,199
Bazzel	4,360	-
Bedford	3,421	1,355
Bella	-	-
Belle	6,528	-
Belvedere	-	-
Bergenia	-	-
Blossom	7,326	-
Bonneau	6,263	-
Brainerd	3,671	-
Braxton	9,880	-
Brennan	849	-
Brooklyn	2,466	-
Burlington	11,597	3,719
Butter	3,989	4,188
Camino	7,137	-
Campbell	-	-
Cawley	-	-
Centennial	2,839	4,259
Chaparral	4,192	5,344
Chelsea	3,299	1,651
Chester	2,732	-
Chickamauga	9,478	-

Series	June 30, 2023	June 30, 2022
Chinook	-	-
Chitwood	8,389	-
Clover	8,714	-
Coatbridge	3,403	3,406
Collier	6,529	-
Collinston	1,430	1,851
Conway	11,733	-
Cove	-	-
Creekside	8,288	-
Creekwood	2,135	-
Cumberland	7,251	-
Cupcake	4,302	5,107
Cypress	2,953	-
Daisy	6,989	-
Davidson	1,387	1,664
Dawson	2,302	2,853
Delta	2,321	2,902
Dewberry	2,382	3,790
Diablo	1,806	2,580
Dogwood	5,577	-
Dolittle	3,075	3,209
Dolly	11,092	-
Dops	2,647	-
Dorchester	6,012	-
Dunbar	4,449	-
Eagle	3,894	-
Eastfair	2,881	3,521
Elevation	2,011	3,268
Ella	3,374	-
Ellen	-	-
Elm	2,053	2,135
Emporia	2,288	3,052
Ensenada	5,087	5,097
Falcon	3,688	-
Felix	-	-
Fenwick	-	-
Folly	5,799	-
Forest	3,733	4,237
Foster	-	-
Franklin	-	-
Gardens	2,645	1,278
General	-	-
Goose	4,327	-
Grant	3,723	3,914
Greenhill	3,601	3,091
Gretal	9,416	-
Grove	1,634	526
Hadden	3,179	1,549
Hansard	3,879	-
Hansel	4,274	-
Harrison	4,281	-
Henry	7,130	-
Heritage	1,999	637
Heron	2,285	661
Highland	5,177	-
Hines	5,320	-
Holcomb	6,546	-
Holland	1,516	1,857
Hollandaise	3,288	1,480
Holloway	4,574	5,762

Series	June 30, 2023	June 30, 2022
Inglewood	10,932	-
Jack	3,119	1,651
Jake	10,781	-
Jefferson	3,515	-
Jill	4,290	-
Johnny	9,981	-
June	10,641	-
Jupiter	1,680	1,894
Kawana	3,046	2,795
Kennesaw	7,286	-
Kenny	11,108	-
KerriAnn	2,045	2,921
Kessler	1,732	-
Kingsley	3,912	5,194
Kirkwood	1,702	582
Korin	3,893	-
Lallie	3,171	6,604
Lanier	2,970	840
Lannister	1,520	479
Latte	6,661	-
Lennox	3,390	2,754
Lierly	4,066	4,917
Lily	3,607	5,342
Limestone	4,524	3,595
Litton	4,497	-
Longwoods	-	-
Lookout	5,805	-
Loretta	11,670	-
Louis	-	-
Louise	3,705	1,853
Lovejoy	2,950	2,565
Luna	3,052	3,700
Lurleen	3,995	-
Madison	1,905	880
Mae	8,263	-
Magnolia	1,795	574
Malbec	4,963	6,479
Mammoth	2,342	744
Marcelo	7,430	-
Marie	4,447	-
Marietta	3,663	-
Marion	-	-
Marple	-	-
Martell	-	-
Mary	-	-
Matchingham	3,110	2,476
McGregor	6,600	2,122
McLovin	4,618	4,838
Meadow	2,303	2,855
Mimosa	3,448	-
Mojave	3,425	5,449
Murphy	3,917	3,134

Series	June 30, 2023	June 30, 2022
Mycroft	-	-
Nugget	10,051	3,193
Odessa	3,282	4,821
Olive	3,686	3,565
Oly	4,587	4,805
Onyx	-	-
Oscar	-	-
Osceola	-	-
Osprey	6,448	-
Otoro	2,557	2,060
Palmer	-	-
Patrick	3,053	4,976
Peanut	2,065	992
Pearl	11,075	3,124
Pecan	4,169	5,025
Piedmont	2,835	-
Pinot	5,000	6,534
Pioneer	8,482	-
Plumtree	5,005	6,202
Point	3,343	850
Porthos	-	-
Quincy	8,816	-
Redondo	3,383	-
Regency	4,114	-
Reginald	7,530	-
Reynolds	7,865	-
Ribbonwalk	2,083	2,499
Richardson	6,636	-
Ridge	3,120	2,730
Ritter	8,127	-
River	4,066	3,318
Riverwalk	8,166	-
Rooney	2,499	3,440
Roseberry	3,656	5,706
Rosewood	1,811	616
Roxy	2,008	718
Saddlebred	2,967	4,358
Saint	3,695	2,514
Sajni	4,204	-
Salem	4,526	6,782
Salinas	2,990	-
Saturn	1,448	1,891
Scepter	1,743	2,351
Sequoyah	3,365	-
Shallowford	3,898	-
Shoreline	3,544	4,850
Sigma	3,396	3,269
Simon	-	-
Sims	-	-
Soapstone	3,601	4,701

Series	June 30, 2023	June 30, 2022
Sodalis	5,042	-
Spencer	4,425	5,406
Splash	4,249	5,260
Spring	5,463	-
Stonebriar	1,514	598
Sugar	2,497	2,941
Summerset	1,867	4,632
Sundance	3,592	-
Sunnyside	3,162	-
Swift	7,504	2,769
Taylor	2,071	-
Terracotta	3,630	1,536
Theodore	-	-
Tulip	2,242	1,822
Tuscan	5,923	8,270
Tuscarora	3,511	-
Tuxford	2,290	2,654
Vernon	2,438	3,018
Walton	4,850	-
Wave	2,118	2,863
Weldon	1,531	1,855
Wellington	8,021	-
Wentworth	4,303	6,269
Wescott	2,664	896
Westchester	5,069	4,722
Wildwood	2,494	752
Willow	6,116	-
Wilson	8,485	-
Windsor	4,957	6,113
Winston	7,243	-
Wisteria	2,554	783
	$910,997	$355,319

NOTE 7: RELATED PARTY TRANSACATIONS

The Series’ Manager, Arrived Holdings, Inc., is a managing member with common management of the Series.

Due from (to) Related Party

Each Series enters into various transactions with the Manager and affiliates of the Manager in the normal course of operating and financing activities. As of June 30, 2023, certain Series owed an aggregate of $7,324,342 including the initial funding for the certain properties’ purchases. As of June 30, 2023, certain Series were owed an aggregate of $268,393 from the Manager.

Deemed Contributions

During the six months ended June 30, 2023 and 2022, certain Series received deemed contributions from the Manager totaling $36,312 and $59,891, respectively, in exchange for forgiveness of amounts previously due.

Management Compensation

During the six months ended June 30, 2023, total management compensation charged by manager, including asset management fees, sourcing fees, offering expenses, and property management fees, were an aggregate of $609,267. During the six months ended June 30, 2022, the total management compensation charged by manager, including asset management fees, sourcing fees, offering expenses, and property management fees, were an aggregate of $2,306,124. The decrease in management compensation was the result of less properties being acquired in 2023 compared to 2022, that earned the sourcing fees and offering expense reimbursement from the offering.

The following table reflects the total management fee paid by Series during the six months ended June 30, 2023 and 2022. The difference in results between the six month period ended June 30, 2023 and the six month period ended June 30, 2022 is due to changes in financial operations. The portion of the property management fees owed to the manager during the 6 months ended June 30, 2022 was deferred and collected at year end 2022.

June 30, 2023

Series	Sourcing Fees	Offering Expenses	Asset Management Fee	Property Management Fee
100	$-	$-	$3,529	1,216
101	-	-	3,632	-
Abbington	-	-	2,770	687
Amber	-	-	732	303
Apollo	-	-	537	223
Aster	-	-	765	97
Augusta	-	-	-	-
Avebury	-	-	751	299
Avondale	11,550	7,784	165	-
Badminton	-	-	551	319
Bandelier	-	-	739	634
Baron	-	-	3,265	970
Basil	-	-	478	120
Bayside	-	-	615	335
Bazzel	-	-	1,456	152
Bedford	-	-	616	367
Bella	-	-	-	-
Belle	-	-	1,320	966
Belvedere	10,320	6,998	148	-
Bergenia	-	-	-	-
Blossom	-	-	765	266
Bonneau	-	-	1,008	652
Brainerd	-	-	870	402
Braxton	-	-	971	384
Brennan	7,870	2,136	338	102
Brooklyn	-	-	498	164
Burlington	-	-	3,720	1,210
Butter	-	-	805	448
Camino	-	-	795	192
Campbell	-	-	-	-
Cawley	-	-	-	-
Centennial	-	-	592	152
Chaparral	-	-	524	250
Chelsea	-	-	817	319
Chester	-	-	1,116	642
Chickamauga	13,030	8,620	1,117	464
Chinook	-	-	-	-
Chitwood	-	-	1,925	526

Series	Sourcing Fees	Offering Expenses	Asset Management Fee	Property Management Fee
Clover	-	-	1,910	303
Coatbridge	-	-	656	-
Collier	-	-	2,054	472
Collinston	-	-	515	393
Conway	-	-	2,055	985
Cove	7,350	4,939	105	260
Creekside	-	-	1,558	518
Creekwood	-	-	869	158
Cumberland	-	-	885	394
Cupcake	-	-	546	121
Cypress	-	-	1,095	289
Daisy	-	-	906	394
Davidson	-	-	463	54
Dawson	-	-	550	247
Delta	-	-	727	-
Dewberry	-	-	462	85
Diablo	-	-	723	-
Dogwood	-	-	1,403	239
Eagle	-	-	810	132
Eastfair	-	-	430	287
Elevation	-	-	629	-
Ella	9,100	6,134	520	169
Ellen	-	-	-	-
Elm	-	-	411	346
Emporia	-	-	907	490
Ensenada	-	-	1,160	1,162
Falcon	-	-	810	478
Felix	-	-	-	-
Fenwick	-	-	-	-
Folly	-	-	1,815	586
Forest	-	-	816	-
Foster	-	-	-	-
Franklin	-	-	-	-
Gardens	-	-	582	250
General	-	-	-	-
Goose	-	-	755	129
Grant	-	-	816	359
Greenhill	-	-	703	399
Gretal	-	-	1,350	175
Grove	-	-	526	239
Hadden	-	-	555	267
Hansard	10,590	7,052	606	473
Hansel	-	-	1,212	385
Harrison	-	-	1,380	914
Henry	-	-	2,060	124
Heritage	-	-	756	225
Heron	-	-	774	303
Highland	-	-	819	253
Hines	-	-	1,483	360
Holcomb	-	-	2,048	107
Holland	-	-	517	184
Hollandaise	-	-	823	576
Holloway	-	-	739	368
Inglewood	-	-	2,037	797

Series	Sourcing Fees	Offering Expenses	Asset Management Fee	Property Management Fee
Jack	-	-	1,089	806
Jake	-	-	3,382	898
Jefferson	9,580	6,391	548	190
Jill	-	-	1,208	505
Johnny	-	-	3,339	1,094
June	-	-	3,339	1,176
Jupiter	-	-	527	243
Kawana	-	-	749	136
Kennesaw	-	-	2,441	299
Kenny	-	-	3,450	802
KerriAnn	-	-	732	303
Kessler	-	-	771	346
Kingsley	-	-	634	424
Kirkwood	-	-	690	346
Korin	9,760	6,491	558	388
Lallie	-	-	849	405
Lanier	-	-	840	367
Lannister	-	-	517	308
Latte	-	-	2,087	273
Lennox	-	-	530	271
Lierly	-	-	473	12
Lily	-	-	1,219	813
Limestone	-	-	692	220
Litton	-	-	960	466
Longwoods	-	-	-	-
Lookout	-	-	1,996	668
Loretta	-	-	2,055	993
Louis	-	-	-	-
Louise	-	-	662	311
Lovejoy	-	-	763	160
Luna	-	-	454	280
Lurleen	7,700	3,304	550	343
Madison	-	-	734	152
Mae	-	-	1,061	191
Magnolia	-	-	677	194
Malbec	-	-	689	-
Mammoth	-	-	744	688
Marcelo	-	-	855	223
Marie	11,140	7,412	159	402
Marietta	-	-	913	168
Marion	-	-	-	-
Marple	6,160	4,260	88	-
Martell	9,100	6,203	130	-
Mary	-	-	-	-
Matchingham	-	-	476	337
McGregor	-	-	1,769	490
McLovin	-	-	1,100	1,046

Series	Sourcing Fees	Offering Expenses	Asset Management Fee	Property Management Fee
Meadow	-	-	795	138
Mimosa	-	3,510	645	193
Mojave	-	-	580	103
Murphy	-	-	653	367
Mycroft	6,300	4,346	90	-
Nugget	-	-	3,196	950
Odessa	-	-	1,102	698
Olive	-	-	687	348
Oly	-	-	1,096	501
Onyx	-	-	-	-
Oscar	-	-	-	-
Osceola	-	-	-	-
Osprey	-	-	2,023	367
Otoro	-	-	1,021	-
Palmer	-	-	-	-
Patrick	-	-	565	107
Peanut	-	-	567	113
Pearl	-	-	3,129	472
Pecan	-	-	534	-
Piedmont	-	-	1,155	682
Pinot	-	-	696	176
Pioneer	-	-	3,279	726
Plumtree	-	-	544	312
Point	-	-	850	795
Porthos	-	-	-	-
Quincy	-	-	1,650	541
Redondo	-	-	945	600
Regency	9,620	4,023	550	548
Reginald	-	-	1,305	877
Reynolds	-	-	2,464	299
Ribbonwalk	-	-	695	-
Richardson	-	-	945	252
Ridge	-	-	527	319
Ritter	-	-	2,904	298
River	-	-	638	341
Riverwalk	-	-	2,286	538
Rooney	-	-	782	586
Roseberry	-	-	732	-
Rosewood	-	-	727	355
Roxy	-	-	718	538
Saddlebred	-	-	992	538
Saint	-	-	740	406
Sajni	10,500	7,007	600	396
Salem	-	-	669	-
Salinas	8,050	5,436	460	205
Saturn	-	-	527	135
Scepter	-	-	589	386

Series	Sourcing Fees	Offering Expenses	Asset Management Fee	Property Management Fee
Sequoyah	-	-	744	188
Shallowford	-	-	1,086	660
Shoreline	-	-	625	623
Sigma	-	-	820	371
Simon	-	-	-	-
Sims	9,550	6,493	136	-
Soapstone	-	-	500	99
Sodalis	-	-	1,450	319
Spencer	-	-	694	442
Splash	-	-	560	216
Spring	-	-	744	271
Stonebriar	-	-	545	56
Sugar	-	-	735	287
Summerset	-	-	594	-
Sundance	-	-	945	399
Sunnyside	7,900	5,271	452	564
Swift	-	-	1,978	275
Taylor	-	-	690	11
Terracotta	-	-	699	411
Theodore	-	-	-	-
Tulip	-	-	832	-
Tuscan	-	-	828	-
Tuscarora	11,750	7,802	672	371
Tuxford	-	-	688	303
Vernon	-	-	581	303
Walton	-	-	1,735	159
Wave	-	-	717	-
Weldon	-	-	515	231
Wellington	-	-	1,215	287
Wentworth	-	-	563	-
Wescott	-	-	1,008	442
Westchester	-	-	911	503
Wildwood	-	-	752	624
Willow	-	-	879	422
Wilson	-	-	1,155	648
Windsor	-	-	786	1,205
Winston	-	-	987	59
Wisteria	-	-	653	2
Total	$194,090	$126,425	$215,284	$73,469

June 30, 2022

Series	Sourcing Fees	Offering Expenses	Asset Management Fee	Property Management Fee
100	$31,980	$14,116	$1,176	$-
101	33,000	14,529	600	-
Abbington	24,880	11,081	461	-
Amber	16,960	2,930	849	-
Apollo	10,540	2,147	76	-
Avebury	15,290	3,005	349	-
Badminton	-	-	546	-
Bandelier	17,320	2,950	862	-
Baron	29,290	13,062	544	-
Basil	-	-	478	-
Bayside	14,620	2,460	718	-
Bazzel	-	-	-	-
Bedford	15,620	2,463	308	-
Burlington	33,830	14,881	620	-
Butter	18,380	3,220	940	-
Centennial	-	-	591	-
Chaparral	-	-	524	-
Chelsea	16,410	3,267	344	-
Clover	-	-	-	-
Coatbridge	15,340	2,620	764	-
Collier	-	-	-	-
Collinston	12,540	2,060	601	-
Cupcake	-	-	543	-
Davidson	12,540	1,850	539	-
Dawson	13,240	2,200	640	-
Delta	18,250	2,910	484	-
Dewberry	-	-	462	-
Diablo	16,610	2,890	753	-
Dogwood	-	-	-	-
Dolittle	16,960	2,680	780	-
Dorchester	-	-	-	-
Dunbar	16,870	7,467	200	-
Eastfair	-	-	430	-
Elevation	15,000	2,520	733	-
Elm	10,440	1,640	479	-
Emporia	18,720	3,629	509	-
Ensenada	26,050	4,640	1,352	-
Folly	-	-	-	-
Forest	16,420	3,260	952	-
Gardens	11,770	2,327	288	-
Grant	18,230	3,285	951	-
Greenhill	17,590	2,810	468	-
Grove	12,180	2,102	175	-

Series	Sourcing Fees	Offering Expenses	Asset Management Fee	Property Management Fee
Hadden	12,090	2,219	396	-
Heritage	15,470	3,022	212	-
Heron	15,370	3,097	220	-
Hines	13,470	5,931	246	-
Holcomb	18,650	8,190	341	-
Holland	12,540	2,070	602	-
Hollandaise	19,100	3,292	411	-
Holloway	-	-	738	-
Jack	21,820	4,354	459	-
Jake	30,740	13,526	553	-
Johnny	30,490	13,358	506	-
June	30,490	13,358	555	-
Jupiter	12,780	2,110	614	-
Lallie	-	-	847	-
Lanier	19,790	3,361	280	-
Lannister	9,560	2,067	80	-
Latte	19,180	8,349	347	-
Lennox	12,780	2,120	618	-
Lierly	-	-	473	-
Lily	24,250	4,880	1,421	-
Limestone	14,090	2,770	807	-
Lookout	17,880	7,984	202	-
Louise	14,790	2,748	327	-
Lovejoy	15,760	3,050	428	-
Luna	-	-	452	-
Madison	11,320	2,934	122	-
Magnolia	13,430	2,708	191	-
Malbec	-	-	689	-
Mammoth	17,830	2,977	248	-
Matchingham	12,530	1,900	556	-
McGregor	15,940	7,075	589	-
McLovin	24,640	4,400	1,283	-
Meadow	15,260	3,180	927	-
Mojave	-	-	580	-
Murphy	16,580	2,610	762	-
Nugget	29,050	12,782	532	-
Odessa	25,000	4,410	1,280	-
Olive	13,480	2,750	800	-
Oly	24,650	4,380	1,274	-
Osprey	18,700	8,092	336	-
Otoro	21,320	4,084	429	-

Series	Sourcing Fees	Offering Expenses	Asset Management Fee	Property Management Fee
Patrick	-	-	565	-
Peanut	11,400	2,266	245	-
Pearl	28,350	12,514	521	-
Pecan	-	-	534	-
Pinot	-	-	696	-
Pioneer	29,930	13,116	546	-
Plumtree	-	-	544	-
Point	20,140	3,401	283	-
Reynolds	22,500	9,855	409	-
Ribbonwalk	17,700	2,780	810	-
Ridge	12,810	2,110	613	-
Ritter	26,550	11,616	484	-
River	15,090	2,550	745	-
Riverwalk	-	-	-	-
Rooney	18,160	3,130	912	-
Roseberry	-	-	732	-
Rosewood	14,600	2,908	205	-
Roxy	17,150	2,873	239	-
Saddlebred	22,540	3,970	1,157	-
Saint	16,830	2,958	493	-
Salem	-	-	669	-
Saturn	12,780	2,110	613	-
Scepter	15,350	2,360	686	-
Shoreline	-	-	622	-
Sigma	18,780	3,280	956	-
Soapstone	-	-	500	-
Spencer	-	-	694	-
Splash	-	-	560	-
Stonebriar	10,850	2,182	166	-
Sugar	14,870	2,940	858	-
Summerset	-	-	594	-
Swift	18,520	7,913	330	-
Terracotta	16,990	2,796	316	-
Tulip	16,950	3,328	350	-
Tuscan	-	-	828	-
Tuxford	14,220	2,750	402	-
Vernon	14,890	2,330	677	-
Walton	-	-	-	-
Wave	17,890	2,867	477	-
Weldon	12,540	2,060	601	-
Wentworth	-	-	562	-
Wescott	14,540	4,033	149	-
Westchester	16,030	3,640	1,062	-
Wildwood	11,830	3,008	125	-
Windsor	-	-	785	-
Wisteria	16,180	2,611	218	-
Total	$1,772,420	$461,842	$71,862	$-

NOTE 8: SUBSEQUENT EVENTS

The following list represents acquisitions that are in contract but have not closed as of June 30, 2023.

Series Member Name	Address	Contract Date	Acquisition Date	Purchase Price
Arrived Homes Series Eastwood	516 Cliff Street, Morristown, TN 37814	7/25/2023	8/30/2023	$318,285
Arrived Homes Series Alvin	506 Cliff Street, Morristown, TN 37814	7/25/2023	8/30/2023	317,505
Arrived Homes Series Abernant	5632 Barretts Trace Lane, Tuscaloosa, AL 35405	7/24/2023	8/16/2023	227,240
Arrived Homes Series Briarwood	27 Erwin Drive, Austin, AR 72007	7/5/2023	8/10/2023	209,925
Arrived Homes Series Peterson	4557 Barretts Trace Blvd, Tuscaloosa, AL 35405	7/24/2023	8/3/2023	225,790
Arrived Homes Series Richmond	2105 Richmond Avenue, Portsmouth, VA 23704	7/20/2023	8/2/2023	379,883
Arrived Homes Series Hobbes	542 Wilson Street, Suffolk, VA 23434	7/20/2023	7/27/2023	232,500
Arrived Homes Series Hargrave	106 Halifax Street, Suffolk, VA 23434	7/20/2023	7/27/2023	232,500
Arrived Homes Series Calvin	540 Wilson Street, Suffolk, VA 23434	7/20/2023	7/27/2023	235,000
Arrived Homes Series Irene	612 W 23rd Street, North Little Rock, AR 72114	7/5/2023	7/26/2023	176,000
Arrived Homes Series Fletcher	1917 Moss Street, North Little Rock, AR 72114	7/5/2023	7/26/2023	176,000
Arrived Homes Series Winchester	4596 Winchester Hills Way, Birmingham, AL 35215	7/5/2023	7/14/2023	265,000
Arrived Homes Series Ellen	3553 Chokecherry Lane, Indianapolis, IN 46235	5/24/2023	7/12/2023	249,500
Arrived Homes Series Bergenia	1621 N Street SE, Decatur, AL 35601	4/13/2023	7/12/2023	217,000
				$3,462,128.00

ITEM 4. EXHIBITS

Exhibit No.	Description
2.1*	Certificate of Formation of Arrived Homes, LLC
2.2*	Operating Agreement of Arrived Homes, LLC
3.1*	Form of Series Designation of Arrived Homes Series [*] LLC, a series of Arrived Homes, LLC
4.1*	Form of subscription agreement of Arrived Homes Series [*] LLC, a Series of Arrived Homes, LLC
6.1*	Broker Dealer Agreement, dated September 23, 2020, between Arrived Homes LLC and Dalmore Group, LLC
6.2*	Form of Purchase and Sale Agreement dated October 26, 2020, between Arrived Holdings, Inc. and Arrived Homes Series Lierly LLC, a series of Arrived Homes, LLC
6.3*	Form of Promissory Note between Arrived Homes Series Lierly LLC, a series of Arrived Holdings, LLC, and Arrived Holdings, Inc.
6.4*	Form of Property Management Agreement dated [*], 202[*], between Blue Canopy Realty and Arrived Homes Series [*] LLC, a series of Arrived Homes, LLC
6.5*	Form of Purchase and Sale Agreement dated October 26, 2020, between Arrived Holdings, Inc. and Arrived Homes Series Soapstone LLC, a series of Arrived Homes, LLC
6.6*	Promissory Note between Arrived Homes Series Soapstone LLC, a series of Arrived Holdings, LLC, and Arrived Holdings, Inc.
6.7*	Form of Purchase and Sale Agreement dated January 4, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Patrick LLC, a series of Arrived Homes, LLC
6.8*	Form of Software and Services License Agreement dated [*], 2020 by and between North Capital Investment Technology, Inc. and Arrived Holdings, Inc.
6.9*	Promissory Note between Arrived Homes Series Patrick LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated January 4, 2021
6.10*	Form of Purchase and Sale Agreement dated January 1, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Pecan LLC, a series of Arrived Homes, LLC
6.11*	Promissory Note between Arrived Homes Series Pecan LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated January 1, 2021
6.12*	Form of Membership Interest Purchase Agreement dated January 4, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Plumtree LLC, a series of Arrived Homes, LLC
6.13*	Promissory Note between Arrived Homes Series Plumtree LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated January 4, 2021
6.14*	Form of Membership Interest Purchase Agreement dated January 14, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Chaparral LLC, a series of Arrived Homes, LLC
6.15*	Promissory Note between Arrived Homes Series Chaparral LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated January 14, 2021
6.16*	Membership Interest Purchase Agreement dated April 30, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Splash LLC, a series of Arrived Homes, LLC
6.17*	Promissory Note between Arrived Homes Series Splash LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated April 30, 2021
6.18*	Membership Interest Purchase Agreement dated May 12, 2021, between Arrived Holdings, Inc. and Arrived Homes Series Tuscan LLC, a series of Arrived Homes, LLC
6.19*	Promissory Note between Arrived Homes Series Tuscan LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated May 12, 2021

6.20*	Contract of Sale Residential dated May 11, 2021 by and between the seller and Arrived SC Kingsley, LLC
6.21*	Promissory Note between Arrived Homes Series Kingsley LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated June 1, 2021
6.22*	Offer to Purchase and Contract dated May 14, 2021 by and between certain sellers and Arrived NC Centennial, LLC
6.23*	Promissory Note between Arrived Homes Series Centennial LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated June 7, 2021
6.24*	Contract of Sale Residential dated May 14, 2021 by and between the seller named therein and Arrived SC Eastfair, LLC
6.25*	Promissory Note between Arrived Homes Series Eastfair LLC, a series of Arrived Homes, LLC and Arrived Holdings, Inc. dated June 4, 2021
6.26*	Purchase and Sale Agreement dated May 13, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Badminton Property
6.27*	Purchase and Sale Agreement dated May 21, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Basil Property
6.28*	Purchase and Sale Agreement dated May 15, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Eastfair Property
6.29*	Purchase and Sale Agreement dated May 12, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Holloway Property
6.30*	Purchase and Sale Agreement dated May 11, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Kingsley Property
6.31*	Purchase and Sale Agreement dated May 21, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Lallie Property
6.32*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Pinot Property
6.32.1*	Counteroffer to Offer dated March 27, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Pinot Property
6.33*	Purchase and Sale Agreement dated March 26, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Salem Property
6.33.1*	Counteroffer to Offer dated March 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Salem Property
6.34*	Purchase and Sale Agreement dated May 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Shoreline Property
6.35*	Purchase and Sale Agreement dated May 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Spencer Property
6.36*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Splash Property
6.36.1*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Splash Property
6.37*	Purchase and Sale Agreement dated May 14, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Centennial Property
6.38*	Purchase and Sale Agreement dated May 25, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Dewberry Property
6.39*	Purchase and Sale Agreement dated May 11, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Luna Property

6.40*	Purchase and Sale Agreement dated March 27, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Malbec Property
6.41*	Purchase and Sale Agreement dated June 2, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Roseberry Property
6.42*	Purchase and Sale Agreement dated May 21, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Summerset Property
6.43*	Purchase and Sale Agreement dated March 27, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Tuscan Property
6.43.1*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Tuscan Property
6.44*	Purchase and Sale Agreement dated June 3, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Windsor Property
6.45*	Form of Property Management Agreement dated [*], 20[*], between Great Jones and Arrived Homes Series [*], a series of Arrived Homes, LLC
6.46*	Form of Promissory Note between Arrived Holdings, Inc. and Arrived Homes Series [*], a Series of Arrived Homes, LLC
6.47*	Form of Lease Agreement between Tenant and Arrived Homes Series [*], a Series of Arrived Homes, LLC through its Authorized Agent, Blue Canopy Realty LLC
6.48*	Purchase and Sale Agreement dated August 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Amber Property
6.49*	Purchase and Sale Agreement dated June 4, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Bayside Property
6.49.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bayside dated June 22, 2021 for Series Bayside Property
6.50*	Purchase and Sale Agreement dated June 8, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Coatbridge Property
6.50.1*	Addendum to Purchase and Sale Agreement dated June 8, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Coatbridge Property
6.51*	Purchase and Sale Agreement dated July 19, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Collinston Property
6.52*	Purchase and Sale Agreement dated June 4, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Dawson Property
6.53*	Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Elevation Property
6.53.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Elevation dated July 15, 2021 for Series Elevation Property
6.54*	Purchase and Sale Agreement dated May 20, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Elm Property
6.54.1*	Addendum to Purchase and Sale Agreement dated May 20, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Elm Property
6.55*	Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Forest Property
6.55.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Forest dated July 15, 2021 for Series Forest Property
6.56*	Purchase and Sale Agreement dated June 12, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Holland Property

6.57*	Purchase and Sale Agreement dated June 8, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Jupiter Property
6.58*	Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Lennox Property
6.58.1*	Addendum to Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Lennox Property
6.59*	Purchase and Sale Agreement dated August 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Lily Property
6.60*	Purchase and Sale Agreement dated June 13, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Limestone Property
6.60.1*	Addendum to Purchase and Sale Agreement dated June 13, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Limestone Property
6.60.2*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Limestone dated August 5, 2021 for Series Limestone Property
6.61*	Purchase and Sale Agreement dated August 22, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Meadow Property
6.62*	Purchase and Sale Agreement dated August 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Odessa Property
6.62.1*	Counteroffer to Offer Dated September 1, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Odessa Property
6.63*	Purchase and Sale Agreement dated June 10, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Olive Property
6.63.1*	Addendum to Purchase and Sale Agreement dated June 10, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Olive Property
6.64*	Purchase and Sale Agreement dated June 9, 2021 between Ar rived Holdings, Inc./Assignee and Seller for Series Ridge Property
6.64.1*	Addendum to Purchase and Sale Agreement dated June 9, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Ridge Property
6.65*	Purchase and Sale Agreement dated June 7, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series River Property
6.66*	Purchase and Sale Agreement dated August 30, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Saddlebred Property
6.66.1*	Counteroffer to Offer Dated September 7, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Saddlebred Property
6.67*	Purchase and Sale Agreement dated July 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Saturn Property
6.68*	Purchase and Sale Agreement dated June 11, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Sugar Property
6.68.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sugar dated June 17, 2021 for Series Sugar Property
6.69*	Purchase and Sale Agreement dated June 12, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Weldon Property
6.70*	Purchase and Sale Agreement dated June 4, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Westchester Property

6.70.1*	Addendum to Purchase and Sale Agreement dated June 4, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Westchester Property
6.71*	Form of Lease Agreement between Tenant and Arrived Homes Series [*], a Series of Arrived Homes, LLC holding a series property located in North Carolina through its Authorized Agent, Great Jones North Carolina, LLC
6.72*	Form of Lease Agreement between Tenant and Arrived Homes Series [*], a Series of Arrived Homes, LLC holding a series property located in South Carolina through its Authorized Agent, Great Jones South Carolina, LLC
6.73*	Form of Mortgage Agreement between Arrived Homes Series [*], a Series of Arrived Homes, LLC and Certain Lending, Inc. for series property in the state of South Carolina
6.74*	Form of Deed of Trust Agreement between Arrived Homes Series [*], a Series of Arrived Homes, LLC and Certain Lending, Inc. for series property in the state of North Carolina
6.75*	Form of Deed of Trust Agreement between Arrived Homes Series [*], a Series of Arrived Homes, LLC and Certain Lending, Inc. for series property in the state of Colorado
6.76*	Purchase and Sale Agreement dated September 8, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Bandelier Property
6.76.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bandelier dated September 29, 2021 for Series Bandelier Property
6.76.2*	Addendum to Purchase and Sale Agreement dated September 8, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Bandelier Property
6.77*	Purchase and Sale Agreement dated June 13, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Butter Property
6.77.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Butter dated September 7, 2021 for Series Butter Property
6.78*	Purchase and Sale Agreement dated June 12, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Davidson Property
6.79*	Purchase and Sale Agreement dated November 18, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Diablo Property
6.79.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Diablo dated December 1, 2021 for Series Diablo Property
6.79.2*	Addendum to Purchase and Sale Agreement dated November 19, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Diablo Property
6.79.3*	Counteroffer to Offer dated November 19, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Diablo Property
6.80*	Purchase and Sale Agreement dated June 6, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Dolittle Property
6.81*	Purchase and Sale Agreement dated September 22, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Ensenada Property
6.81.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ensenada dated September 23, 2021 for Series Ensenada Property
6.81.2*	Counteroffer to Offer dated September 23, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Ensenada Property
6.82*	Purchase and Sale Agreement dated September 26, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Grant Property
6.82.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ensenada dated October 12, 2021 for Series Grant Property

6.82.2*	Addendum to Purchase and Sale Agreement dated October 13, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Grant Property
6.83*	Purchase and Sale Agreement dated September 26, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Kerriann Property
6.83.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ensenada dated October 20, 2021 for Series Kerriann Property
6.83.2*	Addendum to Purchase and Sale Agreement dated September 26, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Kerriann Property
6.84*	Purchase and Sale Agreement dated May 25, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Matchingham Property
6.84.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Matchingham dated September 17, 2021 for Series Matchingham Property
6.85*	Purchase and Sale Agreement dated November 6, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series McLovin Property
6.85.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series McLovin dated November 19, 2021 for Series McLovin Property
6.85.2*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series McLovin dated November 29, 2021 for Series McLovin Property
6.85.3*	Addendum to Purchase and Sale Agreement dated November 24, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series McLovin Property
6.86*	Purchase and Sale Agreement dated May 21, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Murphy Property
6.87*	Purchase and Sale Agreement dated October 28, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Oly Property
6.87.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Oly dated November 10, 2021 for Series Oly Property
6.88*	Purchase and Sale Agreement dated September 18, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Ribbonwalk Property
6.88.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ribbonwalk dated September 18, 2021 for Series Ribbonwalk Property
6.89*	Purchase and Sale Agreement dated September 3, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Rooney Property
6.89.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Rooney dated October 2, 2021 for Series Rooney Property
6.90*	Purchase and Sale Agreement dated September 18, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Scepter Property
6.90.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Scepter dated September 29, 2021 for Series Scepter Property
6.91*	Purchase and Sale Agreement dated November 17, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Sigma Property
6.91.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sigma dated November 24, 2021 for Series Sigma Property
6.91.2*	Addendum to Purchase and Sale Agreement dated December 3, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Sigma Property
6.91.3*	Addendum to Purchase and Sale Agreement dated November 24, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Sigma Property

6.92*	Purchase and Sale Agreement dated June 6, 2021 between Arrived Holdings, Inc._Assignee and Seller for Series Vernon Property
6.92.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Vernon dated July 15, 2021 for Series Vernon Property
6.92.2*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Vernon dated August 31, 2021 for Series Vernon Property
6.93*	Transfer Agent Agreement dated November 30, 2020, between Arrived Homes, LLC and Colonial Stock Transfer Company, Inc.
6.94*	Purchase and Sale Agreement dated December 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Delta Property
6.94.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Delta dated December 31, 2021 for Series Delta Property
6.94.2*	Addendum to Purchase and Sale Agreement dated January 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Delta Property
6.95*	Purchase and Sale Agreement dated January 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Emporia Property
6.95.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Emporia dated January 11, 2022 for Series Emporia Property
6.96*	Purchase and Sale Agreement dated June 7, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Greenhill Property
6.96.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Greenhill dated January 4, 2022 for Series Greenhill Property
6.97*	Purchase and Sale Agreement dated January 5, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kawana Property
6.97.1*	Counteroffer to Offer Dated January 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kawana Property
6.98*	Purchase and Sale Agreement dated January 5, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lovejoy Property
6.98.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lovejoy dated January 11, 2022 for Series Lovejoy Property
6.99*	Purchase and Sale Agreement dated December 16, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Saint Property
6.99.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Saint dated December 22, 2021 for Series Saint Property
6.100*	Purchase and Sale Agreement dated January 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Tuxford Property
6.101*	Purchase and Sale Agreement dated December 27, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Wave Property
6.101.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Saint dated December 31, 2021 for Series Wave Property
6.102*	Form of Property Management Agreement dated December 30, 2021, between Marketplace Homes and Arrived Homes Series [*], a series of Arrived Homes, LLC
6.103*	Purchase and Sale Agreement dated January 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Avebury Property
6.103.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Avebury dated February 4, 2022 for Series Avebury Property

6.103.2*	Addendum to Purchase and Sale Agreement dated January 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Avebury Property
6.104*	Purchase and Sale Agreement dated January 26, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chelsea Property
6.104.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chelsea dated February 7, 2022 for Series Chelsea Property
6.105*	Purchase and Sale Agreement dated December 24, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Hadden Property
6.105.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hadden dated January 3, 2022 for Series Hadden Property
6.105.2*	Addendum to Purchase and Sale Agreement dated January 24, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hadden Property
6.106*	Purchase and Sale Agreement dated January 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hollandaise Property
6.106.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hollandaise dated January 20, 2022 for Series Hollandaise Property
6.106.2*	Counteroffer to Offer dated January 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hollandaise Property
6.107*	Purchase and Sale Agreement dated January 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Otoro Property
6.107.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Otoro dated February 4, 2022 for Series Otoro Property
6.108*	Purchase and Sale Agreement dated January 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Terracotta Property
6.108.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Terracotta dated January 21, 2022 for Series Terracotta Property
6.109*	Purchase and Sale Agreement dated December 22, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Bedford Property
6.109.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bedford dated January 3, 2022 for Series Bedford Property
6.109.2*	Addendum to Purchase and Sale Agreement dated February 1, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Bedford Property
6.110*	Purchase and Sale Agreement dated December 22, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Gardens Property
6.110.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Gardens dated March 11, 2022 for Series Gardens Property
6.111*	Purchase and Sale Agreement dated Janaury 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Jack Property
6.111.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Jack dated March 18, 2022 for Series Jack Property
6.112*	Purchase and Sale Agreement dated February 24, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Louise Property
6.112.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Louise dated March 11, 2022 for Series Louise Property
6.113*	Purchase and Sale Agreement dated March 1, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Peanut Property

6.113.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Peanut dated March 11, 2022 for Series Peanut Property
6.114*	Purchase and Sale Agreement dated March 1, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Tulip Property
6.114.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Tulip dated March 11, 2022 for Series Tulip Property
6.115*	Purchase and Sale Agreement dated April 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series 100 Property
6.115.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series 100 dated April 12, 2022 for Series 100 Property
6.116*	Purchase and Sale Agreement dated March 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Grove Property
6.116.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Grove dated March 11, 2022 for Series Grove Property
6.117.*	Purchase and Sale Agreement dated March 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Heritage Property
6.117.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Heritage dated March 21, 2022 for Series Heritage Property
6.118*	Purchase and Sale Agreement dated March 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Heron Property
6.118.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Heron dated March 23, 2022 for Series Heron Property
6.119*	Purchase and Sale Agreement dated March 23, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kirkwood Property
6.119.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Kirkwood dated March 23, 2022 for Series Kirkwood Property
6.120*	Purchase and Sale Agreement dated March 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lanier Property
6.120.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lanier dated March 21, 2022 for Series Lanier Property
6.121*	Purchase and Sale Agreement dated April 4, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Magnolia Property
6.121.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Magnolia dated April 5, 2022 for Series Magnolia Property
6.122*	Purchase and Sale Agreement dated March 12, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Mammoth Property
6.122.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mammoth dated March 14, 2022 for Series Mammoth Property
6.123*	Purchase and Sale Agreement dated March 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series McGregor Property
6.123.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series McGregor dated April 12, 2022 for Series McGregor Property
6.123.2*	Counteroffer to Offer dated March 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series McGregor Property
6.124*	Purchase and Sale Agreement dated March 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Point Property

6.124.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Point dated March 22, 2022 for Series Point Property
6.124.2*	Counteroffer to Offer dated March 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Point Property
6.124.3*	Addendum to Purchase and Sale Agreement dated March 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Point Property
6.125*	Purchase and Sale Agreement dated March 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Rosewood Property
6.125.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Rosewood dated March 15, 2022 for Series Rosewood Property
6.126*	Purchase and Sale Agreement dated March 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Roxy Property
6.126.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Roxy dated March 16, 2022 for Series Roxy Property
6.126.2*	Counteroffer to Offer dated March 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Roxy Property
6.127*	Purchase and Sale Agreement dated March 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Stonebriar Property
6.127.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Stonebriar dated March 23, 2022 for Series Stonebriar Property
6.127.2*	Addendum to Purchase and Sale Agreement dated April 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Stonebriar Property
6.128*	Purchase and Sale Agreement dated February 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wisteria Property
6.128.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wisteria dated March 11, 2022 for Series Wisteria Property
6.129*	Purchase and Sale Agreement dated April 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Apollo Property
6.129.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Apollo dated April 14, 2022 for Series Apollo Property
6.130*	Purchase and Sale Agreement dated April 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Baron Property
6.131*	Purchase and Sale Agreement dated March 29, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Madison Property
6.131.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Madison dated March 30, 2022 for Series Madison Property
6.132*	Purchase and Sale Agreement dated April 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Swift Property
6.132.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Swift dated April 13, 2022 for Series Swift Property
6.133*	Purchase and Sale Agreement dated April 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wescott Property
6.133.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wescott dated April 18, 2022 for Series Wescott Property
6.134*	Purchase and Sale Agreement dated March 23, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wildwood Property

6.134.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wildwood dated April 13, 2022 for Series Wildwood Property
6.135*	Purchase and Sale Agreement dated May 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Abbington Property
6.135.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Abbington dated May 4, 2022 for Series Abbington Property
6.136*	Purchase and Sale Agreement dated April 29, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Burlington Property
6.137*	Purchase and Sale Agreement dated April 29, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lannister Property
6.137.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lannister dated May 2, 2022 for Series Lannister Property
6.138*	Purchase and Sale Agreement dated April 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Nugget Property
6.138.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Nugget dated April 28, 2022 for Series Nugget Property
6.138.2*	Counteroffer to Offer dated April 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Nugget Property
6.139*	Purchase and Sale Agreement dated April 29, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Pearl Property
6.139.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Pearl dated May 2, 2022 for Series Pearl Property
6.140*	Purchase and Sale Agreement dated May 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series 101 Property
6.140.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series 101 dated May 10, 2022 for Series 101 Property
6.140.2*	Addendum to Purchase and Sale Agreement dated May 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series 101 Property
6.140.3*	Counteroffer to Offer dated May 5, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series 101 Property
6.141*	Purchase and Sale Agreement dated May 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hines Property
6.141.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hines dated May 18, 2022 for Series Hines Property
6.141.2*	Addendum to Purchase and Sale Agreement dated May 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hines Property
6.142*	Purchase and Sale Agreement dated May 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Holcomb Property
6.142.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Holcomb dated May 11, 2022 for Series Holcomb Property
6.143*	Purchase and Sale Agreement dated May 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Jake Property
6.143.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Jake dated May 10, 2022 for Series Jake Property
6.144*	Purchase and Sale Agreement dated May 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Latte Property

6.144.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Latte dated May 17, 2022 for Series Latte Property
6.145*	Purchase and Sale Agreement dated May 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Ritter Property
6.145.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ritter dated May 20, 2022 for Series Ritter Property
6.146*	Purchase and Sale Agreement dated May 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Bazzel Property
6.146.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bazzel dated May 12, 2022 for Series Bazzel Property
6.146.2*	Addendum to Purchase and Sale Agreement dated May 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Bazzel Property
6.147*	Purchase and Sale Agreement dated May 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dunbar Property
6.147.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dunbar dated May 19, 2022 for Series Dunbar Property
6.147.2*	Addendum to Purchase and Sale Agreement dated May 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dunbar Property
6.148*	Purchase and Sale Agreement dated May 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Johnny Property
6.148.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Johnny dated May 10, 2022 for Series Johnny Property
6.149*	Purchase and Sale Agreement dated May 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series June Property
6.149.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series June dated May 10, 2022 for Series June Property
6.150*	Purchase and Sale Agreement dated May 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kennesaw Property
6.150.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Kennesaw dated May 17, 2022 for Series Kennesaw Property
6.151*	Purchase and Sale Agreement dated May 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lookout Property
6.151.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lookout dated May 19, 2022 for Series Lookout Property
6.152*	Purchase and Sale Agreement dated April 13, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Osprey Property
6.152.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Osprey dated April 14, 2022 for Series Osprey Property
6.153*	Purchase and Sale Agreement dated May 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Pioneer Property
6.153.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Pioneer dated May 14, 2022 for Series Pioneer Property
6.153.2*	Counteroffer to Offer dated May 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Pioneer Property
6.154*	Purchase and Sale Agreement dated May 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Reynolds Property

6.154.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Reynolds dated May 18, 2022 for Series Reynolds Property
6.155*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Clover Property
6.155.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Clover dated May 24, 2022 for Series Clover Property
6.155.2*	Addendum to Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Clover Property
6.155.3*	Counteroffer to Offer dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Clover Property
6.156*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Collier Property
6.156.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Collier dated June 7, 2022 for Series Collier Property
6.157*	Purchase and Sale Agreement dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dogwood Property
6.157.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dogwood dated May 27, 2022 for Series Dogwood Property
6.157.2*	Counteroffer to Offer dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dogwood Property
6.158*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dorchester Property
6.158.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dorchester dated May 31, 2022 for Series Dorchester Property
6.159*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Folly Property
6.159.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Folly dated May 31, 2022 for Series Folly Property
6.160*	Purchase and Sale Agreement dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Riverwalk Property
6.160.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Riverwalk dated June 1, 2022 for Series Riverwalk Property
6.161*	Purchase and Sale Agreement dated May 30, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Walton Property
6.161.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Walton dated June 1, 2022 for Series Walton Property
6.161.2*	Counteroffer to Offer dated May 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Walton Property
6.162*	Purchase and Sale Agreement dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Belle Property
6.162.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Belle dated May 27, 2022 for Series Belle Property
6.162.2*	Addendum to Purchase and Sale Agreement dated May 25, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Belle Property
6.163*	Purchase and Sale Agreement dated May 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chitwood Property

6.163.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chitwood dated May 26, 2022 for Series Chitwood Property
6.164*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Conway Property
6.164.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Conway dated May 31, 2022 for Series Conway Property
6.164.2*	Addendum to Purchase and Sale Agreement dated May 26, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Conway Property
6.165*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Creekside Property
6.165.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Creekside dated June 9, 2022 for Series Creekside Property
6.165.2*	Counteroffer to Offer dated June 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Creekside Property
6.166*	Purchase and Sale Agreement dated June 2, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Daisy Property
6.166.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Daisy dated June 7, 2022 for Series Daisy Property
6.167*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dolly Property
6.167.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dolly dated June 13, 2022 for Series Dolly Property
6.168*	Purchase and Sale Agreement dated June 1, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Henry Property
6.168.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Henry dated June 6, 2022 for Series Henry Property
6.169*	Purchase and Sale Agreement dated February 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Highland Property
6.169.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Highland dated June 20, 2022 for Series Highland Property
6.169.2*	Addendum to Purchase and Sale Agreement dated March 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Highland Property
6.170*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kenny Property
6.170.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Kenny dated June 13, 2022 for Series Kenny Property
6.171*	Purchase and Sale Agreement dated May 31, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Loretta Property
6.171.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Loretta dated May 31, 2022 for Series Loretta Property
6.172*	Purchase and Sale Agreement dated May 27, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sodalis Property
6.172.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sodalis dated June 24, 2022 for Series Sodalis Property
6.173*	Purchase and Sale Agreement dated May 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Spring Property

6.173.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Spring dated May 19, 2022 for Series Spring Property
6.174*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Willow Property
6.174.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Willow dated June 28, 2022 for Series Willow Property
6.175*	Purchase and Sale Agreement dated June 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wilson Property
6.175.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wilson dated June 16, 2022 for Series Wilson Property
6.176*	Purchase and Sale Agreement dated May 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Blossom Property
6.176.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Blossom dated June 16, 2022 for Series Blossom Property
6.176.2*	Addendum to Purchase and Sale Agreement dated May 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Blossom Property
6.177*	Purchase and Sale Agreement dated June 2, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Bonneau Property
6.177.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bonneau dated June 16, 2022 for Series Bonneau Property
6.178*	Purchase and Sale Agreement dated June 12, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Braxton Property
6.178.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Braxton dated June 27, 2022 for Series Braxton Property
6.178.2*	Addendum to Purchase and Sale Agreement dated June 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Braxton Property
6.179*	Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Camino Property
6.179.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Camino dated June 21, 2022 for Series Camino Property
6.179.2*	Addendum to Purchase and Sale Agreement dated June 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Camino Property
6.180*	Purchase and Sale Agreement dated June 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Cumberland Property
6.180.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Cumberland dated June 7, 2022 for Series Cumberland Property
6.180.2*	Addendum to Purchase and Sale Agreement dated June 6, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Cumberland Property
6.181*	Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Inglewood Property
6.181.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Inglewood dated June 21, 2022 for Series Inglewood Property
6.181.2*	Addendum to Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Inglewood Property
6.181.3*	Counteroffer to Offer dated June 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Inglewood Property

6.182*	Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Reginald Property
6.182.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Reginald dated June 21, 2022 for Series Reginald Property
6.182.2*	Addendum to Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Reginald Property
6.183*	Purchase and Sale Agreement dated June 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Richardson Property
6.183.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Richardson dated June 16, 2022 for Series Richardson Property
6.183.2*	Addendum to Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Richardson Property
6.183.3*	Counteroffer to Offer dated June 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Richardson Property
6.184*	Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wellington Property
6.184.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Wellington dated June 21, 2022 for Series Wellington Property
6.184.2*	Addendum to Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Wellington Property
6.185*	Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Winston Property
6.185.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Winston dated June 21, 2022 for Series Winston Property
6.185.2*	Addendum to Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Winston Property
6.186*	Purchase and Sale Agreement dated June 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Aster Property
6.186.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Aster dated June 28, 2022 for Series Aster Property
6.187*	Purchase and Sale Agreement dated May 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Jill Property
6.188*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Marcelo Property
6.188.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marcelo dated June 28, 2022 for Series Marcelo Property
6.189*	Purchase and Sale Agreement dated December 23, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Marietta Property
6.189.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marietta dated June 28, 2022 for Series Marietta Property
6.190*	Purchase and Sale Agreement dated June 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Quincy Property
6.190.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Quincy dated June 5, 2022 for Series Quincy Property
6.191*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Taylor Property

6.191.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Taylor dated June 28, 2022 for Series Taylor Property
6.191.2*	Addendum to Purchase and Sale Agreement dated June 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Taylor Property
6.192*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chester Property
6.192.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chester dated June 21, 2022 for Series Chester Property
6.192.2*	Addendum to Purchase and Sale Agreement dated June 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chester Property
6.193*	Purchase and Sale Agreement dated June 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Creekwood Property
6.193.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Creekwood dated June 23, 2022 for Series Creekwood Property
6.193.2*	Addendum to Purchase and Sale Agreement dated June 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Creekwood Property
6.194*	Purchase and Sale Agreement dated June 20, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Cypress Property
6.194.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Cypress dated June 22, 2022 for Series Cypress Property
6.195*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Harrison Property
6.195.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Harrison dated June 22, 2022 for Series Harrison Property
6.195.2*	Addendum to Purchase and Sale Agreement dated June 14, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Harrison Property
6.196*	Purchase and Sale Agreement dated June 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Kessler Property
6.196.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Kessler dated June 16, 2022 for Series Kessler Property
6.197*	Purchase and Sale Agreement dated March 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Mae Property
6.197.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mae dated June 20, 2022 for Series Mae Property
6.198*	Purchase and Sale Agreement dated June 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Piedmont Property
6.198.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Piedmont dated June 22, 2022 for Series Piedmont Property
6.199*	Purchase and Sale Agreement dated June 10, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Shallowford Property
6.199.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Shallowford dated June 23, 2022 for Series Shallowford Property
6.199.2*	Addendum to Purchase and Sale Agreement dated June 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Shallowford Property
6.200*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Eagle Property

6.200.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Eagle dated March 29, 2021 for Series Eagle Property
6.200.2*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Eagle Property
6.201*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Goose Property
6.201.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Goose dated March 29, 2021 for Series Goose Property
6.201.2*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Goose Property
6.202*	Purchase and Sale Agreement dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Falcon Property
6.202.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Falcon dated March 29, 2021 for Series Falcon Property
6.202.2*	Counteroffer to Offer dated March 29, 2021 between Arrived Holdings, Inc./Assignee and Seller for Series Falcon Property
6.203*	Purchase and Sale Agreement dated May 26, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hansel Property
6.203.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hanseel dated July 20, 2022 for Series Hansel Property
6.204*	Purchase and Sale Agreement dated May 26, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Gretal Property
6.204.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Gretal dated July 20, 2022 for Series Gretal Property
6.204.2*	Addendum to Purchase and Sale Agreement dated September 7, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Gretal Property
6.205*	Purchase and Sale Agreement dated September 2, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Mimosa Property
6.205.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mimosa dated September 2, 2022 for Series Mimosa Property
6.205.2*	Addendum to Purchase and Sale Agreement dated September 2, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Mimosa Property
6.206*	Purchase and Sale Agreement dated September 16, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Redondo Property
6.206.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Redondo dated September 19, 2022 for Series Redondo Property
6.207*	Purchase and Sale Agreement dated September 15, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sundance Property
6.207.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sundance dated September 19, 2022 for Series Sundance Property
6.208*	Purchase and Sale Agreement dated October 21, 2022 between Arrived Holdings,Inc./Assignee and Seller for Series Brainerd Property
6.208.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Brainerd dated October 24, 2022 for Series Brainerd Property.
6.208.2*	Counteroffer to Offer dated October 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brainerd Property.

6.208.3*	Counteroffer to Offer dated October 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brainerd Property
6.209*	Purchase and Sale Agreement dated October 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brooklyn Property
6.209.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Brooklyn dated October24,2022 for Series Brooklyn Property
6.209.2*	Addendum to Purchase and Sale Agreement dated October 19, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brooklyn Property
6.210*	Purchase and Sale Agreement dated October 24,2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chickamauga Property
6.210.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chickamauga dated October24, 2022 for Series Chickamauga Property
6.210.2*	Addendum to Purchase and Sale Agreement Agreement dated October 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Chickamauga Property
6.211*	Purchase and Sale Agreement dated October 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Litton Property
6.211.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Litton dated October24, 2022 for Series Litton Property
6.212*	Purchase and Sale Agreement dated October 21, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sequoyah Property
6.213*	Purchase and Sale Agreement dated November 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Lurleen Property
6.213.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Lurleen dated December 1, 2022 for Series Lurleen Property
6.214*	Purchase and Sale Agreement dated November 28, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Regency Property
6.214.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Regency dated December 1, 2022 for Series Regency Property
6.215*	Purchase and Sale Agreement dated November 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dops Property
6.215.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Dops dated November 29,2022 for Series Dops Property
6.215.1*	Addendum to Purchase and Sale Agreement Agreement dated November 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Dops Property
6.216*	Purchase and Sale Agreement dated November 3, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Korin Property
6.216.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Korin dated November 8, 2022 for Series Korin Property
6.217*	Purchase and Sale Agreement dated November 18, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sunnyside Property
6.217.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sunnyside dated November 29, 2022 for Series Sunnyside Property
6.218*	Purchase and Sale Agreement dated April 11, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Brennan Property
6.218.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Brennan dated April 8, 2022 for Series Brennan Property
6.219*	Purchase and Sale Agreement dated January 6, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ella Property
6.219.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ella dated January 10, 2023 for Series Ella Property

6.219.2*	Counteroffer to Offer dated January 8, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ella Property
6.220*	Purchase and Sale Agreement dated December 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Hansard Property
6.220.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hansard dated November 29, 2022 for Series Hansard Property
6.221*	Purchase and Sale Agreement dated December 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Jefferson Property
6.221.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Jefferson dated December 9, 2022 for Series Jefferson Property
6.222*	Purchase and Sale Agreement dated December 9, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Marie Property
6.222.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marie dated December 9, 2022 for Series Marie Property
6.223*	Purchase and Sale Agreement dated December 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sajni Property
6.223.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sajni dated December 15, 2022 for Series Sajni Property
6.223.2*	Counteroffer to Offer dated December 8, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Sajni Property
6.224*	Purchase and Sale Agreement dated November 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Salinas Property
6.224.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Salinas dated November 29, 2022 for Series Salinas Property
6.224.2*	Counteroffer to Offer dated October 22, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Salinas Property
6.225*	Purchase and Sale Agreement dated November 17, 2022 between Arrived Holdings, Inc./Assignee and Seller for Series Tuscarora Property
6.225.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Tuscarora dated November 29, 2022 for Series Tuscarora Property
6.226*	Purchase and Sale Agreement dated April 23,202 between Arrived Holdings, Inc./Assignee and Seller for Series Avondale Property
6.226.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Avondale dated May 3,2023 for Series Avondale Property
6.226.2*	Addendum to Purchase and Sale Agreement Agreement dated April 23, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Avondale Property
6.227*	Purchase and Sale Agreement dated April 23,202 between Arrived Holdings, Inc./Assignee and Seller for Series Belvedere Property
6.227.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Belvedere dated April 21,2023 for Series Belvedere Property
6.228*	Purchase and Sale Agreement dated December 6,2022 between Arrived Holdings, Inc./Assignee and Seller for Series Cove Property
6.228.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Cove dated December 8,2022 for Series Cove Property
6.229*	[Reserved.]
6.229.1*	[Reserved.]
6.230*	Purchase and Sale Agreement dated April 13,202 between Arrived Holdings, Inc./Assignee and Seller for Series Martell Property
6.230.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Martell dated April 27,2023 for Series Martell Property
6.230.2*	Counteroffer to Offer dated April 14, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Martell Property

6.231*	Purchase and Sale Agreement dated April 29, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Fenwick Property
6.231.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Fenwick dated May 8,2023 for Series Fenwick Property
6.231.2*	Addendum to Purchase and Sale Agreement Agreement dated May 5, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Fenwick Property
6.232*	Purchase and Sale Agreement dated April 21, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Longwoods Property
6.232.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Longwoods dated May 5,2023 for Series Longwoods Property
6.232.2*	Counteroffer to Offer dated April 26, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Longwoods Property
6.233*	Purchase and Sale Agreement dated April 29, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Louis Property
6.233.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Louis dated May 8,2023 for Series Louis Property
6.234*	Purchase and Sale Agreement dated April 27, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Mycroft Property
6.234.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mycroft dated April 13,2023 for Series Mycroft Property
6.235*	Purchase and Sale Agreement dated April 27, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Osceola Property
6.235.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Osceola dated May 4,2023 for Series Osceola Property
6.235.2*	Addendum to Purchase and Sale Agreement Agreement dated April 27, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Osceola Property
6.236*	Purchase and Sale Agreement dated May 4, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Sims Property
6.236.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Sims dated May 17,2023 for Series Sims Property
6.236.2*	Addendum to Purchase and Sale Agreement Agreement dated May 1, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Sims Property
6.236.3*	Counteroffer to Offer dated April 26, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Sims Property
6.237*	Purchase and Sale Agreement dated May 9, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Augusta Property
6.237.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Augusta dated May 11,2023 for Series Augusta Property
6.238*	Purchase and Sale Agreement dated April 28, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Bella Property
6.238.18	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bella dated May 15,2023 for Series Bella Property
6.239*	Purchase and Sale Agreement dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Cawley Property
6.239.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Cawley dated May 24,2023 for Series Cawley Property
6.240*	Purchase and Sale Agreement dated May 19, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Foster Property
6.240.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Foster dated May 30,2023 for Series Foster Property
6.241*	Purchase and Sale Agreement dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Franklin Property

6.241.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Franklin dated May 30,2023 for Series Franklin Property
6.241.2*	Counteroffer to Offer dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Franklin Property
6.242*	Purchase and Sale Agreement dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series General Property
6.242.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series General dated May 30,2023 for Series General Property
6.243*	Purchase and Sale Agreement dated May 10, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Marion Property
6.243.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marion dated May 22,2023 for Series Marion Property
6.243.2*	Counteroffer to Offer dated April 14, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Marion Property
6.244*	Purchase and Sale Agreement dated April 13, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Marple Property
6.244.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Marple dated April 27,2023 for Series Marple Property
6.245*	Purchase and Sale Agreement dated April 13, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Mary Property
6.245.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Mary dated May 22,2023 for Series Mary Property
6.246*	Purchase and Sale Agreement dated May 4, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Onyx Property
6.246.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Onyx dated May 22,2023 for Series Onyx Property
6.247*	Purchase and Sale Agreement dated May 20, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Palmer Property
6.247.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Palmer dated May 24,2023 for Series Palmer Property
6.248*	Purchase and Sale Agreement dated May 20, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Porthos Property
6.248.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Porthos dated May 24,2023 for Series Porthos Property
6.248.2*	Addendum to Purchase and Sale Agreement Agreement dated April 26, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Porthos Property
6.248.3*	Counteroffer to Offer dated April 26, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Porthos Property
6.249*	Purchase and Sale Agreement dated May 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Simon Property
6.249.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Simon dated May 24,2023 for Series Simon Property
6.250*	Purchase and Sale Agreement dated May 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Theodore Property
6.250.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Theodore dated May 24,2023 for Series Theodore Property
6.251*	Purchase and Sale Agreement dated April 7, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Bergenia Property
6.251.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Bergenia dated July 5, 2023 for Series Bergenia Property
6.252*	Purchase and Sale Agreement dated May 5, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Chinook Property

6.252.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Chinook dated May 23, 2023 for Series Chinook Property
6.252.2*	Addendum to Purchase and Sale Agreement Agreement dated May 2, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Chinook Property
6.252.3*	Counteroffer to Offer dated May 5, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Chinook Property
6.253*	Purchase and Sale Agreement dated May 5, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ellen Property
6.253.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ellen dated May 24, 2023 for Series Ellen Property
6.253.2*	Addendum to Purchase and Sale Agreement Agreement dated May 2, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ellen Property
6.254*	Purchase and Sale Agreement dated May 8, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Felix Property
6.254.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Felix dated May 24, 2023 for Series Felix Property
6.255*	Purchase and Sale Agreement dated May 4, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Oscar Property
6.255.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Oscar dated May 24, 2023 for Series Oscar Property
6.256*	Purchase and Sale Agreement dated March 30, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Abernant Property
6.256.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Abernant dated July 24, 2023 for Series Abernant Property
6.257*	Purchase and Sale Agreement dated June 19, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Alvin Property
6.257.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Alvin dated July 25, 2023 for Series Alvin Property
6.258*	Purchase and Sale Agreement dated June 19, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Ballinger Property
6.258.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Ballinger dated July 25, 2023 for Series Ballinger Property
6.259*	Purchase and Sale Agreement dated March 29, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Briarwood Property
6.259.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Briarwood dated July 5, 2023 for Series Briarwood Property
6.260*	Purchase and Sale Agreement dated April18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Calvin Property
6.260.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Calvin dated July 20, 2023 for Series Calvin Property
6.260.2*	Addendum to Purchase and Sale Agreement Agreement dated April 17, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Calvin Property
6.261*	Purchase and Sale Agreement dated June 19, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Eastwood Property
6.261.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Eastwood dated July 25], 2023 for Series Eastwood Property
6.262*	Purchase and Sale Agreement dated April 13, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Fletcher Property
6.262.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Fletcher dated July 5, 2023 for Series Fletcher Property
6.263*	Purchase and Sale Agreement dated April 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Hargrave Property

6.263.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hargrave dated July 20, 2023 for Series Hargrave Property
6.263.2*	Addendum to Purchase and Sale Agreement Agreement dated April 17, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Hargrave Property
6.264*	Purchase and Sale Agreement dated April 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Hobbes Property
6.264.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Hobbes dated July 20, 2023 for Series Hobbes Property
6.264.2*	Addendum to Purchase and Sale Agreement Agreement dated April 17, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Hobbes Property
6.265*	Purchase and Sale Agreement dated April 13, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Irene Property
6.265.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Irene dated July 5, 2023 for Series Irene Property
6.266*	Purchase and Sale Agreement dated March 27, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Peterson Property
6.266.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Peterson dated July 24, 2023 for Series Peterson Property
6.267*	Purchase and Sale Agreement dated May 9, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Richmond Property
6.267.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Richmond dated July 20, 2023 for Series Richmond Property
6.268*	Purchase and Sale Agreement dated May 18, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Winchester Property
6.268.1*	Assignment of Contract from Arrived Holdings, Inc. to Arrived Homes Series Winchester dated July 5, 2023 for Series Winchester Property
6.268.2*	Addendum to Purchase and Sale Agreement Agreement dated April 17, 2023 between Arrived Holdings, Inc./Assignee and Seller for Series Winchester Property
8.1*	Form of Escrow Agreement dated [*], 202[*], by and among North Capital Private Securities Corporation, Arrived Holdings, Inc. and Arrived Homes Series [*] LLC, a series of Arrived Homes, LLC (incorporated by reference to Exhibit 8.1 to the Form 1-A filed on January 12, 2021)

*	Previously Filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARRIVED HOMES, LLC

By:	Arrived Holdings, Inc., its managing member

By:	/s/ Ryan Frazier
	Name:	Ryan Frazier
	Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

SIGNATURE		TITLE	DATE

/s/ Ryan Frazier		Chief Executive Officer of Arrived Holdings, Inc.	November 16, 2023
Ryan Frazier		(principal executive officer) Chief Executive Officer and Director of Arrived Homes, LLC

/s/ Joel Mezistrano		Principal Financial and	November 16, 2023
Joel Mezistrano		Accounting Officer of Arrived Holdings, Inc. Principal Financial and Accounting Officer of Arrived Homes, LLC

Arrived Holdings, Inc.		Managing Member	November 16, 2023

By:	/s/ Ryan Frazier
Name:	Ryan Frazier
Title:	Chief Executive Officer